Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252288

PROSPECTUS

LION GROUP HOLDING LTD.

15,380,000 AMERICAN DEPOSITARY SHARES REPRESENTING
CLASS A ORDINARY SHARES

This prospectus relates to the resale from time to time of an aggregate of 15,380,000 Class A Ordinary Shares, represented by American Depositary Shares (“ADS”) (which represents one Class A Ordinary Share), par value $0.0001 per share, of Lion Group Holding Ltd. (“Lion,” the “Company,” “we,” “our,” or “us”), including (i) 800,000 ADSs issuable upon conversion of senior secured convertible debentures (the “2020 Debentures”), (ii) 5,000,000 ADSs issuable upon exercise of a 2-year warrant (the “Series B Warrant”) to purchase ADSs, (iii) 1,200,000 ADSs issuable upon exercise of a warrant (the “Series A Warrant”) to purchase ADSs, (iv) 7,500,000 ADSs issuable upon exercise of a 7-year warrant (the “Series C Warrant”) to purchase ADSs (collectively, together with the Series A Warrant, the Series B Warrant and the Series C Warrant, referred to as the “2020 Warrants”), (v) an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures, (vi) an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant, and (vii) an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash. The 2020 Debentures and the 2020 Warrants were issued to ATW Opportunities Master Fund, L.P (the “selling stockholder”) in connection with a private placement, completed on December 14, 2020 (the “December Private Placement”). We are registering for resale the ADSs issuable upon conversion of the 2020 Debentures and exercise of the 2020 Warrants pursuant to the securities purchase agreement (the “Securities Purchase Agreement”) that we entered into with the selling stockholder as of December 11, 2020.

The 2020 Debentures matures 30 months from their date of issuance and are a senior secured obligation of the Company secured by substantially all of our assets. The 2020 Debentures are convertible at an initial $2.00 per share, subject to adjustment. The 2020 Debentures are subject to a “conversion blocker” such that each of the selling stockholders cannot convert the 2020 Debentures to the extent that the conversion would result in the selling stockholder and its affiliates holding more than 4.99% of the outstanding ordinary shares (which the selling stockholder can increase to 9.99% upon at least 61 days prior written notice to us). The Series B Warrant has a two-year term and is immediately exercisable at an exercise price of $2.00 per ADS. The Series A Warrant is exercisable until on or prior to 5:00 p.m. (New York City time) on December 14, 2027 at an exercise price of $2.45 per ADS. The Series C Warrant has a seven-year term and is immediately exercisable at an exercise price of $2.45 per ADS, but the exercisability of which shall be in proportion to the exercise of the Series B Warrant by the holder of the Series C Warrant. Similar to the 2020 Debentures, the 2020 Warrants include an adjustment provision in the event of a Share Combination Event (as defined below) that reduces to exercise price of such warrants to the Market Price on the sixteenth (16th) trading day following the Share Combination Event. Additionally, if we issue ordinary shares or ordinary share equivalents for an effective price less than $2.20, subject to adjustment, then the exercise price shall be adjusted to such lower price and the number of ADSs issuable upon exercise of the 2020 Warrants shall be adjusted proportionally to maintain the aggregate exercise price of the 2020 Warrants. Further, for each $1 million of subscription amount under the 2020 Debenture and the Series B Warrant, the selling shareholder shall receive a certificate representing 50,000 ADSs (or such lesser number on a ratable basis if the Subscription Amount is less than $1 million). As a result, there are an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures and an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant.

The selling stockholder may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. The selling stockholder may retain underwriters, dealers or agents from time to time. See “Plan of Distribution” for more information about how the selling stockholder may sell the ADSs being registered pursuant to this prospectus.

As of the date of this prospectus, our ADSs and Warrants are listed on the NASDAQ under the symbols “LGHL” and “LGHLW”, respectively. On January 29, 2021, the closing sale prices of our ADSs and Warrants were $3.60 and $0.34, respectively.

The offering price of the ADS will be determined between the selling shareholder and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual public offering price for our ADSs and the warrants.

Our ADSs each represent one of our Class A Ordinary Shares. Our ordinary shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of matters requiring the votes of shareholders, holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share based on our dual-class share structure. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any transfer of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the equal number of Class A Ordinary Shares. See “Description of Share Capital.”

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” section beginning on page 18 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2021.

You should rely only on information contained in this prospectus. We have not, and the selling stockholder have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•        changes in the market for our products and services;

•        our ability to access additional capital;

•        our ability to attract and retain qualified personnel;

•        changes in general economic, business and industry conditions;

•        changes in applicable laws or regulations;

•        expansion plans and opportunities;

•        the ongoing coronavirus (“COVID-19”) pandemic;

•        other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors”; and

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our securities, see “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.”

Prior to the Business Combination, we owned no material assets and did not operate any business. Upon the consummation of the Business Combination, we became the ultimate parent company of Lion Financial Group Limited (“Lion”) and all of our business will be conducted through Lion and its subsidiaries. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our” “us” and other similar terms refer to Lion Group Holding Ltd. and its consolidated subsidiaries.

Overview

We are one of the few Chinese investor-focused trading platforms that offer a wide spectrum of products and services. Our business lines include our (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service, (iv) securities brokerage service and (v) asset management service. We provide these services through our all-in-one Lion Brokers Pro app and a variety of apps available on iOS, Android and PC platforms. Our clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC, as well as institutional clients in Hong Kong that use our futures brokerage service.

Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the Chicago Mercantile Exchange (CME), Singapore Exchange (SGX), the Hong Kong Futures Exchange (HKFE) and Eurex Exchange (Eurex), as well as stocks listed on the New York Stock Exchange (NYSE), Nasdaq and Hong Kong Stock Exchange (HKSE), and PRC stocks listed on the Shanghai Stock Exchange (SSE) and Shenzhen Stock Exchange (SZSE) that are eligible for the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect programs (together, “Stock Connect”). In addition, our customers may also use our platform to trade various financial products, such as stock indices, commodities, futures, forex, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets.

Our financial performance increased significantly from 2018 to 2019, as our revenue increased from US$6.6 million to US$18.5 million, respectively. We also improved from a loss before income taxes of US$2.7 million in 2018, to income before income taxes of US$8.3 million in 2019. For the six months ended June 30, 2020, we generated income before income taxes of US$2.4 million.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

•        We are well positioned in a fast-growing trillion-dollar segment with substantial growth potential.

•        We will be providing superior user experience to our clients through our industry-leading Internet platform.

•        We offer a diversified product portfolio for trading in global financial markets.

•        We have an experienced management team supported by industry talents.

Our Strategies

We plan to implement the following strategies:

•        Strengthen our leading position in key markets and expand our demographic and geographic coverages in new markets.

•        Enhance technological infrastructure and cybersecurity.

•        Drive product innovation and explore other complementary services.

•        Attract and retain key talent.

The December Private Placement

On December 14, 2020, we completed a private placement (the “December Private Placement”) of $1,600,000 principal amount of the 2020 Debentures. The 2020 Debentures mature 30 months from the dates of issuance and may be redeemed by us prior to maturity as described below. The 2020 Debentures accrue interest at 9% per annum payable quarterly in cash or, in lieu of cash payment, in our ADSs, subject to adjustment and certain customary equity conditions. If interest is paid in our ADSs, the interest conversion rate will be 60% of the lesser of the then conversion price and the average of the five daily volume weighted average prices (“VWAP”) of our ordinary shares immediately prior to the applicable interest payment date. As a result, an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash. The 2020 Debentures are senior secured obligations of ours secured by substantially all of our assets pursuant to the terms of a security agreement dated as of December 14, 2020. The 2020 Debentures are convertible at $2.00 per ADS at any time.

The 2020 Debentures are subject to a “conversion blocker” such that the each of the holders of our 2020 Debentures cannot convert the 2020 Debentures to the extent that the conversion would result in the holder and its affiliates holding more than 4.99% of the outstanding common stock (which the holder can increase to 9.99% upon at least 61 days prior written notice to us).

Commencing on the one year anniversary date of the effective date of this registration statement, so long as at such time the company meets customary equity conditions including the effectiveness of a registration statement registering all of the ADSs issuable upon conversion of the 2020 Debenture (“Conversion Shares”), there is no existing event of default and the ADSs continue to trade on the primary trading market, we may at our option call for redemption all or part of the 2020 Debentures, upon not more than 20 trading days written notice, for an amount equal to 115% of the sum of the principal amount plus accrued but unpaid interest. Additionally, in connection with any such redemption, we will issue to the holder thereof an ADS purchase warrant, in the form of the Series A Warrant, to purchase up to 50% of the number of ADSs underlying the 2020 Debenture subject to such redemption at an exercise price of $2.45, subject to adjustment thereunder.

Any stock splits, reverse splits, recapitalizations, mergers, combinations and asset sales, stock dividends, and similar events (“Share Combination Event”) will result in a customary adjustment of the conversion price of the 2020 Debentures. Additionally, the 2020 Debentures include an adjustment provision that, subject to certain exceptions, on the sixteenth (16th) trading day, following the Share Combination Event, if the 5 lowest VWAPs during the 20 trading days immediately prior to the Share Combination Event (“Market Price”) is less than the then conversion price, then the conversion price of the 2020 Debentures will be reduced to equal to the Market Price. In addition to the foregoing, the conversion price of the 2020 Debenture also includes full ratchet anti-dilution in the event that the Company issues any ADSs or ordinary shares for a per share purchase price less than the then conversion price of the 2020 Debentures. In addition the consent of a majority of the then outstanding 2020 Debenture holders will be required before we can (i) other than permitted indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (ii) other than permitted liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (iii) amend, alter, or repeal any provision of our charter documents, including, without limitation, certificate of incorporation or bylaws, in a manner adverse to the 2020 Debentures; (iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of ADSs, ordinary shares or ordinary shares equivalents other than as to (a) the Conversion Shares or the shares issuable upon exercise of the Series B Warrant as permitted or required under the related documents pursuant to the Securities Purchase Agreement and (b) repurchases of ADSs, ordinary shares or ordinary shares equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of the 2020 Debenture; (v) repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than the 2020 Debentures if on a pro-rata basis, other than regularly scheduled principal and interest payments as such terms are in effect as of the original issue date of the 2020 Debentures, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any event of default exist or occur; (vi) pay cash dividends or distributions on any equity securities of the Company; (vii) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the Securities and Exchange Commission (the “SEC”), unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); (viii) as to our subsidiaries other than Lion Wealth Limited, Lion Foreign Exchange Limited, and Lion Wealth Management Limited, grant any party other than the selling stockholder a security interest in the assets of such subsidiaries; or (ix) enter into any agreement with respect to any of the above foregoing.

We also issued three series of the 2020 Warrants which are exercisable for, in the aggregate, up to 13,700,000 ADSs. The Series B Warrant has a two-year term and is immediately exercisable at an exercise price of $2.00 per ADS. The Series A Warrant is exercisable until on or prior to 5:00 p.m. (New York City time) on December 14, 2027 at an exercise price of $2.45 per ADS. The Series C Warrant has a seven-year term and is immediately exercisable at an exercise price of $2.45 per ADS, but the exercisability of which shall be in proportion to the exercise of the Series B Warrant by the holder of the Series C Warrant. Similar to the 2020 Debentures, the 2020 Warrants include an adjustment provision in the event of a Share Combination Event (as defined below) that reduces to exercise price of such warrants to the Market Price on the sixteenth (16th) trading day following the Share Combination Event. Additionally, if we issue ordinary shares or ordinary share equivalents for an effective price less than $2.20, subject to adjustment, then the exercise price shall be adjusted to such lower price and the number of ADSs issuable upon exercise of the 2020 Warrants shall be adjusted proportionally to maintain the aggregate exercise price of the 2020 Warrants. Further, for each $1 million of subscription amount under the 2020 Debenture and the Series B Warrant, the purchaser shall receive a certificate representing 50,000 ADSs (or such lesser number on a ratable basis if the Subscription Amount is less than $1 million). As a result, there are an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures and an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant.

If at any time after 120 days following April 14, 2021, and prior to the respective expiration date of the Series A Warrant, the Series B Warrant and the Series C Warrant, the Company fails to maintain an effective registration statement with the SEC covering the resale of the shares of common stock underlying the 2020 Debentures and the 2020 Warrants, the 2020 Warrants may be exercised by means of a cashless exercise, subject to applicable law and the terms of the relevant deposit agreement governing the ADSs, until such time as there is an effective registration statement.

We have agreed to file a registration statement with the SEC registering for resale the number of ADSs equal to the principal amount of the 2020 Debentures and 30-months of interest and the ADSs underlying the 2020 Warrants. We will use our best efforts to have this registration statement declared effective by February 11, 2021.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business.

Corporate Information

Our principal executive office will be that of Lion, located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong, and its telephone number is +852 2796 2900.

Impact of COVID-19 on Our Operations and Financial Performance

In December 2019, COVID-19 emerged and has subsequently spread worldwide. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Our various business lines have been adversely impacted by COVID-19. CFD trading volumes and futures contract volumes decreased significantly compared to the same period of prior year, which was mainly attributable to economic and financial impact brought about by COVID-19 on the Group’s customers, causing a decrease in both their willingness to trade and make investments as well as their disposable income allocated making such transactions. Further, customers’ concerns about future unpredictability also caused their trading activity to decline, impacting our CFD trading business in particular. In addition, travel restrictions in Hong Kong caused cancellations and prevented management from attending branding, business promotions, and exhibition activities, which limited the opportunities to acquire new customers. Meanwhile, our futures and insurance brokerage businesses were adversely affected as new or existing customers may not be able to travel to Hong Kong to open new futures trading accounts or purchase insurance products. No impairments were recorded as of the consolidated balance sheet date, as the carrying amounts of the Group’s assets are expected to be recoverable; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, the Group cannot reasonably estimate the related financial impact to the Group’s future financial results given the uncertainties surrounding the duration of the outbreak. The Group will continue to monitor the impact of the COVID-19 outbreak closely.

SUMMARY OF THE OFFERING

Issuer:	Lion Group Holding Ltd.
Securities offered by selling stockholder:

Up to an aggregate of 15,380,000 Class A Ordinary Shares, represented by ADSs including (i) 800,000 ADSs issuable upon conversion of the 2020 Debentures, (ii) 5,000,000 ADSs issuable upon exercise of the Series B Warrant to purchase ADSs, (iii) 1,200,000 ADSs issuable upon exercise of the Series A Warrant to purchase ADSs, (iv) 7,500,000 ADSs issuable upon exercise of the Series C Warrant to purchase ADSs, (v) an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures, (vi) an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant, and (vii) an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash.

Offering price:

The selling stockholder may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Shares outstanding prior to the offering:	19,470,649
Use of proceeds:

We will not receive any proceeds from the sale of our ADSs by the selling stockholder except for proceeds from the exercise of the Warrants. We will bear all other costs, fees and expenses incurred by us, or by the selling stockholder, in effecting the registration of the shares covered by this prospectus. The selling stockholder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.

For more information on the use of proceeds, see “Use of Proceeds” on page 46.

Trading symbol:	Our ADSs and Warrants are listed on the NASDAQ under the symbols “LGHL” and “LGHLW”, respectively.
Risk factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“2020 Debentures” means the senior secured convertible debentures, convertible into 800,000 ADSs, which will mature in 30 months from the dates of issuance pursuant to the 9% Senior Secured Convertible Debenture dated December 14, 2020.

“2020 Warrants” means, together, the Series A Warrant, Series B Warrant and the Series C Warrant.

“ADSs” refers to our American depositary shares, each of which represents one Class A Ordinary Share.

“ADRs” refers to the American depositary receipts that evidence our ADSs.

“Amended and Restated Memorandum and Articles of Association” means the currently effective amended and restated memorandum and articles of association of Lion Group Holding Ltd. which became effective upon the consummation of the Business Combination.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 10, 2020, which is later amended and restated as of May 12, 2020, by and among us, Proficient, Merger Sub, Lion, the Sellers and the other parties thereto.

“Business Combination” or “Transactions” means the Merger and the Share Exchange, and other transactions contemplated by the Business Combination Agreement.

“CFD” means a contract for differences, an agreement between an investor and a CFD broker to exchange the difference in the value of a financial product between the time the contract opens and closes.

“Class A Ordinary Shares” means our Class A ordinary shares, par value $0.0001 per share.

“Class B Ordinary Shares” means our Class B ordinary shares, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (2020 Revision) of the Cayman Islands, as may be amended from time to time.

“December Private Placement” means the 2020 Debentures and the 2020 Warrants owned by ATW Opportunities Master Fund, L.P. and issued by the Company pursuant to Securities Purchase Agreement dated December 11, 2020.

“Escrow Shares” means 45% of the Exchange Shares otherwise issuable to the Sellers at the closing set aside in escrow upon the closing of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means the ordinary shares that Sellers received in exchange of their original holdings in Lion Financial Group Limited upon the consummation of the Business Combination.

“Founder Shares” means shares of Proficient common stock, 2,875,000 of which are currently outstanding and were issued to the Initial Stockholders prior to the Initial Public Offering of Proficient.

“HK$” or “Hong Kong dollars “means” the legal currency of Hong Kong.

“Initial Public Offering” means the initial public offering of Proficient, consummated on June 3, 2019.

“Initial Stockholders” means the holders of Founder Shares.

“iResearch” means iResearch Consulting Group.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Lion” means Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands.

“Merger” means the merger of Merger Sub with Proficient, with Proficient surviving such merger, prior security holders of Proficient receiving our securities and Proficient becoming a wholly-owned subsidiary of us.

“Merger Sub” means Lion MergerCo I, Inc., a Cayman Islands exempted company.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Old Private Placement Warrants” means the Warrants owned by the Sponsor and issued by Proficient simultaneously with the consummation of the Initial Public Offering.

“Ordinary Shares” means our ordinary shares, par value $0.0001 per share, including Class A Ordinary Shares and Class B Ordinary Shares, unless otherwise specified.

“OTCQB” means OTCQB marketplace operated by OTC Markets Group.

“OTCQX” means the OTCQX marketplace operated by OTC Markets Group.

“Pink Open Market” means the OTC — Pink Open Market operated by OTC Markets Group.

“PIPE Warrant” means the warrant represents the right to purchase one Class A Ordinary Share in the form of ADSs at a price of $3.00 per share or $3.00 per ADS.

“Proficient” or “Purchaser” means Proficient Alpha Acquisition Corp., a Nevada corporation.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau.

“Public Stockholders” means the holders of Public Shares.

“Public Shares” means shares of common stock of Proficient issued as part of the Units sold in the Initial Public Offering.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each of which is exercisable for one share of common stock of Proficient, in accordance with its terms.

“Redemption” means the right of the holders of Proficient common stock to have their shares redeemed in accordance with the procedures set forth in this prospectus.

“Rights” means the rights included in the Units sold in the Initial Public Offering, each of which is exercisable for one-tenth (1/10) of one share of common stock of Proficient, in accordance with its terms.

“RMB” and “Renminbi” each refers to the legal currency of China.

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” means the shareholders of Lion named as seller parties to the Business Combination Agreement as of the effective date of this registration statement.

“Series A Warrant” means a warrant until on or prior to 5:00 p.m. (New York City time) on December 14, 2027 exercisable into 1,200,000 ADSs at an exercise price of $2.45 per ADS pursuant to the Series A American Depositary Shares Purchase Warrant dated December 14, 2020.

“Series B Warrant” means a 2-year warrant exercisable into 5,000,000 ADSs at an exercise price of $2.00 per ADS pursuant to the Series B American Depositary Shares Purchase Warrant dated December 14, 2020.

“Series C Warrant” means a 7-year warrant exercisable into 7,500,000 ADSs at an exercise price of $2.45 per ADS pursuant to the Series C American Depositary Shares Purchase Warrant dated December 14, 2020.

“Share Exchange” means the exchange of 100% of the ordinary shares of Lion for our capital shares.

“Sponsor” means Complex Zenith Limited, a British Virgin Islands company controlled by Shih-Chung Chou, a director of Proficient. Shih-Chung Chou had served as the sponsor of Proficient since its Initial Public Offering until March 12, 2020, when he entered into an agreement with Complex Zenith Limited and assigned all of his equity interest in Proficient and his rights and obligations as a sponsor to Complex Zenith Limited.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the concurrent sale of the Old Private Placement Warrants.

“Units” means units issued in the Initial Public Offering, each consisting of one share of common stock of Proficient, one Warrant and one Right.

“U.S.” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant” means a warrant to purchase shares of common stock of Proficient issued in the Initial Public Offering and simultaneous private placements. Each Warrant entitles the holder thereof to purchase one share of common stock of Proficient at a price of $11.50 per share.

“we,” “our,” “us,” “the company” and other similar terms refer to Lion Group Holding Ltd. and its consolidated subsidiaries.

This prospectus contains translations of Hong Kong dollars into U.S. dollars solely for the convenience of the reader. The conversion of Hong Kong dollars into U.S. dollars are based on the exchange rates set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at a rate of HK$7.7501 to US$1.00, the noon buying rate in effect as of June 30, 2020.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables set forth selected historical financial information derived from Lion’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2018 and 2019, each of which is included elsewhere in this prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus.

The following selected consolidated financial data as of June 30, 2020 and for the six months ended June 30, 2019 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lion’s financial statements and the related notes contained elsewhere in this prospectus.

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Year ended December 31,						Six months ended June 30,
	2017		2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%	US$	%
							(Unaudited)		(Unaudited)
Revenues
CFD trading services	—	—	—	—	12,843,574	69.3	4,703,195	58.70	5,126,239	79.7
Insurance brokerage services	9,623,359	97.3	5,378,679	81.8	2,648,141	14.3	1,820,214	22.7	638,574	9.9
Futures brokerage and securities brokerage services	268,252	2.7	2,066,354	31.5	2,215,867	12.0	1,461,652	18.3	617,242	9.6
Others	—	—	(876,770)	(13.3)	819,268	4.4	22,180	0.3	48,461	0.8
Total revenues	9,891,611	100.0	6,568,263	100.0	18,526,850	100.0	8,007,241	100.0	6,430,516	100.0

Expenses
Commission expenses	(8,221,372)	(83.0)	(5,471,602)	(83.3)	(3,355,205)	(18.1)	(2,275,430)	(28.4)	(762,061)	(11.9)
Compensation expenses	(1,211,785)	(12.3)	(1,639,288)	(25.0)	(2,430,636)	(13.1)	(1,017,639)	(12.7)	(1,486,160)	(23.0)
Communication and technology expenses	(144,156)	(1.5)	(588,353)	(9.0)	(823,433)	(4.4)	(365,576)	(4.6)	(469,662)	(7.3)
Professional fees	(59,038)	(0.6)	(227,998)	(3.5)	(761,238)	(4.1)	(62,622)	(0.7)	(153,853)	(2.4)
Services fees							(164,414)	(2.1)	(231,785)	(3.6)
Interest expenses	(36,665)	(0.3)	(118)	—	(731,812)	(4.0)	(979)	(0.0)	(79,343)	(1.2)
General and administrative expenses	(272,682)	(2.8)	(539,773)	(8.2)	(692,648)	(3.7)	(320,507)	(4.0)	(292,788)	(4.6)
Occupancy expenses	(502,120)	(5.1)	(548,331)	(8.3)	(591,936)	(3.2)	(236,701)	(3.0)	(323,224)	(5.0)
Other expenses	(75,512)	(0.8)	(297,674)	(4.5)	(859,118)	(4.6)	(48,246)	(0.6)	(254,442)	(4.0)
Total expenses	(10,523,330)	(106.4)	(9,313,137)	(141.8)	(10,246,026)	(55.3)	(4,492,114)	(56.1)	(4,053,318)	(63.0)
(Loss)/income before income taxes	(631,719)	(6.4)	(2,744,874)	(41.8)	8,280,824	44.7	3,515,127	43.9	2,377,198	37.0
Income tax expenses	(102,936)	(1.0)	(26,334)	(0.4)	(64,472)	(0.3)	(59,993)	(0.7)	(3,321)	(0.1)
Net (loss)/income	(734,655)	(7.4)	(2,771,208)	(42.2)	8,216,352	44.4	3,455,134	43.2	2,373,877	36.9
Other comprehensive income (loss)
Foreign currency translation adjustment	(95,125)	(1.0)	(24,749)	(0.4)	75,637	0.4	(39,839)	(0.5)	20,560	0.3
Comprehensive (loss)/income	(829,780)	(8.4)	(2,795,957)	(42.6)	8,291,989	44.8	3,415,295	42.7	2,394,437	37.2

Consolidated Statements of Financial Positions

	As of December 31,			June 30, 2020
	2017	2018	2019
				(Unaudited)
Assets
Cash and cash equivalents	$2,337,161	$3,116,209	$6,388,978	$8,111,409
Restricted cash	619,970	3,991,949	2,192,201	1,470,486
Securities owned, at fair value	—	1,107,233	180,201	9,424
Derivative, at fair value	—	—	194,110	11,069
Receivables from broker-dealers and clearing organizations	25,588	842,045	20,409	18,703
Receivables from broker-dealers and clearing organizations – client accounts	907,568	5,566,745	1,664,552	2,182,623
Commissions receivables	344,230	157,004	88,560	60,839
Short-term loans receivable	—	—	1,637,310	2,087,593
Other receivables	645,048	—	—	306,368
Prepaids and deposits	268,987	470,707	676,355	452,385
Fixed assets, net	76,121	105,964	73,688	53,186
Intangible asset	63,980	63,847	67,964	86,762
Other assets	131,122	251,058	233,343	219,558
Deferred taxes	—	—	677	198
Total assets	$5,419,775	$15,672,761	$13,418,348	$15,070,603

Liabilities
Payables to broker-dealer and clearing organizations	$8,625	$—	$—	$607,132
Payables to clients	1,518,026	9,551,219	3,853,693	3,044,689
Commissions payable	468,668	125,668	29,439	16,953
Dividends payable	—	—	385,901	—
Other payables	196,609	205,519	417,445	1,149,637
Short-term borrowings	—	—	1,412,570	621,101
Short-term borrowings from related party	—	—	128,415	—
Derivative, at fair value	—	20,287	—	—
Tax payable	76,276	—	—	—
Deferred taxes	1,778	1,150	—	—
Total liabilities	$2,269,982	$9,903,843	$6,227,463	$5,439,512

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

We are providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The following unaudited pro forma condensed combined statement of financial positions combines the unaudited historical balance sheet of Proficient as of March 31, 2020, and the audited consolidated historical balance sheet of Lion as of December 31, 2019, giving effect to the Business Combination as if it had been consummated as of March 31, 2020.

The following unaudited pro forma condensed combined statement of profit or loss for the six months ended March 31, 2020 combines the unaudited condensed consolidated statement of comprehensive income of Lion for the six months ended December 31, 2019, and the unaudited statement of operations of Proficient for the six months ended March 31, 2020, giving effect to the Business Combination as if it had occurred as of the earliest period presented.

The following unaudited pro forma condensed combined statement of profit or loss for the twelve months ended September 30, 2019 combines the audited consolidated statement of comprehensive income of Lion for the twelve months ended December 31, 2019 with the audited statement of operations of Proficient for the twelve months ended September 30, 2019, giving effect to the Business Combination as if it had occurred as of the earliest period presented.

This information should be read together with Lion’s and Proficient’s audited and unaudited financial statements and related notes, Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Description of the Transactions

On March 10, 2020, we entered into the Business Combination Agreement with Proficient, Lion, Merger Sub, and the other parties thereto, which was later amended and restated on May 12, 2020 (Proficient, collectively with Merger Sub, shall be referred to as “Proficient” in these unaudited pro forma combined financial statements). The Business Combination Agreement provided that, among other things, (i) that each applicable security holder of Proficient immediately prior to the effective time of the Merger shall receive the equivalent number of our ADSs in lieu of the Class A Ordinary Shares such security holder would otherwise receive in the Merger, and (ii) that we shall establish one or more sponsored ADR facilities for the purpose of issuing the ADSs.

The Business Combination Agreement provided for (i) the merger of Merger Sub with Proficient, with Proficient surviving the Merger and the security holders of Proficient becoming security holders of us, (ii) immediately prior to the effectiveness of such Merger, the exchange of 100% of the outstanding ordinary shares of Lion by the Sellers for our capital shares, and (iii) the adoption of our amended and restated memorandum and articles of association. The Class A ordinary shares and the Class B ordinary shares are identical except that the Class B ordinary shares shall (i) entitle the holder to 10 votes per share and (ii) be convertible, at the election of the holder, into Class A ordinary shares on a one-to-one basis. As a result of and upon consummation of the Business Combination on June 16, 2020, each of Proficient and Lion became a wholly-owned subsidiary of ours, and we became a new public company owned by the prior stockholders of Proficient and the prior shareholders of Lion.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination (i) each outstanding share of common stock of Proficient were converted into one Class A Ordinary Share, (ii) each outstanding Warrants were converted into one warrant of ours that entitles the holder thereof to purchase one of our Class A Ordinary Shares in lieu of one share of common stock of Proficient and otherwise upon substantially the same terms and conditions, and (iii) each Right were exchanged for one-tenth of one Class A Ordinary Share. In addition, Proficient provided its public stockholders with the opportunity to redeem, upon closing of the Business Combination, each ordinary share then held by them for cash equal to their pro rata share of the aggregate amount of deposit in the Trust Account, which held proceeds (including interests) of the Proficient’s IPO.

As a result, immediately upon the consummation of the Business Combination on June 16, 2020, (i) an aggregate of 11,109,426 shares of Proficient common stock were redeemed at a redemption price of approximately $10.185 per share into cash, (ii) an aggregate of 1,632,574 Class A Ordinary Shares, represented by 1,632,574 ADSs, were issued to the remaining Proficient’s public stockholders, (ii) an aggregate of 2,875,000 Class A Ordinary Shares, represented by 2,875,000 ADSs, were issued to the Proficient’s founders and (iv) an aggregate of 12,891,602 Ordinary Shares were issued to Lion’s original shareholders in exchange of their shareholdings in Lion, including 3,140,388 Class A Ordinary Shares and 9,751,214 Class B Ordinary Shares. On November 12, 2020, as a result of post-merger consideration adjustment, an aggregate of additional 121,473 Ordinary Shares were issued to Lion’s original shareholders, including 29,591 Class A Ordinary Shares and 91,882 Class B Ordinary Shares.

Accounting for the Business Combination

The Transactions are accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Proficient is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lion shareholders having a majority of the voting power of the combined company, Lion comprising the ongoing operations of the combined entity, Lion comprising a majority of the governing body of the combined company, and Lion’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions are treated as the equivalent of Lion issuing stock for the net assets of Proficient, accompanied by a recapitalization. The net assets of Proficient are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions are those of Lion.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lion and Proficient have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to us, Purchaser, and Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared reflecting the actual redemption of 11,109,426 shares of Proficient common stock upon consummation of the Business Combination at a redemption price of approximately $10.185 per share into cash. Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 12,891,602 Ordinary Shares issued to Lion shareholders.

PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2020
(UNAUDITED)

	(A) Lion (Consolidated)	(B) Proficient	Actual Redemptions into Cash
			Pro Forma adjustment		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$6,388,978	$1,342,731	3,967,335	(2)	$6,699,044
			(5,000,000	)(3)
Restricted cash – bank balances held on behalf of customers	2,192,201				2,192,201
Receivables from broker-dealers and clearing organizations – customer accounts	1,664,552				1,664,552
Short-term loans receivable	1,637,310				1,637,310
Other assets	1,535,307	35,219			1,570,526
Total current assets	13,418,348	1,377,950	(1,032,665)		13,763,633
Government securities held in Trust Account	—	117,116,839	(113,149,504	)(1)	—
			(3,967,335	)(2)
TOTAL ASSETS	$13,418,348	$118,494,789	$(118,149,504)		$13,763,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Payables to customers	$3,853,693	$—			$3,853,693
Other payables and accrued expenses	832,785	607,245			1,440,030
Short-term borrowings	1,540,985	—			1,540,985
Total current liabilities	6,227,463	607,245			6,834,708

COMMITMENTS AND CONTINGENCIES
Common stock subject to redemption	—	112,887,543	(112,887,543	)(1)	—

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock	—	—			—
Common stock	7,605,743	3,178	1,108	(1)	1,740
			(1,111	)(1)
			115	(4)
			(7,605,743	)(5)
			1,289	(5)
			(2,839	)(6)
Additional paid in capital	—	4,869,158	(261,958	)(1)	12,342,043
			(115	)(4)
			7,732,119	(5)
			2,839	(6)
Accumulated other comprehensive income (losses)	(37,955)	—			(37,955)
Retained earnings	(376,903)	127,665	(5,000,000	)(3)	(5,376,903)
			(127,665	)(5)
Total stockholders’ (deficit) equity	7,190,885	5,000,001	(5,261,961)		6,928,925
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$13,418,348	$118,494,789	$(118,149,504)		$13,763,633

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the audited consolidated balance sheet of Lion as of December 31, 2019.

(B)    Derived from the unaudited balance sheet of Proficient as of March 31, 2020.

(1)    To reflect the actual redemption of 11,109,426 shares into cash by Proficient’s stockholders upon a consummation of the Business Combination.

(2)    To reflect the release of the remaining cash from Trust Account.

(3)    To reflect the payment of estimated legal, financial advisory and other professional fees related to the Transactions.

(4)    To reflect rights automatically converted into Ordinary Shares at the closing of Business Combination.

(5)    To reflect recapitalization of Lion through (a) the contribution of all the share capital in Lion to Proficient, and (b) the issuance of 12,891,602 Ordinary Shares and the elimination of the historical retained earnings of Proficient, the accounting acquiree.

(6)    To reflect the changes in par value from $.001 in Proficient common stock to $.0001 to Ordinary Shares.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2020
(UNAUDITED)

	(A) Lion (Consolidated)	(B) Proficient	Actual Redemptions into Cash
			Pro Forma adjustments		Pro Forma Income Statement
Revenues, net	$9,414,190	$—			$9,414,190

Expenses
Commission	1,174,681	—			1,174,681
Compensation and benefits	1,455,274	120,889			1,576,163
Interest	610,996	—			610,996
Professional fees	643,001	701,024	(286,048	)(2)	1,057,977
General, administrative and other operating expenses	1,669,905	321,322			1,991,227
Total expenses	5,553,857	1,143,235			6,411,044

Income from operations	3,860,333	(1,143,235)			3,003,146

Other income
Interest income	—	5,714	(5,714	)(1)	—
Unrealized gain from the trust account	—	1,223,678	(1,223,678	)(1)	—
Total other income	—	1,229,392	(1,229,392)		—

(Loss) income before income taxes	3,860,333	86,157			3,003,146

Income tax expense	23,026	35,867			58,893

Net (loss) income	$3,837,307	$50,290			$2,944,253

Other comprehensive income (loss)
Foreign currency translation adjustment	83,838	—			83,838

Comprehensive income (loss)	3,921,145	50,290			3,028,091

Weighted average shares outstanding, basic		3,966,103	13,433,073	(3)	17,399,176
Weighted average shares outstanding, diluted		3,966,103	31,228,073	(3)	35,194,176
Basic net loss per share		$(0.29)			$0.17
Diluted net loss per share		$(0.29)			$0.08

PRO FORMA COMBINED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED SEPTEMBER 30, 2019
(UNAUDITED)

	(C) Lion (Consolidated)	(D) Proficient	Actual Redemptions into Cash
			Pro Forma adjustment		Pro Forma Income Statement
Revenues, net	$18,526,850	$—			$18,526,850

Expenses
Commission	3,355,205	—			3,355,205
Compensation and benefits	2,430,636	266,185			2,696,821
Communication and technology	823,433	—			823,433
Interest	731,812	—			731,812
Professional fees	761,238	133,545	(286,048	)(2)	608,735
General, administrative and other operating expenses	2,143,702	316,278			2,459,980
Total expenses	10,246,026	716,008			10,675,986

Income from operations	8,280,824	(716,008)			7,850,864

Other income (expenses)
Interest income	—	98	(98	)(1)	—
Unrealized gain from the trust account	—	925,644	(925,644	)(1)	—
Total other income	—	925,742			—

(Loss) income before income taxes	8,280,824	209,734			7,850,864

Income tax expense	64,472	19,343			83,815

Net (loss) income	$8,216,352	$190,391			$7,767,049

Other comprehensive income (loss)
Foreign currency translation adjustment	75,637	—			75,637

Comprehensive income (loss)	8,291,989	190,391			7,842,686

Weighted average shares outstanding, basic		3,483,676	13,915,500	(3)	17,399,176
Weighted average shares outstanding, diluted		3,483,676	31,710,500	(3)	35,194,176
Basic net loss per share		$(0.17)			$0.45
Diluted net loss per share		$(0.17)			$0.22

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited condensed consolidated statement of operations of Lion for the six months ended December 31, 2019.

(B)    Derived from the unaudited condensed statement of operations of Proficient for the six months ended March 31, 2020.

(C)    Derived from the audited consolidated statement of operations of Lion for the twelve months ended December 31, 2019.

(D)    Derived from the audited statement of operations of Proficient for the twelve months ended September 30, 2019.

(1)    Represents an adjustment to eliminate interest income and unrealized gains on marketable securities held in the trust account as of the beginning of the period.

(2)    Eliminates direct costs related to the Transaction.

(3)    The calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that Proficient’s initial public offering occurred as of the earliest period presented. In addition, as the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted income per share including the effect (1) 920,000 warrants to purchase 920,000 Ordinary Shares held by the underwriter; (2) 11,500,000 public warrants to purchase 11,500,000 Ordinary Shares; and (3) 5,375,000 private warrants to purchase 5,375,000 Ordinary Shares.

Basic weighted average ordinary shares outstanding

	Immediately Upon Closing
	Six Months Ended March 31, 2020	Twelve Months Ended September 30, 2019
Weighted average shares calculation, basic
Proficient public shares outstanding	390,574	390,574
Proficient public shares converted from rights	1,150,000	1,150,000
Proficient Sponsor shares, issued in initial public offering	2,875,000	2,875,000
Underwriter shares, issued in initial public offering	92,000	92,000
Proficient shares issued in Mergers – Class A	3,140,388	3,140,388
Proficient shares issued in Mergers – Class B	9,751,214	9,751,214
Weighted average shares outstanding	17,399,176	17,399,176
Total voting rights	105,160,102	105,160,102
Percent of shares owned by Lion holders	74.1%	74.1%
Percent of shares owned by Proficient	25.9%	25.9%
Percent of voting rights owned by Lion holders	95.7%	95.7%
Percent of voting rights owned by Proficient	4.3%	4.3%

Diluted weighted average ordinary shares outstanding

	Immediately Upon Closing
	Six Months Ended March 31, 2020	Twelve Months Ended September 30, 2019
Weighted average shares calculation, diluted
Proficient public shares outstanding	390,574	390,574
Proficient public shares converted from rights	1,150,000	1,150,000
Proficient Sponsor shares, issued in initial public offering	2,875,000	2,875,000
Underwriter shares, issued in initial public offering	92,000	92,000
Proficient public warrants, included in initial public offering	11,500,000	11,500,000
Proficient Sponsor warrants	5,375,000	5,375,000
Underwriter warrants, issued in initial public offering	920,000	920,000
Proficient shares issued in Mergers – Class A	3,140,388	3,140,388
Proficient shares issued in Mergers – Class B	9,751,214	9,751,214
Weighted average shares outstanding	35,194,176	35,194,176
Total voting rights	122,955,102	122,955,102
Percent of shares owned by Lion holders	36.6%	36.6%
Percent of shares owned by Proficient	63.4%	63.4%
Percent of voting rights owned by Lion holders	81.9%	81.9%
Percent of voting rights owned by Proficient	18.1%	18.1%
	Immediately Upon Closing
	Six Months Ended March 31, 2020	Twelve Months Ended September 30, 2019
Weighted average shares calculation, basic
Lion holders – Class A	3,140,388	3,140,388
Lion holders – Class B	9,751,214	9,751,214
Proficient holders – Class A	4,507,574	4,507,574
Weighted average shares, basic	17,399,176	17,399,176
– Class A shares	7,647,962	7,647,962
– Class B shares	9,751,214	9,751,214

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Our Business and Industry

We operate in a heavily regulated industry, and are subject to extensive and evolving regulatory requirements in the jurisdictions in which we operate.

We operate in a highly-regulated industry and must comply with the applicable regulatory requirements in the jurisdictions it operates. Our major regulators include, Cayman Islands Monetary Authority (CIMA), Securities and Futures Commission of Hong Kong (HKSFC), the Hong Kong Insurance Authority (HKIA), and Hong Kong Customs and Excise Department (HKCED). These regulators and self-regulatory organizations govern our business operations in a variety of ways and conduct regular examinations of our business to monitor our compliance with applicable regulations. Among other things, we are subject to regulations with regard to (i) our sales practices, including our interaction with and solicitation of clients and our marketing activities; (ii) the custody, control and safeguarding of our clients’ assets; (iii) maintaining specified minimum amounts of capital and limiting withdrawals of funds from our regulated operating subsidiaries; (iv) submitting regular financial and other reports to regulators; (v) licensing for our operating subsidiaries and our employees; and (vi) the conduct of our directors, officers, employees and affiliates. In addition, as the online brokerage service industry in Hong Kong is at a relatively early stage of development, interpretation and enforcement of the applicable regulatory regime are subject to significant uncertainties, which may result in difficulties in determining whether our existing practices violates any applicable laws and regulations.

Compliance with these regulations is complicated, time consuming and expensive. Our ability to comply with all applicable laws and regulations is largely dependent on our internal compliance system, as well as our ability to attract and retain qualified compliance personnel. While we maintain systems and procedures designed to ensure that we comply with applicable laws and regulations, we cannot assure you that we are able to prevent all possible violations. Non-compliance with applicable laws or regulations could result in sanctions being levied against us, including the imposition of fines or penalties, censures, restrictions on certain business activities, suspension or expulsion from a jurisdiction or market or the revocation or limitation of licenses, which could adversely affect our reputation, prospects, revenues and earnings. Furthermore, any future change in the regulatory, legal and industry environment for the futures brokerage services, securities brokerage services, CFD trading services, insurance brokerage services, or asset management services may have a significant impact on our business.

In addition, we are subject to regular investigations, inquiries and inspections from the relevant regulatory bodies. For example, from time to time, our HKSFC-licensed subsidiaries may be subject to or required to assist in inquiries or investigations by regulatory authorities in Hong Kong, principally the HKSFC. The HKSFC conducts on-site reviews and off-site monitoring to ascertain and supervise our business conduct and compliance with relevant regulatory requirements and to assess and monitor, among other things, our financial soundness. Similarly, our Cayman subsidiary may be subject to CIMA’s on-site inspections and inquiries from time to time. If any misconduct is identified as a result of inquiries, reviews, investigation or inspections, the relevant regulatory authorities may take disciplinary actions against us. There also remains a risk that we may not be able to rectify our practices to be in compliance with the relevant rules and regulations following the identification of any such misconduct or material non-compliance, which may result in regulators taking additional actions against it. We were inspected by both the HKSFC and CIMA during 2019, and both regulators identified certain areas in which our operations can improve. We have finished implementing the measures recommended by the HKSFC and received letters from the HKSFC confirming that they had no further comments relating to their inspections of Lion Asset Management Limited on November 21, 2019, and of both Lion International Securities Group Limited and Lion Futures Limited on May 20, 2020. These are the only subsidiaries subject to HKSFC oversight and inspection. We are still in the process of implementing the improvements recommended by CIMA and expect that we will be able to adopt a sufficient number of these changes in time to satisfy CIMA. However, if we are unable to make these changes we may be subject to fines or other disciplinary actions. If any such outcome occurs, there may be a material and adverse effect on our business, results of operations, financial conditions and prospects.

We had incurred net losses in the past, and we may incur losses again in the future.

We had net losses of US$0.7 million and US$2.8 million in 2017 and 2018, respectively. Although we had net income of US$8.2 million in 2019 and US$2.4 million for the six months ended June 30, 2020, we cannot assure you that we will be able to continue to generate net income in the future. We anticipate that our operating cost and expenses will increase in the foreseeable future as we continue to grow our business, attract new clients, enhance our risk management capabilities and increase our brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. There are other external and internal factors that could negatively affect our financial condition. For example, the trading volume achieved on our platform may be lower than expected, which may lead to lower than expected revenues. Furthermore, we may adopt a new share incentive plans in the future, which will result in significant share-based compensation expenses to us. We generated 99.7%, 112.6%, 85.9% and 61.0% of our total revenues from commissions charged to our clients who trade on our platform in 2017, 2018 and 2019 and for the six months ended June 30, 2020, respectively. Any material decrease in our commissions would have a substantial impact on our financial conditions. As a result of the foregoing and other factors, we may continue to incur net losses in the future.

We may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for our business activities in multiple jurisdictions and related to residents therein, especially in the PRC or otherwise relating to PRC residents.

We operate in a heavily-regulated industry which requires various licenses, permits and approvals in different jurisdictions to conduct our businesses. Our clients include people who live in jurisdictions where we do not have licenses issued by the local regulatory bodies. It is possible that authorities in those jurisdictions may take the position that we are required to obtain licenses or otherwise comply with local laws and regulations in order to conduct our business with residents living in those jurisdictions. In any jurisdictions, if we fail to comply with the regulatory requirements, we may risk being disqualified for our existing businesses or being rejected for renewal of our qualifications and/or licenses upon expiry by the regulatory authorities as well as other penalties, fines or sanctions. In addition, in respect of any new business that we may contemplate, we may not be able to obtain the relevant approvals for developing such new business if we fail to comply with the relevant regulations and regulatory requirements. As a result, we may fail to develop new business as planned, or we may fall behind our competitors in such businesses.

We do not hold any licenses or permits from any PRC regulatory bodies for our securities brokerage business. Currently, a large number of our clients are PRC residents and certain of the executive directors and other independent contractors are providing supporting services remotely from the PRC. The transactions on our trading platform are all conducted outside PRC and our current activities in China does not require a securities brokerage license, a making license or permit under existing PRC securities laws and regulations. However, there remains uncertainties as to how the current and any future PRC laws and regulations will be interpreted or implemented in the context of operating securities-related business in China. We cannot assure you that our current operating model will not be deemed as operating securities brokerage business in China, subjecting us to further inquiries or rectifications. If certain of our activities in China were deemed by PRC regulators to be providing securities brokerage services, investment consulting services or stock options brokerage business in China, we would be required to obtain the required licenses or permits from the relevant regulatory bodies, including the China Securities Regulatory Commission (CSRC). The failure to obtain such licenses or permits may subject us to regulatory actions and penalties, including fines, suspension of parts or all of our operations in the PRC, and temporary suspension or removal of our websites and mobile application in China. In such cases, our business, financial condition, results of operations and prospects may be materially and adversely affected.

PRC governmental control of currency conversion, cross-border remittance and offshore investment could have a direct impact on the trading volume on our platform, and the PRC government could further tighten restrictions on converting Renminbi to foreign currencies and/or deems our practices to be in violation of PRC laws and regulations.

A majority of our clients are PRC residents and are therefore subject to the restrictions under the rules and regulations promulgated by the State Administration of Foreign Exchange (SAFE), regarding the conversion of Renminbi into foreign currencies and the remittance and the use of such funds outside China. Under current PRC foreign exchange regulations, each PRC citizen is permitted to convert up to an aggregate of US$50,000 equivalent Renminbi each year for appropriate personal use. Such appropriate use does not include direct investment into secondary stock markets, futures, insurances, asset management products or other CFD trading. PRC residents who intend to convert U.S. dollars exceeding such quota are required to go through additional application and review procedures with commercial banks designated by the SAFE. In addition, approval from or registration with appropriate government authorities is required when Renminbi is to be converted into foreign currency for the purpose of offshore investment. Although we require our clients to comply with the relevant rules and regulations in the agreements we enter into with them, we cannot assure you that our clients will follow the rules and regulations or the provisions in the agreements at all times. We do not handle the Renminbi cross-border currency conversion for our Chinese clients through any of our accounts or entities, and we do not require our clients to submit evidence of approval or registration with respect to the foreign currency used for offshore investments. We cannot assure you that our current operating model, which includes redirecting our clients to open accounts with third party service provider, will be not deemed as assisting with the currency conversion by SAFE. In such cases, we may face regulatory warnings, correction orders, condemnation and fines, and may not be able to conduct our current business in the future. In addition, any misbehavior or violation by our clients of applicable laws and regulations could lead to regulatory inquiries, investigations or penalties that involve us.

Since the PRC authorities and the commercial banks designated by the SAFE to conduct foreign exchange services have significant discretion in interpreting, implementing and enforcing the foreign exchange rules and regulations, and due to many other factors that are beyond our control and ability to anticipate, we may face more severe consequences, including being asked to take additional and burdensome measures to monitor the source and use of the foreign currency funds in the accounts of our clients, remove our account opening functions, or suspend our operations pending an investigation or indefinitely. In such cases, we may face regulatory warnings, correction orders, condemnation, fines and confiscation of income, and may not be able to conduct our current business in the future. We may also be subject to regular inspections from relevant authorities from time to time. If such situations occur, our business, financial condition, results of operations and prospects would be materially and adversely affected.

In addition, if the PRC government further tightens the amount of currency exchange allowed for PRC residents, increases control over the remittance of currency out of the PRC, restricts the assistance or participation of any non-resident entities in the currency conversion, or specifically prohibits any exchanges for securities-related investment purposes, the trading activities of Chinese residents on our platform could be restricted, which would significantly reduce the trading volume on our platform. As our revenues from brokerage commission and market making income depends heavily on the total trading volume facilitated on our platform, the occurrence of any of the above regulatory changes would have a material and adverse impact on our business, operating and financial results.

We may be unable to retain existing clients or attract new clients, or we may fail to offer services to address the needs of our clients as they evolve.

We derive a significant portion of our revenues from our commissions based upon the trading volume or the number of relevant transaction contracts executed by our clients. The rapidly growing trading volume on our platform is primarily driven by the increasing number of our active clients. Our total revenue-generating clients grew 134.7% from 1,722 as of December 31, 2017 to 4,047 as of December 31, 2019, but later slightly decreased by 1.7% to 3,980 due to decline in our insurance brokerage business. To further grow our business and expand our operation, we rely on continuous efforts in retaining existing clients and attracting new ones.

Our ability to retain existing clients is dependent upon multiple factors, some of which are beyond our control. Our clients may not continue to place trading orders or increase the level of their trading activities on our platform if we cannot match the prices offered by other market players or if we fail to deliver satisfactory services. Failure to deliver services in a timely manner at competitive prices and provide a satisfactory experience will cause our clients to lose confidence in us and use our platform less frequently or even stop using our platform altogether. Even if we are able to provide high-quality and satisfactory services on our platform in a timely manner and at favorable pricing terms, we cannot assure you that we will be able to retain existing clients, encourage repeat and increase trading transactions, in part due to reasons beyond our control, such as the personal financial situation of our clients or the deterioration of capital markets generally. We have taken efforts in attracting new clients and expanding our brand influence, and we plan to continue doing so. However, these efforts may not be cost-effective and we cannot assure you that we will be able to grow our client base as we expect, which may in turn materially and adversely affect our business operations and prospects.

Our level of commission and fee rates may decline in the future. Any material reduction in our commission or fee rates could reduce our profitability.

We derive a significant portion of our revenues from commissions. We charge our clients commission for our insurance brokerage services, securities and future brokerage services and CFD trading services. Revenues generated from commission amounted to US$9.9 million, US$7.4 million and US$15.9 million in 2017, 2018 and 2019, respectively, and amounted to US$7.1 million and US$3.9 million for the six months ended June 30, 2019 and 2020, respectively. Especially starting from May 2019, we began our CFD trading services, commission of which became the largest contributor of our total revenues in 2019. We may experience pressure on our commission or fee rates as a result of competition in the financial service industry and online brokerage industry. Some of our competitors offer a broader range of services to a larger client base and enjoy higher trading volumes than we do. Consequently, our competitors may be able to offer trading services at lower commissions or fee rates than we currently offer or may be able to offer. For example, some banks in Hong Kong and the United States have started offering zero commission fees or similar promotions to attract clients. As a result of this pricing competition, we could lose both market share and revenues. We believe that any downward pressure on commission or fee rates would likely continue and intensify as we continue to develop our business and gain recognition in our markets. A decline in our commission or fee rates could lower our revenues, which would adversely affect our profitability. In addition, our competitors may offer other financial incentives we may not be able offer, such as rebates or discounts in order to induce trading in their systems, which may in turn materially and adversely affect our operating and financial results.

We cannot guarantee the profitability of our clients’ investments or ensure that our clients will make rational investment judgements.

We cannot guarantee the profitability of the investment made by clients on our trading platform. The profitability of our clients’ investments is directly affected by elements beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed.

Moreover, many of our clients are retail investors, who are less sophisticated compared with institutional investors. In addition, CFD products and futures are complex investment products that require a higher level of knowledge and experience that some retail investors may not have. Although we include prominent risk warnings and disclaimers on our apps throughout the transaction process and, in accordance with relevant regulations, have designed an appropriateness test to assess the level of experience and risk level of the client to assess whether certain services or products are appropriate for such client, there is no guarantee that the appropriateness tests for any product is adequate.

Clients who have suffered from unfavorable trading results, financial losses, or even liquidity issues in connection with the financial losses may attribute their losses to us and/or may discontinue trading with us, which may have a material and adverse effect on our business and results of operation. Some clients who have suffered substantial losses on our platform may seek to recover their damages from us or bring lawsuits against us. These allegations against us, regardless of their veracity, may negatively affect our reputation and clients’ confidence with us. If we were to become the subject of any unfavorable allegations or lawsuits, whether such allegations are proven to be true or untrue and regardless of the outcome of the lawsuits, we may have to expend a significant amount of resources to investigate and/or defend itself, which could divert our management’s attention from the day-to-day operations. In addition, if any litigation or other legal proceeding to which we are a party is resolved adversely, we may be ordered to pay substantial amount of damages or compensation to the other party, which could adversely affect our business, financial condition and results of operations.

We may incur material trading losses from our market making activities.

A portion of our revenue is derived from our market making activities. When an offsetting transaction of CFD trading from another client is not available, we may choose to act as a principal (i.e. market maker) to trade with the client. As a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell CFD products. Since these activities involve the purchase or sale of CFD products for our own account, we may incur trading losses for a variety of reasons, including price changes in CFD products and lack of liquidity in CFD products in which we have positions. As we offer leveraged trading of up to 100:1 to certain of our forex trading clients, our risk exposure is greatly amplified. If our risk management system fails to identify or prevent high risk trades and the market develops in a way adverse to our position, we may incur significant losses in these trades. We may also incur losses due to inaccuracies in our proprietary pricing mechanism, or rate engine, which evaluates, monitors and assimilates market data and reevaluates our outstanding CFD product quotes, and is designed to publish prices reflective of prevailing market conditions throughout the trading days. Risks of incurring trading losses may affect the prices at which we are able to sell or buy CFD products, or may limit or restrict our ability to either resell CFD products that we have purchased or repurchase CFD products that we have sold.

We are dependent on wholesale forex trading partners to continually provide us with forex market liquidity. If we lost access to the prices and levels of liquidity that we currently have, we may be unable to provide competitive forex trading services, which would materially adversely affect our CFD trading business, financial conditions and results of operations.

Clients frequently trade currency pairs on our platform. In order to continually provide our market making services and to limit our own capital exposer, we maintain cooperative relationships with established market makers and leading international wholesale forex trading partners, which gives us access to a pool of potential liquidity. Through these relationships, we are able to execute our clients’ desired trades at competitive rates while hedging our net positions and limiting our exposure. The trading partners, although under contract with us, have no obligation to provide us with liquidity and may terminate our arrangements at any time. In the event that we no longer have access to the competitive wholesale forex pricing spreads and/or levels of liquidity that we currently have, we may be unable to provide competitive forex trading services, which will materially affect our business, financial conditions and results of operations.

Failure to comply with regulatory capital requirements set by local regulatory authorities could materially and negatively affect our business operation and overall performance.

Our regulated operating subsidiaries are subject to various regulatory capital requirements, including minimum capital requirements, capital ratios and buffers established by competent authorities in their respective jurisdiction. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our business and financial position. For example, our Cayman Islands’ operating subsidiary, Lion Brokers Limited, licensed under the Securities Investment Business Act of the Cayman Islands (2020 Revision) (as amended, “SIBA”), is subject to the regulation of CIMA to maintain minimum regulatory capital. Similarly, our HKSFC-licensed operating subsidiaries, Lion International Securities Group Limited, Lion Futures Limited and Lion Capital Management Limited, are required under the Securities and Future Ordinance (Cap.571) (“SFO”) to maintain certain level of liquid capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Regulatory Capital Requirements.”

As of June 30, 2020, all of our operating subsidiaries were in compliance with their respective regulatory capital requirements. However, if any of our operating subsidiaries fail to remain well-capitalized for regulatory purposes, CIMA and HKSFC may take actions against them and their business operation, and we may face penalties, including limitations and prohibitions on our business activities or suspension or revocation of our licenses and trading rights. This could affect client confidence, our ability to grow, our costs of funds and professional insurance costs, our ability to pay dividends on ordinary shares, our ability to make acquisitions, and in turn, our business, results of operations and financial condition.

Our total return swap (TRS) trading services may not be successful, and we may not find adequate funding at reasonable costs to successfully operate our TRS trading business.

We began offering our TRS trading services in early 2020, which may not develop as expected if clients fail to perform their contractual obligations or the value of collateral held to secure the obligations is inadequate. The total rate of return of a portfolio of the underlying assets on which a swap is based may exhibit substantial volatility and may be positive or negative in any given period. In the event that the total rate of return is negative and we are receiving the total rate of return of that portfolio of underlying assets in our part of a swap agreement, we would be required to make a payment to the counterparty in addition to that required on the other, generally floating rate, part of the swap agreement. Also, unusual market conditions affecting the portfolio on which the swap is based may prevent the total rate of return from being calculated, in which case other provisions in the swap agreement may be invoked which could cause us to lose some of the anticipated benefit from the swap or otherwise reduce our return.

Moreover, the growth and success of our TRS trading business depends on the availability of adequate funding to meet clients’ demand for loans on our platform. We derive the funding for our TRS trading business from a variety of sources, including commercial banks, other licensed financial institutions and other parties as well as financing generated from our business operations. To the extent there is insufficient funding from institutional funding partners who are willing to accept the credit risk related to the collateral from our clients, the funds available might be limited and our ability to provide TRS trading services to our clients to address their demand would be adversely impacted. In addition, as we strive to offer our clients services with competitive prices, we may attempt to further reduce our interest expenses from our funding partners. If we cannot continue to maintain our relationship with these funding partners and obtain adequate funding at reasonable costs, we may not be able to continue to offer or grow our TRS trading business.

We face risks related to insurance brokerage business.

We operate our insurance brokerage business through our HKIA-licensed subsidiary, BC Wealth Management Limited. Our revenues from insurance brokerage business amounted to US$9.6 million, US$5.4 million and US$2.6 million in 2017, 2018 and 2019, respectively, representing 97.0%, 81.8% and 14.3% of our total revenues during the same periods. For the six months ended June 30, 2019 and 2020, insurance brokerage business generated US$1.8 million and US$0.6 million revenues, respectively, accounting for 22.7% and 9.9% of our total revenues during the same periods, respectively. There are various risks related to our insurance brokerage business. For instance, we may fail to introduce diversified insurance products and services to effectively address our clients’ needs. In addition, because the commission revenue we earn on the sale of insurance products is based on premium and commission rates set by insurance companies, any decrease in these premiums or commission rates, or increases in the referral fees we pay to our external referral sources, may have an adverse effect on our results of operation. Furthermore, we rely on various business partners to operate our insurance brokerage business. If we fail to maintain stable relationships with insurance companies and referral service providers, our business, results of operations, financial condition and business prospects could be materially and adversely affected. In addition, our insurance brokerage business is vulnerable to risks that are beyond our control. For example, we experienced significant decrease in revenues generated from insurance brokerage business in 2019 compared to 2017 and 2018, primarily due to the unrest in Hong Kong following the forfeited extradition bill in 2019, which negatively affected our clients’ confidence and interest in Hong Kong market. Moreover, during the six months ended June 30, 2020, our insurance brokerage business was further negatively affected by the outbreak of COVID-19, as potential customers were not able to travel to Hong Kong to purchase insurance products because of the travel ban. See “— Our business is sensitive to general economic and political conditions and other factors beyond our control, and our results of operation are prone to significant and unpredictable fluctuations.”

Our risk management policies and procedures may not be adequate and effective, which may expose us to unidentified or unexpected risks.

Our business activities expose us to various risks, including regulatory environment risk, market condition risk, credit risk, liquidity risk, capital adequacy risk and operational risk. We have put in place procedures and controls to identify, measure and manage each of these risks. See “Business — Risk Management.” We are dependent on our risk management policies and procedures and adherence to such policies and procedures by our staff to manage the risks inherent in our business. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. Some of our methods for managing risks are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Many of our risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what our models indicate. This could cause us to incur losses or cause our risk management strategies to be ineffective.

In addition, we may fail to update our risk management system as needed or as fast as the industry evolves, which may weaken our ability to identify, monitor and control new risks. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. These may adversely affect our results of operations and financial conditions.

Fluctuations in exchange rates could have a material adverse effect on our results of operations.

The functional currency for Lion Brokers Limited, our Cayman Islands subsidiary, is U.S. dollars, whereas the functional currencies for our other operating subsidiaries are Hong Kong dollars. However, the financial statements we provided to you and filed with the SEC are presented in U.S. dollars. Our assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, whereas the income statement accounts are translated at average rates of exchange for the year. Any such translation may result in gains or losses, which are recorded under other comprehensive income (loss) in the financial statements. Changes in the exchange rates between the Hong Kong dollars or other currencies to the U.S. dollars could have a material effect on our results of operations. The value of Hong Kong dollars against U.S. dollars and other currencies is affected by a variety of factors which are beyond our control, including, among other things, changes in Hong Kong’s or China’s political and economic conditions.

Our reputation, or the reputation of our industry as a whole, may be harmed.

The reputation of our brand is critical to our business and competitiveness. If we fail, or are perceived to have failed, to deal with issues that may give rise to reputational risk, our business and prospects may be harmed. Such issues may include mishandling client complaints, potential conflicts of interest, privacy breaches, client data leak, improper sales practices, as well as failures to identify legal, credit, liquidity, and market risks inherent in our business. Failure to appropriately address these issues could reduce clients’ confidence in us or increase client attrition rate, which may adversely affect our reputation and business. In addition, any malicious or negative allegation made by the media or other parties about the foregoing or other aspects of us, including our management, business, compliance with law, financial condition or prospects, whether with merit or not, could severely compromise our reputation and harm our business and operating results.

Negative publicity about the CFD trading industry, the online brokerage industry, the insurance brokerage industry or asset management in general may also have a negative impact on our reputation, regardless of whether we have engaged in any inappropriate activities. Moreover, negative publicity about our partners, service providers or other counterparties, such as negative publicity about their client complaints and any failure by them to adequately protect the information of our investors and borrowers, to comply with applicable laws and regulations or to otherwise meet required quality and service standards could harm our reputation. If any of the foregoing takes place, our business and results of operations could be materially and adversely affected.

We depend on the services of prime brokers and clearing agents to assist in providing us with access to liquidity in CFD trading. The loss of one or more of our prime brokerage relationships could lead to increased transaction costs and capital posting requirements, as well as having a negative impact on our ability to verify our open positions, collateral balances and trade confirmations.

We depend on the services of prime brokers to assist in providing us with access to liquidity through our CFD trading partners. We currently have established two prime brokerage relationships with major financial institutions, which act as central hubs through which we are able to deal with our existing CFD trading partners. In return for paying a transaction-based prime brokerage fee, we are able to aggregate our clients and our trading positions, thereby reducing our transaction costs and increasing the efficiency of the capital we are required to post as collateral in order to conduct our market making trading activities. Since we trade with our CFD trading partners through our prime brokers, they also serve as a third party check on our open positions, collateral balances and trade confirmations. If we were to lose one or more of our prime brokerage relationships, we could lose this source of third party verification of our trading activity, which could lead to an increased number of documentation errors. Although we have relationships with CFD trading partners who could provide clearing services as a back-up for our prime brokerage services, if we were to experience a disruption in prime brokerage services due to a financial, technical or other development adversely affecting any of our current prime brokers, our business could be materially adversely affected to the extent that we are unable to transfer positions and margin balances to another financial institution in a timely fashion. In the event of the insolvency of a prime broker, we might not be able to fully recover the assets we have deposited (and have deposited on behalf of our clients) with the prime broker or our unrealized profits since we will be among the prime broker’s unsecured creditors.

We rely on a number of external service providers for technology, processing and supporting functions, and if they fail to provide these services, it could adversely affect our business and harm our reputation.

We collaborate with a number of external service providers in providing services to our clients for technology, processing and supporting functions, including, other market makers to which we pass on certain orders, referring brokers we collaborate with for client acquisition, custody banks, securities exchanges, clearing agents and online payment service providers. Furthermore, external content providers provide us with financial information, market news, charts, option and stock quotes and other fundamental data that we offer to our clients.

These service providers face technical, operational and security risks of their own. Any significant failures by them, including improper use or disclosure of their confidential client, employee or company information, deterioration in their performance, interruption in these third party services or software, or other improper operation could interfere with our trading activities, cause losses due to erroneous or delayed responses, harm our reputation or otherwise be disruptive to our business. For instance, when there is a sudden surge in trading volume caused by a large amount of concurrent orders, usually subsequent to a major social event, we may not be able to retrieve the real-time quote due to delays or interruptions of third party systems, which may cause a delay in the exercise of automatic settlements initiated by our risk management system. Such delays may result in negative balance in our clients’ account and a potential loss to it. Also, we have contracted with external payment service providers to facilitate our clients’ payment procedures for trading and transactions through our platform. Any failure by these service providers to continue with good business operations, comply with applicable laws and regulations or any negative publicity on these parties could damage our reputation, expose us to significant penalties and decrease our total revenues and profitability.

Furthermore, if our arrangements with any of these external service providers are terminated, we may not be able to find an alternative source to support us on a timely basis or on commercially reasonable terms. This could also have a material adverse effect on our business, financial condition and results of operations.

A failure in our information technology, or IT, systems could cause interruptions in our services, undermine the responsiveness of our services, disrupt our business, damage our reputation and cause losses.

Our IT systems support all phases of our operations. If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased client satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including unexpected interruptions to the internet infrastructure, technological failures, changes to our systems, changes in client usage patterns, linkages with third-party systems and power failures. Our systems are also vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyber-attacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting our key business partners and vendors, and other similar events.

It could take an extended period of time to restore full functionality to our IT systems or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle client transactions. Moreover, instances of fraud or other misconduct might also negatively impact our reputation and client confidence in us, in addition to any direct losses that might result from such instances. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

While we devote substantial attention and resources to the reliability, capacity and scalability of our systems, extraordinary trading volume could cause our computer systems to operate at unacceptably slow speeds or even fail, affecting our ability to process client transactions and potentially resulting in some clients’ orders being executed at prices they did not anticipate. Disruptions in service and slower system response time could result in substantial losses and decreased client satisfaction. We are also dependent on the integrity and performance of securities exchanges, clearinghouses and other intermediaries to which client orders are routed for execution and clearing. System failures and constraints and transaction errors at such intermediaries could result in delays and erroneous or unanticipated execution prices, cause substantial losses for our clients and for ourselves, and subject us to claims from our clients for damages.

We currently maintain a disaster recovery and business continuity plan, which is intended to minimize service interruptions and secure data integrity, however, our plan may not work effectively during an emergency. IT system failures may lead to interruption of our operations, which in turn will prevent our clients from trading and hence significantly reduce client satisfaction and confidence in us, cause loss or reduce potential gain for our clients, or cause regulatory authorities’ investigation and penalization. Any such system failure could impair our reputation, damage our brand, subject us to claims and materially and adversely affect our business, financial condition, operating results or prospects.

Failure of third-party systems upon which we rely could adversely affect our business operation.

Due to the rapid pace of technological changes in online brokerage and CFD trading industry, parts of our business rely on technologies developed or licensed by third parties, for example, we conduct our CFD trading business through a trading platform licensed from third parties. Any interruption in the third parties’ services, or deterioration in the third parties’ performance or quality could adversely affect our business operation. Moreover, we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all, which could materially impact our business and results of operations.

We may be subject to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions on us our external service providers.

Our platform collects, stores and processes certain personal and other sensitive data from our users. The massive data that we have processed and stored makes us or external service providers who host our servers a target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our platform could cause confidential information to be stolen and used for criminal purposes. As personally identifiable and other confidential information is increasingly subject to legislation and regulation in numerous jurisdictions, any inability to protect confidential information of our clients could result in additional cost and liability for us, damage our reputation, inhibit the use of our platform and harm our business.

We also face indirect technology, cybersecurity and operational risks relating to the third parties whom we work with to facilitate or enable our business activities. As a result of increasing consolidation and interdependence of technology systems, a technology failure, cyber-attack or other information or security breach that significantly compromises the systems of one entity could have a material impact on our counterparties. Any cyber-attack, computer virus, physical or electronic break-ins or similar disruptions of such third-party service providers could, among other things, adversely affect our ability to serve our users, and could even result in the misappropriation of funds of our investors and borrowers. If that were to occur, both we and third-party service providers could be held liable to clients who suffer losses from the misappropriation.

Security breaches or unauthorized access to confidential information could also expose us to risk relating to misappropriation of funds of our clients, which may subject us to liabilities, reduce the attractiveness of our marketplace and cause reputational harm and adversely impact our results of operations and financial condition.

We may encounter potential conflicts of interest from time to time, and the failure to identify and address such conflicts of interest could adversely affect our business.

We face the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of our business operations. Conflicts of interest may exist between (i) our different businesses; (ii) us and our clients; (iii) our clients; (iv) us and our employees; and (v) our clients and our employees. As we expand the scope of our business and client base, it is critical for us to be able to timely address potential conflicts of interest, including situations where two or more interests within our businesses naturally exist but are in competition or conflict. We have put in place internal control and risk management procedures that are designed to identify and address conflicts of interest. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and our reputation and our clients’ confidence in us could be damaged if we fail, or appears to fail, to deals appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us. Any of the foregoing could materially and adversely affect our reputation, business, financial condition, and results of operations.

We derived a substantial portion of revenue from a small number of key clients.

In 2017, 2018 and 2019, we derived a substantial portion of our revenue from a small number of key clients. There are inherent risks whenever a large percentage of revenues are concentrated with a limited number of clients. It is not possible for us to predict the future level of demand for our services that will be generated by these key clients. In addition, revenues from our larger clients have historically fluctuated and may continue to fluctuate based on their trading volume. If these key clients trade less frequently on our platform or suspend or terminate their relationship with us, our business and results of operation will be adversely affected. However, as the trading platform expands and following the Business Combination, we anticipate, but without assurance, that this concentration may possibly be decreasing in the future.

We face intense competition, and if we do not compete effectively, our results of operations and business prospects may be adversely affected.

We primarily compete in CFD trading market and online brokerage market, and both are highly competitive. We compete primarily on the basis of our proprietary trading platform, comprehensive client services, full brokerage licenses, innovative products and services, robust infrastructure and advanced technology, as well as brand equity. We face fierce competition from other online brokerage platforms, other investment and trading platforms as well as traditional brokerage and financial institutions. Our competitors may compete with us in a variety of ways, including (i) providing services that are similar to, or more attractive to clients than ours; (ii) providing products and services we do not offer; (iii) offering more aggressive rebates to gain market share and to promote other businesses; (iv) adapting at a faster rate to market conditions, new technologies and clients’ demands; (v) offering better, faster and more reliable technology; (vi) broadening their client base more cost effectively or faster and (vii) marketing, promoting and providing their services more effectively. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. When new competitors seek to enter our target market, or when existing market participants seek to increase their market share, they sometimes undercut the pricing or other terms prevalent in that market, which could adversely affect our market share or our ability to exploit new market opportunities.

Furthermore, since the CFD trading services are relatively new and evolving for PRC residents, our potential clients may not fully understand how our platform works and may not be able to fully appreciate the additional client protections and features that we have invested in and adopted on our platform as compared to others. Our pricing and terms could deteriorate if we fail to act to meet these competitive challenges. Furthermore, to the extent that our competitors are able to offer more attractive terms to our business partners, such business partners may choose to terminate their relationships with us. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our marketplace could stagnate or substantially decline, we could experience reduced revenues and our marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

We may fail to implement new business lines, or introduce new products and services to our clients, or we may fail to successfully expand our business.

Our future success is dependent upon on our ability to implement new business lines and offer new products and services, to better respond to market changes and clients’ evolving needs. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. We may invest significant time and resources in developing and marketing new lines of business and/or new products and services. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. In addition, new service offerings may not be accepted by the market or be as profitable as we expect. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

In addition, our strategy to expand business operation and enter into new markets may subject us to additional risks. As we enter into markets that are new to us, we must tailor our services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, costly and divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. To continue to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct or intend to conduct business, the requirements of which may not be clearly defined. Even if we expand our businesses into new jurisdictions or areas, the expansion may not yield intended profitable results.

Fraud, misconduct or errors by our directors, officers, employees, agents and other third-party service providers could harm our business and reputation.

It is not always possible to identify and deter fraud, misconduct or errors by directors, employees, agents or external service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. Fraud or misconduct by any of these persons or entities may cause us to suffer significant reputational harm and financial loss or result in regulatory disciplinary actions. The potential harm to our reputation and to our business caused by such fraud or misconduct is impossible to quantify.

We are subject to a number of obligations and standards arising from our business. The violation of these obligations and standards by any of our directors, officers, employees, agents, clients, or other third parties could materially and adversely affect us and our investors. For example, we are required to properly handle confidential information. If our directors, officers, employees, agents, clients, or other third parties were to improperly use or disclose confidential information, we could suffer serious harm to our reputation, financial position, and existing and future business relationships. Although we have not identified any material fraud or misconduct by our directors, officers, employees, agents, clients, or other third parties since we commenced our current businesses in 2016, if any of these persons or entities were to engage in fraud or misconduct or were to be accused of such fraud or misconduct, our business and reputation could be materially and adversely affected.

A significant decrease in our liquidity could negatively affect our business and financial management as well as reduce client confidence in us.

Maintaining adequate liquidity is crucial to our business operations. We are subject to liquidity and capital adequacy requirements in Hong Kong and Cayman Islands. We meet our liquidity needs primarily through cash generated by operating activities and capital contribution, as well as cash provided by external financing. Fluctuations in client cash or deposit balances, as well as changes in regulatory treatment of client deposits or market conditions, may affect our ability to meet our liquidity needs. A reduction in our liquidity position could reduce our clients’ confidence, which could result in the loss of client trading accounts, or could cause us to fail to satisfy liquidity requirements of regulatory authorities. In addition, failure to meet regulatory capital guidelines can result in investigations and regulatory actions, which may lead to penalties, including reprimands, fines, limitations or prohibitions on our future business activities or suspension or revocation of our licenses or trading rights.

In addition, our ability to satisfy our liquidity and capital needs may be affected by a variety of factors, some of which are beyond our control, including, macroeconomic and socio-political conditions, fluctuations in cash or deposit balances, increased capital requirements, changes in regulatory guidance or interpretations, or other regulatory changes. If cash generated by client trading activities and operating earnings is not sufficient for our liquidity needs, we may be forced to seek external financing. During periods of disruptions in the credit and capital markets, potential sources of external financing could be reduced, and borrowing costs could increase. Financing may not be available on acceptable terms, or at all, due to market conditions or disruptions in the credit markets. If we experience any significant decrease in our liquidity, our business, financial condition and results of operations could be adversely impacted.

We may not succeed in promoting and sustaining our brand.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing clients to our platform. This depends largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our marketplace. If any of our current marketing channels become less effective, if we are unable to continue to use any of these channels, if the cost of using these channels were to significantly increase or if we are not successful in generating new channels, we may not be able to attract new investors and borrowers in a cost-effective manner or convert potential investors and borrowers into active investors and borrowers on our marketplace.

Our efforts to build our brand may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

We face risks related to our know-your-customer, or KYC procedures when our clients provide outdated, inaccurate, false or misleading information.

We collect client information during the account opening and registration process and screens accounts against public databases or collaborates with external service providers for purpose of verifying client identity and detecting risks. Although we require our clients to submit documents for proof of their identity and address for completing the account registration and to update such information from time to time, we face risks as the information provided by our clients may be outdated, inaccurate, false or misleading. We cannot fully confirm the accuracy, currency and completeness of such information beyond reasonable effort. For example, to reduce the risk of being subject to complex U.S. laws and regulations, we do not allow U.S. citizens or residents to open an account with us and we require our potential clients to provide their passports or identity cards before account opening. However, if a potential client only provides his PRC identity card, which is usually valid for 10 years or more, and misinforms us that he does not also possess a U.S. passport or permanent resident card, we might not be able to detect such misinformation. In addition, as a client who is not a U.S. citizen or resident at the time of account registration may later obtain U.S. citizenship or residential status and fail to update us in a timely manner, our customer database might not be entirely accurate at all time. Despite our efforts to exclude persons who reside in jurisdictions where we have no license or permit such as the United States, our provision of products and services to such clients could be in violation of the applicable laws and regulations in those jurisdictions, of which we may have no awareness until we are warned by the relevant supervising authorities. Despite our safeguards, we could still be subject to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to reputation resulting from such violations. In particular, following the consummation of the Business Combination, as we become increasingly renown in the United States and worldwide, there is no assurance that we will be able to successfully identify and exclude all persons who resides in jurisdictions where we have no license or permit to operate, including the United States. If U.S. citizens and residents were to register on and begin using our platform, we may be subject to the scrutiny of U.S. regulatory agencies and required to comply with applicable laws and regulations in the United States, including the requirements to obtain relevant licenses and permits for providing our products to U.S. citizens and residents. We currently do not intend to apply for such licenses and permits in the United States, and if we determine to do so, there is no guarantee that we will successfully obtain such licenses in a timely fashion, or at all. We could be subject to disciplinary or other actions by the U.S. regulatory agencies due to claimed noncompliance which could have a material adverse effect on our business, financial condition and results of operations.

In addition, although we have strict internal policies for continuing KYC procedures after the activation of accounts and for issues such as anti-corruption, economic sanctions, anti-money laundering, export controls and securities fraud, we mainly rely on our continuing KYC procedures to ensure our compliance with relevant laws and regulations related to anti-corruption, economic sanctions, anti-money laundering, export controls and securities fraud. Although we have trainings for our employees in all of our departments, our KYC system and procedures cannot be foolproof. Any potential flaw in our KYC system or any misconduct in the KYC procedures by any of our employees may lead to our failure of compliance with such relevant laws and regulations, which will further subject us to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to reputation.

Our clients may engage in fraudulent or illegal activities on our platform.

We have implemented stringent internal control policies, insider trading, anti-money laundering and other anti-fraud rules and mechanisms on our platform, for example, we cooperated with third party search system service provider to check if our clients are politically exposed persons or on certain sanction lists (including but not limited to the lists of money laundering, terrorist financing or other crimes). Nevertheless, we remain subject to the risk of fraudulent or illegal activities both on our platform and associated with our clients, funding and other business partners, and third parties handling client information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraudulent or illegal activities.

Any misbehavior of or violation by our clients of applicable laws and regulations could lead to regulatory inquiries and investigations that involve it, which may affect our business operation and prospects. We might also incur higher costs than expected in order to take additional steps to reduce risks related to fraudulent and illegal activities. High-profile fraudulent or illegal activities, for example, money laundering, insider trading and securities fraud, could also lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional regulatory and litigation expenses and costs. Although our client agreements require clients to acknowledge that they will observe all insider trading, money laundering and securities fraud laws and regulations in applicable jurisdictions and to assume liabilities for all restrictions, penalties and other responsibilities arising from conducts suspected to constitute insider trading, money laundering and/or, securities fraud, we cannot verify whether every transaction conducted by our clients is in compliance with such laws and regulations because our clients may circumvent our due diligence measures to commit insider trading and/or money laundering. Significant increases in fraudulent or illegal activities could negatively impact our brand and reputation, reduce the trading volume on our platform and therefore harm our operating and financial results.

In addition, we could also suffer serious harm to our reputation, financial condition, client relationships and even be subject to regulatory sanctions and significant legal liability, if any of our employees engage in illegal or suspicious activities or other misconduct. See “— Fraud, misconduct or errors by our directors, officers, employees, agents and other third-party service providers could harm our business and reputation.” Although we have not experienced any material business or reputational harm as a result of fraudulent or illegal activities in the past, we cannot rule out the possibility that any of the foregoing may occur, causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

Our business depends on the continued efforts of our senior management, particularly our founder and controlling shareholder, Mr. Jian Wang. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management. While we provide a variety of attractive incentives to our management, we cannot assure you that we can continue to retain their services. Although there has been no departures of our senior management members in the past, we cannot assure you that our existing senior management members will not terminate their employment with us in the future. In addition, we do not have any key man insurance for our executive officers or key employees. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, there is no assurance that any member of our management team will not join one of our competitors or form a competing business. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

User growth and activity on mobile devices depend upon effective use of mobile operating system, networks and standards, over which us does not have control.

As of the date of this prospectus, majority of our clients access our services through PC, however, we expect to see a growing number of our clients access our services through our mobile apps in the future. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these new devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In April 2020, we launched our newly developed all-in-one Lion Brokers Pro app. There are substantial uncertainties associated with the newly launched app, including compatibility with mobile operating systems, and we cannot assure you we could operate successfully or as we expected.

In addition, our future growth and our results of operations could suffer if we experience difficulties in the future in integrating our services into mobile devices or if problems arise with our relationships with providers of mobile operating systems or mobile app stores, or if we face increased costs to distribute or have users utilize our services on mobile devices. We are further dependent on the interoperability of providing our services on popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the accessibility of our services or give preferential treatment to competing products could adversely affect the usability of our services on mobile devices. In the event that it is more difficult for our users to access and utilize our services on their mobile devices, or if our users choose not to access or utilize our services on their mobile devices or to use mobile operating systems that do not offer access to our services, our user growth could be harmed and our business, financial condition and operating results may be adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. “Business — Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

It is often difficult to maintain and enforce intellectual property rights. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in Hong Kong, PRC, Singapore, Cayman Islands, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected. As the date of this prospectus, the application for one of our trademarks is still pending. If we are unable to complete these registrations, we may not be able to prohibit unauthorized use or prevent other infringements of these trademarks.

We and our directors and officers may from time to time be subject to claims, controversies, lawsuits and legal proceedings.

We and our directors and officers may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. Claims, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claim would develop into a lawsuit. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against us could have a material adverse impact on our financial condition, results of operations and cash flows. In addition, negative publicity regarding claims or judgments made against us may damage our reputation and may result in a material adverse impact on us.

If we fail to implement and maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet reporting obligations or prevent fraud. As a result, holders of our securities could lose confidence in our financial and other public reporting, which would harm our business and trading price of our securities.

Prior to the Business Combination, we are a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing consolidated financial statements, our independent registered public accounting firm and Lion had identified two material weaknesses in our internal controls. A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The two material weaknesses that have been identified relate to (i) lack of sufficient internal capabilities and resources with relevant experience, skills and knowledge in accounting and financial reporting under the requirements of U.S. GAAP and rules set forth by the SEC to prepare financial statements and related footnote disclosures in accordance with U.S. GAAP, and (ii) lack of proper and adequate closing procedures to record all the transactions Lion entered into and ensure the proper cut-off at period end. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” Although we have already begun implementing remedial measures to address the material weaknesses, the implementation of these measures may not fully address the material weaknesses and deficiencies in our internal control over financial reporting, and we cannot conclude that we have been fully remedied. In the future, we may determine that we have additional material weaknesses, or our independent registered public accounting firm may disagree with our management assessment of the effectiveness of our internal controls. Our failure to correct the material weaknesses or failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis, which could cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of our securities.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such accountant might have identified additional material weaknesses and deficiencies. Upon completion of this Business Combination, we became a public company and we are subject to the Sarbanes-Oxley Act of 2002, and the Section 404 of the Sarbanes-Oxley Act, or Section 404, requires us include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with annual report for the fiscal year ending December 31, 2020. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act and do not qualify for the carve-out as defined by SEC’s Accelerated Filer and Large Accelerated Filer Definition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting our own independent testing, may issue a report that is qualified if we are not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, the reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause you to lose confidence in our reported financial information. This could in turn limit our access to capital markets and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Lion may not be able to obtain additional capital on favorable terms or at all.

Lion anticipates that our current cash, cash provided by operating activities and funds available through our current and anticipated bank loans and credit facilities will be sufficient to meet our current and anticipated needs for general corporate purposes. However, Lion needs to make continued investments in products development, hardware, software, IT systems, business expansion and to retain talents to remain competitive. Lion may need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to Lion, or at all. Furthermore, any equity financing will be dilutive to existing shareholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If adequate capital is not available to Lion as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited, which would adversely affect our business, financial condition and results of operations.

Our recent issuance of the 2020 Debentures, that are secured by substantially all of our assets, could limit our ability to obtain future financings, dilute our current shareholders, and if we cannot pay them when due, we will cease operations.

On December 14, 2020, we completed the offering of $1,600,000 principal amount of the 2020 Debentures. The 2020 Debentures matures 30 months from dates of issuance and are secured by substantially all of our assets, including our intellectual property. If we are unable to repay the 2020 Debentures on maturity and such debt is neither converted nor extended, we will cease operations.

The 2020 Debentures are convertible at $2.00 per ADS at any time after the date of the first issuance of the 2020 Debentures until the 2020 Debenture is no longer outstanding. We also issued three series of the 2020 Warrants which are exercisable for, in the aggregate, up to 13,700,000 ADSs. The Series B Warrant has a two-year term and is immediately exercisable at an exercise price of $2.00 per ADS. The Series A Warrant is exercisable until on or prior to 5:00 p.m. (New York City time) on December 14, 2027 at an exercise price of $2.45 per ADS. The Series C Warrant has a seven-year term and is immediately exercisable at an exercise price of $2.45 per ADS, but the exercisability of which shall be in proportion to the exercise of the Series B Warrant by the holder of the Series C Warrant. Similar to the 2020 Debentures, the 2020 Warrants include an adjustment provision in the event of a Share Combination Event (as defined below) that reduces to exercise price of such warrants to the Market Price on the sixteenth (16th) trading day following the Share Combination Event. Additionally, if we issue ordinary shares or ordinary share equivalents for an effective price less than $2.20, subject to adjustment, then the exercise price shall be adjusted to such lower price and the number of ADSs issuable upon exercise of the 2020 Warrants shall be adjusted proportionally to maintain the aggregate exercise price of the 2020 Warrants. Further, for each $1 million of subscription amount under the 2020 Debenture and the Series B Warrant, the purchaser shall receive a certificate representing 50,000 ADSs (or such lesser number on a ratable basis if the Subscription Amount is less than $1 million). As a result, there are an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures and an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant. If at any time after 120 days April 14, 2021, and prior to the respective expiration date of the Series A Warrant, the Series B Warrant and the Series C Warrant, the Company fails to maintain an effective registration statement with the SEC covering the resale of the shares of common stock underlying the 2020 Debentures and the 2020 Warrants, the 2020 Warrants may be exercised by means of a cashless exercise, subject to applicable law and the terms of the relevant deposit agreement governing the ADSs, until such time as there is an effective registration statement. We will issue up to approximately

15,380,000 Class A Ordinary Shares, represented by ADSs if all the 2020 Debentures are converted and all the 2020 Warrants are exercised in full (inclusive of an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures, an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant, and an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash). To the extent of the conversion of the 2020 Debentures, the exercise of the 2020 Warrants for our ADSs, or the issuance of shares for interest on the 2020 Debentures paid in kind, our current shareholders will sustain material dilution.

We may be subject to litigation, arbitration or other legal proceeding risk.

We may be subject to arbitration claims and lawsuits in the ordinary course of our business. As of the date of this prospectus, we are not a party to, and are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations. Actions brought against us may result in settlements, awards, injunctions, fines, penalties and other results adverse to us. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by a large number of claimants, when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects. In market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against securities brokerage companies have historically increased. The amounts involved in the trades we execute, together with rapid price movements in our currency pairs, can result in potentially large damage claims in any litigation resulting from such trades. Dissatisfied clients may make claims against us regarding the quality of trade execution, improperly settled trades, mismanagement or even fraud, and these claims may increase as our business expands.

In addition, even if we prevail in any litigation or enforcement proceedings against us, we could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage our reputation or raise concerns among our clients, we may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against us, or an adverse resolution of any such matter could have a material adverse effect on our reputation, business, financial condition and results of operations and cash flows.

We may pursue acquisitions or joint ventures that could present unforeseen integration obstacles, incur unpredicted costs or may not enhance our business as we expected.

We may in the future pursue acquisitions and joint ventures as part of our growth strategy. Any future acquisition or joint venture may result in exposure to potential liabilities of the acquired companies, significant transaction costs and present new risks associated with entering additional markets or offering new products and integrating the acquired companies or newly established joint ventures. Potential liabilities may arise from deficiencies in due diligence findings and deficient past track record results.

Moreover, we may not have sufficient management, financial and other resources to integrate companies we acquire or to successfully operate joint ventures and we may be unable to profitably operate our expanded company structure. Additionally, any new business that we may acquire or joint ventures we may form, once integrated with our existing operations, may not produce expected or intended results.

A sustained outbreak of the COVID-19 pandemic could have a material adverse impact on our business, operating results and financial condition.

Since late December 2019, the outbreak of a novel strain of coronavirus, later named COVID-19, spread rapidly throughout China and later to the rest of the world. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern (PHEIC),” and later on March 11, 2020 a global pandemic. The COVID-19 outbreak has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings.

This outbreak of COVID-19 has caused companies like us and our business partners to implement temporary adjustments to work schedules and travel plans, mandating employees to work from home and collaborate remotely. As a result, we may have experienced lower efficiency and productivity, internally and externally, which may adversely affect our service quality. Moreover, our business depends on our employees and the continued services of these individuals. If any of our employees has contracted or is suspected of having contracted COVID-19, these employees will be required to be quarantined and they could pass it to other of our employees, potentially resulting in severe disruption to our business.

Furthermore, our results of operations have been severely affected by the COVID-19 outbreak. Due to the instability of global financial markets and other economic and financial challenges brought about by COVID-19, as well as the relatively quiet period during the Chinese New Year holiday. Our futures brokerage and insurance brokerage businesses have been adversely affected by travel restrictions preventing PRC residents from travelling to Hong Kong. More broadly, the COVID-19 outbreak threatens global economies and has caused significant market volatility and declines in general economic activities. This may have severely dampened the confidence in global markets of investors, including our clients, resulting in decreases in overall trading activities and restraint in their investment decisions.

Any future impact on our results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. Given the general slowdown in economic conditions globally, volatility in the capital markets as well as the general negative impact of the COVID-19 outbreak on the insurance brokerage, securities and futures brokerage and overall financial service industry, we cannot assure you that we can launch new products and services in a timely manner or that we can maintain the growth rate we have experienced or projected. Because of the uncertainty surrounding it, the financial impact related to the COVID-19 outbreak and the response to it cannot be reasonably estimated at this time, but our financial condition and operating results for 2020 may be adversely affected.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our marketplace. Moreover, besides COVID-19, our business could also be adversely affected by Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemics.

Our headquarters are located in Hong Kong, where most of our directors and management and a majority of our employees currently reside. In addition, some of our system hardware and back-up systems are hosted in leased facilities located in Hong Kong. Consequently, we are highly susceptible to factors adversely affecting Hong Kong. If any of the abovementioned natural disasters, health epidemics or other outbreaks were to occur in Hong Kong, our operation may experience material disruptions, such as temporary closure of our offices and suspension of services, which may materially and adversely affect our business, financial condition and results of operations.

Our business is sensitive to general economic and political conditions and other factors beyond our control, and our results of operation are prone to significant and unpredictable fluctuations.

Our revenues depend substantially on our clients’ trading volume, which are influenced by the general trading activities in the market. Trading activities are directly influenced by a variety of factors beyond our control, including economic and political conditions, macro trends in business and finance, investors’ interest level in trading and legislative and regulatory changes in the jurisdictions where we operate. Any of these or other factors may cause trading activity levels in our industry to fluctuate and adversely affect our business and results of operations.

For example, since June 2019, there has been large and frequent riots in Hong Kong following the forfeited extradition bill, many of which have been violent. The sustained riot has already caused a material adverse effect on Hong Kong’s economy and social order, which in turn negatively impacted on our insurance agency business as fewer Chinese clients had come to Hong Kong for insurance purchase. There can be no assurance when these tensions will end or that situation will not escalate in the future. Any future increase in tension or failure to restore public and social order by the Hong Kong government could adversely impact the security and stability of Hong Kong, in particular, Hong Kong’s financial market.

Moreover, following the outbreak and spread of COVID-19 as well as the OPEC-Russia oil price war, on March 9, 2020, all three major U.S. trading indexes, Dow Jones Industrial Average, S&P 500 Index and the NASDAQ-100 dropped significantly, leading to a 15-minute circuit breaker that halted the trading. The circuit breaker was triggered several additional times during the days that followed, which led to multiple large declines in the trading indexes. Other stock markets in the rest of the world have also experienced similar falls in stock prices. The volatility of global stock market may adversely affect our clients’ confidence and willingness in trading and/or investing in the financial market. As a result, our operating results may be subject to significant and unpredictable fluctuations.

The current trade war between the U.S. and China may dampen growth in China and other markets where the majority of our clients reside.

The U.S. government has imposed, and has proposed to impose additional, new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new or higher tariffs on specified products imported from the U.S. Certain tariffs have already been adopted by both sides, and the two countries often meet to negotiate arrangements that would include the decreasing or removal of tariffs, but Lion cannot assure you that the negotiations will be successful in reducing tariffs or that other tariffs will not be imposed, even if an agreement will be reached. On October 11, 2019, the U.S. government announced that the two countries had reached a “Phase 1” agreement, which was signed on January 16, 2020. However, due to various political developments, it remains to be unclear whether a “Phase 2” agreement can be reached and how much economic relief from the trade war it will offer.

Although we are not subject to any of those tariff measures, the proposed tariffs may adversely affect the economic growth in China, Hong Kong and other markets in which we operate, as well as the financial condition of our clients. With the potential decrease in the spending and investment power of our target clients, we cannot guarantee that there will be no negative impact on our operations. In addition, the current and future actions or escalations by either the U.S. or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business, financial condition and results of operations, and we cannot provide any assurance as to whether such actions will occur or the form that they may take.

Risks Related to Doing Business in Jurisdictions We Operate

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

A substantial part of our operations are located in Hong Kong. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and China generally and by continued economic growth in Hong Kong and China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Economic conditions in Hong Kong and China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to Lion.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed were compromised, it could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

Hong Kong regulatory requirement of prior approval for transfer of shares in excess of certain threshold may restrict future takeovers and other transactions.

Section 132 of Securities and Futures Ordinance (Cap. 157 of the laws of Hong Kong) (the “SFO”) requires prior approval from the HKSFC for any company or individual to become a substantial shareholder of a HKSFC-licensed company in Hong Kong. Under the SFO, a person will be a “substantial shareholder” of a licensed company if he, either alone or with associates, has an interest in or is entitled to control the exercise of the voting power of more than 10% of the total number of issued shares of the licensed company, or exercises control of 35% or more of the voting power of a company that controls more than 10% of the voting power of the licensed company. Further, all potential parties who will be new substantial shareholder(s) of the our HKSFC-licensed subsidiaries, which are Lion International Securities Group Limited, Lion Futures Limited and Lion Asset Management Limited, are required to seek prior approval from the HKSFC. This regulatory requirement may discourage, delay or prevent a change in control of Lion, which could deprive our shareholders the opportunity to receive a premium for their shares as part of a future sale and may reduce the price of our shares upon the consummation of a future proposed business combination.

Risks Related to our ADSs, our Securities and this Offering

Upon conversion of our 2020 Debentures, we will be obligated to issue a substantial number of additional ADSs which will dilute our present shareholders.

We are obligated to issue additional ADSs in connection with our outstanding warrants, including the the warrants issued with respect to the Business Combination, PIPE warrants, 2020 Debentures and 2020 Warrants. As of January 15, 2021, there were warrants, convertible into 32,995,000 Class A ordinary share. The exercise, conversion or exchange of warrants or convertible securities, including for other securities, will cause us to issue additional ADSs and will dilute the percentage ownership of our shareholders. In addition, we have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other shareholders not participating in such exchange. Please also see the risk factor above entitled “Our recent issuance of the 2020 Debentures, that are secured by substantially all of our assets, could limit our ability to obtain future financings, dilute our current shareholders, and if we cannot pay them when due, we will cease operations.”

The price of our ADSs may be volatile.

The price of our ADSs may fluctuate due to a variety of factors, including but not limited to:

•        actual or anticipated fluctuations in our semi-annual and annual results and those of other public companies in the industry;

•        changes in government regulation;

•        mergers and strategic alliances in the financial services industry;

•        market prices and conditions in the financial services market;

•        announcements concerning us or our competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ADSs, regardless of our operating performance. Volatility in the price of our ADSs may increase volatility in the price of our warrants.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ADSs.

It is currently expected that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Market price of our ADSs may decline if our actual results do not match the projections of these securities research analysts.

Similarly, if one or more of the analysts who write reports on us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, price of our ADSs could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our ADSs price or trading volume could decline. While it is expected that research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our ADSs could be adversely affected.

We may issue additional Class A Ordinary Shares or other equity securities, from time to time, without your approval, which would dilute your ownership interests and may depress the market price of our ADSs.

We may issue additional Class A Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional Class A Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        our existing shareholders’ proportionate ownership interest and your holdings of ADSs in us will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding ordinary shares may be diminished; and

•        the market price of our ADSs may decline.

Holders of our ADSs may not have the same voting rights as our registered shareholders and might not receive voting materials in time to be able to exercise their right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the underlying Class A Ordinary Shares evidenced by the ADSs on an individual basis. Under the deposit agreement, holders of ADSs must vote by giving voting instructions to the depositary, including instructions to give a discretionary proxy to a person designated by us. Upon receipt of such holder’s voting instructions, the depositary will vote the underlying Class A Ordinary Shares in accordance with these instructions. ADSs holders will not be able to directly exercise their right to vote with respect to the underlying Class A Ordinary Shares unless they withdraw the underlying Class A Ordinary Shares. Holders of ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that holders of ADSs, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise their right to vote.

The voting rights ADSs holders are limited by the terms of the deposit agreement, and ADSs holders may not be able to exercise rights to direct how the Class A Ordinary Shares represented by ADSs are voted.

A holder of our ADSs may only exercise the voting rights with respect to the underlying Class A Ordinary Shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions of a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying Class A Ordinary Shares in accordance with these instructions. When a general meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw the Class A Ordinary Shares underlying the ADSs to allow them to cast their votes with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to ADSs holders in a timely manner, but we cannot assure such holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. Furthermore, the depositary will not vote on any matter for which voting is conducted on a show of hands basis in accordance with our Amended and Restated Memorandum and Articles of Association and will not have an obligation to demand voting on a poll basis. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote and may lack recourse if their equity shares are not voted as requested.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

We and the depository are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our ordinary shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A Ordinary Shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A Ordinary Shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim that they may have against us or the depositary arising out of or relating to our ordinary shares, our ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and our ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or our ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

An ADSs holder’s right to participate in any future rights offerings may be limited, which may cause dilution to such holder’s holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to ADSs holders in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to ADSs holders unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in our rights offerings and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed, or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case ADSs holders will receive no value for these rights.

ADSs holders may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.

ADSs holders might not receive distributions on our equity shares, or any value for them at all, if it is unlawful or impracticable for us to make them available to such holders.

The depositary of the ADSs has agreed to pay ADSs holders the cash dividends or other distributions it or the custodian for the ADSs receives on our Class A Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the deposit agreement. ADSs holders will receive these distributions in proportion to the number of the underlying Class A Ordinary Shares that their ADSs represent. However, the depositary is not responsible if it is unlawful or impracticable to make a distribution available to any ADSs holders. For example, it would be unlawful to make a distribution to a ADSs holder if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any ADSs holders if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of our ADSs, equity shares, rights or anything else to ADSs holders. This means that holders of our ADSs might not receive the distributions that we make on our Class A Ordinary Shares or any value for them at all if it is unlawful or impracticable for us to make them available to ADS holders.

Sales of a substantial number of our securities in the public market following the Business Combination could adversely affect the market price of our ADSs.

Following the consummation of the Business Combination, 2,875,000 Founder Shares and 5,375,000 warrants that Proficient’s Initial Stockholders previously held were exchanged for Class A Ordinary Shares and our warrants and continue to be held by Proficient’s Initial Stockholders. These securities are subject to a six-month lock up restriction starting from June 16, 2020. After the lock-up period expires, these Class A Ordinary Shares will become eligible for deposit with the depository against issuance of our ADSs which will be eligible for future sale in the public market. Sales of a significant number of these our ADSs in the public market, or the perception that such sales could occur, could reduce the market price of our ADSs.

The IRS may not agree with the position that we should be treated as a foreign corporation for U.S. federal income tax purposes following the Business Combination.

Although we were incorporated under the laws of the Cayman Islands, the IRS may assert that we should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Because we were incorporated under the laws of the Cayman Islands, we would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application. If it were determined that we should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, we would be liable for U.S. federal income tax on our income like any other U.S. corporation and certain distributions made by us to non-U.S. holders of our securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on our financial position and results from operations.

As more fully described under “Taxation — Material U.S. Federal Income Tax Considerations — Tax Treatment — Our Tax Residence for U.S. Federal Income Tax Purposes,” section 7874 is currently expected to apply in a manner such that we should not be treated as a U.S. corporation for U.S. federal income tax purposes. However, holders are cautioned that the application of section 7874 to us is extremely complex and the applicable Treasury regulations are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of section 7874 to the facts and circumstances of the Business Combination are uncertain. In addition, there could be a future change in law under section 7874 of the Code, the Treasury Regulations promulgated thereunder or otherwise that could have an effect on the application of section 7874 to us. No IRS ruling has been requested or will be obtained regarding the U.S. federal income tax consequences of the Business Combination or any other matter described in this prospectus/proxy statement. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described above or that, if challenged, such treatment will be sustained by a court.

We and/or our non-U.S. subsidiaries could be controlled foreign corporations, or CFCs, which could result in adverse U.S. federal income tax consequences.

If we or any of our subsidiaries is a CFC for any taxable year, then any U.S. person who is a 10% U.S. Shareholder as to such CFC may be subject to adverse U.S. tax consequences. A U.S. person is a “10% U.S. Shareholder” with respect to a foreign corporation if such person owns directly, indirectly or constructively at least 10% of the voting power or value of stock of such corporation. If 10% U.S. Shareholders, in the aggregate, own more than 50% of the voting power or value of the stock of such corporation, the foreign corporation will be classified as a CFC. Additionally, as a result of changes introduced by the Tax Cuts and Jobs Act, even absent 10% U.S. Shareholders with downward direct or indirect interests in a foreign corporation, a U.S. subsidiary of ours alone may cause certain related foreign corporations to be treated as CFCs by reason of “downward attribution.” Given that we are publicly held, the constructive ownership rules under section 318 of the Code makes it difficult to determine whether any U.S. person is a 10% U.S. Shareholder of ours and our non-U.S. subsidiaries and whether we or any of our non-U.S. subsidiaries is a CFC.

Please see the section entitled “Taxation — Material U.S. Federal Income Tax Considerations — U.S. Holders — Controlled Foreign Corporation Rules” for a more detailed discussion with respect to these CFC issues. U.S. holders are urged to consult their tax advisors regarding the possible application of the CFC rules to holders of our securities.

We may be a Passive Foreign Investment Company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If we or any of our subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our ADSs and/or Class A Ordinary Shares or our warrants or our 2020 Debentures or our 2020 Warrants who or that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (2) the trust has a valid election in place to be treated as a U.S. person (a “U.S. holder”), such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Whether we or any of our subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Accordingly, we are unable to determine whether we or any of our subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that we or any of our subsidiaries will not be treated as a PFIC for any taxable year. Moreover, we do not expect to provide a PFIC annual information statement for 2020 or going forward. Please see the section entitled “Taxation — Material U.S. Federal Income Tax Considerations — U.S.

Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to our PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to our ADSs and/or Class A Ordinary Shares, 2020 Warrants, 2020 Debentures and warrants.

We may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, applicable law, regulations, restrictions, our results of operations, financial condition, cash requirements, contractual restrictions, our future projects and plans and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends depends significantly on the extent to which we receive dividends from Lion and there can be no assurance that Lion will pay dividends. As a result, capital appreciation, if any, of our ADSs will be an investor’s sole source of gain for the foreseeable future.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is different under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

Our corporate affairs is governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by non-controlling shareholders and the fiduciary responsibilities of our directors to us law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. Your rights as a shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws from the United States and may provide significantly less protection to investors.

We have been advised by our Cayman Islands legal counsel, Ogier, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. Subject to the foregoing, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (The courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct all of our operations in Hong Kong and the Cayman Islands and most of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands and conduct all of operations in Hong Kong and the Cayman Islands. All of our assets are located outside the United States. Most of our officers and directors are expected to reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the Hong Kong could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Shareholders of Cayman Islands exempted companies such as us have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, our corporate records could be inspected by our shareholders, but are not obliged to make them available to our shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Provisions in our Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our securities and could entrench management.

Our currently effective Amended and Restated Memorandum and Articles of Association contain provisions that may discourage unsolicited takeover proposals that our shareholders may consider to be in their best interests. Among other provisions, the ability of our board of directors to issue preferred shares with preferences and voting rights determined by the board without shareholder approval may make it more difficult for our shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Moreover, our board of directors is divided into two classes, namely Class I and Class II. Class I consist of three directors, and Class II consist of four directors. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our Amended and Restated Memorandum and Articles of Association, or the Articles Effectiveness Date. Directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date.

Furthermore, our ordinary shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of matters requiring the votes of shareholders, holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to ten votes per share. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale of Class B Ordinary Shares by a holder thereof to any person other than an affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares. Due to the disparate voting powers associated with our dual-class share structure, as of the date of this prospectus, the Class B Ordinary Shares constitute 50.55% of our total issued and outstanding share capital, and 91.09% of the aggregate voting power of and total issued and outstanding share capital.

Other anti-takeover provisions in our Amended and Restated Memorandum and Articles of Association include the indemnification of our officers and directors, the requirement that directors may only be removed from our board of directors for cause and the requirement for a special resolution to amend provisions therein that affect shareholder rights. These provisions could also make it difficult for our shareholders to take certain actions and limit the price investors might be willing to pay for our securities.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

As a “foreign private issuer” under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

In addition, as a “foreign private issuer”, we are permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. We currently intend to follow some, but not all of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements we do follow, we cannot make any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq, we are not required to, under the corporate governance practice and requirements in the Cayman Islands, have our board consisting of a majority of independent directors, nor are we required to have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, or have regularly executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of our securities. For additional information regarding the home country practices we follow in lieu of Nasdaq requirements, see “Management — Corporate Governance Practices”.

We will lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We are an “emerging growth company,” and any decision to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We expect to remain an “emerging growth company” until December 31, 2020. As an emerging growth company, we are not required to comply with, among other things, the auditor attestation requirements of the Sarbanes-Oxley Act. Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt-out is irrevocable. We have elected not to opt-out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, may not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with other public companies difficult or impossible because of the potential differences in accountant standards used. Investors may find our securities less attractive because we rely on these provisions. If investors find our securities less attractive as a result, there may be a less active trading market for our securities and prices of the securities may be more volatile.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our securities.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that may require prospective or retroactive changes in our financial statements or identify other areas for further attention or improvement. In addition, for as long as we are an “emerging growth company,” our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to restatements of our financial statements and require us to incur the expense of remediation. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

The Public Company Accounting Oversight Board (“PCAOB”) inspection of our independent accounting firm could lead to findings in our auditors’ reports and challenge the accuracy of our published audited consolidated financial statements.

Auditors of U.S. public companies are required by law to undergo periodic PCAOB inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. These PCAOB inspections could result in findings in our auditors’ quality control procedures, question the validity of the auditor’s reports on our published consolidated financial statements and cast doubt upon the accuracy of our published audited financial statements.

We are a “controlled company” within the meaning of Nasdaq Stock Market LLC listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

As of the date of this prospectus, Jian Wang, our chairman of the board and Chunning Wang, our chief executive officer collectively hold approximately 91.09% of our voting power total issued and outstanding share capital. As a result, we are considered as a “controlled company” within the meaning of the Nasdaq Stock Market LLC listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating and corporate governance committee is composed entirely of independent directors, and the requirement that the compensation committee is composed entirely of independent directors. We currently do not intend to rely on exemptions available to us.

Our controlling shareholders have substantial influence over and our interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, Jian Wang, our chairman of the board and Chunning Wang, our chief executive officer collectively hold a total of 9,843,096 Class B Ordinary Shares, representing approximately more than 90% of our voting power total issued and outstanding share capital. Jian Wang and Chunning Wang have substantial influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors, declaration of dividends and other significant corporate actions. As the controlling shareholders, Jian Wang and Chunning Wang may take actions that are not in the best interests of our other shareholders. These actions may be taken in many cases even if they are opposed by our other shareholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control which could deprive you of an opportunity to receive a premium for your securities as part of a sale of our company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our ADSs by the selling stockholder except for proceeds from the exercise of the Warrants. We will bear all other costs, fees and expenses incurred by us, or by the selling stockholder, in effecting the registration of the shares covered by this prospectus. The selling stockholder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.

CORPORATE HISTORY AND STRUCTURE

Lion Group Holding Ltd. was incorporated under the laws of the Cayman Islands as an exempted company on February 11, 2020, solely for the purpose of effectuating the Business Combination. Prior to the Business Combination, Lion Group Holding Ltd. owned no material assets and did not operate any business. On June 16, 2020, we consummated the Business Combination pursuant to the terms of the Business Combination Agreement, upon which Lion Group Holding Ltd. became the ultimate parent company of Lion and it has no operating assets other than its ownership of interests in Lion.

The following diagram illustrates our corporate structure as of the date of this prospectus.

In June 2015, Lion Financial Group Limited (previously known as BC Financial Holdings Limited) was incorporated under the laws of the British Virgin Islands, as a holding company of our businesses

In May 2016, Lion International Securities Group Limited, Lion Futures Limited, Lion Capital Management Limited, BC Wealth Management Limited and Lion Foreign Exchange Limited in Hong Kong, were incorporated, to engage in securities and futures brokerage business, asset management business and forex trading business, respectively.

In October 2014, BC Wealth Management Limited was incorporated in Hong Kong, through which we started to carry out our insurance brokerage business.

In February 2017, Lion Wealth Management Limited was incorporated under the laws of British Virgin Islands as a holding company of BC Wealth Management Limited.

In March 2017, Lion Brokers Limited was incorporated under the laws of Cayman Islands as a wholly owned subsidiary of Lion Financial Group Limited.

In October 2018, Lion Wealth Limited was incorporated in Hong Kong as our Asia head office.

In June 2019, Lion Investment Fund SPC was incorporated under the laws of Cayman Islands as a wholly owned subsidiary of Lion Capital Management Limited. As of the date of this prospectus, we have not provided any financial services through this entity.

In July 2019, Lion International Financial (Singapore) Pte. Ltd. was incorporated in Singapore. As of the date of this prospectus, we have not provided financial services through this entity.

In December 2019, Lion Capital Management Limited was changed name to Lion Asset Management Limited.

In June 2020, we restructured pursuant to the Business Combination Agreement, by which Lion Group Holding Ltd. became our parent company and listed on Nasdaq.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information.”

In this section, the information for the years ended December 31, 2019, 2018 and 2017 are derived from Lion’s audited combined financial statements and the notes thereto included elsewhere in this prospectus. Information for the six months ended June 30, 2020 and 2019 are derived from our unaudited condensed consolidated financial statement and the notes thereto included elsewhere in this prospectus.

Overview

We are one of the few Chinese investor-focused trading platforms that offer a wide spectrum of products and services. Currently, our business lines include (i) CFD trading services, (ii) insurance brokerage services, (iii) futures brokerage services, (iv) securities brokerage services and (v) asset management services. We provide these services through our all-in-one Lion Brokers Pro app and a variety of other apps available on iOS, Android, PC and Mac platforms. Our clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC (excluding the United States), as well as institutional clients in Hong Kong that use our futures trading service.

Our trading platform allows users to trade more than 100 futures products on major futures exchanges worldwide (excluding the PRC), including the Chicago Mercantile Exchange (CME), Singapore Exchange (SGX), the Hong Kong Futures Exchange (HKFE) and Eurex Exchange (Eurex), as well as stocks listed on the New York Stock Exchange (NYSE), Nasdaq and Hong Kong Stock Exchange (HKSE), and PRC stocks listed on the Shanghai Stock Exchange (SSE) and Shenzhen Stock Exchange (SZSE) that are eligible for the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect programs (together, the “Stock Connect”). In addition, our customers may also use our platform to trade various financial products, such as stock indices, commodities, futures, forex, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets.

Our financial performance increased significantly from 2018 to 2019, as our revenue increased from US$6.6 million to US$18.5 million, respectively. Instead of a loss before income taxes of US$2.7 million in 2018, we generated income before income taxes of US$8.3 million in 2019. For the six months ended June 30, 2020, we generated income before income taxes of US$2.4 million.

Key Factors Affecting Our Results of Operations

We believe that our results of operations are affected by the following factors.

The demand for our services and the economic and political conditions in global markets

Our principal businesses are providing CFD trading, insurance brokerage and futures brokerage services to our clients. Our results of operations are directly affected by the demand for such services of our existing and potential clients, which are predominantly Chinese investors living both in and outside of China. Their demand for our services arises from the progressive increases of their investable assets and willingness to allocate more of these assets into global financial markets.

The economic and political conditions in major jurisdictions, such as the U.S., China and Hong Kong, could affect our clients’ perception of the market sentiment, which may change their investment decisions. For instance, as a result of the social unrest in Hong Kong in 2019, a significant amount of our potential insurance brokerage clients chose not to purchase insurance products in Hong Kong, which adversely impacted our insurance commission income.

Further, the outbreak of COVID-19 in the first half of 2020 may have an adverse impact on the macroeconomic condition all over the world, as well as on the amount of investable assets of a number of our clients and potential clients. Our financial performance is prone to changing global market conditions, especially the fluctuation and volatility of trading activities on major exchanges worldwide.

Number of users and transaction volumes

We derive our revenue mainly from commissions, bid/offer spreads, trading profit and difference in interest rates for transactions on our platform. Generally speaking, the larger the number of transactions carried out on our platform, and the larger the size of those transactions, the greater will be our revenue. As of December 31, 2019, we had 1,843 CFD trading clients, most of which were retail investors. Further, the larger our number of active users, the greater will be our transaction volume. Our total revenue-generating client accounts increased from 1,722 as of December 31, 2017 to 4,047 as of December 31, 2019, and decreased to 3,980 as of June 30, 2020 due to the decline of our insurance brokerage business. Among our total 3,980 revenue-generating client accounts, 57.6% of accounts are CFD trading accounts which increased by approximately 25% to 2,295.

If we can effectively attract new users, retain existing users and engage our users to more frequently trade larger transactions on our platform, our transaction volumes and revenues will grow along with the expansion of our user base. We believe our branding and marketing efforts contribute to customer retention and engagement, and that our ability to cross sell products to our clients also helps drive the growth of our revenue.

Product and service offerings and user experience

Our ability to remain competitive in the industry largely depends on the diversity of our product and service offerings and the user experience provided through our desktop and mobile applications. We began our CFD trading services in May 2019, and we generated a significant portion of our revenues through it since then, which by its nature requires constant product monitoring, innovation and development. As our client base diversifies, the needs for new products and services will further intensify. We strive to continually develop new products and services to keep up with customer demand and industry trends.

We also invest heavily in technology. Over the past few years, we outsourced our research and development to a dedicated team based in Hangzhou, China which has made great efforts in building an integrated internet trading platform that is accessible through our all-in-one Lion Brokers Pro app. We believe that the fast and reliable order execution and smooth user experience will enhance our clients’ stickiness and stimulate our revenue growth.

Effectiveness of cost control measures

Our profitability is affected not only by revenue growth, but also by our ability to effectively control costs. The commission expenses we pay to our business partners, such as prime brokers and clearing houses, have historically constituted a significant portion of our total expenses. For us to maintain and expand our profitability, we must make sure that our commission expenses remain at a reasonable or reduced level while our own commissions and fees stay at comparable or higher rates. This will depend on going market rates and our ability to successfully negotiate with our partners. We believe that as our user base and our platform continues to grow, that we will have greater leverage in dealing with our business partners, allowing us to negotiate improved commission rates. We have incurred substantial research and development expenses since we outsourced our related work to an information technology team, and expect to incur additional significant expenses relating to future development, maintenance and operation of our technology infrastructure.

Regulatory environment and compliance

We operate in highly regulated industries across multiple jurisdictions, especially in the Cayman Islands and Hong Kong. If any of the relevant regulatory authorities, such as the Cayman Islands Monetary Authority (CIMA) and the Hong Kong Securities and Futures Commission (HKSFC), introduce new regulations or impose greater restrictions on us, we may incur additional compliance costs. Certain changes could further cause us to change our business model or transactional processes to comply with these new requirements. We may also be subject to new taxes or cumbersome reporting obligations, which will bring heavier financial burden to us. If we fail to comply with any of the applicable regulations, we may be subject to monetary penalties, which would also affect our results of operations. Further, if we expand into new markets in the future, our operations in those markets will be subject to local regulations which could also prove burdensome. On the other hand, if local regulators were to liberalize their regulatory policies, our business and results of operations could be greatly benefited.

Key Components of Results of Operations

Revenue

Our revenues consist of commissions, trading gains (losses), interest income and others. The following table sets forth the breakdown of our revenues by nature in dollar amount and as percentages of total revenues for the periods indicated.

	Year ended December 31,						Six months ended June 30,
	2017		2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%	US$	%
							(Unaudited)		(Unaudited)
Commissions
Market making commissions and fees	—	—	—	—	11,056,431	59.7	3,840,917	48.0	2,717,614	42.3
Insurance brokerage commissions	9,591,989	97.0	5,375,531	81.8	2,648,119	14.3	1,820,214	22.7	638,574	9.9
Securities brokerage commissions	267,902	2.7	2,025,650	30.8	2,210,915	11.9	1,457,232	18.2	565,517	8.8
Trading gains/(losses)	—	—	(897,812)	(13.6)	1,782,750	9.6	739,060	9.2	2,337,607	36.4
Interest and others	31,720	0.3	64,894	(1.0)	828,635	4.5	149,818	1.9	171,204	2.6
Total	9,891,611	100.0	6,568,263	100.0	18,526,850	100.0	8,007,241	100.0	6,430,516	100.0

Commissions

We earn commissions from our (i) insurance brokerage services, (ii) securities and futures brokerage services and (iii) CFD trading services when we act as market maker. We receive commissions from the insurance companies based on a percentage of the premium paid by insurance purchasers. Unlike commissions from insurance brokerage services, we charge securities brokerage commissions and market making commissions based on amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products or services we offer, eligibility for discounts and other factors. See “Business — Our Business Lines”.

Trading gains/(losses)

Trading gains, offset by losses, are derived from (i) our managed flow portfolio trading positions where we act as counterparty to our clients’ trades, (ii) our dealing bid/offer spreads on our clients’ CFD transactions and (iii) interest rate difference between currency pairs we hold resulting from our rolling over forex positions, all of which are primarily from our CFD trading services. Trading gains/(losses) recorded in 2018 are primarily resulted from our proprietary trading activities on our own accounts. Trading gains/(losses) is recorded on a trade date basis. Changes in fair value in relation to the derivative contracts are recorded in trading gains/(losses), net on a daily basis.

Interest and others

Revenues generated from interest and other income primarily consist of interests earned on short-term loans we extend to unrelated third parties and bank deposit, and also include interest rate difference between currency pairs we hold resulting from rolling over foreign exchange positions from CFD trading services, advisory service fee, gain from forgiveness of debts, and dividend income.

Our revenues are generated from our main business lines, CFD trading services, insurance brokerage services, and futures and securities brokerage services. The following table sets forth the breakdown of our revenues by business lines in absolute amounts and as percentages of total revenues for the periods indicated.

	Year ended December 31,						Six months ended June 30,
	2017		2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%	US$	%
							(Unaudited)		(Unaudited)
CFD trading services	—	—	—	—	12,843,574	69.3	4,703,195	58.7	5,126,239	79.7
Insurance brokerage services	9,623,359	97.3	5,378,679	81.8	2,648,141	14.3	1,820,214	22.7	638,574	9.9
Futures and securities brokerage services	268,252	2.7	2,066,354	31.5	2,215,867	12.0	1,461,652	18.3	617,242	9.6
Others	—	—	(876,770)	(13.3)	819,268	4.4	22,180	0.30	48,461	0.8
Total	9,891,611	100.0	6,568,263	100.0	18,526,850	100.0	8,007,241	100.0	6,430,516	100.0

CFD trading services income

Revenues generated from CFD trading services are trading gains and losses from our market making activities where we serve as the counterparty to our clients in CFD transactions. It primarily consists of (i) commissions we charge our clients based on amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products we offer, eligibility for discounts and other factors, (ii) dealing bid/offer spreads on our clients’ CFD transactions, (iii) trading profit and (iv) interest rate difference between currency pairs we hold resulting from our rolling over forex positions. See “Business — Our Business Lines — CFD Trading Services.” We began offering CFD trading services in May 2019 and our income derived from CFD trading services has then become our largest revenue contributor, accounting for 79.7% of our total revenues for the six months ended June 30, 2020. Our CFD trading revenues consisting of (i) commissions, (ii) bid/offer spreads and trading profit, (iii) difference in interest rates and (iv) other income (resulting from write-off of account payables to customers), which were US$2.7 million, US$2.3 million, US$0.1 million and nil, respectively for the six months ended June 30, 2020. The amount of our commissions we charge is largely based on the trading volume, with commission rates varying between US$2.25 to US$50 per lot, based on the per-lot value and the types of different products traded, as well as discounts offered to different clients. Of our commission revenues derived from CFD trading services in six months ended June 30, 2020, approximately 73.5% related to stock indices and near 24.4% related to commodities, with a remaining insignificant proportion relating to other CFD products.

Insurance brokerage services income

Revenues generated from our insurance brokerage services primarily consist of commissions we received from the insurance companies based on a percentage of the premium paid by insurance purchasers. Insurance brokerage service was historically our largest revenue contributor, though it has decreased significantly in recent periods, primarily attributable to our strategic shift of business focus.

Futures and securities brokerage income

We charge commissions for our futures and securities brokerage services when using our trading platform, which is based on the trading volume of securities or the number of futures contracts executed.

Others

Our other income primarily consists of interest income earned on short-term loans extended to unrelated third parties and bank deposits, as well as advisory service fees received from our clients.

Expenses

The following table sets forth the breakdown of our expenses in dollar amounts and as percentages of total revenues for the periods indicated:

	Year ended December 31,						Six months ended June 30,
	2017		2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%	US$	%
							(Unaudited)		(Unaudited)
Commission expenses	8,221,372	83.0	5,471,602	83.3	3,355,205	18.1	2,275,430	28.4	762,061	11.9
Compensation expenses	1,211,785	12.3	1,639,288	25.0	2,430,636	13.1	1,017,639	12.7	1,486,160	23.0
Communication and technology expenses	144,156	1.5	588,353	9.0	823,433	4.4	365,576	4.6	469,662	7.3
Professional fees	59,038	0.6	227,998	3.5	761,238	4.1	62,622	0.7	153,853	2.4
Services fees							164,414	2.1	231,785	3.6
Interest expense	36,665	0.3	118	0.0	731,812	4.0	979	—	79,343	1.2
General and administrative expenses	272,682	2.8	539,773	8.2	692,648	3.7	320,507	4.0	292,788	4.6
Occupancy expenses	502,120	5.1	548,331	8.3	591,936	3.2	236,701	3.0	323,224	5.0
Other expenses	75,512	0.8	297,674	4.5	859,118	4.6	48,246	0.6	254,442	4.0
Total	10,523,330	106.4	9,313,137	141.8	10,246,026	55.3	4,492,114	56.1	4,053,318	63.0

Commission expenses

Our commission expenses consist of (i) the commissions and fees we paid to third-party market makers in certain CFD trading transactions, (ii) referral fees we paid to our insurance referral agents, and (iii) the commissions and fees we paid to prime brokers and clearing houses in certain futures and securities trading transactions. Commission expenses accounted for 83.0%, 83.3% and 18.1% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 28.4% and 11.9% of our revenues in the six months ended June 30, 2019 and 2020, respectively.

Compensation expenses

Our compensation expenses include salaries, wages, bonuses, medical expenses, contribution to employee retirement plans and other benefits for our employees. Compensation expenses accounted for 12.3%, 25.0% and 13.1% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 12.7% and 23.0% of our total revenues for the six months ended June 30, 2019 and 2020, respectively.

Communication and technology expenses

Our communication and technology expenses primarily consist of subscription fees and system fees we paid stock exchanges and third parties trading system vendors, to subscribe for trading systems, market data and news, as well as bandwidth fees and other expenses relating to the telecommunication infrastructure. Communication and technology expenses accounted for 1.5%, 9.0% and 4.4% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 4.6% and 7.3% of our total revenues for the six months ended June 30, 2019 and 2020, respectively.

Professional fees

Our professional fees primarily consist of service fees for auditing, consulting, legal, and other professional services which are needed during the ordinary course of our business operation, representing 0.6%, 3.5% and 4.1% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 0.7% and 2.4% of our total revenues for the six months ended June 30, 2019 and 2020, respectively.

Interest expenses

Our interest expenses primarily consist of interest relating to our short-term borrowings and bridge loans facilitated by us to unrelated third parties.

General and administrative expenses

Our general and administrative expenses mainly consist of license and registration fees, insurance expenses, utility expenses, travel expenses and bank charges, which accounted for 2.8%, 8.2% and 3.7% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 4.0% and 4.6% of our total revenues for the six months ended June 30, 2019 and 2020, respectively.

Occupancy expenses

Our occupancy expenses mainly consist of office rental expenses, which accounted for 5.1%, 8.3% and 3.2% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 3.0% and 5.0% of our total revenues for the six months ended June 30, 2019 and 2020, respectively.

Other expenses

Our other expenses primarily consist of marketing expenses, independent contractor service fees, payment service charges, depreciation and other miscellaneous expenses. Our other expenses accounted for 0.8%, 4.5% and 4.6% of our revenues in 2017, 2018 and 2019, respectively, and accounted for 0.6% and 4.0% of our total revenues for the six months ended June 30, 2019 and 2020, respectively.

Taxation

Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and British Virgin Islands, we are not subject to tax on income or capital gains. Neither Cayman Islands nor British Virgin Islands withholding tax will be imposed upon payments of dividends from Lion to its shareholders.

Hong Kong

Our wholly-owned Hong Kong subsidiaries are subject to Hong Kong profit tax on their activities conducted in Hong Kong. Effective for tax years ending on or after December 31, 2018, the applicable tax rate was 8.25% on the first HK$2 million (US$0.3 million) of assessable profits and 16.5% on any assessable profits above that threshold. In addition, the 8.25% tax rate can only be utilized by one entity in a controlled group, whereas all other entities in the controlled group utilize the 16.5% tax rate. Dividends from our Hong Kong subsidiaries to Lion are exempt from Hong Kong withholding tax.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount and as a percentage of our revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our limited operating history makes it difficult to predict our future operating results. We believe that the period-to-period comparison of operating results should not be relied upon as being indicative of our future performance.

	Year ended December 31,						Six months ended June 30,
	2017		2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%	US$	%
							(Unaudited)		(Unaudited)
Revenues
CFD trading services	—	—	—	—	12,843,574	69.3	4,703,195	58.70	5,126,239	79.7
Insurance brokerage services	9,623,359	97.3	5,378,679	81.8	2,648,141	14.3	1,820,214	22.7	638,574	9.9
Futures brokerage and securities brokerage services	268,252	2.7	2,066,354	31.5	2,215,867	12.0	1,461,652	18.3	617,242	9.6
Others	—	—	(876,770)	(13.3)	819,268	4.4	22,180	0.3	48,461	0.8
Total revenues	9,891,611	100.0	6,568,263	100.0	18,526,850	100.0	8,007,241	100.0	6,430,516	100.0

Expenses
Commission expenses	(8,221,372)	(83.0)	(5,471,602)	(83.3)	(3,355,205)	(18.1)	(2,275,430)	(28.4)	(762,061)	(11.9)
Compensation expenses	(1,211,785)	(12.3)	(1,639,288)	(25.0)	(2,430,636)	(13.1)	(1,017,639)	(12.7)	(1,486,160)	(23.0)
Communication and technology expenses	(144,156)	(1.5)	(588,353)	(9.0)	(823,433)	(4.4)	(365,576)	(4.6)	(469,662)	(7.3)
Professional fees	(59,038)	(0.6)	(227,998)	(3.5)	(761,238)	(4.1)	(62,622)	(0.7)	(153,853)	(2.4)
Service fees							(164,414)	(2.1)	(231,785)	(3.6)
Interest expenses	(36,665)	(0.3)	(118)	—	(731,812)	(4.0)	(979)	(0.0)	(79,343)	(1.2)
General and administrative expenses	(272,682)	(2.8)	(539,773)	(8.2)	(692,648)	(3.7)	(320,507)	(4.0)	(292,788)	(4.6)
Occupancy expenses	(502,120)	(5.1)	(548,331)	(8.3)	(591,936)	(3.2)	(236,701)	(3.0)	(323,224)	(5.0)
Other expenses	(75,512)	(0.8)	(297,674)	(4.5)	(859,118)	(4.6)	(48,246)	(0.6)	(254,442)	(4.0)
Total expenses	(10,523,330)	(106.4)	(9,313,137)	(141.8)	(10,246,026)	(55.3)	(4,492,114)	(56.1)	(4,053,318)	(63.0)
(Loss)/income before income taxes	(631,719)	(6.4)	(2,744,874)	(41.8)	8,280,824	44.7	3,515,127	43.9	2,377,198	37.0
Income tax expenses	(102,936)	(1.0)	(26,334)	(0.4)	(64,472)	(0.3)	(59,993)	(0.7)	(3,321)	(0.1)
Net (loss)/income	(734,655)	(7.4)	(2,771,208)	(42.2)	8,216,352	44.4	3,455,134	43.2	2,373,877	36.9
Other comprehensive income (loss)
Foreign currency translation adjustment	(95,125)	(1.0)	(24,749)	(0.4)	(75,637)	0.4	(39,839)	(0.5)	20,560	0.3
Comprehensive (loss)/income	(829,780)	(8.4)	(2,795,957)	(42.6)	8,291,989	44.8	3,415,295	42.7	2,394,437	37.2

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Revenues

Our total revenues decreased by 19.7% from US$8.0 million for the six months ended June 30, 2019 to US$6.4 million for the six months ended June 30, 2020, primarily due to (i) a decrease in market marking commission income, (ii) a decrease in futures and securities brokerage income and (iii) a decrease in insurance brokerage income, partially offset by an increase in trading profits.

CFD Trading Services Income.    Trading profit increased by US$1.6 million, mainly attributable to the fact that CFD trading services began in May 2019, partially offset by the decrease of US$1.1 million in market making commission income. Market making commission income decreased by 29.2% from US$3.8 million for the six months ended June 30, 2019 to US$2.7 million for the six months ended June 30, 2020, primarily due to the decrease in CFD trading volume from 338,873 lots to 111,418 lots, which was mainly attributable to economic and financial impact brought about by COVID-19 on our customers, causing a decrease in both their willingness to trade and make investments as well as their disposable income allocated making such transactions. Furthermore, our customers’ concerns about future unpredictability also caused their trading activity to decline, impacting our CFD trading business in particular. In addition, travel restrictions in Hong Kong caused cancellations and prevented management from attending branding, business promotion, and exhibition activities, which limited our opportunities to acquire new customers.

Insurance Brokerage Income.    Revenues from insurance brokerage services decreased by 64.9% from US$1.8 million in for the six months ended June 30, 2019 to US$0.6 million for the six months ended June 30, 2020, primarily due to travel restrictions to Hong Kong stemming from COVID-19 outbreak and the unstable political environment in Hong Kong, which has discouraged our Chinese clients from purchasing insurance products in Hong Kong.

Futures and Securities Brokerage Income.    Revenues from futures and securities brokerage services decreased by 61.2% from US$1.5 million for the six months ended June 30, 2019 to US$0.6 million for the six months ended June 30, 2020, primarily due to a significant decrease in trading volume of futures products and securities, caused by the economic and financial challenges brought about by COVID-19. In addition, travel restrictions in Hong Kong caused cancellations and prevented management from attending branding, business promotion, and exhibition activities, which limited our opportunities to acquire new customers.

Others.    We had US$48,000 revenues generated from others for the six months ended June 30, 2020, as compared to US$22,000 for the six months ended June 30, 2019. The increase in revenue was primarily attributed to the increase in interest income.

Expenses

Our total expenses decreased by 9.8% from US$4.5 million for the six months ended June 30, 2019 to US$4.1 million for the six months ended June 30, 2020, primarily due to increases in professional fees, compensation expenses, communication and technology and other expenses, partially offset by a decrease in commission expenses.

Commission Expenses.    Our commission expenses decreased by 66.5% from US$2.3 million for the six months ended June 30, 2019 to US$0.8 million for the six months ended June 30, 2020, primarily due to a decrease in our insurance brokerage commission expenses and futures and securities brokerage commission expenses, which is in line with the overall decrease of our insurance brokerage business and futures and securities brokerage services.

Compensation Expenses.    Our compensation expenses increased by 46.0% from US$1.0 million for the six months ended June 30, 2019 to US$1.5 million for the six months ended June 30, 2020, primarily due to our growing number of employees in line with our business growth, as well as the increase in average compensation.

Occupancy Expenses.    Our occupancy expenses increased by 36.6% from US$0.2 million for the six months ended June 30, 2019 to US$0.3 million for the six months ended June 30, 2020, primarily due to the new office spaces we rented for our subsidiary in Singapore.

Communication and Technology Expenses.    Our communication and technology expenses slightly increased by 28.5% from US$0.4 million for the six months ended June 30, 2019 to US$0.5 million for the six months ended June 30, 2020 primarily due to an increase in trading systems service fees and market data fees, which was in line with the growth of our CFD trading services and the launch of our TRS trading services.

General and Administrative Expenses.    Our general and administrative expenses slightly decreased by 8.6% from US$320,000 for the six months ended June 30, 2019 to US$293,000 for the six months ended June 30, 2020, primarily as a result of our cost control measures.

Professional Fees.    Our professional fees increased by 145.7% from US$63,000 for the six months ended June 30, 2019 to US$154,000 for the six months ended June 30, 2020, primarily due to the legal and consulting services fees in connection with our operations in Cayman Islands.

Services Fees.    Our services fees for independent contractors and consultants increased by 41.0% from US$164,000 for the six months ended June 30, 2019 to US$232,000 for the six months ended June 30, 2020, as a result of greater outside service needed due to the growth of our business.

Interest Expenses.    Our interest expenses increased significantly from US$979 for the six months ended June 30, 2019 to US$79,000 for the six months ended June 30, 2020, mainly attributable to interest made to the remaining balance from a one-off bridge loan, as well as interest we paid for loans borrowed from our TRS trading service business partners.

Other Expenses.    Other expenses increased by 434.3% from US$48,000 for the six months ended June 30, 2019 to US$258,000 for the six months ended June 30, 2020, mainly due to an increase of US$200,000 in marketing expenses incurred for the promotion of our businesses.

Income Tax Expenses

BC Wealth Management Limited, our Hong Kong subsidiary engaging in the insurance brokerage business, is the only entity within our Group that is subject to income taxes. Our income tax expenses decreased from US$60,000 for the six months ended June 30, 2019 to US$3,000 for the six months ended June 30, 2020, primarily due to the decreased profit before income taxes in current period, resulting from a significant decrease in commission income for insurance brokerage services.

Net Income

As a result of the foregoing, we had a net income of US$2.4 million for the six months ended June 30, 2020 compared to a net income of US$3.5 million for the six months ended June 30, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

Our total revenues increased by 182.1% from US$6.6 million in 2018 to US$18.5 million in 2019, primarily due to (i) the significant revenues contributed by our new business line, CFD trading services, (ii) an increase in futures and securities brokerage income and (iii) an increase in other revenue, partially offset by a decrease in insurance brokerage income.

CFD Trading Services Income.    We began offering CFD trading services in May 2019 and generated US$12.8 million in revenues in 2019. Such revenues were derived from the commissions we charged our clients who trade on our platform, as well as bid/offer spreads, trading profit and difference in interest rates.

Insurance Brokerage Income.    Revenues from insurance brokerage services decreased by 50.8% from US$5.4 million in 2018 to US$2.6 million in 2019, primarily due to more stringent foreign exchange controls in China and the unstable political environment in Hong Kong in 2019, which has discouraged our Chinese clients from purchasing insurance products in Hong Kong.

Futures and Securities Brokerage Income.    Revenues from futures and securities brokerage services increased by 7.2% from US$2.1 million in 2018 to US$2.2 million in 2019, primarily due to an increase in trading volume of futures products and securities.

Others.    We had US$0.8 million revenues generated from others in 2019, as compared to a loss of US$0.9 million in 2018, which is primarily due to the interest income earned on short-term loans we extended to unrelated parties in 2019, as compared to trading loss related to our proprietary trading activities in 2018.

Expenses

Our total expenses increased by 10.0% from US$9.3 million in 2018 to US$10.2 million in 2019, primarily due to increases in compensation expenses, professional fees, communication and technology expenses, general and administrative expenses, and other expenses, partially offset by a decrease in commission expenses.

Commission Expenses.    Our commission expenses decreased by 38.7% from US$5.5 million in 2018 to US$3.4 million in 2019, primarily due to a decrease in our insurance brokerage commission expenses, which is in line with the overall decrease of our insurance brokerage business. In addition, our CFD trading services which was the largest revenue contributor in 2019 did not incur significant commission expenses.

Compensation Expenses.    Our compensation expenses increased by 48.3% from US$1.6 million in 2018 to US$2.4 million in 2019, primarily due to our growing number of employees in line with our business growth.

Communication and Technology Expenses.    Our communication and technology expenses increased by 40.0% from US$0.6 million in 2018 to US$0.8 million in 2019, primarily due to an increase in trading systems subscription fees, server hosting fees, market data fees, data transfer and network expenses, which was in line with the launch and growth of our CFD trading services.

Professional Fees.    Our professional fees increased by 233.9% from US$0.2 million in 2018 to US$0.8 million in 2019, primarily due to the launch of our CFD trading business, as well as our attempts for capital raising activities and the Business Combination.

Interest Expenses.    Our interest expenses increased significantly from US$118 in 2018 to US$0.7 million in 2019, mainly attributable to our short-term borrowings and a bridge loan facilitated by us to unrelated third parties in 2019.

General and Administrative Expenses.    Our general and administrative expenses increased by 28.3% from US$0.5 million in 2018 to US$0.7 million in 2019, primarily attributable to an increase in license and registration fees as well as travel expenses associated with establishment of our new subsidiary in Cayman Islands, Lion Brokers Limited, the launch of CFD trading business and the efforts for capital raising activities and the Business Combination.

Occupancy Expenses.    Our occupancy expenses increased slightly by 8.0% from US$0.5 million in 2018 to US$0.6 million in 2019, primarily due to the new office spaces we rented.

Other Expenses.    Other expenses increased by 188.6% from US$0.3 million in 2018 to US$0.9 million in 2019, mainly due to (i) an increase of US$0.4 million in payment service charge on our clients as a result of the new CFD trading services, and (ii) an increase of US$0.3 million in service fees we paid to our independent contractors and consultants.

Income Tax Expenses

BC Wealth Management Limited, our Hong Kong subsidiary engaging in the insurance brokerage business, is the only entity within our Group that is subject to income tax liability. Our income tax expenses increased from US$26,300 in 2018 to US$64,500 in 2019, primarily due to an increase in income before income taxes, resulting from a decrease of commission expenses for insurance brokerage services.

Net (Loss)/Income

As a result of the foregoing, we had a net income of US$8.2 million in 2019 compared to a net loss of US$2.8 million in 2018.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenues

Our total revenues decreased by 33.6% from US$9.9 million in 2017 to US$6.6 million in 2018, primarily due to the significant decrease in revenues generated from our insurance brokerage business.

Insurance Brokerage Income.    Revenues generated from insurance brokerage services decreased by 44.1% from US$9.6 million in 2017 to US$5.4 million in 2018, primarily because we shifted our business growth focus from insurance brokerage business to futures and securities brokerage services in 2018.

Futures and Securities Brokerage Income.    Revenues generated from futures and securities brokerage increased by 670.3% from US$0.3 in 2017 to US$2.1 million in 2018, primarily due to the increase in trading volume of futures products and securities on our platform. We began offering our futures brokerage services on our platform in May 2017 and the trading volume of which had steadily increased in 2018.

Others.    We incurred a net loss of US$0.9 million in 2018, which is primarily attributable to the trading losses we incurred from our proprietary trading activities.

Expenses

Our total expenses decreased by 11.5% from US$10.5 million in 2017 to US$9.3 million in 2018, primarily due to a decrease in our commission expenses, partially offset by increases in compensation expenses, communication and technology expenses, general and administrative expenses, professional fees and other expenses.

Commission Expenses.    Our commission expenses decreased by 33.4% from US$8.2 million in 2017 to US$5.5 million in 2018, primarily attributable to a decrease in commission expenses associated with insurance brokerage services, as we strategically shifted our business focus to futures and securities brokerage services.

Compensation Expenses.    Our compensation expenses increased by 35.3% from US$1.2 million in 2017 to US$1.6 million in 2018, primarily due to a growing number of employees which is in line with our business expansion.

Communication and Technology Expenses.    Our communication and technology expenses increased by 308.1% from US$0.1 million in 2017 to US$0.6 million in 2018, primarily due to an increase in trading systems subscription fees, server hosting fees, market data fees, and data transfer and network expenses since we began our futures brokerage services in April 2017.

Professional Fees.    Our professional fees increased by 286.2% from US$59,000 in 2017 to US$0.2 million in 2018, primarily due to an increase in legal and regulatory compliance consulting fees for setting up our operating subsidiary and conducting new business in Cayman Islands.

Interest Expenses.    Our interest expenses decreased from US$36,700 in 2017 to US$118 in 2018 mainly because we did not incur any substantial debt in 2018, while the interest expenses we incurred in 2017 were for short-term borrowings that were obtained in 2016 and fully repaid in 2017.

General and Administrative Expense.    Our general and administrative expenses increased by 97.9% from US$0.3 million in 2017 to US$0.5 million in 2018, primarily due to US$0.3 million of software cost write-off, which was a trading system user end and interface application developed by a third party technology company, but was abandoned in 2018.

Occupancy Expenses.    Our occupancy expenses remained relatively stable at US$0.5 million in 2017 and 2018, respectively.

Other Expenses.    Other expenses increased by 294.2% from US$75,500 in 2017 to US$0.3 million in 2018, mainly due to an increase of US$0.2 million in marketing expenses as we increased our efforts in promoting our then existing services and preparing for the launch of new business line.

Income Tax Expenses

BC Wealth Management Limited, our Hong Kong subsidiary engaging in the insurance brokerage business, is the only entity within our Group that is subject to income tax liability. Our income tax expenses decreased from US$0.1 million in 2017 to US$26,300 in 2018, primarily due to the decrease in our insurance brokerage income.

Net (Loss)

As a result of the foregoing, we had a net loss of US$2.8 million in 2018 compared to a net loss of US$0.7 million in 2017.

Liquidity and Capital Resources

Our principal sources of liquidity have been cash generated from our operations and capital injections by our shareholder. As of December 31, 2017, 2018 and 2019, we had US$3.0 million, US$7.1 million and US$8.6 million of cash and cash equivalents, respectively. As of June 30, 2020, we had US$8.1 million of cash and cash equivalents (excluding cash held on behalf of clients), respectively. Our cash and cash equivalents primarily consist of cash on hand, cash deposited with banks and cash held on behalf of clients. We also held short-term investments that can be redeemed on demand of US$1.1 million and US$0.2 million as of December 31, 2018 and 2019, respectively. The short-term investments we held are mainly equity securities listed on Hong Kong Stock Exchange. We have been able to meet our working capital needs in the past, and we believe that we will be able to meet our working capital needs in the foreseeable future, with our internal financial resources and cash flows from our operations.

Regulatory Capital Requirements

We are required to hold sufficient regulatory capital at both group and individual entity level to cover our risk exposures, among other financial obligations imposed by regulatory authorities in multiple jurisdictions our subsidiaries operate. The following table illustrates the minimum regulatory capital as established by the HKSFC, the Insurance Association (Hong Kong) and the CIMA that our subsidiaries were required to maintain as of December 31, 2018 and 2019 and as of June 30, 2020 and the actual amounts of capital that were maintained.

	As of December 31, 2018		As of December 31, 2019		As of June 30, 2020
	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Excess Net Capital	Percent of Requirement Maintained
Operating Subsidiaries
Lion International Securities Group Limited	$383,081	$1,192,039	$385,245	$1,107,110	$387,081	$1,077,577	$690,496	278.4%
Lion Futures Limited	383,081	984,387	385,245	895,077	387,081	830,743	443,662	214.6%
Lion Capital Management Limited	12,769	172,867	12,842	54,185	12,903	36,757	23,854	284.9%
BC Wealth Management Limited	12,769	628,693	12,842	206,430	12,903	253,570	240,667	1965.2%
Lion Brokers Limited	399,078	488,835	840,267	3,616,599	428,781	8,413,627	7,984,845	1962.2%
Total	$1,190,778	$3,466,821	$1,636,441	$5,879,401	$1,228,749	$10,612,274	$9,383,524	863.7%

Lion International Securities Group Limited (“LISGL”), Lion’s Hong Kong subsidiary, is licensed by the HKSFC to carry out regulated activities of Type 1, dealing in securities, and it provides securities margin financing, and Type 4, advising on securities, and it is not subject to specified licensing condition. LISGL is subject to the requirements of section 145 of the Security and Future Ordinance (Cap.571) (“SFO”). Under the rule, LISGL is required to maintain a minimum liquid capital of approximately US$387,081 (HK$3 million).

Lion Futures Limited (“LFL”), Lion’s Hong Kong subsidiary, is licensed by the HKSFC to carry out regulated activities of Type 2, dealing in future contracts, and Type 5, advising on futures contracts, and it is not subject to specified licensing condition. LFL is subject to the requirements of section 145 of the SFO. Under the rule, LFL is required to maintain a minimum liquid capital of approximately US$387,081 (HK$3 million).

Lion Capital Management Limited (“LCML”), Lion’s Hong Kong subsidiary, is licensed by the HKSFC to carry out regulated activities of Type 4, advising on securities, and it is subject to specified licensing condition, and Type 9, assets management and it is subject to specified licensing condition. LCML is subject to the requirements of section 145 of the SFO. Under the rule, LCML is required to maintain a minimum liquid capital of approximately US$12,903 (HK$100,000).

BC Wealth Management Limited (“BCWML”), Lion’s Hong Kong subsidiary, is a member of the Professional Insurance Brokers Association Limited (“PIBA”) and is engaged in the business of insurance brokerage services. BCWML is subject to the minimum requirements specified by the Insurance Authority (“IA”) under section 70(2) of the Ordinance. Under the rule, BCWML is required to maintain a minimum capital and net assets of approximately US$12,903 (HK$100,000).

Lion Broker Limited (“LBL”), Lion’s Cayman Island subsidiary, is registered Securities-Full license holder with the CIMA including Broker-dealer and Market Maker. LBL is subject to the requirements of the SIBA. Under the rule, LBL is required to maintain a capital level in excess of the financial resources’ requirement, which is defined as the sum of (i) counterparty requirement, (ii) position risk requirement, and (iii) the base requirement, which is the greater of (a) one quarter of relevant annual expenditure or (b) approximately US$120,000.

As of December 31, 2018 and 2019 and as of June 30, 2020, all of our operating subsidiaries were in compliance with their respective regulatory capital requirements.

The following table sets forth a summary of our cash flows for the periods indicated.

	Year ended December 31,			Six months ended June 30,
	2017	2018	2019	2019	2020
				(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$448,961	$(1,176,853)	$7,976,995	$4,189,410	$2,061,335
Net cash used in investing activities	(203,361)	(62,586)	(27,254,283)	(9,832)	(447,673)
Net cash provided by (used in) financing activities	839,843	5,415,082	20,664,343	(4,432,953)	(631,692)
Effect of exchange rate changes on cash	(95,125)	(24,616)	85,966	(39,997)	18,746
Net increase (decrease) in cash and restricted cash	990,318	4,151,027	1,473,021	(293,372)	1,000,716
Cash and restricted cash at beginning of year/period	1,966,813	2,957,131	7,108,158	7,108,158	8,581,179
Cash and restricted cash at end of year/period	$2,957,131	$7,108,158	$8,581,179	$6,814,786	$9,581,895

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2020 was US$2.1 million, primarily attributable to our net income of US$2.4 million.

Net cash provided by operating activities in 2019 was US$8.0 million, primarily attributable to our net income of US$8.2 million, as adjusted by a decrease of US$5.7 million in payables to customers. These were partially offset by a decrease of US$3.9 million in receivables from broker-dealers and clearing organizations — customer accounts.

Net cash used in operating activities in 2018 was US$1.2 million, primarily attributable to our net loss of US$2.8 million, as adjusted by (i) an increase of US$4.7 million in receivables from broker-dealers and clearing organizations — customer accounts and (ii) an increase of US$1.1 million in securities owned. These were partially offset by an increase of US$8.0 million in trade payables to customers.

Net cash provided by operating activities in 2017 was US$0.4 million, primarily attributable to our net loss of US$0.7 million, as adjusted by (i) an increase of US$1.5 million in payables to customer and (ii) an increase of US$1.3 million in commissions payable. These were partially offset by (i) an increase of US$0.9 million in receivables from broker-dealers and clearing organizations — customer accounts and (ii) an increase of US$0.3 million in prepaids, deposits and other assets.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2020 was US$448,000, primarily attributable to short-term loans receivable to unrelated parties in an aggregate of US$442,000, as well as US$5,000 payment for acquisition of trademarks.

Net cash used in investing activities in 2019 was US$27.3 million, primarily attributable to a one-off bridge loan facilitated by us to unrelated third parties (see “— Borrowings”), advance to the then shareholder of US$6.5 million, as well as short-term loans receivable to an unrelated party in an aggregate of HK$12.8 million (US$1.6 million).

Net cash used in investing activities in 2018 was US$62,600, primarily attributable to purchases of fixed assets.

Net cash used in investing activities in 2017 was US$0.2 million, primarily attributable to US$128,000 consideration we paid to acquire BC Wealth Management Limited under common control.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2020 was US$0.6 million, primarily attributable to, (i) payments for reverse recapitalization and ordinary shares issuance costs of US$1.8 million; (ii) repayment on short-term borrowings of US$0.9 million and (iii) dividends of US$0.4 million paid to Mr. Jian Wang, our then sole shareholder prior to Business Combination, partially offset by cash acquired of US$2.5 million in connection with our reverse recapitalization.

Net cash provided by financing activities in 2019 was US$20.7 million, primarily attributable to short-term borrowings of US$21.0 million, US$20.4 million of which was obtained from an unrelated party in connection with a one-off bridge loan facilitated by us (see “— Borrowings”), partially offset by repayment on short-term borrowings of US$0.4 million. We also received US$7.7 million advances from Mr. Jian Wang, our then sole shareholder, for our working capital needs in 2019 and repaid it in full in 2019.

Net cash provided financing activities in 2018 was US$5.4 million, attributable to subscription payments from Mr. Jian Wang, our then sole shareholder. We also received US$0.5 million advances from Mr. Jian Wang, our then sole shareholder, for our working capital needs in 2018 and repaid it in full in 2018.

Net cash provided by financing activities in 2017 was US$0.8 million, primarily attributable to subscription payments of US$1.8 million from Mr. Jian Wang, our then sole shareholder, offset by repayments on our short-term borrowings of US$1.0 million.

Dividend

We did not pay any dividends to our shareholders in 2017 and 2018. On December 5, 2019 and December 31, 2019, we declared dividends of US$2.6 million and US$2.4 million, respectively, to the then sole shareholder, which were utilized to reduce due from shareholder by US$4.6 million to nil, resulting in dividends payable of US$0.4 million included in the consolidated balance sheet as of December 31, 2019. During six months ended June 30, 2020, dividends paid to the individual shareholder were US$385,901. We currently do not have any dividend policy.

Contractual Obligations and Commitments

Operating Lease Obligations

We lease certain office premises under non-cancelable leases. Our total rental expenses for all operating leases were US$0.5 million, US$0.5 million and US$0.6 million in 2017, 2018 and 2019, respectively and were US$0.2 million and US$0.3 million for the six months ended June 30, 2019 and 2020, respectively. We did not have any significant capital and other commitments, long-term obligations or guarantees as of June 30, 2020.

Commitments

The following table sets forth our non-cancelable operating lease obligations as of June 30, 2020:

		Payment Due by Period
	Total	Less Than 1 Year	1–3 Years	3–5 Years	More than 5 Years
Operating lease obligations	$656,653	$274,035	$378,884	$3,734	$—

Related Party Transactions

In November 2019, Lion Wealth Limited obtained a short-term borrowing from a related party in the amount of US$128,415 with an interest rate of 12% per annum and due on February 6, 2020. We incurred interest expense of approximately US$2,000 relating to this borrowing in 2019. This borrowing was fully repaid on January 3, 2020.

We received subscription payments from our then sole shareholder, Mr. Jian Wang, to meet the capital needs. In addition, Mr. Jian Wang funded our working capital needs and we repaid and provided advances to him from time to time and these advances received from and made to him are non-interest bearing and due on demand. See “— Liquidity and Capital Resources — Investing Activities” and “— Liquidity and Capital Resources — Financing Activities.”

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of fixed assets, such as electronic devices and office equipment, and acquisition of trademarks. Our capital expenditures amounted to US$75,400, US$62,600 and US$25,000 in 2017, 2018 and 2019, respectively, and US$10,000 and US$5,000 for the six months ended June 30, 2019 and 2020, respectively.

Borrowings

We may obtain short-term borrowings to fund our operations from time to time. Our subsidiary, Lion Wealth Limited, obtained US$20.4 million in short-term borrowings from China Tonghai Financial Limited, or China Tonghai, with an interest rate of 13% in August and September of 2019. Lion Wealth Limited then advanced US$19.1 million of the proceeds to four entities unrelated to us, collectively the Borrowers, under four separate loan agreements at an interest rate of 15%, which would allow us to earn the interest spread.

On December 5, 2019, Lion Wealth Limited entered into a deed of novation with China Tonghai and a new debtor, Xiao Bin Trading Company Limited, or Xiao Bin, whereby Lion Wealth Limited transferred all of its rights and obligations pertaining to US$19.1 million of the borrowings under its original borrowing agreement with China Tonghai to Xiao Bin. The remaining US$1.3 million under the original borrowing agreement that was not novated was included in the line “short-term borrowings” on our consolidated balance sheet as of December 31, 2019. Simultaneous with this novation agreement, Lion Wealth Limited entered into four separate deeds of novation with Xiao Bin, as the new creditor, and the four Borrowers to transfer all of Lion Wealth Limited’s rights and obligations under the four original loan agreements totaling US$19.1 million to Xiao Bin.

Our consolidated statements of cash flows present a noncash investing and financing activity in the amount of US$19.1 million and labeled “settlement of short-term loans receivables and borrowings” to reflect the offsetting of legal rights resulting from the deed of novation with China Tonghai and the four deeds of novation with the Borrowers. Since only the rights and obligations were transferred and no cash transactions were made, the settlement was presented as noncash in the noncash investing and financing section.

On March 5, 2020, Lion Wealth Limited entered into a supplemental loan agreement with China Tonghai Financial Limited to further extend the repayment of this remaining outstanding amount of US$1,284,155 from March 5, 2020 to April 6, 2020. On April 8 and June 23, 2020, Lion Wealth Limited made repayments in the aggregate of approximately US$663,000, and obtained grace periods to further extend the repayment of the remaining outstanding amount of US$621,000 to August 31, 2020. For the six months ended June 30, 2020, interest expense incurred on the remaining outstanding balance totaled approximately $71,000.

In June 2020, we entered into loan agreements in the aggregate principal amount of US$442,000 to two unrelated parties. Both loans are due in six months accrue interest at a rate of 6% per annum. For six month ended June 30, 2020, interest income earned on these notes were approximately US$1,500.

Concentrations of Credit Risk

We are engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, and other financial institutions. In the event counterparties do not fulfill their obligations, we may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is our policy to review, as necessary, the credit standing of each counterparty.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following description of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

Revenue from contracts with customers include commission income from securities, futures and derivative brokerage services, CFD trading services as well as insurance brokerage services. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time, how to allocate transaction prices where multiple performance obligations are identified, when to recognize revenue based on the appropriate measure of progress under the contract, whether revenue should be presented gross or net of certain costs, and whether constraints on variable consideration should be applied due to uncertain future events.

Commissions

Each time a customer executes a securities, futures, derivative or CFD transaction, a commission is earned. Commissions and related clearing expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agree upon and the risks and rewards of ownership have been transferred to/from the customer. We charge securities, futures and derivative brokerage commissions and market making commissions based on the amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products or services we offer.

Commission income arising from insurance brokerage services is recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to insurance provider. All of our revenue from contracts with customers is recognized at a point in time.

Trading Gains/Losses

Trading gains/(losses) consist of realized and unrealized gains and losses from various securities, futures and derivative transactions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis. Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

Interest Income and Other

Interest income primarily consist of interests earned on bank deposit and short-term loans the Group extends to unrelated third parties, and interest earned from loans provided to TRS trading customers, which are recorded on an accrual basis. Interest income is recognized as it accrued using the effective interest method.

Other income primarily consists of advisory service fee, government subsidy and other miscellaneous charges from customers etc.

Receivables from and Payables to Clients, Broker-dealers and Clearing Organizations

Receivables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. “Receivables from broker-dealers and clearing organizations” as presented in the consolidated balance sheets represent such receivables arising from our proprietary trading activities. “Receivables from broker-dealers and clearing organization — customer” accounts as presented in the consolidated balance sheets represent such receivables related to our customer trading activities.

“Commissions receivable” as presented in the consolidated balance sheets represent trading commissions due and amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement.

Payables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house payables typically represent amounts due on pending trades and are payable on demand. “Payables to broker-dealers and clearing organizations” as presented in the consolidated balance sheets represent such payables arising from our proprietary trading activities. “Payables to customers” as presented in the consolidated balance sheets represent such payables related to our customer trading activities as well as the bank balances held on behalf of customers.

Commissions payable mainly represent amounts owed to referral sources outside of us for transactions referred based on the terms of the underlying agreements.

Fair Value

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we can access at the measurement date.

•        Level 2 are inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly.

•        Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3. The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to our major categories of assets and liabilities measured at fair value on a recurring basis follows.

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of over-the-counter (OTC) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of our OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally CFD’s are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

We do not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to the financial instruments.

The contractual amounts related to CFD’s reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of our risk. The credit risk for the CFD’s is limited to the unrealized fair value gains (losses) recorded in the consolidated balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We present any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right of-use asset and a lease liability for the majority of its leases (other than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Since the Company is not a U.S. broker dealer, it does not qualify as a public business entity. In June 2020, the FASB issued ASU No. 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities”. Under the ASU, private companies may apply the new leases standard for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, the Group will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

In June 2016, FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual rights to receive cash. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For private companies, the ASU on credit losses will take effect for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). In May 2019, FASB issued ASU No.2019-05, Financial instrument — Credit Losses (Topic 326), Targeted Transition Relief, which provides an irrevocably fair value option to elect for eligible instruments. In November 2019, FASB issued ASU 2019-11 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which clarified and improved various aspects of ASU 2016-13. In November 2019, FASB issued ASU 2019-10 to amend private companies, not-for-profit organizations, and certain small public companies effective date on its credit losses (CECL) standards to fiscal years beginning after December 15, 2022 and interim periods therein. The Group has evaluated the effect of the adoption of this ASU and does not expect there will be significant impact on its consolidated financial statements from the adoption of the new guidance.

Internal Control Over Financial Reporting

Prior to the Business Combination, we were a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2017, 2018 and 2019, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to (i) lack of sufficient internal capabilities and resources with relevant experience, skills and knowledge in accounting and financial reporting under the requirements of U.S. GAAP and rules set forth by the SEC to prepare financial statements and related footnote disclosures in accordance with U.S. GAAP, and (ii) lack of proper and adequate closing procedures to record all the transactions Lion entered into and ensure the proper cut-off at period end. The material weaknesses, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

To remedy identified material weaknesses, we have implemented, and plan to continue to implement, several measures, including, among others:

•        hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements;

•        establishing an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially trainings related to U.S. GAAP and SEC financial reporting requirements; and

•        formulating internal accounting and internal control guidance on U.S. GAAP and SEC financial reporting requirements.

However, we cannot assure you that all these measures will be sufficient to remediate our material weaknesses in a timely manner, or at all. See “Risk Factors — Risks Related to our Business and Industry — If we fail to implement and maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet reporting obligations or prevent fraud. As a result, holders of our securities could lose confidence in our financial and other public reporting, which would harm our business and trading price of our securities.”

As a company with less than US$1.07 billion in revenue for fiscal year of 2019, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

INDUSTRY

(iResearch please confirm whether there is any update. Company please coordinate with iResearch)

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the securities discussed under “Risk Factors,” before deciding whether to invest in the securities . The information presented in this section have been derived from an industry report commissioned by us and prepared by iResearch, an independent research firm, to provide information regarding our industry and our market position in China and globally. iResearch report, data and information referenced herein (the “iResearch Materials”) are the copyrighted property of iResearch and its subsidiaries (“iResearch”). The iResearch Materials are from sources considered reliable; however, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses published by iResearch representations of fact. The iResearch Materials speak as of the original publication date thereof and are subject to change without notice. iResearch and other trademarks appearing in the iResearch Materials are the property of iResearch or their respective owners.

Overview of Chinese Individual Overseas Asset Allocation

China’s pool of investable financial assets is the second largest in the world and the largest in Asia. Between 2014 and 2019, total individual investable financial assets held by PRC nationals increased from US$12.9 trillion to US$24.4 trillion, and is projected to grow steadily and reach US$35.3 trillion by 2023. The last five years show a tendency that the percentage of deposits among overall investable financial assets continued to decrease, while both bank financial products and trust products became increasingly popular. Other financial instruments, such as higher risk futures and derivatives, are more favored by individual investors and their share of the investable financial assets market is expected to further increase in the future.

The following drivers are expected to propel the increase in overseas investable assets of PRC nationals.

Expanding Overseas Sources of Wealth

Expanding overseas sources of wealth bolster offshore financial assets and lead to an increasing need for overseas asset allocation. In 2019, over 140 companies with principal place of business in mainland China were listed on Hong Kong and the U.S. stock exchanges, and many of them are “new economy” companies, which refer to businesses that realize rapid growth mainly through technology advancement, entrepreneurship, and Internet-based innovative business models. Many of these Chinese state-owned or private companies offer employee stock option programs and have employees placed overseas, increasing the demand for offshore asset management. These expanded sources of overseas income for PRC nationals, most of whom prefer not to repatriate a significant portion of their earnings back to China, have substantially increased the amount of overseas assets held by PRC nationals.

Growing Awareness of Risk Diversification

With growing awareness of wealth preservation and risk diversification strategies, an increasing number of Chinese investors choose to allocate their assets globally. Overseas asset now accounts for 8.6% of total investable financial asset held by PRC Nationals, compared to only 4.8% in 2015. As Chinese investors become more sophisticated, they increasingly seek to build a diversified investment portfolio for wealth accumulation and appreciation through a variety of overseas assets and services.

Openness and Globalization of the Chinese Economy

The opening-up of China has contributed significantly to the overseas asset allocation of Chinese investors. The “Doing Business 2020” report released by the World Bank Group shows that China’s business environment ranked 31st in the world in 2020, which improved by 15 places from 2019. This was mainly driven by a series of structural reform policies implemented by the PRC government, such as the establishment of free trade zones in certain provinces. In addition, the continued globalization of the Chinese economy, led by the “Belt and Road Initiative”, has further raised Chinese investors’ awareness of overseas assets and services.

Analysis of Major Financial Service Markets

Contract for Differences

Contracts for Differences, or CFD, is an agreement between a buyer and a seller to exchange the difference between the current price of an underlying asset (e.g. shares, currencies, commodities and indices) and its price when the contract is closed. CFD makes it possible for investors to trade in live movements of the market price of an instrument that they do not actually own.

CFDs have proliferated rapidly since they were first introduced to retail investors. Global CFD trading volume grew from US$4.7 trillion in 2015 to US$7.7 trillion in 2019, representing a compound annual growth rate (CAGR) of 13.1%, and is estimated to grow to between US$10.9 trillion and US$13.0 trillion by 2023, which would be a CAGR of between 9.1% and 14.0%, depending in part on enthusiasm in CFD trading and shifts in risk preferences.

Insurance Brokerage

Market size in new office premiums paid in Hong Kong by PRC residents increased from HK$24.4 billion in 2014 to HK$43.4 billion (US$5.6 billion) in 2018, representing a CAGR of 12.2%. Such premiums decreased from a high of HK$72.7 billion (US$9.4 billion) in 2016, mainly due to tightening foreign exchange control and RMB appreciation, which particularly affected the purchase of large universal life insurance policies.

Medical and protection insurance products purchased in Hong Kong by customers from Mainland China accounted for a large share of the new premiums. The share of medical and protection insurance products increased from 55% in 2016 to 74% in 2018 and 2019, which was mainly driven by price advantages in premium and wider coverage illness.

Exchange-traded Futures and Derivatives Brokerage

The annual trading activity in the global exchange-traded derivatives markets reached a record high in 2019. The following diagrams illustrate the global contract volumes of exchange traded futures and options from 2009 to 2019, as well as their breakdowns by regions and categories in 2019.

Contract Volumes of Exchange Traded Futures and Options, Global, 2009-2019

Billion contracts
17.8
8.2
9.6
22.4
11.3
11.1
24.9
12.1
12.8
21.1
11.0
10.1
21.5
12.1
9.4
21.8
12.1
9.7
24.7
14.4
10.3
25.2
15.9
9.3
25.2
14.8
10.4
30.3
17.2
13.1
34.5
19.2
15.2
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Futures and Options Volume by Region, Global, 2019

Latin America
Other
1.7%
11.9%
Asia-Pacific
42.0%
Europe
14.6%
29.8%
North America

Futures and Options Volume by Category, Global, 2019

Other
Precious Metals
Non-Precious Metals
2.6%
Agriculture
5.1%
4.2%
Energy
1.7%
Equity Index
7.4%
36.1%
Currency
11.4%
13.8%
17.7%
Interest Rates
Individual Equity

Source Futures Industry Association, iResearch

The Asia-Pacific region and the equity index category each accounted for the largest share in 2019. Exchanges in the Asia-Pacific and Latin American regions witnessed rapid growth of futures and options trading in 2019. The futures and options trading volumes on Asia-Pacific exchanges grew 29.1% to 14.5 billion contracts, while they grew 47.6% to 4.1 billion contracts on Latin American exchanges in 2019. Equity index futures and options trading were main drivers for the overall increase in trading in 2019. Global equity index volumes jumped 24.7% to 12.5 billion contracts in 2019, with exchanges in China, India, Latin America accounting for most of the increase.

HKFE, SGX, CME and Eurex are the major exchanges for global futures and derivatives trading and their products have become the most common product offerings among Hong Kong futures and derivatives brokerage firms. In 2019, total trading volume of these four exchanges accounted for approximately 22% among all 82 exchanges worldwide, according to data from the Futures Industry Association.

Securities Brokerage

HKSE market value surged in 2017 and then declined in 2018 due to global market fluctuations. However, market value has rebounded by 27.6% in 2019, reaching HK$38.2 trillion (US$4.9 trillion). Through Stock Connect, a securities trading and clearing link scheme allowing mutual market access between Mainland China and Hong Kong run by HKSE, SSE, SZSE and China Securities Depository and Clearing Corporation Limited, an increasing number of investors to access offshore investment opportunities and boost awareness of global asset allocation.

Stock Connect has witnessed rapid growth in terms of trading turnover since its inception in November 2014. Southbound Stock Connect (PRC investing in Hong Kong) turnover has increased at a CAGR of 33.7% from 2015 to 2019, while Northbound Stock Connect (Hong Kong investing in the PRC) turnover has increased at a CAGR of 60.5% during the same period. With the expectation of China continuing the effort of opening-up, it is estimated that the trading turnover will reach RMB14–16 trillion (US$2-2.3 trillion) for Northbound Stock Connect, and HK$4–4.5 trillion (US$0.5-0.6 trillion) for Southbound Stock Connect by 2023.

Trading Turnover of Stock Connect, 2015-2023E
778
1471
836
772
2260
2265
2834
4674
2482
9757
4000
14000
4500
16000
2015
2016
2017
2018
2019
2023E (Neutral)
2023E (Optimistic)
Southbound (HKD Billion)
Northbound (RMB Billion)

Source: HKEX, iResearch

Note: It is assumed that the daily quota does not change from 2019 to 2023. The accuracy of estimation is subject to any social, economic, and political change that could result in otherwise.

Total Return Swaps (TRS)

A total return swap is an OTC derivative agreement in which one party (TRS receiver) makes payments based on a set rate, either fixed or variable, while the other party (TRS payer) makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains. An International Swaps and Derivatives Association (ISDA) master agreement and related supplementary agreements are usually entered by both parties in a TRS transaction.

For international investors seeking to invest in PRC stock market, A-share (shares that denominated in Renminbi and traded in the SSE and SZSE) and Hong Kong stock basket linked TRS provides investors with higher leverage compared with buying A-share stocks directly. Chinese domestic securities companies and emerging international financial institutions have been major providers of such TRS.

The outstanding notional amounts of equity-linked forwards and swaps for derivative counterparty in Asian countries except for Japan has been rising steadily despite some fluctuations from 2012 to 2019 and reached US$169 trillion in the first half of 2019.

Outstanding Notional Amounts of Equity-linked Forwards and Swaps for Derivative Counterparty in Asian Countries besides Japan*, 2012H1-2020H1

Other Asian Countries* (USD Billion)
As percentage of all countries (%)
280,000
260,000
240,000
220,000
200,000
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
3.5%
3.7%
3.8%
4.5%
4.5%
4.9%
6.5%
4.7%
5.9%
5.4%
5.0%
5.4%
5.6%
5.3%
5.4%
5.5%
5.5%
30/06/2012
31/12/2012
30/06/2013
31/12/2013
30/06/2014
31/12/2014
30/06/2015
31/12/2015
30/06/2016
31/12/2016
30/06/2017
31/12/2017
30/06/2018
31/12/2018
30/06/2019
31/12/2019
30/06/2020

Note: Other Asian countries exclude Japan.

Source: BIS, iResearch

International capital has been building up positions in A-share through Stock Connect with a total net buy turnover of RMB351.7 billion (US$50.3 billion) in 2019. The increase of net buy turnover reflects rising confidence in a bullish China market for 2020. We expect that A-share and Hong Kong stock basket linked TRS trading will also be positively affected by following factors:

1.      Global trade conflict stabilizes as first phase of trade deal signed by China and the U.S. in January 2020

2.      Foreign banks and insurers are allowed broader access to China’s financial market in 2019

3.      MSCI increased A-share weighting in indexes in 2019 to represent a more compelling opportunity set for global investors

Since regulations have put limitations on Chinese-based financial institutions leveraging through OTC derivatives, China-based financial institutions have the motive to partner with qualified international financial institutions from less restricted jurisdictions, such as the Cayman Islands, in order to expand exposure to international investors with leveraged trading needs.

BUSINESS

Overview

We are one of the few Chinese investor-focused trading platforms that offer a wide spectrum of products and services. Our business lines include our (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service, (iv) securities brokerage service and (v) asset management service. We provide these services through our all-in-one Lion Brokers Pro app and a variety of apps available on iOS, Android and PC platforms. Our clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC, as well as institutional clients in Hong Kong that use our futures brokerage service.

Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the Chicago Mercantile Exchange (CME), Singapore Exchange (SGX), the Hong Kong Futures Exchange (HKFE) and Eurex Exchange (Eurex), as well as stocks listed on the New York Stock Exchange (NYSE), Nasdaq and Hong Kong Stock Exchange (HKSE), and PRC stocks listed on the Shanghai Stock Exchange (SSE) and Shenzhen Stock Exchange (SZSE) that are eligible for the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect programs (together, “Stock Connect”). In addition, our customers may also use our platform to trade various financial products, such as stock indices, commodities, futures, forex, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets.

Our financial performance increased significantly from 2018 to 2019, as our revenue increased from US$6.6 million to US$18.5 million, respectively. Instead of a loss before income taxes of US$2.7 million in 2018, we generated income before income taxes of US$8.3 million in 2019. For the six months ended June 30, 2020, we generated income before income taxes of US$2.4 million.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

We are well positioned in a fast-growing trillion-dollar segment with substantial growth potential.

We are one of the few Chinese investor-focused trading platforms that provide a wide spectrum of product and service offerings. We believe our fast-growing trillion-dollar segment has substantial growth potential in the near term. The total investable financial assets held by overseas Chinese citizens (including those residing in Hong Kong, Macau and Taiwan) were estimated to be US$8.3 trillion in 2019 and are expected to reach US$9.5 trillion in 2023, according to iResearch. The percentage of financial assets allocated to overseas investment by Chinese citizens was 8.6% of their total financial assets in 2019, which was significantly lower than the amount from citizens of other developed countries, such as the United States and the United Kingdom, and iResearch projects that overseas investment by Chinese citizens will increase to 10.5% of their total financial assets by 2023. With our existing leadership in this segment, we are well positioned to capture the opportunities arising from this growth.

We will be providing superior user experience to our clients through our industry-leading Internet platform.

We provide services through an industry-leading Internet platform accessible through our all-in-one Lion Brokers Pro app and a variety of apps available on iOS, Android and PC platforms. Our Lion Brokers app will allow users to remotely open accounts with our Cayman Islands licensed subsidiary and conveniently trade in a wide variety of derivative products. Our Lion Brokers app is designed to be secure and easy to use and will provide a superior user experience through fast and reliable order execution.

We offer a diversified product portfolio for trading in global financial markets.

Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the CME, SGX, HKFE and Eurex, as well as stocks listed on the NYSE, Nasdaq and the Hong Kong Stock Exchange, and PRC stocks listed on the SSE and SZSE that are eligible for Stock Connect. In addition, our customers may also use our platform to trade various derivative products, such as forex, commodities, futures, stock indices, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets.

We have an experienced management team supported by industry talents.

Our management team is led by our founder and CEO, Mr. Jian Wang, who has more than 15 years of experience in trading futures, securities and derivatives and dealing in interbank markets. Our core management team members have in aggregate more than 60 years of experience with conglomerates in the financial sector and fintech startups. Our management team is supported by a strong and talented team of experts in the financial and information technology industries. Our experienced management team and strong industry team enable us to drive innovation, improve our operational efficiency and expand our client base.

Our Strategies

We plan to implement the following strategies:

Strengthen our leading position in key markets and expand our demographic and geographic coverages in new markets.

We plan to strengthen our leading position in key markets, such as Greater China, by retaining active users, reactivating dormant accounts, obtaining new customers and enhancing service quality. We hope to increase our market share by penetrating into new geographic areas, such as Southeast Asia, though we currently have no specific plans to enter any new markets. We further intend to expand our user base from predominantly overseas Chinese to other ethnic groups through optimized digital marketing.

Enhance technological infrastructure and cybersecurity.

We expect to continue investing heavily in research and development to further improve our technology infrastructure and integrate different systems into our platform. Striving to provide our users with the most user-friendly interface and smooth transaction experience, we plan to optimize our trading system, increase system concurrent accesses, and enhance the system’s reliability and security. We also plan to expand the scope of cooperation with worldwide exchanges to provide our clients with more real-time, accurate and stable market quotation services. In addition, we plan to strengthen our cooperation with Microsoft Azure, making full use of the Microsoft Cloud infrastructure and security services and improve our system efficiency and cybersecurity.

Drive product innovation and explore other complementary services.

We are offering A-share (shares that denominated in Renminbi and traded in the SSE and SZSE) and Hong Kong stock basket linked TRS to our clients since early 2020. See “— Our Business Lines — Securities Brokerage Services.” Based on our analysis of our clients’ trading behavior and feedback, we expect to develop new derivative products to meet their shifting demands. We may also explore other complementary services, including CRM equipment and data services, overseas investment consulting services, deep financial technology development, digital asset management, industry research services, and overseas mergers and acquisitions.

Attract and retain key talent.

We believe that our employees are essential to our continued development. We strive to attract and retain talented individuals with management, financial and technological experience to our company with competitive compensation packages.

Our Business Lines

Our business lines include our (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service and (iv) securities brokerage service and (v) asset management service. We provide these services through our all-in-one Lion Brokers Pro app and a variety of other apps available on iOS, Android and PC platforms. See “— Our Technology.” Our relevant subsidiaries possess a full securities investment business license in Cayman Islands as relevant to acting as a broker dealer and market maker and various types of licenses to conduct our business in Hong Kong. See “— Licenses”.

CFD Trading Services

We began our CFD trading services in May 2019. Our trading platform allows users to trade various financial products, such as stock indices, commodities, futures, forex, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets. Through our platform, users can buy and sell stock indices, including the Dow Jones Industrial Average, Hang Seng Index, Nikkei 225 and Standard & Poor’s 500, commodities, including gold, silver, copper, soy beans and crude oil (Brent and WTI), and 33 currency pairs, including EUR/USD, USD/JPY, GBP/USD and USD/CHF currency pairs. Our Cayman Islands subsidiary, Lion Brokers Limited, holds the CIMA Full Securities Investment Business License, which allows us to act as broker dealer and market maker in facilitating CFD trading in the Cayman Islands. All of our CFD trades are conducted on the platform of Lion Brokers Limited within the scope granted by the CIMA Full Securities Investment Business License.

For example in a forex trade in the spot market, a participant will simultaneously buy one currency and sell another, with the two currencies together referred to as a currency pair. The investor is speculating that one currency will appreciate in relation to the counter currency in the currency pair, and it will make a profit or suffer a loss depending on the difference between the exchange rates at which the investor opens and closes its position. In response to a request for a quotation, market makers will quote the bid and ask prices simultaneously and the client will decide whether to enter into a contract to buy (long) or sell (short) an asset at that price.

Our trading platform matches the client’s order request with the spot currency pairs offered by market makers. We do not normally intervene in the trade, other than to apply our mark-up, which is based on market conditions and risk exposure regardless of how a trade is executed or the client’s profitability. This same process is used when a client liquidates a position. Our platform processes the trade by applying a uniform spread to the mid-price calculated from the preferred data feed. Forex traders can also engage in customizable forward transactions or futures speculation prior to the expiration of currency futures contracts. In addition, traders can amplify their profits or losses by leveraging their trades, and we offer up to 100:1 leverage to certain of our clients. See “Risk Factors — Risks Related to Our Business and Industry — We may incur material trading losses from our market making activities.”

The diagram below illustrates the order execution process for our CFD trading business:

Market makers (third party market maker or us)
Deal confirmation from market makers
We pass net offset orders to market makers
Our dealing rooms
Opposite trades of clients are offset and matched internally (i.e., naturally hedged trades)
Deal confirmation from us
Clients send in dealing requests with leverage
Our CFD trading clients

We facilitate a client’s CFD trading in three different ways.

1.      If the trade of a client can be used to naturally hedge against and offset the trades of another client, we will act as a market maker to offer liquidity and pricing for both clients. This type of transactions allows us to generate predictable revenues from commissions (other than forex transactions, for which we typically do not charge any commissions) without assuming any risks caused by market fluctuations. Less than half of our CFD trades in 2019 were of this type. We expect to have more frequent naturally hedged trades in the future as our user base grows and the number of transactions transacted over our platform increases.

2.      When an offsetting transaction from another client is not available, we may choose to act as a principal (i.e. market maker) to trade with the client. This type of transactions gives us the potential to generate significant revenues from trading profit if the market develops in favor of our position. Although we would assume risks caused by market fluctuations, our risk management system constantly monitors the market and limits our risk exposure. See “— Risk Management — Business Model Risk — Market Risk.” More than half of our CFD trades in 2019 were of this type.

3.      When an offsetting transaction from another client is not available, we may also act as a broker in arranging trades between the client and third-party market makers. We maintain cooperative relationships with established market makers, including international wholesale forex trading partners, which give us access to a pool of potential liquidity and ensure that we are able to execute our clients’ desired trades at competitive rates while hedging our net positions and limiting our exposure. This type of transaction allows us to transfer the risks associated with riskier trades to established market makers that have greater risk tolerance, although we would incur additional costs charged by our cooperative market makers. Less than half of our CFD trades in 2019 were of this type.

We generate CFD trading revenue from (i) commissions, (ii) bid/offer spreads, (iii) trading profit and (iv) difference in interest rates.

i.       We charge commissions for all CFD transactions, except for forex transactions. The amount of commissions we charge is largely based on the trading volume, with commission rates varying between US$2.25 to US$50 per lot, based on the per-lot value and the type of product traded, as well as discounts offered to different clients. For instance, our commission rates for stock indices, such as the Dow Jones Industrial Average and the Hang Seng Index, range from US$2.25 to US$50 per lot, while our commission rates for commodities, such as gold, soy beans and crude oil, range from US$3 to US$50 per lot.

ii.      We mark up the bid/offer spreads for CFD products on top of the prices offered by our clients, exchanges or third-party market makers, as the case may be. Our price mark-ups over the price offered by an exchange vary depending on the underlying product.

iii.     We act as a trading principal in certain derivative transactions by taking the position opposite to our clients. In such cases, we are exposed to changes in the value of the underlying product, and the clients’ losses are our gain.

iv.      We automatically roll-over currency positions each day and provide either a credit or debit for the interest rate difference between the two currencies in the pairs being held. The clients’ debits are our gains.

Our total CFD products trading volume for the six months ended June 30, 2020 was 111,418 lots, all of which were leveraged CFD products. As of June 30, 2020, we had 2,295 CFD trading clients, most of which were retail investors.

Insurance Brokerage Services

We also engage in insurance brokerage services mainly for high-net-worth Chinese individuals purchasing insurance policies in Hong Kong. We focus on critical illness insurance and life insurance products, while also offering various other insurance products such as health insurance, savings insurance, annuity and mandatory provident fund pension scheme. Our insurance company partners include renowned multinational insurance companies such as Prudential, AIA, Manulife, MassMutual, BOC Life and AXA. Our clients, who largely rely on offline channels, are now also able to compare various insurance products through our all-in-one Lion Brokers Pro app that launched in April 2020 and sign the insurance policies during face-to-face meetings with our insurance agents located in Hong Kong.

We receive commissions from the insurance companies based on a percentage of the premium paid by insurance purchasers. We source some of our clients from referral agents located in major Chinese cities and we pay them referral fees that are usually a negotiated percentage of the insurance premium. Our total number of newly-executed insurance policies was 1,379, 806, 269 and 6 in 2017, 2018, 2019 and for the six months ended June 30, 2020, and our total number of renewed policies was 815, 1,908, 2,607 and 1,490 respectively. We generated commission income of US$9.6 million, US$5.4 million, US$2.6 million and US$0.6 million in the same periods, respectively. Our insurance commission income has decreased over the past few years largely due to a significant decrease in PRC residents purchasing insurance policies in Hong Kong. This is caused by more stringent enforcement of foreign exchange controls in China, such as more cumbersome procedures for PRC residents to convert Renminbi into U.S. dollars or Hong Kong dollars to pay insurance premiums in Hong Kong and the imposition of daily limits on electronic payments, as well as the unstable political environment in Hong Kong in 2019, which discouraged PRC residents from purchasing insurance in Hong Kong. Commission income from our insurance brokerage business further decreased to US$0.6 million in the six months ended June 30, 2020, primarily due to decreasing number of PRC residents traveling to Hong Kong to purchase insurance policies due to travel bans caused by the outbreak of COVID-19.

Futures Brokerage Services

We began our futures brokerage services in March 2017. Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the CME, SGX, HKFE and Eurex. We cooperate with G. H. Financials (Hong Kong) Limited and INTL FCStone Limited, which are major service providers for global clearing solutions for exchange traded futures and options contracts, to execute and settle futures transactions. We charge commission fees to clients for trades made using our trading platform based on the number of contracts executed. Our commission rate is US$1.20 - 40.00 per contract depending on the types of futures products, subject to various discounts that we offer. Our total number of executed futures contracts was 92,230 lots, 777,303 lots, 911,693 lots and 223,656 lots in 2017, 2018 and 2019 and for the six months ended June 30, 2020, respectively. Our futures brokerage service is primarily used by Chinese clients in Greater China and Southeast Asia, although it is available for users all over the world. As of June 30, 2020, we had 127 futures trading accounts opened with our Hong Kong subsidiary Lion Futures Limited, most of which were retail investors.

Securities Brokerage Services

We began our securities brokerage services in November 2017. Our trading platform allows users to trade stocks listed on the NYSE, Nasdaq and the HKSE, as well as PRC stocks listed on the SSE and SZSE that are eligible for Stock Connect. We charge commission fees to clients for trades made using our trading platform based on the transaction amount, subject to a minimum charge per transaction. To better serve the individual needs of our clients, we vary the commissions we charge based on the types of products or services, eligibility for discounts and other factors.

The table below summarizes the current pricing of our securities brokerage services for securities traded on different stock exchanges.

Stock Exchanges on Which Securities are Traded	Our Pricing Terms	Other Fees and Expenses
Nasdaq and NYSE-Traded Stocks	Commissions: 0.2% of the transaction amount, subject to a minimum charge of US$20 per transaction	Applicable regulatory fees charged by SEC and transaction fees charged by other third-parties
HKEX-Traded Stocks	Commissions: 0.25% of the transaction amount, subject to a minimum charge of HK$100 (US $12.8) per transaction	Applicable transaction fees charged by HKEX, HKSFC, Computershare and stamp duty charged by the Hong Kong government
Shanghai-Hong Kong Stock Connect Stocks	Commissions: 0.01% of the transaction amount, subject to a minimum charge of RMB5 (US $0.7) per transaction	Applicable transaction fees charged by SSE, CSRC, Hong Kong and PRC clearing agencies, and stamp tax charged by the PRC government
Shenzhen-Hong Kong Stock Connect Stocks	Commission: 0.01% of the transaction amount, subject to a minimum charge of RMB5 (US$0.7) per transaction	Applicable transaction fees charged by SZSE, CRSC, Hong Kong and PRC clearing agencies, and stamp tax charged by the PRC government

Our securities brokerage service is primarily used by Chinese clients in Greater China and Southeast Asia, although it is available for users all over the world. As of June 30, 2020, there were 95 securities trading accounts opened on our platform, most of which were retail investors.

We also began offering total return swap (TRS) trading services to clients in early 2020 and expect it to a main growth driver this year. Our total TRS trading volume reached US$9.1 million for the six months ended June 30, 2020. We have entered into ISDA master agreements and related supplementary agreements with two of the top five swap traders in China. The top five swap traders in aggregate account for 93.6% of China’s swap trading in terms of addition of notional principal in December 2019, according to iResearch. The top five swap traders are very selective in choosing business partners and have entered into ISDA master agreements with only a very limited number of companies. We borrow the funds that we lend to our TRS trading clients from our business partners and we earn the spread over the interest rate of our loans from such business partners. Our clients may obtain tailored cross-asset exposure and varied pay-off structure through TRS transactions. We are offering A-share (shares that denominated in Renminbi and traded in the SSE and SZSE) and Hong Kong stock basket linked TRS, which is the first step for us to explore the OTC structure trading business. We will develop more products including interest rate-related and FX rate-related products to satisfy our clients’ diversified trading and hedging needs.

Asset Management Services

We provide asset management and investment advisory services for our clients. Based on our clients’ different needs, we provide personalized investment strategies to optimize their asset allocations. Our clients can purchase a wide variety of investment portfolios, which include assets such as stocks, bonds, ETFs, investment funds and derivatives. We charge management fees based on their assets under management as well as commissions for certain transactions.

Our Technology

We strive to provide our users with a user-friendly interface, a smooth transaction experience and reliable functionalities. Over the past few years, we outsourced our research and development to a dedicated information technology team in Hangzhou, China, which has made great efforts in building an integrated trading platform and enhancing user experience. We provide our services through this integrated Internet platform, which is accessible by mobile apps and desktop apps. The mobile apps are easy to use and preferred by most users, while the desktop apps are designed for professional investors who prefer working on a larger interface.

User Interface

Mobile Apps

Until mid-April 2020, we had four mobile apps, including “Lion Brokers”, “MetaTrader”, “Lion International Transactions App 狮子国际交易宝” and “易星 Estar”, that allowed our users with different preferences to trade stocks, futures and CFDs in an efficient, secure, reliable and user-friendly manner. The table below sets forth our various apps and their respective products or service offerings and operating entities.

Mobile App/Tool	Products/Services	Operating Entity
“Lion Brokers”	CFD (Futures and Derivatives) and Securities	Lion Brokers Limited
“MetaTrade”	CFD (Foreign Exchange)
“Lion International Transactions App 狮子国际交易宝”	Securities	Lion International Securities Group Limited
“易星Estar”	Futures	Lion Futures Limited

We have recently consolidated “Lion Brokers” and “MetaTrader” into an all-in-one Lion Brokers Pro app, which launched in April 2020, and allow users to remotely open accounts with our Cayman Islands licensed subsidiary and trade all of the products that carried by our Hong Kong and Cayman licensed subsidiaries. The original mobile apps “Lion Brokers” and “MetaTrader” will gradually be phased out once most users transition to the new Lion Brokers Pro app, which is still being improved. The mobile apps “狮子国际交易宝” and “易星Estar” will remain available for users who wish to maintain their securities and futures brokerage trading accounts in Hong Kong.

The modern and integrated interface of our all-in-one Lion Brokers Pro app will provide a straightforward and inviting user experience, that we believe will differentiate us from many other trading platforms whose interfaces are often cumbersome and disjointed. The user interface of our all-in-one Lion Brokers Pro app contains five major tabs: home, quotes, watchlists, trading and me.

Home.    The home tab (which is demonstrated in the graphic above) contains quick access to different products such as securities, futures, derivatives, funds and insurance, as well as popular functions such as account opening, fund deposit and rewards shopping mall. This tab also contains aggregated investment-related news feeds and educational sources for the users that are from our media partners, contributing authors and in-house editors.

Quotes.    The quotes tab streams the current market information for various investment products, such as real-time prices and trading volume for stocks and futures, contract terms and deposit requirements for futures, bid and ask prices for currency derivatives, and net value of funds.

Watchlists.    The watchlists tab contains real-time prices, historical prices, company profiles, business news and third-party analysis for the particular investment products that the users select.

Trading.    The trading tab enables our clients to place orders fast and conveniently. Our clients can place several types of orders, such as conditional order, limited price order, market order, and follow bid/ask order. We also allow our clients to trade NYSE and NASDAQ-listed securities during pre-market and post-market hours.

Me.    The me tab allows users to review and revise their personal information, manage their funds, access the account statements and communicate with client representatives.

Desktop Apps

We offer corresponding Windows versions of our mobile apps and are developing Mac-OS versions of these apps. These desktop apps allow professional users to view market information and trade stocks, futures and CFDs on larger screens.

Back End System

Our mobile apps and desktop apps all interact with our back end system, which is an integrated infrastructure supporting a wide variety of functions, including account opening and management, market updates, order routing, securities trading and risk management. Our back end system contains multiple servers designated for different usages, such as stock quotes, order placing and risk alerts. These servers are also connected with public and private cloud services such as Alibaba Cloud and Azure, as well as with external databases such as those of major stock exchanges. Our back-end system, which employs big data, high-speed instant cache and distributed ledger technologies, features the following advantages.

•        Extreme Speed Trading.    We limit the system delay time of the trading process (from the receipt of order from the client to submission of the order) to within 10 milliseconds. Our system retrieves real-time data from external databases, including major stock exchanges, in a matter of milliseconds. This reduces end-to-end latency and provides our clients with a smooth and reliable transaction experience, and also gives our market making business a significant advantage over many of our competitors.

•        High Concurrency.    We are able to support millions of simultaneous online users and can process more than 10,000 transactions per second. With a modular architecture, our platform can easily expand as data storage requirements and client visits increase.

•        Consistent Availability.    We support 24-7 trading through our micro service infrastructure and distributed cluster deployment (virtually or geographically separated system).

•        High Sensitivity.    We monitor risks on a real time basis and respond to issues with client accounts promptly. We can stop trading gains or losses within seconds.

•        High Security.    We have designed our data security system in accordance with PRC National Information System Protection Standards. Our system can discover major security loopholes, resist sophisticated malicious attacks and protect against natural disasters, and it can also recover most functionalities after damage. We employ a distributed infrastructure as the foundation of our trading system, which includes a number of isolated servers with intensive security protocols. We maintain an advanced cyber security system to monitor and manage the traffic to our platform on a real-time basis. Our system is designed to automatically detect suspicious activities and automatically send an alert to our IT team. Our system also features strong encryption and two-factor authentication, in addition to disaster recovery and business continuity plans.

Risk Management

Our business activities expose us to various risks, including regulatory environment risk, commercial risk, business model risk and operational risk. Risk management is critical to our business operations. We have put in place procedures and controls to identify, measure and manage each of these risks. We have established a risk management team, comprised of five members, which meets at least once every month to review our risk management status.

Regulatory Environment Risk

We operate in highly regulated industries across multiple jurisdictions. Regulatory environment risk is the risk that the regulatory environment in any of the jurisdictions in which we operate will change in a way that is materially detrimental to our business. We (in particular, Lion Brokers Limited) are regulated by the Cayman Islands Monetary Authorities (CIMA) in the Cayman Islands, the Hong Kong Securities and Futures Commission (HKSFC), the Hong Kong Insurance Authority and Hong Kong Customs and Excise Department in Hong Kong. See “— Compliance.”

Change of Regulations

The regulatory environment is constantly evolving, and different regulators may introduce new regulations or modify existing requirements. For instance, CIMA is contemplating to impose additional restrictions on market making activities and as a result, we may need to change our transactional procedures to comply with the new requirements. It is also possible that regulators will increase the capital and liquidity requirements or roll out other financial ratio requirements. The changing regulatory environment may subject us to heavier financial burden and cause adverse effects on our results of operations. We strive to maintain close relationships with regulators and actively seek conversation with them in an effort to keep abreast of impending regulatory developments.

Change of Tax Treatment

The evolving tax regimes in the various jurisdictions where we operate may change the basis on which we are taxed. We also face the risk of additional taxes, such as the financial transaction tax, which if imposed could severely impact the economics of trading. We may need to re-examine the various types of trades of our clients in order to cope with the tax-related risks.

Commercial Risk

We define commercial risk as the risk that our performance is affected by commercial factors, such as business strategies, market conditions, competition and supplier restrictions.

Business Strategy Risk

We face the risk of failure to formulate or implement an appropriate business strategy. Our board is responsible for formulating our global business strategies, while our senior management is responsible for implementing such strategies. Our board evaluates macro-economic conditions in key jurisdictions, such as the United States, the PRC, the Cayman Islands, Hong Kong and Singapore and formulates strategic plans accordingly. Our senior management initiates strategic movement and convenes regularly to discuss the ongoing implementation of such strategies. For instance, considering the recent turmoil in Hong Kong, we established a branch in Singapore in July 2019 as a back-up office. We carefully review the performance of each of our business lines and decide which segment or area we will continue to invest in. We also engage external consultants with proper expertise to assist with our strategic planning and market research.

Market Condition Risk

Our futures, securities and CFD products trading clients may be sensitive to adverse market conditions. Our ability to attract new clients and the willingness of our clients to trade partially depend on the level of trading opportunities that our clients perceive to be available to them in the markets. Our revenue stream could therefore be affected by market conditions.

We constantly monitor market conditions and our clients’ sensitivity towards the changing market conditions through a detailed review of daily revenue analysis reports, monthly financial information and other key performance indicators. When market conditions become adverse, our risk management team may call a meeting to discuss our strategies as necessary. We mitigate the market condition risk by regularly forecasting market developments and managing our financial performance.

Competition Risk

We mainly operate in the online futures and securities brokerage market and CFD trading market for global Chinese investors, which are both highly competitive and rapidly evolving. See “— Competition.” We may lose our clients if there are new or existing competitors offering more attractive products, services or pricing. We pay close attention to our competitors’ activities and performance and ensure that our product offerings and pricing remain attractive to the clients.

Supplier Restriction Risk

Our business operations depend on a variety of services from third parties including banks, brokers, stock exchanges, information technology service providers and electronic payment service providers. For instance, in providing certain of our CFD trading services, we rely heavily on a small number of established third-party market makers. If any third party that we rely on ceases its cooperation with us, we may be unable to execute certain trades and our results of operations will be materially and adversely affected. We regularly interact with our suppliers and strive to maintain cooperative relationships with them. We also periodically review engagements with major suppliers to make sure the terms are satisfactory to both sides.

Business Model Risk

We define business model risk as the risk arising from the nature of our business and the way we conduct business. Our business model risk includes market risk, credit risk, liquidity risk and capital adequacy risk.

Market Risk

When we facilitate instant execution of client trades, we may be subject to market risk if the trade of one client cannot be naturally offset by the trade of another client, in which case we may act as a principal in trading with the client and take a position. We constantly monitor our exposure to the market against our pre-determined market risk limit. When our exposure exceeds the limit, we hedge our position to bring our exposure back to the limit. The market risk limit represents the maximum (long or short) net exposure we will hold without any hedging. In accordance with the methodology in our risk management policy, we set our market risk limit based on our risk appetite with reference to the expected liquidity and volatility of the underlying financial products, aiming to achieve an optimal balance among facilitating client’s trades, controlling our cost of hedging and maximizing our daily revenue.

We may also be subject to residual market risk caused by market gaps, which may occur when a product price changes suddenly in a single large movement, often at the opening of a trading day, rather than in small incremental steps. In this situation, we may have difficulty adjusting our hedging in a timely manner and thereby incur a potential loss. We conduct regular scenario-based stress tests that analyze the impact of potential market gap events and take preventive actions to mitigate the impact caused by residual market risk.

Credit Risk

We have a credit risk management system in place to evaluate our credit risk. We regularly review our credit policies and set appropriate credit limits for our clients. In determining the credit limit of a particular client, we consider its investment pattern, the history of its daily closing positions, the types of products it has previously invested in and the security it has placed with us. We only allow a client to place purchase orders within its trading limit using cash deposited in its designated account with us. We require the client selling shares to provide necessary documents evidencing that the shares are deposited with a securities clearing and settlement system of a recognized securities exchange.

We set pre-trade quantity limits and price collars on individual orders. Our system will detect and reject orders that exceed the specified quantity limits or fall outside of the current acceptable price range. We also impose intra-day net long or short position limits on our clients to prevent their accumulated positions from exceeding the clearing company’s financially comfortable levels, as well as to halt potentially errant algorithms.

We also measure the pre-settlement credit exposure and the settlement risk of all our clients to manage our overall credit exposure. We take into account the number of clients with open positions, the products for which clients have open positions, the concentration of open positions on any given securities and other relevant factual circumstances. Whenever our overall pre-settlement credit exposure is unusually high on any given day, we investigate the causes and may reduce the limit on each client in order to control our overall credit exposure.

We have forced liquidation policies for our clients. For futures trading, we force clients to liquidate when their equity to occupied margin ratio falls below 80%; for CFD trading, we force clients to liquidate when their net worth to occupied margin ratio falls below 50%.

Liquidity Risk

We closely monitor our liquidity position. Our account department prepares a daily cash position summary and our directors and senior management review this summary to ensure that there are no cash flow mis-matches. We may arrange for credit facilities when necessary.

Capital Adequacy Risk

We operate in highly regulated industries across multiple jurisdictions including the Cayman Islands and Hong Kong. We are required to hold sufficient regulatory capital at both group and individual entity level to cover our risk exposures, among other financial obligations imposed by regulatory authorities. We are required to at all times hold sufficient capital to meet regulatory requirements in all relevant jurisdictions. We assess our capital requirements through financial projections and stress tests frequently. We also check internal warning indicators and timely escalate potential capital inadequacy to our senior management for prompt preventive or remedial action.

Operational Risk

We define operational risk as the risk of loss resulted from operational matters, such as failure of technology systems, fraud, and human error. We regularly review our operations to ensure that our operational risk is properly managed.

Technology Risk

Our electronic trading system applies various pre-order checks, such as a “fat finger” check that examines the notional value, per order quantity and price validation. Our system also checks order frequency, max net position on each instrument and max number of open orders per instrument, and automatically rejects orders if our preset limits are exceeded.

We have set up and implemented contingency plans to ensure business continuity during interruptive events. In case our main trading system is down, the control can be switched to the backup system almost instantaneously to continue trading and position monitoring. All of our electronic databases are backed up and kept in a virus-free environment.

People Risk

People risk is the risk of loss caused by employees, whether intentionally or negligently, such as employee fraud, error or omission, or involving employees, such as labor disputes, health and safety issues, and human resource practices. We strive to create an employee-friendly working environment to retain talents and impose procedural controls to prevent the violation of work ethics.

Our Clients and Users

Our clients are mostly well-educated and affluent Chinese investors living in or outside the PRC. These individuals are usually sophisticated investors with relatively high risk tolerance. We also had seven active institutional clients in Hong Kong that use our futures trading service as of June 30, 2020.

We have experienced significant growth in the number of clients in the past few years. Our total revenue-generating client accounts increased from 1,722 as of December 31, 2017 to 4,047 as of December 31, 2019 and slightly decreased to 3,980 as of June 30, 2020, primarily due to the decline of our insurance brokerage business. Among our 3,980 total active revenue-generating accounts, 127 were for futures trading, 95 for securities trading and 2,295 were for CFD trading, which increased by approximately 25% as compared to December 31, 2019.

Marketing

To attract clients, we conduct marketing mainly through search engines, social media, app stores and third-party websites. These various online resources detect potential clients and display our logo, name, hyperlink to our website and QR code for our apps. For these services, we contract with advertisement placement agencies and pay them on a monthly or quarterly basis. We may also use traditional marketing channels, such as participating industry exhibits organized by industry associations or media in large Chinese population centers including Shanghai, Shenzhen and Taipei.

Client Services

Our client service team strives to respond to our clients’ inquiries promptly in accordance with our procedures. If any of our staff member receives a complaint, whether oral or in writing, from the client or other third parties, the staff member must immediately notify our compliance with details of the complaint. When possible, our compliance officer will respond to the complainant on the same day as the complaint is made, and then explore with staff members the validity of and reasons for the complaint. In each case, we will respond to the complaint with a clear explanation and take all appropriate steps to remedy the situation.

Intellectual Property

We rely on a combination of trademarks, software copyrights and trade secrets, as well as confidentiality procedures and contractual provisions with our employees and others, to protect our intellectual properties. As of December 31, 2020, we had obtained one trademark in Singapore and one in Hong Kong. Our intellectual properties are essential for us to establish our brand recognition, enhance our reputation and distinguish our services from the competitors in the market. As our brand name becomes increasingly recognized among the general public, we will further enhance the protection of our intellectual properties.

Competition

We mainly operate in the online CFD trading market and the futures and securities brokerage market and for global Chinese investors, which are both highly competitive and rapidly evolving. Our primary competitors are CMC Markets, IG, Forex.com and Interactive Broker in the CFD trading market, and Tiger Securities and Futu Holdings Ltd in the online futures and securities brokerage market for global Chinese investors. Although some of our competitors may have greater financial resources or a larger client base than we do, we believe that our full service licenses, strong brand name, diverse service offerings, efficient trade execution, smooth capital flows and advanced technology infrastructure together make us one of the top performers in this market.

Employees

We had a total of 37 employees in Hong Kong as of June 30, 2020. We enter into individual employment contracts with selected employees to cover matters including non-competition and confidentiality arrangements. Our employees’ remuneration packages generally include salary, bonus and social security benefits in accordance with all applicable laws and regulations.

Facilities

Our headquarters are located in Hong Kong, where we leased one principal executive office and one technology support office. We also have offices in Singapore and the Cayman Islands. All of our offices are leased from independent third parties. As of June 30, 2020, our leased office space was 11,896 square feet in aggregate, including 10,685 square feet in Hong Kong, 1,175 square feet in Singapore and 36 square feet in the Cayman Islands. We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Insurance

We maintain business interruption insurance for equipment and data processing devices, professional indemnity insurance and directors’ and officers’ liability insurance. We also maintain proper insurances required by the Securities Investment Business Act (SIBA) of the Cayman Islands and the regulations promulgated under the SIBA. Our directors consider that the insurance policies we carry are adequate for our business operations and in line with customary industry practice.

Licenses

We must obtain various licenses to conduct our business. The table below sets forth the licenses we possess in the Cayman Islands and Hong Kong.

Jurisdiction	License Type	Entity Name
Cayman Islands	CIMA Full Securities Investment Business License(1) (as relevant to broker dealer and market maker)	Lion Brokers Limited
Hong Kong

HKSFC Type 1 License for Dealing in Securities

HKSFC Type 2 License for Dealing in Futures Contracts

HKSFC Type 4 License for Advising on Securities

HKSFC Type 5 License for Advising on Futures Contracts

HKSFC Type 9 License for Asset Management

Hong Kong Insurance Broker License by the Professional Insurance Brokers Association

Lion International Securities Group Limited

Lion Futures Limited

Lion International Securities Group Limited and Lion Asset Management Limited

Lion Futures Limited

Lion Asset Management Limited

BC Wealth Management Limited

Lion Foreign Exchange Limited

____________

(1)      Only includes regulatory permissions to act as a “broker dealer” and “market maker”.

Compliance

We operate in highly-regulated industries and must comply with all applicable regulatory requirements in the jurisdictions in which we operate. We (in particular Lion Brokers Limited) are regulated by the CIMA in the Cayman Islands, the HKSFC, the Hong Kong Insurance Authority and Hong Kong Customs and Excise Department in Hong Kong. We (in particular Lion Brokers Limited) must submit annual audit reports to the CIMA and HKSFC and are subject to their periodic inspections. There has been no material non-compliance issue identified in any of the regulatory inspections that has not been appropriately rectified. We have not been subject to any administrative penalty or fine that, individually or in the aggregate, would be reasonable expected to have a material adverse effect on our results of operations or financial condition.

While our directors are ultimately responsible for supervising our compliance, our compliance officer is responsible for continually monitoring our compliance status and implementing compliance policies. We maintain a compliance manual, which contains detailed procedures for corporate government, know-your-client (KYC), trade execution, records keeping, anti-money laundering (AML), and risk management, among others. We provide training to our employees and require them to strictly adhere to our compliance manual. We have also adopted specific compliance measures for KYC, asset protection, insurance, and back office and accounting.

KYC

We employ various measures to ascertain the identity and understand the background of each of our prospective clients before establishing business relationships with them. These measures include, among others, checking potential clients, passports or identity cards, maintaining a robust file management system in which client files are retained and corresponding reference numbers and relevant details are recorded to the extent practicable, interviewing prospective clients personally as appropriate and needed and verifying the identities of the directors or partners of our prospective institutional clients. To reduce the risk of being subject to complex U.S. laws and regulations, we do not allow U.S. citizens or residents to open an account with us, although our KYC procedures may not be able to effectively identify all U.S. citizens and residents at all time. See “Risk Factors — Risks Related to Our Business and Industry — We face risks related to our know-your-customer, or KYC procedures when our clients provide outdated, inaccurate, false or misleading information.” In addition, anonymous accounts are generally not allowed to be opened, heightened scrutiny measures are imposed on accounts opened on behalf of third parties and additional verification measures are conducted before we accept third party payments against the accounts of our clients.

We also use the GRADA Platform to facilitate our AML compliance process. The GRADA Platform was developed by Global Risk and Data Authority Ltd. and is a simple online solution for financial service providers to address complex issues relating to AML and other global compliance and regulatory initiatives. The GRADA platform integrates with third party confirmation service providers to crosscheck and ensure the authenticity of the documentation provided, and we ask our clients to upload their information and relevant materials onto the GRADA platform for verification and validation. The GRADA Platform will then assess the risk level of the prospective clients opening an account with us and sort them into high-risk, medium-risk or low-risk clients based on the information in their database. The applications from prospective clients in the low-risk or medium-risk categories will be approved automatically, while additional procedures, including human intervention, will be carried out before applications from prospective clients in the high-risk category can be approved.

Asset Protection

We have comprehensive procedures in place to properly safeguard our clients’ assets that are in our possession. For example, we arrange for a custodian to manage our clients’ assets in segregated accounts, and strict guidelines are required to be followed every time a client’s money flows into or out of the segregated accounts. Such transactions take place in a manner that is in accordance with the authority and the specific instructions our clients give us. We will not deploy a client’s money in any way that will be deemed unconscionable, and we are prohibited from paying any client’s money to any of our officers, employees or related parties.

Back Office and Accounting

We reconcile all account balances of our general ledger accounting system to those on the stockbroker management system, perform procedures to ensure the total amount from all pay-in slips match with the total amount deposited into the bank and clear any errors identified on a daily basis. Our senior staff members also conduct regular reconciliation of our internal records to those kept by other third parties, such as clearing houses and our counterparties, to identify and resolve any possible accounting issues.

Data Privacy

We collect certain personal data from our customers in connection with our business and operations and may be subject to data privacy laws in various jurisdictions such as the Cayman Islands, Hong Kong and the PRC. The relevant data privacy laws may require the data owner to consent to the data collection and agree to its usage. When a customer registers an account on our online portal, they are required to confirm that they have read and agreed to the terms and conditions of the portal, including the terms set out in our data privacy statement. Our data privacy statement states that the personal data being collected can be used for purposes of data analysis and supporting us to develop and to improve our products. We believe that we are in compliance with all relevant laws and regulations in all material respects with respect to data privacy.

Legal Proceedings

As the date of this prospectus, we are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations.

Regulations

We are subject to laws and regulations in the jurisdictions where we conduct our business. The following is a summary of certain rules and regulations that significantly affect our business activities.

Cayman Islands

Securities Investment Business Act (2020) of the Cayman Islands (as amended from time to time, SIBA)

Lion Brokers Limited (LBL), an exempted company incorporated under the laws of the Cayman Islands, conducts market-making and broker dealer activities in relation to securities including contracts for differences. As such activities constitute “securities investment businesses” in particular, dealing in securities under SIBA, LBL is subject to the licensing requirements under SIBA and on 23 August 2018 LBL received from the CIMA a full license to conduct broker dealer and market maker businesses. LBL must submit an annual renewal fee for the licenses (US$9,756.10 for broker-dealer and US$9,756.10 for market maker) by 15 January of each year.

A licensed company is subject to various requirements in SIBA, the regulations promulgated under SIBA and any statement of guidance issued by CIMA (or such other Cayman Islands competent authority) as relevant to financial services business and any condition that may be placed on the SIBA license at the time the entity is licensed by CIMA.

Among other things, any issue or transfer of shares or any change to the underlying beneficial owners of a licensed company must receive CIMA’s prior approval. However, CIMA may exempt from this requirement a licensed company whose shares are publicly traded on a recognized securities exchange, subject to certain conditions.

A licensee must have its accounts audited annually or at such other time as CIMA may require by an auditor approved by CIMA. Within 6 months of the end of a licensee’s financial year, the licensee must submit its audited accounts for the financial year to CIMA along with a certificate of compliance with provisions of SIBA and any regulations made under SIBA and the Monetary Authority Act (2020 Revision) of the Cayman Islands, signed by the licensee or a director of the licensee (if it is a company). A person who signs such certificate knowing or believing that such certificate is false commits an offence and is liable on summary conviction to a fine of US$ 6,097.56 and such person (a) may have his/her license or the license held by the company of which he/she is a director revoked; and (b) may not be granted a further license, nor be permitted to be a director of a licensed company.

A licensed company cannot change its auditor without CIMA’s prior written approval and the licensed company shall explain the circumstances giving rise to such change prior to such approval being given.

A licensed company must have at least 2 natural directors. No change of directors or senior officers can be made without CIMA’s prior written approval. Any director or senior officer convicted in any country of an offence involving dishonesty must be removed upon conviction.

A licensed company cannot open a subsidiary, branch, agency or representative office outside the Cayman Islands or change its name without CIMA’s prior written approval. A licensed company must notify CIMA immediately of any change of its business address.

A licensed company must separately account for the funds and property of each client and its own funds and property.

Under the Securities Investment Business (Conduct of Business) Regulations, 2003 promulgated under SIBA (the Conduct Regulations), a licensed company must, among other things, comply with the following requirements.

General

Maintenance of insurance.    A licensed company must at all times maintain insurance to cover professional indemnity, professional liability of senior officers and corporate secretaries and business interruption. Details of the insurance must be filed with CIMA before renewal of the license.

Disclosure of regulator.    A licensed company must disclose the fact that it is regulated by CIMA in all correspondence, advertisements and other documents relating to its securities investment business.

Conduct of senior officers and employees.    Each senior officer and employee of a licensed company must enter into a written undertaking to observe the relevant requirements in the Conduct Regulations relating to dealing with their own account.

Gifts.    A licensed company must establish and maintain compliance procedures designed to ensure that no senior officer accepts any gift or inducement that is likely to conflict with his/her duties to any client.

Record keeping.    A licensed company must maintain sufficient records in relation to advertisements, clients, senior officers and employees, the company itself and securities investment business transactions for at least 5 years from the relevant date.

Notification.    A licensed company must notify CIMA immediately in writing of any matter material to CIMA’s supervision of the company including and not limited to a petition for winding up, investigation by other regulatory authorities and fraud involving a senior officer.

Advertising

The contents and format of the advertisement directed at private clients (i.e. persons who are not a licensed company’s market counterparties or professional clients) must comply with certain specific requirements as stipulated in the Conduct Regulations. A “professional client” is defined under the Conduct Regulations to include (a) a public authority; (b) a securities investment business intermediary; (c) a person regulated by CIMA or a recognised regulatory authority of another jurisdiction; (d) a person (other than individuals) with total assets of not less than US$4,878,049; (e) an unregulated mutual fund; (f) a person whose securities are listed on recognised securities exchanges; or (g) a private client classified as a professional client under the Conduct Regulations (e.g. certain high net worth individuals or sophisticated persons whom a licensee may classify as professional clients if certain conditions are met including the client’s informed consent to being so classified). A “market counterparty” means (a) a government; (b) a central bank or other national monetary authority; (c) a supranational; (d) a state investment or public debt management body; or (e) a professional client where classified as a market counterparty under the relevant provisions of the Conduct Regulations.

Standards for Dealing with Clients

Required standards.    A licensed company must act in accordance with the standards stipulated in the Conduct Regulations, including high standards of market conduct, integrity and fair dealing, due skill, care and diligence in providing any service, timely and sufficient disclosure, the duty to treat clients fairly in conflict of interests and the duty to take reasonable steps to ensure that, in relation to a private client, any investment strategy recommended to or executed for the client is suitable (except for execution-only services).

Classification of clients.    The classification of an individual as a professional client and the classification of a professional client as a market counterparty is subject to certain conditions as set out in the Conduct Regulations. Classifications relating to professional client and market counterparty must be reviewed at least annually to ensure that the classifications remain appropriate.

Lending to private clients.    A licensed company should not knowingly lend money to private clients unless certain conditions are met (e.g. assessment of client’s financial standing and client consent).

Client agreement.    A licensed company must have a written agreement with each client, which shall include certain items stipulated in the Conduct Regulations (e.g. nature of services, fee calculation and handling of client money etc.). The agreement relating to a contingent liability investment for a private client and the agreement for discretionary portfolio management shall include additional items (e.g. minimum margin or extent of discretion, as applicable).

Contract note.    After each transaction, a licensed company must send the client a contract note (unless the client has requested in writing that it should not be issued) with essential features of the transaction.

Complaints procedure.    A licensed company must have an effective system to handle complaints, under which the relevant records (including a central register) are kept and all complaints are responded to within 14 days.

Access to records.    During the statutory period during which a licensed company must keep records, a licensed company shall make available to any client within a reasonable period of time upon request the relevant records relating to that client which a licensed company has sent or is required to send to that client under the regulations and correspondence received from that client.

Periodic statements.    If it manages a portfolio for a client, a licensed company shall provide the client with a written statement, (i) annually at the request of the client unless (iii) applies; (ii) quarterly unless (i) or (iii) applies; or (iii) monthly if the portfolio has an uncovered position in a contingent liability investment. The statement must contain adequate information on the value and composition of the portfolio as at the end of the period covered by the statement.

Client Asset and Money

Records relating to collateral.    If a licensed company has exercised the right to treat collateral assets as its own, it must maintain adequate records to enable it to meet any future obligations including the return of equivalent assets to the client.

Custody of assets.    Where client assets are held by a custodian, a licensed company shall ensure that the custodian’s records clearly show that the assets belong to the client. A licensed company must effect appropriate registration or recording of legal title to client assets and ensure that the arrangements for physical custody of documents of title are appropriate to the value and risk of loss of the assets.

Stock lending.    A licensed company shall not engage in stock lending with or for a private client or professional client unless the activity is covered in the appropriate client agreement.

Reconciliation.    A licensed company shall perform a reconciliation every five weeks or every six months with CIMA’s permission of its records of client assets which are not in its physical custody, with statements from the custodians of such assets.

Further reconciliation.    A licensed company shall, every six months, carry out a count of all client assets it physically holds and a reconciliation with its records of such holdings; and a reconciliation between its records of holdings of client assets and the records of the location of such holdings. The reconciliation shall be performed by the total count method or another method approved by CIMA.

Correction of discrepancies.    A licensed company shall promptly correct any discrepancies revealed by reconciliations or provide unreconciled shortfall for which there are reasonable grounds for including that the licensed company is responsible.

Client statements.    A licensed company shall as often as necessary or on at least one date during its financial year and not less than 6 months after the previous statement date, provide all active clients within 5 weeks of the date as at which the statement is made with a statement listing all clients assets for which a licensed company is responsible. Such statement shall identify separately assets registered in the client’s name; identify separately client assets being used as collateral; show the market value of the collateral as at that date; and in respect of a private client, base the statement on either the trade date or the settlement date and notify the client which basis has been used. The statement should include client money unless a licensed company provides this information in a separate statement within 1 month.

Client bank accounts.    A licensed company, upon receipt of client money, shall either pay it into a client bank account as soon as possible and in any event no later than the next business day or pay it out properly. A licensed company shall take reasonable steps to confirm that the banks used for client bank accounts remain appropriate no less than once a year.

Holding client money with group company.    If a licensed company holds client money with a bank that is a group company, it shall disclose such fact and the name of the bank to the client. If the client does not want this arrangement, a licensed company must either deposit the client money with another bank or return the money to the client.

Transfer client money to a securities investment business intermediary.    This is allowed for the purpose of a transaction through that intermediary or meeting a collateral obligation, provided that in the case of a private client a licensed company must notify the client.

Confirmation from banks.    A licensed company shall ensure that the approved bank at which client money is held confirms in the custody agreement or otherwise in writing that such money is held by a licensed company as trustee and that the bank shall not combine any money in such account with any other account of the licensed company or exercise any lien or similar right against a client bank account in respect of any debt owed by the licensed company.

Reconciliation of client money balances.    A licensed company shall at least once every 5 weeks perform reconciliation on (i) the balance on each client bank account recorded by the licensed company with the balance on that account recorded by the relevant bank; (ii) the balance, currency by currency, on each client transaction account with intermediaries recorded by the licensed company with the balance as recorded by the relevant intermediaries; and (iii) its records of collateral received from clients within 10 business days of the date to which the reconciliation relates. The licensed company shall correct any discrepancy and cover any shortfall.

Under the Securities Investment Business (Financial Requirements and Standards) Regulations, 2003 promulgated under SIBA (the Financial Regulations), a licensed company must, among other things, comply with the following requirements.

Adequate financial resources.    A licensed company must maintain adequate financial resources to meet its securities investment business commitments and to withstand the risks to which its business is subject.

Reporting currency.    A licensed company’s reporting currency shall be CI$ or US$ unless otherwise approved by CIMA.

Accounting records, internal systems and controls, risk management.    A licensed company must maintain adequate and current accounting records and maintain internal systems and controls and risk management processes that are adequate for the size, nature and complexity of its activities. The company must also maintain accounting records which provide accounting information for any period during the 5 years immediately preceding the date on which it was first granted the licences.

Reconciliations.    A licensed company shall perform reconciliations (i) every 5 weeks on all balances with banks or building societies; (ii) every 5 weeks on all balances and positions with intermediaries; and (iii) once every business day on its own margin accounts with intermediaries. The Company shall correct any differences.

Financial reporting.    A licensed company must submit to CIMA an opinion from the auditor on its internal controls at the same time as audited accounts are submitted. The company must also submit (if a broker-dealer) a monthly report and (in all other cases) a quarterly report on a CIMA-mandated form within 15 business days of the end of the relevant month or quarter, as applicable. The company must also submit to CIMA an annual reconciliation between the balance sheet figures on the annual audited accounts and the monthly or quarterly reports prepared at the same date, and an explanation of any differences, when it submits the audited accounts.

Financial resources requirements.    A licensed company shall at all times maintain financial resources in excess of its financial resources requirement (base requirements for broker-dealers and market makers being the greater of ¼ of relevant annual expenditure and US$121,951).

Transactions affecting financial resources.    CIMA’s written consent is required before a licensed company can reduce or change the nature of its issued capital, or the rights and obligations of shareholders, or enter into any agreement to sell or merge the whole or part of its business to or with a third party. The company must report to CIMA its acquisition of 10% or more of the voting shares of another company.

In addition, a licensee under SIBA is also subject to CIMA’s rules, statement of guidance, regulatory policies and regulatory procedures governing the licensees’ activities including the licensing, business conduct of the licensee, prudential standards and reporting (in particular, Anti-Money Laundering and Combating the Financing of Terrorism and Proliferation Financing).

CIMA is responsible for supervision and enforcement in relation to SIBA. If at any time it appears to CIMA that a licensee has failed to comply with any requirement under SIBA, any regulation made under SIBA, any guidance note or regulatory condition, CIMA may by written notice direct the licensee to ensure that the requirement is complied with within such period and on such terms and conditions as CIMA may specify and the licensee must comply with the notice.

If CIMA knows or has reasonable ground to believe that a licensee (a) is or appears likely to become unable to meet its obligations as they fall due; (b) is carrying on business fraudulently or otherwise in a manner detrimental to the public interest, to the interest of its clients or creditors; (c) has contravened any provision of SIBA or any regulations made under SIBA, or of the Anti-Money Laundering Regulations of the Cayman Islands (Revised) (the AML Regulations); (d) has failed to comply with a condition of its licence; (e) has not conducted the direction and management of its business in a fit and proper manner, or has senior officers, managers or persons who have acquired ownership or control who are not fit and proper persons; or (f) has failed to comply with any lawful direction from CIMA, CIMA may take a broad range of enforcement actions including and not limited to: (i) revoking the licence; (ii) imposing conditions or further conditions on the licence or amending or revoking such conditions; (iii) applying to the court for an order which is necessary to protect the interests of the clients or creditors of the licensee including an injunction or restitution or disgorgement order; (iv) publishing the breach by the licensee in official publications; (v) at the expense of the licensee, requiring that an auditor’s report be submitted to CIMA on the licensee’s AML systems and procedures for compliance with the AML Regulations; (vi) requiring the substitution of any director or officer of the licensee, or the divestment of ownership or control; (vii) at the expense of the licensee, appointing a person to advise the licensee on the proper conduct of its affairs and to report to CIMA thereon; (viii) at the expense of the licensee, appointing a person to assume control of the licensee’s affairs who shall have all the powers necessary to administer the affairs of the licensee including the power to terminate the securities investment business of the licensee; (ix) in the case of a reasonable belief that the licensee has materially contravened the AML Regulations, reporting the same to the Director of Public Prosecutions; or (x) requiring such action to be taken by the licensee as CIMA reasonably believes necessary for dealing with the circumstances set out in (a) to (f) of this paragraph.

In addition, CIMA may cancel a licence if the licensee has ceased, or wishes to cease, to carry on securities investment business, or has not commenced business within one year of the date of the grant of the licence.

Hong Kong

Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

The Securities and Futures Ordinance, or the SFO, including its subsidiary legislation, is the principal legislation to regulate the securities and futures industry in Hong Kong, including the regulation of securities, futures and leveraged foreign exchange markets, the offering of investments to the public in Hong Kong, and intermediaries and any regulated activities conducted by them in such capacity. Part V of the SFO particularly deals with licensing and registration matters.

Types of Regulated Activities

The SFO promulgates a single licensing regime where a person only needs one license or registration to carry on different types of regulated activities as defined in Schedule 5 to the SFO for which it is licensed. The regulated activities defined in the SFO are as follows:

License
Type 1:	dealing in securities
Type 2:	dealing in futures contracts
Type 3:	leveraged foreign exchange trading
Type 4:	advising on securities
Type 5:	advising on futures contracts
Type 6:	advising on corporate finance
Type 7:	providing automated trading services
Type 8:	securities margin financing
Type 9:	asset management
Type 10:	providing credit rating services

As the date of the prospectus, the following Hong Kong subsidiaries were licensed under the SFO to carry on the following regulated activities:

Company	Type of license
Lion International Securities Group Limited	Type 1, Type 4
Lion Futures Limited	Type 2, Type 5
Lion Asset Management Limited	Type 4, Type 9

Overview of Licensing Requirements under the SFO

Under the SFO, any person who (a) carries on a business in a regulated activity or (b) holds itself out as carrying on a business in a regulated activity, must be licensed under the relevant provisions of the SFO to carry on that regulated activity, unless one of the exemptions under the SFO applies. It is an offense for a person to conduct any regulated activity without the appropriate license issued by the HKSFC.

In order for a licensed corporation to carry on regulated activities, it must designate no less than two persons, one of which must be its executive director, to oversee the regulated activities. An “executive director” of a licensed corporation is defined as a director of the corporation who (a) actively participates in; or (b) is responsible for directly supervising, any business of the regulated activities for which the corporation is licensed. Each such executive director who is an individual must be approved by the HKSFC to serve as the responsible officer of such regulated activities of the corporation.

In addition to the licensing requirements on corporations that carry on regulated activities, any individual who (a) performs any regulated function for his principal which is a licensed corporation in relation to a regulated activity carried on as a business; or (b) holds himself out as performing such regulated function, must separately be licensed under the SFO as a licensed representative accredited to his principal. Persons applying for licenses under the SFO must satisfy and continue to satisfy after the grant of such licenses by the HKSFC that they are fit and proper persons to be so licensed.

Continuing Obligations of Licensed Corporations

Licensed corporations, licensed representatives and responsible persons must remain fit and proper at all times. They are required to comply with all applicable provisions of the SFO and its subsidiary rules and regulations, as well as the codes and guidelines issued by the HKSFC.

Outlined below are some of the key continuing obligations of licensed corporations:

•        maintenance of minimum paid-up share capital and liquid capital, and submission of financial returns to the HKSFC in accordance with the requirements under the Securities and Futures (Financial Resources) Rules (Chapter 571N of the Laws of Hong Kong);

•        maintenance of segregated account(s), and custody and handling of client securities in accordance with the requirements under the Securities and Futures (Client Securities) Rules (Chapter 571H of the Laws of Hong Kong);

•        maintenance of segregated account(s), and holding and payment of client money in accordance with the requirements under the Securities and Futures (Client Money) Rules (Chapter 5711 of the Laws of Hong Kong);

•        issue of contract notes, statements of account and receipts in accordance with the requirements under the Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules (Chapter 571Q of the Laws of Hong Kong);

•        maintenance of proper records in accordance with the requirements prescribed under the Securities and Futures (Keeping of Records) Rules (Chapter 5710 of the Laws of Hong Kong);

•        submission of audited accounts and other required documents in accordance with the requirements under the Securities and Futures (Accounts and Audit) Rules (Chapter 57IP of the Laws of Hong Kong);

•        maintenance of insurance against specific risks for specified amounts in accordance with the requirements under the Securities and Futures (Insurance) Rules (Chapter 571AI of the Laws of Hong Kong);

•        payment of annual fees and submission of annual returns to the HKSFC within one month after each anniversary date of the license;

•        notification to the HKSFC of certain changes and events in accordance with the requirements under Securities and Futures (Licensing and Registration) (Information) Rules (Chapter 57IS of the Laws of Hong Kong);

•        complying with the continuous professional training requirements under the Guidelines on Continuous Professional Training issued by the HKSFC; and

•        implementation of appropriate policies and procedures relating to client acceptance, client due diligence, record keeping, identification and reporting of suspicious transactions and staff screening, education and training in accordance with the requirements under the Guideline on Anti-Money Laundering and Counter-Terrorist Financing issued by the HKSFC in July 2012 (the “AMLCTF Guideline”)

Anti-money Laundering and Counter-terrorist Financing

Licensed corporations are required to comply with the applicable anti-money laundering and counter-terrorist financing laws and regulations in Hong Kong as well as the AMLCTF Guideline and the Prevention of Money Laundering and Terrorist Financing Guideline issued by the HKSFC for Associated Entities published by the HKSFC in April 2012.

The AMLCTF Guideline assists licensed corporations and their senior management in formulating and implementing appropriate and effective policies, procedures and controls in order to meet applicable legal and regulatory requirements. Under the AMLCTF Guideline, licensed corporations must, among other things:

•        assess the risks of any new products and services before they are launched and ensure that appropriate additional measures and controls are implemented to mitigate and manage the risks associated with money laundering and terrorist financing;

•        identify the client and verify the client’s identity by reference to any documents, information or data from reliable and independent sources, and take steps from time to time to ensure that the client information obtained is up-to-date and relevant;

•        conduct on-going monitoring of activities of the clients to ensure that they are consistent with the nature of business, the risk profile and source of funds, as well as identify transactions that are complicated, large or unusual, or patterns of transactions that have no apparent economic or lawful purpose and may indicate money laundering and terrorists financing;

•        maintain a database of names and particulars of terrorist suspects and designated parties which consolidates the information from various lists that have been made known to them, as well as conduct comprehensive on-going screening of the client database; and

•        conduct on-going monitoring for identification of suspicious transactions and ensure compliance with their legal obligations of reporting funds or property known or suspected to be proceeds of crime or terrorist property to the Joint Financial Intelligence Unit, a unit jointly run by the Hong Kong Police Force and the Hong Kong Customs & Excise Department to monitor and investigate suspected money laundering.

We set out below a brief summary of the principal legislation in Hong Kong that is concerned with the regulatory system of anti-money laundering and counter-terrorist financing.

Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong) (“AMLO”)

Among other things, the AMLO imposes requirements relating to client due diligence and maintenance of records of specific financial institutions and empowers competent authorities to supervise compliance with the requirements under the AMLO. In addition, the competent authorities are empowered to (1) ensure that proper safeguards exist to prevent contravention of specified provisions in the AMLO and (2) mitigate money laundering and terrorist financing risks.

Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong) (“DTROP”)

Among other things, the DTROP empowers competent authorities to investigate assets suspected to be derived from drug trafficking activities, the freezing of assets on arrest and the confiscation of the proceeds from drug trafficking activities. It is an offense under the DTROP if a person deals with any property knowing or having reasonable grounds to believe it to be the proceeds from drug trafficking. The DTROP requires a person to report to an authorized officer if he/she knows or suspects that any property (directly or indirectly) is the proceeds from drug trafficking or is intended to be used or was used in connection with drug trafficking, and failure to make such disclosure constitutes an offense under the DTROP.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong) (“OSCO”)

Among other things, the OSCO empowers officers of the Hong Kong Police Force and the Hong Kong Customs & Excise Department to investigate organized crime and triad activities, and gives the courts jurisdiction to confiscate the proceeds of organized and serious crimes, to issue restraint orders and charging orders in relation to the property of defendants of specified offences. The OSCO extends the money laundering offense to cover the proceeds from all indictable offences in addition to drug trafficking.

United Nations (Anti-terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong) (“UNATMO”)

Among other things, the UNATMO provides that it would be a criminal offense to: (1) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (2) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The UNATMO also requires a person to report his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offense under the UNATMO.

Insurance Ordinance (Chapter 41 of the Laws of Hong Kong) (“IO”)

The licensing regime under the IO prescribes two types of licensed insurance brokers: licensed insurance broker companies and licensed technical representatives (broker). Licensed insurance broker companies give advice on insurance policies to clients and act as agents of clients (serving as both their trusted professional advisors and their representatives) in the course of dealing with matters relating to insurance policies (including procurement, negotiation and arrangement of insurance policies with insurers, and, in some cases, making and settling claims). Licensed technical representatives (broker) act as representatives of (i.e. on behalf of) the licensed insurance broker companies which appoint them. In this capacity, they give advice on insurance policies to clients and represent their appointing licensed insurance broker companies to deal with matters relating to insurance policies on behalf of clients.

Licensed insurance brokers can approach insurers across the market to source the most suitable insurance products for clients and licensed insurance broker companies owe fiduciary duties to clients when acting as agents of the clients. In view of this, the IO imposes requirements (set out in rules made under section 129 of the IO) on licensed insurance broker companies in relation to the following aspects:

•        capital and net assets;

•        professional indemnity insurance;

•        keeping of separate client accounts;

•        keeping of proper books and accounts.

The IO (and rules, regulations, codes and guidelines administered or issued by the Insurance Authority) also includes requirements, which focus on the interactions which licensed insurance brokers have with policy holders and potential policy holders when carrying on regulated activities. These requirements include:

•        the statutory conduct requirements, with which licensed insurance brokers must comply in carrying on regulated activities, in sections 90 and 92 of the IO;

•        the relevant requirements set out in the rules, regulations, codes and guidelines made or issued under the IO; and

•        the general principles, standards and practices set out in the Code of Conduct For Licensed Insurance Brokers.

MANAGEMENT

Our board of directors are divided into two classes, namely Class I and Class II. Class I consists of three directors, and Class consists of four directors. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our Amended and Restated Memorandum of Articles of Association upon consummation of the Business Combination, or the Articles Effectiveness Date. Directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date.

The following sets forth certain information concerning our directors and executive officers as of the date of this prospectus:

Directors and Executive Officers	Age	Position/Title
Jian Wang	39	Chairman of the Board (Class II)
Chunning Wang	42	Director, Chief Executive Officer (Class II)
Hua Luo	36	Director and Chief Operating Officer (Class I)
Guandong (Gordon) Wang	46	Director (Class I)
Zhixiang Zhang	53	Director (Class I)
Chi Fai Choi	43	Independent Director (Class I)
Walter Cook	67	Independent Director (Class II)
Chi-yang Chen	34	Independent Director (Class II)
Sze Hau Lee	35	Chief Financial Officer

Jian Wang is our chairman of the board. Mr. Wang has been the co-founder of Lion and has been its chairman, chief executive officer and chief financial officer since its inception in 2015. Mr. Wang also serves as a director of all of Lion’s subsidiaries other than Lion Brokers Limited and Lion Wealth Limited. His entrepreneurship traces back to 2014 when he founded and served as the chief executive officer at Forwin Financial Group (Hong Kong) Limited, a financial service company. From 2014 to 2016, Mr. Wang also served as the responsible officer at Forwin Capital Management Limited. Prior to that, from 2010 to 2014, Mr. Wang served as the chairman of Shanghai Yuangun Investment Management Limited, a Shanghai-based private equity fund management company. From 2005 to 2010, Mr. Wang was a chief manager at Shanghai Shengqi Corporate Management and Consulting Limited, a company offering corporate consulting services. Previously, from 2004 to 2005, he was an investment banking manager at a trust company, Tinhtic Trust Co., Limited. Mr. Wang received his bachelor’s degree in law from East China University of Political Science and Law in 2005 and later earned his MBA from Cheung Kong Graduate School of Business in 2013.

Chunning Wang is our Chief Executive Officer. Mr. Wang joined Lion in May 2019 and has been responsible for Lion’s fund raising activities. Prior to joining Lion, Mr. Wang held positions of chief executive officer, director and vice chairman of the board at Carnival Group International Holdings Limited (0996.HK), one of China’s leading operators of large-scale integrated tourism, hospitality and retail attractions, from 2017 to 2019. Mr. Wang has more than a decade of experience in the banking industry. From 2016 to 2017, Mr. Wang served as an assistant chief executive officer at Hengfeng Bank Co., Ltd. (Shanghai branch), where he was responsible for corporate business. Previously, Mr. Wang worked at China Minsheng Banking Corporation Limited for around six years, where he started as a product manager in the bank’s head office in the PRC in 2006, and later ended up serving as a general manger in the bank’s Hong Kong branch in 2015, primarily responsible for the bank’s overseas mergers and acquisition and other large-scale projects. Mr. Wang received his bachelor’s degree in Industrial Foreign Trade from International Business School of Hunan University in 2000, and obtained a master’s degree in management from The Faculty of Commerce and Business Administration of The University of British Columbia in 2005.

Hua Luo serves on our board since October 6, 2020 and is our Chief Operating Officer. Mr. Luo joined Lion in September 2017 and has since served as the director, the responsible officer and the chief risk officer in a number of Lion’s subsidiaries. Prior to joining Lion, Mr. Luo has extensive working experience in financial service industry. From 2016 to 2017, Mr. Luo served as a director of institutional sales at HGNH International Financial Corporation Limited, a Hong Kong based financial service company offering comprehensive financial products and services. From 2015 to 2016, Mr. Luo served as the chief marketing officer at China Maike Futures International Limited, a company provides global futures trading services. Previously, from 2010 to 2015, Mr. Luo served as a deputy trading manager at HGNH International Futures Co., Limited. Mr. Luo received his bachelor’s degree in business administration from Chongqing University in 2007 and his master’s degree in e-commerce from The Hong Kong Polytechnic University in 2008.

Guandong (Gordon) Wang serves on our board since January 6, 2021. Prior to joining the Company, Mr. Wang has approximately fourteen years of financial industry background and approximately ten years of quantitative trading and technology-related experience. Since September 2016, Mr. Wang has been the chairman and general manager of Smart Alpha Asset Management Company and the general manager of Li Hai Hong King Co., Ltd.. From 2012 to 2016, Mr. Wang served as the chairman and the chief executive officer at Ping An Pioneer Capital Ltd. From 2011 to 2014, Mr. Wang served as the general manager and the executive officer at the investment and trading division of Ping An Securities Group (Holdings) Limited. From May 2010 to November 2011, Mr. Wang served as the head of equity/ETF market making business, a portfolio manager at AllstonTrading LLC. From February 2010 to May 2010, Mr. Wang served as a portfolio manager and a senior quantitative trader at Transmarket Group. From May 2008 to February 2010, Mr. Wang served as a senior quantitative research analyst at Citadel Investment Group. From May 2006 to May 2008, Mr. Wang served as a vice president and a senior quantitative analyst at Bank of America. From August 2001 to May 2006, Mr. Wang served as a research associate at Washington University. Mr. Wang received his bachelor’s degree in computer science from Peking University in China in 1998, his master of science’s degree in computer science and engineering from Nanyang Technological University in Singapore in 2001, and his master of science’s degree in computer science and engineering (Phd candidate) from Washington University in the USA in 2006.

Zhixiang Zhang serves on our board. Mr. Zhang has been the chief executive officer of China Ruifeng Renewable Energy Holdings Limited (“China Ruifeng”) (0527.HK), an integrated company of wind power operation, wind power equipment manufacturing, power grid construction and diodes manufacturing, since August 2010 and was appointed as an executive Director since July 2010. He is also an authorized representative of China Ruifeng, a member of each of the remuneration committee and nomination committee of China Ruifeng. In addition, Mr. Zhang is a director of Diamond Era Holdings Limited (“Diamond Era”), a substantial shareholder of China Ruifeng. Prior to that, Mr. Zhang worked at Hexigten Qi Langcheng Ruifeng Electric Development Co., Ltd., a subsidiary of China Ruifeng, where he started as a vice general manager in December 2005. Mr. Zhang received his bachelor’s degree in economics from the School of Taxation of the Central Institute of Finance (currently known as the Central University of Finance and Economics) in 1991.

Chi Fai Choi is our independent director. Mr. Choi has served as the investment management department consultant of OCI International Holdings Limited (0329.HK), an investment holding company principally engaged in securities trading and investments, trading of wines and provision of financial advisory services in the PRC, since November 2018. Mr. Choi is responsible for fund raising for general corporate purposes, setting up fund, and originating new potential investment opportunities to the company. Prior to that, Mr. Choi served as an executive director of Rentian Technology Holdings Limited (0885.HK), a Hong Kong-based investment holding company principally engaged in Internet of Things (IoT) businesses, from March 2015 to December 2017, the chief investment officer of Carnival Group International Holdings Limited (0996.HK) from May 2012 to March 2018, an independent non-executive director of Energy International Investments Holdings Limited (0353.HK) from July 2011 to July 2014, an associate director of CCB International Asset Management Limited (“CCBIAM”) from November 2007 to May 2012. CCBIAM is ultimately controlled by China Construction Bank Corporation (0939.HK and CH.601939). From September 2000 to October 2007, Mr. Choi was a senior officer of Hutchison Whampoa Limited and a senior accountant of Ernst & Young. Mr. Choi received his bachelor’s degree of business administration in accounting from The Hong Kong University of Science and Technology in August 2000. Mr. Choi is a member of Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants. Mr. Choi has over 10 years of experience in internal and external auditing, merger and acquisition, and direct investment.

Walter R. Cook serves on our board. Mr. Cook has been serving as a director of Proficient since its inception and is a proven executive and expert in the banking and financial Sector with a strong leadership history of commercial banks and securities firms. He has extensive experience in turnarounds, acquisitions, and start-up financial institutions. Since August 2016, Mr. Cook has been a Managing Director at Tangent Capital Partners, LLC, an investment bank serving investment advisors and asset managers, and provided critical expertise in roll out of The Community Development Fund (CDCDX), a CRA-qualified mutual fund for commercial banks to Dr. Kenneth H. Thomas, CDCDX’s adviser. He was an independent consultant from January 2015 to July 2016, and an expert witness providing expert opinions and trial testimony on lending and banking practices in Florida State Court and Federal bankruptcy Court in Boston, Massachusetts from January 2014 to December 2015. Mr. Cook served as the CEO and the chairman of the board of the Republic Federal Bancorp, Inc. from 2003 to 2010. Mr. Cook received a Master’s degree in business administration specializing in finance and marketing from Harvard University in 1982, a Master’s degree in law and diplomacy from Tufts University in 1978 and a Bachelor’s degree in political science & psychology from Duke University.

Chi-yang Chen serves on our board. Mr. Chen has been serving as a Senior Financial Executive in XLD Group N.A. Real Estate Development, Inc., a private hospitality company, since March 2020, and responsible to work with executive management and offer analytical insight on critical financial and operational risks, as well as to resolve complex accounting and financial reporting matters. Prior to that, Mr. Chen was a senior manager in ASAM, LLP, a public accounting firm from September 2013 to February 2020 and his responsibilities included in consulting, financial due diligence and business valuation. Mr. Chen received his Bachelor of Science degree in Industrial Engineering from National University of Kaohsiung, Taiwan, an MBA degree from University of St. Thomas and a Master’s degree in accounting from Golden Gate University. Mr. Chen is a Certified Public Accountant licensed in California.

Sze Hau Lee is our Chief Financial Officer. Mr. Lee joined Lion as a corporate finance director in May 2019, mainly responsible for Lion’s fund-raising activities. Prior to that, Mr. Lee worked in Carnival Group International Holdings Limited (0996.HK) as a corporate finance director from September 2017 to February 2019. While working there, Mr. Lee was primarily responsible for leading, originating, structuring and executing financing transaction and providing investment advice to the management. Before that, Mr. Lee had years of experience in banking industry. He worked as a manager of syndicated finance department at China Minsheng Banking Corporation Hong Kong Branch from February 2017 September 2017, a vice president of structured and leveraged finance department in Hengfeng Bank Shanghai Branch from April 2016 to February 2017, an assistant manager of structured and leveraged finance department in China Minsheng Banking Corporation Hong Kong Branch from January 2014 to April 2016. He had been primarily responsible for the origination, structure and execution of syndicated facilities as well as financing arrangements in mega transactions. Mr. Lee started his first few years of career in accounting firms. He worked as a senior associate in Ernst & Young from October 2012 to December 2013. Before that, he worked in PricewaterhouseCoopers for approximately five years, where he started as an associate in September 2007 and left in October 2012 as a senior associate. Mr. Lee received his bachelor’s degree in professional accountancy from The Chinese University of Hong Kong in August 2007. He is a member of Hong Kong Institute of Certified Public Accountants since 2011.

Committees of the Board of Directors

As of the date of this prospectus, we have three committees, namely, audit committee, compensation committee and nominating and corporate governance committee. We have adopted a charter for each of the three committees.

Audit Committee

Our audit committee comprises of Chi Fai Choi, Walter Cook and Chi-yang Chen, and is chaired by Chi Fai Choi. All of the directors satisfy the “independence” requirement of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee is responsible for, among other things, appointing, retaining, setting compensation of, and supervising our independent accountants, reviewing the results and scope of the audit and other accounting related services and reviewing our accounting practices and systems of internal accounting and disclosure controls.

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Chi Fai Choi serves as a financial expert on our audit committee.

Compensation Committee

Our compensation committee consists of Jian Wang, Chunning Wang and Chi Fai Choi, and is chaired by Jian Wang. Chi Fai Choi satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. As a foreign private issuer, we have elected to not have our compensation committee consist of entirely independent directors. The compensation committee is responsible for reviewing and approving compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans. It assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Jian Wang, Chunning Wang and Chi Fai Choi, and is chaired by Jian Wang. Chi Fai Choi satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. As a foreign private issuer, we have elected to not have our nominating and corporate governance committee consist of entirely independent directors. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

Code of Ethics

Our board of directors adopted a code of ethics and business conduct that applies to all of our executive officers, directors and employees. The code of ethics and business conduct codifies the business and ethical principles that will govern all aspects of our business.

Corporate Governance Practices

As a Cayman Islands exempted company listed on the Nasdaq Global Select Market, we are subject to Nasdaq corporate governance listing standards. However, Rule 5615(a)(3) of The Listing Rules of the Nasdaq Stock Market (the “Nasdaq Rules”) permits foreign private issuers like us to follow certain home country corporate governance practices in lieu of certain provisions of the Rule 5600 Series of the Nasdaq Rules. A foreign private issuer that elects to follow a home country practice instead of such provisions, must disclose in its annual reports each requirement that it does not follow and describe the home country practice followed by it.

Our current corporate governance practices differ from Nasdaq corporate governance requirements for U.S. companies in certain respects, as summarized below:

•        Executive Sessions.    IM5605-2 of Nasdaq Rules requires independent directors of a Nadaq listed company must meet regularly in executive session (without members of management present), and such executive sessions should occur at least twice a year. In this regard we have elected to adopt the practices of our home country, the Cayman Islands, which practices which do not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•        Nomination of Directors.    Rule 5605(e)(2) of Nadsaq Rules requires director nominations of a Nasdaq listed company to be made or recommended solely by independent directors and the director nominations process be addressed by a formal written charter or board resolution. We follow Cayman Islands practice which does not require us to have a formal written charter or board resolution addressing the director nominations process.

•        Composition of Board.    Rule 5605(b)(1) of the Nasdaq Rules requires a Nasdaq listed company to have a majority of the board be independent. In this regard we have elected to adopt the practices of our home country, the Cayman Islands, which practices do not require a majority independent board.

•        Composition of Committees.    Rule 5605(d)(2) of the Nasdaq Rules requires a Nasdaq listed company to have a compensation committee composed solely of independent directors to determine or recommend the compensation of the executive officers of the company. In this regard we have elected to adopt the practices of our home country, the Cayman Islands, which practices do not require that any of the members of a company’s compensation committee be independent directors.

•        Shareholder Approval.    Rule 5635(c) requires shareholder approval for certain issuances of securities. In this regard we have elected to adopt the practices of our home country. In accordance with the provisions of our Amended and Restated Memorandum and Articles of Association, our board of directors is authorized to issue securities, including ordinary shares, warrants and convertible notes.

Employment Agreements and Indemnification Agreements

We entered into employment agreements with each of our executive officers. Each executive officers is employed for a continuous term, or a specified time period which will be automatically extended, unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including the commitment of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful, disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three- to six-month prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets which they made, discover, conceive, develop or reduce to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world which the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that are either related to our business, actual or demonstrably anticipated research or development or any of our products or services being developed, manufactured, marketed, sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our customer, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.

In addition, we also entered into indemnification agreements with each of our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Executive Officer and Director Compensation

Our policies with respect to the compensation of our executive officers following the Business Combination are administered by our board of directors in consultation with our compensation committee (as described above). We intend to be competitive with other similarly situated companies in the industry. Our compensation committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Prior to the consummation of the Business Combination, we only had one director, Mr. Jian Wang and we did not pay compensation to him. The aggregate cash compensation paid to Lion’s executive officers who were employed by Lion in 2019 was US$0.4 million, and Lion did not pay any cash compensation to its non-executive directors.

2020 Share Incentive Plan

In connection with the consummation of the Business Combination, we adopted the 2020 Share Incentive Plan (“Plan”). Under this Plan, up to 4,632,449 of our ordinary shares outstanding immediately after the Business Combination are available for Awards. Each vested RSU (as reported) entitles the participant of the Plan to receive one ADS, subject to adjustments for dividend payments. As of the date of this prospectus, we have granted 1,486,504 deferred shares under this Plan.

The following paragraphs summarize the terms of the Plan:

Plan administration.    Our compensation committee or executive officers delegated by our compensation committee acts as the plan administrator.

Type of Awards.    The Plan permits the award of Options, restricted shares, dividend equivalents, deferred shares, share payments and RSUs singly, in combination or in tandem.

Award Agreement.    Each Award is evidenced by an Award agreement between the Award recipient and our Company.

Eligibility.    All of our employees are eligible for the grant of Awards under the Plan at the discretion of the compensation committee. A grant of Awards to any member of the compensation committee requires Board approval.

Vesting Schedule and Other Restrictions.    The plan administrator has discretion in making adjustment in the individual vesting schedules and other restrictions applicable to the Awards granted under the Plan. The vesting period is set forth in each Award agreement.

Exercise price.    The plan administrator has discretion in determining the price of the Awards, subject to a number of limitations. The plan administrator has absolute discretion in making adjustments to the exercise price of Options.

Payment.    The plan administrator determines the methods by which payments by any recipient of any Awards under the Plan are made.

Transfer Restrictions.    Except as permitted by the plan administrator, and subject to all the transfer restrictions under the applicable laws and regulations and restrictions set forth in the applicable award agreement, all Awards are not transferable or assignable.

Term of the Options.    The term of any Option granted under the Plan cannot exceed ten years from its effective date.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership based on a total number of 19,470,649 ordinary shares outstanding as of the date of this prospectus, including 9,627,553 Class A Ordinary Shares and 9,843,096 Class B Ordinary Shares, with respect to the beneficial ownership of our shares by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding shares;

•        each of our officers and directors; and

•        all our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares Beneficially Owned	Number of Class B Ordinary Shares Beneficially Owned	% of Total Ordinary Shares Outstanding	% of Voting Power(4)
Directors and Executive Officers
Jian Wang	—	7,911,956	40.64%	73.22%
Chunning Wang(1)	—	1,931,140	9.92%	17.87%
Hua Luo	—	—		—
Guandong (Gordon) Wang	—	—		—
Zhixiang Zhang	—	—		—
Chi Fai Choi	—	—		—
Walter Cook	*	—		—
Chi-yang Chen	—	—		—
Sze Hau Lee	—	—		—
All executive officers and directors as a group	—	9,843,096	50.55%	91.09%

Five Percent or Greater Shareholders
Legend Success Ventures Limited(1)	—	1,931,140	9.92%	17.87%
Greentree Financial Group, Inc.(2)	1,968,750	—	9.39%	1.80%

____________

*        Beneficially owns less than 1% of our Class A Ordinary Shares

(1)      Represents 1,931,140 Class B Ordinary Shares held by Legend Success Ventures Limited. Mr. Chunning Wang, the sole shareholder and sole director of Legend Success Ventures Limited, may be deemed to beneficially own shares held by Success Ventures Limited and has sole voting and dispositive control over such securities.

(2)      Represents an aggregate of 1,031,250 Class A Ordinary Shares and 937,500 Class A Ordinary Shares issuable upon exercise of warrants at US$3.00 per share. The warrants have been registered on a separate Registration Statement on Form F-1 (File No. 333-249185).

(3)      Each Class B Ordinary Share is entitled to 10 votes per share.

RELATED PARTY TRANSACTIONS

Registration Rights Agreement

Selling Stockholder Registration Rights Agreement

We and the selling stockholder entered into a Registration Rights Agreement on the date of the consummation of the Securities Purchase Agreement. Under the Registration Rights Agreement, the selling stockholder shall have registration rights that obligate us to register for resale under the Securities Act all or any portion of their Class A Exchange Shares, represented by ADSs including (i) 800,000 ADSs issuable upon conversion of the 2020 Debentures, (ii) 5,000,000 ADSs issuable upon exercise of the Series B Warrant to purchase ADSs, (iii) 1,200,000 ADSs issuable upon exercise of the Series A Warrant to purchase ADSs, (iv) 7,500,000 ADSs issuable upon exercise of the Series C Warrant to purchase ADSs, (v) an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures, (vi) an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant, and (vii) an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash (collectively, referred to as the “Registrable Securities”), except that Registrable Securities that are subject to transfer restrictions in the Securities Purchase Agreement Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period.

The selling stockholder holding a majority-in-interest of the Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the Registrable Securities. Subject to certain exceptions, if any time after the closing of the Securities Purchase Agreement, we propose to file a registration statement under the Securities Act with respect to 15,380,000 Class A Ordinary Shares represented by ADSs, under the Selling Stockholder Registration Rights Agreement, we shall give notice to the selling stockholder holding Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, the selling stockholder holding Registrable Securities will be entitled under the Selling Stockholder Registration Rights Agreement to request in writing that we register the resale of any or all of such Registrable Securities on Form F-1 and any similar short-form registration that may be available at such time. Under the Selling Stockholder Registration Rights Agreement, we will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, will agree to indemnify us and certain persons or entities related to us, such as our officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Business Combination Registration Rights Agreement

We and the Sellers entered into the Seller Registration Rights Agreement on the date of the consummation of the Business Combination. Under the Seller Registration Rights Agreement, the Sellers shall have registration rights that obligate us to register for resale under the Securities Act all or any portion of their Class A Exchange Shares, the Class A Ordinary Shares issuable upon the exercise of the Class B Exchange Shares (including, any shares held as Escrow Shares pursuant to the Escrow Agreement and any additional Exchange Shares (which with respect to the Class B Exchange Shares shall include only the underlying Class A Ordinary Shares) issued as a result of the post-Closing purchase price adjustment) (together with any warrants, capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “ Business Combination Registrable Securities”), except that Business Combination Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period and the Escrow Shares may not be requested to be registered or registered while they are held in the Escrow Account in accordance with the Escrow Agreement.

Sellers holding a majority-in-interest of the Business Combination Registrable Securities (based on the number of shares and not voting rights and excluding Escrow Shares held under the Escrow Agreement) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the their Registrable Securities, and other Sellers holding Business Combination Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, we propose to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, we shall give notice to the Sellers holding Business Combination Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Business Combination Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Sellers holding Business Combination Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that we register the resale of any or all of such Business Combination Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. Under the Seller Registration Rights Agreement, we will indemnify the holders of Business Combination Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Business Combination Registrable Securities in any registration statement or prospectus, will agree to indemnify us and certain persons or entities related to us, such as our officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Founders Registration Rights Agreement

Under the Founder Registration Rights Agreement, certain founders of Proficient have certain registration rights that are pari passu to the Seller Registration Rights Agreement with respect to any underwriting cut-backs.

Securities Purchase Agreement Lock-up Agreements

Simultaneously with the execution of the Securities Purchase Agreement, the directors, officers, and 10% or greater shareholders of the Company save except for Greentree Financial Group, Inc. entered into a lock-up agreement (each a “Lock-Up Agreement”) with the selling shareholder. In such Lock-Up Agreement, the directors, officers, and 10% or greater shareholders of the Company save except for Greentree Financial Group, Inc. agreed that they will not, during the period commencing from December 14, 2020 and ending on until thirty (30) days after the earliest of the date that (a) this Registration Statement has been declared effective by the SEC, (b) all of the underlying shares pursuant to the December Private Placement have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the closing date of the December Private Placement (being December 14, 2020), provided that a holder of the underlying shares pursuant to the December Private Placement is not an Affiliate of the Company, or (d) all of the underlying shares pursuant to the December Private Placement may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders (the “Lock-Up Period”), (i) offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any ordinary shares or ordinary shares equivalents beneficially owned, held or hereafter acquired by the undersigned during the Lock-Up Period.

Business Combination Lock-up Agreements

Simultaneously with the execution of the Business Combination Agreement, each Jian Wang and Chunning Wang (collectively, the “Class B Seller”) entered into a lock-up agreement (each a “Lock-Up Agreement”) with regard to the Exchange Shares to be received by such Class B Seller. In such Lock-Up Agreement, each Class B Seller agreed that such Seller will not, during the period commencing from the Closing and ending on the earlier of the six month anniversary of the Closing (or if earlier, the date on which we consummate a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their equity holdings in us for cash, securities or other property) ( the “Lock-Up Period”) (i) lend, offer, pledge (except as provided below), hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such Class B Seller’s Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Class B Seller’s Exchange Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each holder also agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the Escrow Account. However, each Class B Seller is allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the Escrow Account ) by gift, will or intestate succession or to any immediate family member (or related trust), trustor or trust beneficiary, as a distribution to equity holders upon liquidation or to an affiliate or pursuant to a court order or settlement agreement in divorce; provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-Up Agreement. The Class B Sellers are also permitted to pledge their shares during the Lock-Up period so long as the pledgee agrees not to exercise its remedies with respect to the Exchange Shares during the Lock-Up Period.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

See “Management Discussion and Analysis of Financial Condition and Results of Operation Related Party Transactions”.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our currently effective memorandum and articles of association, the Companies Act of the Cayman Islands, as amended from time to time.

As of the date of this prospectus, our Amended and Restated Memorandum and Articles of Association authorizes the issuance of 500,000,000 authorized shares with a par value of US$0.0001 each, comprising (a) 300,000,000 Class A Ordinary Shares; (b) 150,000,000 Class B Ordinary Shares; and (c) 50,000,000 preferred shares.

Class A Ordinary Shares

The holders of Class A Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes, including votes from holders of Class B Ordinary Shares, for the election of directors can elect all of the directors.

Class B Ordinary Shares

The holders of Class B Ordinary Shares are entitled to ten votes for each share held of record on all matters to be voted on by shareholders.

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, subject to adjustments for any subdivision or combination, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale of Class B Ordinary Shares by a holder thereof to any person other than an affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares.

Other than as describe above, holders of Class B Ordinary Shares have all of the same rights as holders of Class A Ordinary Shares.

Preferred Shares

Our Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 50,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Class A Ordinary Shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our ADSs and Warrants are listed on the NASDAQ under the symbols “LGHL” and “LGHLW”, respectively.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs, subject to the terms of a deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs. Each ADS represents one Class A Ordinary Share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A Ordinary Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Class A Ordinary Shares deposited with the depositary that are restricted securities as defined under the deposit agreement (which includes shares held by our affiliates) are not eligible for deposit under the terms of the deposit agreement, but rather under the terms of a separate restricted deposit agreement, pursuant to which you would receive restricted ADSs and should also review the form of Restricted American Depositary Receipt.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A Ordinary Shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A Ordinary Shares) set by the depositary with respect to the ADSs.

Cash.    The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A Ordinary Shares or any net proceeds from the sale of any Class A Ordinary Shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.    For any Class A Ordinary Shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A Ordinary Shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A Ordinary Shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A Ordinary Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A Ordinary Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

Elective Distributions in Cash or Shares.    If we offer holders of our Class A Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A Ordinary Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A Ordinary Shares.

Rights to Purchase Additional Shares.    If we offer holders of our Class A Ordinary Shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A Ordinary Shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A Ordinary Shares or be able to exercise such rights.

Other Distributions.    Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Class A Ordinary Shares or evidence of rights to receive Class A Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

When you make a deposit of Class A Ordinary Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•        the Class A Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained;

•        all preemptive (and similar) rights, if any, with respect to such Class A Ordinary Shares have been validly waived or exercised;

•        you are duly authorized to deposit the Class A Ordinary Shares;

•        the Class A Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs Issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•        the Class A Ordinary Shares presented for deposit have not been stripped of any rights or entitlements; and

•        the Class A Ordinary Shares are not subject to any lock-up agreement, or the lock-up restrictions imposed have expired or been validly waived.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentation.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A Ordinary Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Class A Ordinary Shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A Ordinary Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A Ordinary Shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A Ordinary Shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A Ordinary Shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A Ordinary Shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A Ordinary Shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A Ordinary Shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A Ordinary Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A Ordinary Shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A Ordinary Shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A Ordinary Shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A Ordinary Shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the Nasdaq Stock Market and any other stock exchange on which the Class A Ordinary Shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
Distribution of cash dividends	Up to US$0.05 per ADS held
Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•        Fees for the transfer and registration of Class A Ordinary Shares charged by the registrar and transfer agent for the Class A Ordinary Shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A Ordinary Shares).

•        Expenses incurred for converting foreign currency into U.S. dollars.

•        Expenses for cable, telex and fax transmissions and for delivery of securities.

•        Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A Ordinary Shares are deposited or withdrawn from deposit).

•        Fees and expenses incurred in connection with the delivery or servicing of Class A Ordinary Shares on deposit.

•        Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A Ordinary Shares, deposited securities, ADSs and ADRs.

•        Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A Ordinary Shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A Ordinary Shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A Ordinary Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•        are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•        are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•        are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•        are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A Ordinary Shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•        are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•        are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•        may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•        disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•        disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class A Ordinary Shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A Ordinary Shares, the depositary may require:

•        payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•        satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•        compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Class A Ordinary Shares at any time except:

•        when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class A Ordinary Shares;

•        when you owe money to pay fees, taxes and similar charges;

•        when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A Ordinary Shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•        other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•        for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any Class A Ordinary Shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class A Ordinary Shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SELLING STOCKHOLDER

This prospectus covers the resale from time to time by the selling stockholder identified in the table below of up to an aggregate of 15,380,000 Class A Ordinary Shares, represented by ADSs including (i) 800,000 ADSs issuable upon conversion of the 2020 Debentures, (ii) 5,000,000 ADSs issuable upon exercise of the Series B Warrant to purchase ADSs, (iii) 1,200,000 ADSs issuable upon exercise of the Series A Warrant to purchase ADSs, (iv) 7,500,000 ADS issuable upon exercise of the Series C Warrant to purchase ADSs, (v) an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures, (vi) an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant, and (vii) an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash. The 2020 Debentures are subject to a “conversion blocker” (the “conversion blocker”) such that the selling stockholder cannot convert the 2020 Debentures to the extent that the conversion would result in the selling stockholder and its affiliates holding more than 4.99% of the outstanding ordinary shares (which the selling stockholder can increase to 9.99% upon at least 61 days prior written notice to us.

We are registering the resale of ADSs issuable upon conversion of the 2020 Debentures and exercise of the 2020 Warrants pursuant to the Securities Purchase Agreement we entered into with the selling stockholder on December 11, 2020.

Unless otherwise indicated in the footnotes below, no selling stockholder has any material relationship with us or any of our affiliates within the past three years other than as a security holder.

The table below (i) lists the selling stockholder and other information regarding the beneficial ownership (as determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act) of our ADSs by the selling stockholder (including securities issued in transactions unrelated to the December Private Placement, if any); (ii) has been prepared based upon information furnished to us by the selling stockholder; and (iii) to our knowledge, is accurate as of the date of this prospectus. The selling stockholder may sell all, some or none of its securities in this offering. The selling stockholder identified in the table below may have sold, transferred or otherwise disposed of some or all of its securities since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly as required.

Name of Selling Stockholder	Number of shares of Ordinary Shares Owned Prior to This Offering(1)	Maximum Number of Ordinary Shares to be Sold(2)	Number of Ordinary Shares Owned after This Offering(1)(2)	Percentage Ownership After This Offering (%)(1)(2)
ATW Opportunities Master Fund, L.P.(3)†	15,380,000	15,380,000	0	0

____________

†        The selling stockholder is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

(1)      The amounts reported by such selling stockholder are as of date of this prospectus, with percentages based on 19,470,649 ordinary shares outstanding, including 9,627,553 Class A Ordinary Shares and 9,843,096 Class B Ordinary Shares, except where the selling stockholder has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such selling stockholder and the number of shares outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire.

(2)      Assumes that (i) all of the securities registered by the registration statement of which this prospectus is a part, including the ADSs issuable upon conversion of the 2020 Debentures and full exercise of the 2020 Warrants held by such selling stockholder, are sold in this offering; (ii) the selling stockholder does not (a) sell any of the ordinary shares or ADSs, if any, that have been issued to them other than those covered by this prospectus, and (b) acquire additional ADSs after the date of this prospectus and prior to the completion of this offering.

(3)      Includes (i) 800,000 ADSs issuable upon conversion of the 2020 Debentures, except to the extent such conversion is restricted by the conversion blocker, (ii) 5,000,000 ADSs issuable upon exercise of the Series B Warrant to purchase ADSs, (iii) 1,200,000 ADSs issuable upon exercise of the Series A Warrant to purchase ADSs, (iv) 7,500,000 ADS issuable upon exercise of the Series C Warrant to purchase ADSs, (v) an additional 80,000 ADSs to be issued in relation to the full subscription of the 2020 Debentures, (vi) an additional 500,000 ADSs issuable (50,000 ADSs for every $1 million in aggregate paid for the 2020 Warrants) upon the full exercise of the Series B Warrant, and (vii) an additional 300,000 ADSs are issuable and will be paid in kind pursuant to the 2020 Debentures if the Company elects not to pay interest quarterly in cash

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

This registration statement is effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling stockholder or any other person. Copies of this registration statement will be available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of Lion as of and for the years ended December 31, 2017, 2018 and 2019 and the financial statement of Lion group holding Ltd. as of February 29, 2020 and for the period from February 11, 2020 (inception) through February 29, 2020, appearing in this prospectus and registration statement have been audited by UHY LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Proficient for the periods from July 27, 2018 (inception) through September 30, 2018 and for the year ended September 30, 2019, appearing in this prospectus have been audited by Malone Bailey LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon by Ogier. Certain federal securities law matters will be passed upon for us by Loeb & Loeb LLP, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold by this prospectus. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs, which was declared effective by SEC on May 20, 2020. The term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission.

Government Filings

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Proficient at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
PROFICIENT ALPHA ACQUISITION CORP.
Balance Sheets as of March 31, 2020 and September 30, 2019	F-3
Statements of Operations for the Three and Six Months Ended March 31, 2020 and March 31, 2019	F-4
Statements of Changes in Stockholders’ Equity for the Six Months Ended March 31, 2020 and March 31, 2019	F-5
Statements of Cash Flows for the Six Months Ended March 31, 2020 and March 31, 2019	F-6
Notes to Financial Statements for the Six Months Ended March 31, 2020	F-7

Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets as of September 30, 2019 and September 30, 2018	F-15
Statements of Operations for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-16
Statements of Changes in Stockholders’ Equity for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-17
Statements of Cash Flows for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-18
Notes to Financial Statements for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-19

LION FINANCIAL GROUP LIMITED
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2019 and December 31, 2018	F-34
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2019 and December 31, 2018	F-35
Consolidated Statements of Changes in Equity for the years ended December 31, 2019 and December 31, 2018	F-36
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and December 31, 2018	F-37
Notes to Consolidated Financial Statements for the years ended December 31, 2019 and December 31, 2018	F-38

Report of Independent Registered Public Accounting Firm	F-54
Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017	F-55
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2018 and December 31, 2017	F-56
Consolidated Statements of Changes in Equity for the years ended December 31, 2018 and December 31, 2017	F-57
Consolidated Statements of Cash Flows for the years ended December 31, 2018 and December 31, 2017	F-58
Notes to Consolidated Financial Statements for the years ended December 31, 2018 and December 31, 2017	F-59

LION GROUP HOLDING LTD.
Report of Independent Registered Public Accounting Firm	F-73
Balance Sheet as of February 29, 2020	F-74
Statements of Operations and Comprehensive Loss for the Period from February 11, 2020 (inception) through February 29, 2020	F-75
Statement of Changes in Stockholders’ Equity for the Period from February 11, 2020 (inception) through February 29, 2020	F-76
Statement of Cash Flows for the Period from February 11, 2020 (inception) through February 29, 2020	F-77
Notes to Financial Statements for the Period from February 11, 2020 (inception) through February 29, 2020	F-78

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Balance Sheets

	March 31, 2020	September 30, 2019
Assets

Current assets
Cash	$1,342,731	$1,078,708
Escrow deposit	—	800,000
Prepaid expenses	35,000	105,000
Other receivable	219	219
Total current assets	1,377,950	1,983,927

Government securities held in Trust Account	117,116,839	115,925,644

Total assets	$118,494,789	$117,909,571

Liabilities and Shareholders’ Equity

Current liabilities
Accrued expenses	$529,239	$38,344
Accrued expenses – related parties	56,997	19,074
Tax payable	21,009	19,343
Total current liabilities	607,245	76,761

Commitments
Common stock subject to possible redemption, 11,288,754 and 9,730,167 shares at redemption value as of March 31, 2020 and September 30, 2019, respectively	112,887,543	97,301,671

Shareholders’ Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding as of March 31, 2020 and September 30, 2019, respectively	—	—
Common stock, $.001 par value, 150,000,000 shares authorized, 3,178,246 and 4,736,833 shares issued and outstanding (excluding 11,288,754 and 9,730,167 shares subject to possible redemption) as of March 31, 2020 and September 30, 2019, respectively	3,178	4,737
Additional paid-in capital	4,869,158	20,449,027
Accumulated deficits	127,665	77,375
Total Shareholders’ Equity	5,000,001	20,531,139

Total Liabilities and Shareholders’ Equity	$118,494,789	$117,909,571

The accompanying notes are an integral part of unaudited financial statements

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statements of Operations

	For the Three Months Ended March 31, 2020		For the Three Months Ended March 31, 2019	For the Six Months Ended March 31, 2020		For the Six Months Ended March 31, 2019
Operating expense
Audit fee	$4,800		$2,000	$14,800		$10,000
Officers compensation	56,556		65,852	120,889		137,519
Legal fees	574,722		—	701,024		25,000
General and administrative expenses	198,708		24,999	306,522		25,432
Total operating expense	834,786		92,851	1,143,235		197,951

Other income
Unrealized gain from the trust account	720,402		—	1,223,678		—
Interest income	3,095		—	5,714		—
Total other income	723,497		—	1,229,392		—

Net income (loss) before income tax	(111,289)		(92,851)	86,157		(197,951)

Income tax (provision)	(4,289)		—	35,867		—

Net income (loss)	(107,000)		(92,851)	50,290		(197,951)

Net (loss) per share
Basic and diluted	$(0.26	)(1)	$(0.04)	$(0.29	)(2)	$(0.08)

Weighted average number of shares(3)
Basic and diluted	3,178,246		2,500,000	3,966,103		2,500,000

____________

(1)      Excludes interest income of $707,169 attributable to shares subject to possible redemption

(2)      Excludes interest income of $1,201,200 attributable to shares subject to possible redemption

(3)      Excludes an aggregate of up to 11,288,754 shares subject to possible redemption at March 31, 2020

The accompanying notes are an integral part of these unaudited financial statements

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statement of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subscription Receivable	Accumulated Deficits	Total
	Shares	Amount	Shares	Amount
Balance, September 30, 2018	—	$—	2,875,000	$2,875	$554,347	$(182,500)	$(113,016)	$261,706
Common stock issued for services	—	—	—	—	6,667	—	—	6,667
Collection of subscription receivable	—	—	—	—	—	166,250	—	166,250
Net (loss)	—	—	—	—	—	—	(197,951)	(197,951)
Balance, March 31, 2019	—	$—	2,875,000	$2,875	$561,014	$(16,250)	$(310,967)	$236,672

Balance, September 30, 2019	—	$—	4,736,833	$4,737	$20,449,027	$—	$77,375	$20,531,139
Common stock issued for services	—	—	—	—	4,444	—	—	4,444
Common stock subject to possible redemption	—	—	(1,558,587)	(1,559)	(15,584,313)	—	—	(15,585,872)
Net income	—	—	—	—	—	—	50,290	50,290
Balance, March 31, 2020	—	$—	3,178,246	$3,178	$4,869,158	$—	$127,665	$5,000,001

The accompanying notes are an integral part of these unaudited financial statements

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statement of Cash Flows

	For the Six Months Ended March 31, 2020	For the Six Months Ended March 31, 2019
Cash flows from operating activities:
Net income (loss)	$50,290	$(197,951)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Common stock issued for service	4,444	6,667
Changes in operating assets and liabilities:
Prepaid expenses	70,000	—
Accrued expenses	490,895	—
Accrued expenses – related parties	37,923	(8,147)
Tax payable	1,666	—
Net cash provided by (used in) operating activities	655,218	(199,431)

Cash flows from investing activities:
Escrow deposit	800,000	—
Investment of government securities held in Trust Account	(1,191,195)	—
Net cash (used in) investing activities	(391,195)	—

Cash flows from financing activities:
Collection of subscription receivable	—	166,250
Net cash provided by financing activities	—	166,250

Net increase/(decrease) in cash and cash equivalents	264,023	(33,181)

Cash and cash equivalents at the beginning of the period	1,078,708	302,362

Cash and cash equivalents at the end of the period	$1,342,731	$269,181

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for income taxes	$34,201	$—

NON-CASH TRANSACTIONS:
Common stock subject to possible redemption	$15,585,872	$—

The accompanying notes are an integral part of these unaudited financial statements

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of Proficient Alpha Acquisition Corp. (the “Company”) have been prepared in accordance with the generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the applicable rules and regulations for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Annual Report on Form 10-K for the year ended September 30, 2019. The interim results for the three and six months ended March 31, 2020 are not necessarily indicative of the results to be expected for the year ending September 30, 2020 or for any future interim periods.

NOTE 2. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

The Company is a blank check company incorporated in Nevada on July 27, 2018, which was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company may, subject to certain limitations, pursue a Business Combination target with operations or prospects in the financial services sector in China, including Hong Kong, Macau and mainland China. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

As of March 31, 2020, the Company had not yet commenced any operations. All activity for the period from July 27, 2018 (inception) through March 31, 2020 relates to the Company’s formation and the initial public offering (“IPO”), and subsequent to the IPO, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands (“Lion”) (see Note 3). The Company will not generate any operating revenues until after consummation of the initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

On June 3, 2019, the Company consummated its IPO of 10,000,000 units (“Units”). Each Unit consists of one share of common stock, $0.001 par value per share (“Common Stock”), one warrant (“Public Warrant”) to purchase one share of Common Stock at an exercise price of $11.50 per share, and one right (“Right”) to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Pursuant to the Underwriting Agreement, the Company granted the underwriters in the IPO (the “Underwriters”) a 30-day option to purchase up to 1,500,000 additional Units solely to cover over-allotments, if any (the “Over-Allotment Option”); and simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 5,375,000 warrants (“Placement Warrants”) at a price of $1.00 per Placement Warrant, generating total proceeds of $5,375,000.

Following the closing of the IPO on June 3, 2019, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 2. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations, as described below.

Transaction costs amounted to $6,625,439, consisting of cash of $2,875,000 of underwriting fees and $315,120 of IPO costs, the fair value of 92,000 shares issued and 920,000 warrants granted to the Underwriters in total amount of $3,435,319 pursuant to the Underwriting Agreement. In addition, $2,177,380 of cash was held outside of the Trust Account and is available for working capital purposes.

On March 10, 2020, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Lion and other relevant parties for a proposed acquisition of Lion (see Note 3).

The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their shares of Common Stock upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the shares of the Common Stock sold as part of the Units in the IPO (“Public Shares”) in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their founder shares and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will have until June 3, 2020 (or December 3, 2020 if the Company extends the period to consummate a Business Combination by the full amount) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account net of interest that may be used by the Company to pay its taxes payable and for dissolution expenses, divided by the number of then outstanding

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 2. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the cases of clauses (ii) and (iii) to the Company’s obligations under Nevada law to provide for claims of creditors and other requirements of applicable law.

The Initial Stockholders have agreed to (i) waive any and all right, title, interest or claim of any kind the Initial Stockholders may have in the future in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; (ii) waive any right to exercise conversion rights with respect to any shares of the Common Stock owned or to be owned by the Initial Stockholders, directly or indirectly, whether such shares be part of the founder shares or shares of Common Stock purchased by the Initial Stockholders in the IPO or in the aftermarket, and each agrees not to seek conversion with respect to such shares in connection with any vote to approve a Business Combination or to sell any such shares in a tender offer undertaken by the Company in connection with a Business Combination; and (iii) not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time, prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to redeem their shares of Common Stock upon such approval in accordance with such Article Sixth thereof. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, each of the Initial Stockholders agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

In order to protect the amounts held in the Trust Account, Mr. Shih-Chung Chou, our sponsor at the time of the IPO (the “Original Sponsor”), agreed to be personally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. Additionally, the agreement entered by the Original Sponsor specifically provided for two exceptions to the indemnity he has given: he will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the Underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether the Original Sponsor has sufficient funds to satisfy his indemnity obligations and we have not asked the Original Sponsor to reserve for such indemnification obligations. The Company agreed to seek to reduce the possibility that the Original Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On March 12, 2020, the Original Sponsor assigned to Complex Zenith Limited, a British Virgin Islands company wholly-owned by the Original Sponsor (the “New Sponsor”), pursuant to a Securities Assignment and Joinder Agreement, dated as of March 12, 2020 (the “Joinder”), all of his equity interest in the Company (including 431,250 shares of the Company’s Common Stock and Placement Warrants to purchase 5,375,000 shares of the Company’s Common Stock at $11.50 per share) and his rights and obligations under certain agreements entered in connection with the IPO, including (i) a letter agreement, dated as of May 29, 2019, by and among the Company, I-Bankers Securities, Inc. (“I-Bankers”) and the Original Sponsor, (ii) a letter agreement, dated as of May 29, 2019, by and among the Company, I-Bankers and the Initial Stockholders, (iii) a Share Escrow Agreement, dated as of May 29, 2019, by and among the Company, American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agent” ), and the Initial Stockholders, and (iv) the Founder Registration Rights Agreement (the foregoing agreements, collectively the “IPO Agreements”). Pursuant to the Joinder, the New Sponsor agreed to become a party to each of the IPO Agreements and to be bound by the terms of each IPO Agreement, and the other parties to each of the IPO Agreements have agreed to accept the New Sponsor as a party to each of the IPO Agreements.

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 3. DESCRIPTION OF THE TRANSACTIONS

On March 10, 2020, the Company entered into the Business Combination Agreement with Lion, Lion Group Holding Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of Lion (“Pubco”), Lion MergerCo I, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), Shih-Chung Chou, an individual, in the capacity as the Purchaser Representative thereunder, Jian Wang and Legend Success Ventures Limited, each, in the capacity as a Seller Representative thereunder, and each of the holders of Lion’s outstanding capital shares (the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and with holders of the Company’s securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of Lion (the “Purchased Shares”) from the Sellers in exchange for Class A and Class B ordinary shares of Pubco, with Lion becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $125,000,000, plus (or minus, if negative) (ii) Lion’s net working capital less a target net working capital of $815,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of Lion and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of Lion, with each Pubco ordinary share to be issued to the Sellers valued at a price equal to the price at which each share of the Common Stock is redeemed (the “Redemption Price”) pursuant to the redemption by the Company of its public stockholders in connection with the Company’s initial Business Combination, as required by its amended and restated articles of incorporation (the “Redemption”). Jian Wang, the Chairman of Lion (the “Main Seller”), and Legacy Success Ventures Limited (collectively, the “Class B Sellers”), shall each receive solely Pubco Class B ordinary shares (the “Class B Exchange Shares”) and all of the other Sellers (the “Class A Sellers”) shall receive solely Pubco Class A ordinary shares (the “Class A Exchange Shares”). The Pubco Class A ordinary shares and the Pubco Class B ordinary shares will be identical in rights except that the Class B ordinary shares will (i) entitle the holder to 10 votes per share and (ii) be convertible, at the election of the holder, into Pubco Class A ordinary shares on a one-to-one basis.

The Exchange Consideration is subject to adjustment after the Closing based on final confirmation of Lion’s net working capital, the outstanding indebtedness of Lion and its subsidiaries net of cash and cash equivalents, and any unpaid transaction expenses of Lion, as of the date of the Closing. If the finally determined number of Exchange Shares is (i) greater than the estimated number of Exchange Shares, Pubco will issue an additional number of Pubco Class A ordinary shares and Pubco Class B ordinary shares equal to such difference to the Sellers, subject to a maximum amount equal to the amount of Indemnity Escrow Property (defined below) at such time or (ii) less than the estimated number of Exchange Shares, Pubco will cause the Escrow Agent to release from escrow a number of Indemnity Escrow Shares (defined below) equal to such difference to Pubco, subject to a maximum amount equal to the Indemnity Escrow Property at such time.

The parties agreed that at or prior to the Closing, Pubco, the Sellers and the Escrow Agent will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the Company and Lion (the “Escrow Agreement”), pursuant to which Pubco will deliver to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to 15% of the estimated Exchange Consideration otherwise issuable to the Sellers at the Closing (such Class B Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Indemnity Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Indemnity Escrow Shares, the “Indemnity Escrow Property”) in a segregated account (the “Indemnity Escrow Account”) and disbursed

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 3. DESCRIPTION OF THE TRANSACTIONS (cont.)

in accordance with the Business Combination Agreement and the Escrow Agreement. The Indemnity Escrow Shares will be held in the Indemnity Escrow Account for a period of 24 months after the Closing and shall be the sole and exclusive source of payment for any post-Closing purchase price adjustment and for any post-closing indemnification claims (other than certain fraud claims and breaches of Lion and the Sellers’ fundamental representations); provided that half of the Indemnity Escrow Property will be released to the Class B Sellers on the 12 month anniversary of the Closing. Within three business days of the 24 month anniversary of the Closing, all remaining Indemnity Escrow Property will be released to the Class B Sellers in accordance with the Business Combination Agreement. However, an amount of Indemnity Escrow Property equal to the value of any pending and unresolved claims will remain in the Indemnity Escrow Account until finally resolved.

Additionally, at the Closing, Pubco will deliver to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to thirty percent (30%) of the estimated Exchange Consideration otherwise issuable to the Sellers at the Closing (such Class B Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Earnout Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Earnout Escrow Shares, the “Earnout Escrow Property”) in a segregated account and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement.

In the event that the net income for the calendar year ending December 31, 2021 (the “2021 Net Income”), as set forth in Pubco’s audited financial statements, is equal to or greater than $19,000,000 (the “First Net Income Target”), then, the Class B Sellers’ rights to 50% of the Earnout Escrow Property (the “First Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2021 Net Income is less than the First Net Income Target, but is equal to or greater than $9,500,000, then the Class B Sellers’ rights to 50% of the First Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the First Half Earnout Property will be forfeited.

In the event that the net income for the calendar year ending December 31, 2022 (the “2022 Net Income”), as set forth in Pubco’s audited financial statements, is equal to or greater than $21,850,000 (the “Second Net Income Target”), then the Class B Sellers’ rights to the remaining Earnout Escrow Property (after giving effect to any forfeitures for the 2021 calendar year, the “Second Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2022 Net Income is less than the Second Net Income Target, but is equal to or greater than $10,925,000, then the Class B Sellers’ rights to 50% of the Second Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Half Earnout Property will be forfeited.

The Transactions were not closed as of March 31, 2020.

NOTE 4. GOVERNMENT SECURITIES HELD IN TRUST ACCOUNT

As of March 31, 2020, the assets of $117,116,839 held in the Trust Account were substantially held in U.S. Treasury Bills with maturity of six months. Management elects to measure the government securities at fair value in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 825 “Financial Instruments”. Any changes in fair value of the government securities are recognized in net income. Impairment of government securities is recognized in earnings when a decline in value has occurred that is deemed to be other than temporary, and the current fair value becomes the new cost basis for the securities.

NOTE 5. ESCROW DEPOSIT

On October 2, 2019, the escrow deposit of $800,000 was released by the escrow agent and returned to the Company due to the termination of a non-binding letter of intent with a potential target company for an initial Business Combination entered into by and between the Company and such potential target company on July 18, 2019.

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 6. PREPAID EXPENSES

As of March 31, 2020, the Company had prepaid expenses of $35,000 in connection with the prepayment for D&O insurance.

NOTE 7. ACCRUED EXPENSES

As of March 31, 2020, the Company had accrued expenses of $529,239 due primarily to legal fees in connection with the potential Business Combination.

NOTE 8. INCOME TAXES

The Company is subject to federal taxes and no state taxes in the State of Nevada. A reconciliation of the Company’s effective income tax rate to the federal statutory rate is as follows:

March 31, 2020
Federal income tax expense at the statutory rate (20%)	$17,231
State income taxes, net of federal benefit	—
Permanent differences	18,636
Change in valuation allowance	—
Provision for income taxes	$35,867

As of March 31, 2020, the Company had income tax payable in amount of $21,009. The Company accounts for its deferred tax assets and liabilities, including excess tax benefits of share-based payments, based on the tax ordering of deductions to be used on its tax returns. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities was $0 as of March 31, 2020.

NOTE 9. ACCRUED EXPENSES — RELATED PARTY

As of March 31, 2020, the Company had $56,997 due to related parties attributable to accrued compensation to the Company’s management and directors. Pursuant to the executed offer letters, the Company pays the Company’s Chief Executive Officer and Chief Financial Officer, $2,000 and $5,000 in cash per month starting from February 1, 2019 and August 1, 2018, respectively, and issued to each of them 50,000 founder shares. In addition, the Company pays the Company’s directors $2,000 in cash per month starting from August 1, 2018 and will issue a total of 250,000 shares of Common Stock within 10 days after the closing date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $70,000 at its fair value and amortized pro rata within 18 months. A total of 100,000 founder shares to Chief Executive Officer and Chief Financial Officer were issued and the 250,000 shares to directors will be issued within 10 days after the closing date of the initial Business Combination.

On March 20, 2019, the Company entered into an offer letter with the Company’s current Chief Executive Officer, President and Secretary, pursuant to which, the Company agreed to issue to him 50,000 shares of Common Stock for his services. The 50,000 shares will be issued within 10 days after the closing date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $10,000 at its fair value and amortized pro rata within 18 months.

Accordingly, the Company recognized stock-based compensation of $4,444 during the six months ended March 31, 2020. The Company recognized compensation expenses of $14,444 in connection with the Common Stock hereto, which was included in the accrued expenses — related parties as of March 31, 2020. The unrecognized stock-based compensation was $0 as of March 31, 2020.

PROFICIENT ALPHA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2020
Assets:
Government securities held in Trust Account	1	$117,116,839

NOTE 11. COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its Common Stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Common Stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Shares of conditionally redeemable Common Stock (including shares of Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Common Stock are classified as stockholders’ equity. The Company’s Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2020, the shares of Common Stock subject to possible redemption are presented at redemption value of $112,887,543 as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

NOTE 12. CREDIT ARRANGEMENT

On July 24, 2019, the Company and the Original Sponsor entered into an unsecured promissory note (the “Note”) for a principal amount of up to $800,000 to be used by the Company for working capital purposes. Pursuant to the terms of the Note, the Original Sponsor agreed to loan to the Company up to a total of $800,000, in the event that the Company’s cash held outside of its Trust Account is less than $150,000. The Note bears no interest and is repayable in full upon the earlier of the closing of the Company’s initial Business Combination and the date of the winding up of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Proficient Alpha Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Proficient Alpha Acquisition Corp. (the “Company”) as of September 30, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year end September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2018.

Houston, Texas

December 30, 2019

PROFICIENT ALPHA ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2019	September 30, 2018
Assets

Current assets
Cash	$1,078,708	$302,362
Escrow deposit	800,000	—
Prepaid expenses	105,000	—
Other receivable	219	—
Total current assets	1,983,927	302,362

Government securities held in Trust Account	115,925,644	—

Total assets	$117,909,571	$302,362

Liabilities and Shareholders’ Equity

Current liabilities
Accrued expenses	$38,344	$19,333
Accrued expenses – related parties	19,074	21,323
Tax payable	19,343	—
Total current liabilities	76,761	40,656

Commitments
Common stock subject to possible redemption, 9,730,167 and -0- shares at redemption value as of September 30, 2019 and 2018, respectively	97,301,671	—

Shareholders’ Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding as of September 30, 2019 and 2018, respectively	—	—
Common stock, $.001 par value, 150,000,000 shares authorized, 4,736,833 and 2,875,000 shares issued and outstanding (excluding 9,730,167 and -0- shares subject to possible redemption) as of September 30, 2019 and 2018, respectively	4,737	2,875
Additional paid-in capital	20,449,027	554,347
Subscription receivable	—	(182,500)
Accumulated earnings (deficits)	77,375	(113,016)
Total Shareholders’ Equity	20,531,139	261,706

Total Liabilities and Shareholders’ Equity	$117,909,571	$302,362

The accompanying notes are an integral part of financial statements

PROFICIENT ALPHA ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

	For the Year Ended September 30, 2019	For the Period from July 27, 2018 (inception) through September 30, 2018
Operating expense
Audit fee	$38,545	$—
Officers compensation	266,185	47,778
Legal fees	95,000	25,000
General and administrative expenses	316,278	40,238
Total operating expense	716,008	113,016

Other income
Unrealized gain from the trust account	925,644	—
Interest income	98	—
Total other income	925,742	—

Net income (loss) before income tax	209,734	(113,016)

Income tax	19,343	—

Net income (loss)	190,391	(113,016)

Net (loss) per share(1)
Basic and diluted	$(0.17)	$(0.05)

Weighted average number of shares(2)
Basic and diluted	3,483,676	2,500,000

____________

(1)      Excludes interest income of $783,189 attributable to shares subject to possible redemption

(2)      Excludes an aggregate of up to 9,730,167 shares subject to possible redemption at September 30, 2019

The accompanying notes are an integral part of these financial statements

PROFICIENT ALPHA ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subscription Receivable	Accumulated Deficits	Total
	Shares	Amount	Shares	Amount
Balance, July 27, 2018 (Inception)	—	$—	—	$—	$—	$—	$—	$—
Common stock issued for cash	—	—	2,775,000	2,775	552,225	(182,500)	—	372,500
Common stock issued for services	—	—	100,000	100	2,122	—	—	2,222
Net (loss)	—	—	—	—			(113,016)	(113,016)
Balance, September 30, 2018	—	$—	2,875,000	$2,875	$554,347	$(182,500)	$(113,016)	$261,706

Common stock issued for services	—	—	92,000	92	13,241	—	—	13,333
Sale of 11,500,000 Units, net of underwriting discounts and offering expenses	—	—	11,500,000	11,500	111,798,380	—	—	111,809,880
Sale of 5,375,000 private warrants	—	—	—	—	5,375,000	—	—	5,375,000
Common stock subject to possible redemption	—	—	(9,730,167)	(9,730)	(97,291,941)	—	—	(97,301,671)
Collection of subscription receivable	—	—	—	—		182,500	—	182,500
Net income	—	—	—	—			190,391	190,391
Balance, September 30, 2019	—	$—	4,736,833	$4,737	$20,449,027	$—	$77,375	$20,531,139

The accompanying notes are an integral part of these financial statements

PROFICIENT ALPHA ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

	For the Years Ended September 30, 2019	For the Period from July 27, 2018 (inception) through September 30, 2018
Cash flows from operating activities:
Net income (loss)	$190,391	$(113,016)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Common stock issued for service	13,333	2,222
Changes in operating assets and liabilities:
Prepaid expenses	(105,000)	—
Other receivable	(219)	—
Accrued expenses	19,011	19,333
Accrued expenses – related parties	(2,249)	21,323
Tax payable	19,343	—
Net cash provided by (used in) operating activities	134,610	(70,138)

Cash flows from investing activities:
Escrow deposit	(800,000)	—
Investment of government securities held in Trust Account	(115,925,644)	—
Net cash (used in) investing activities	(116,725,644)	—

Cash flows from financing activities:
Common stock issued for cash	—	372,500
Collection of subscription receivable	182,500	—
Proceeds from sale of private warrants	5,375,000	—
Proceeds from sale of Units, net of underwriting discounts and offering expenses paid	111,809,880	—
Net cash provided by financing activities	117,367,380	372,500

Net increase in cash and cash equivalents	776,346	302,362

Cash and cash equivalents at the beginning of the period	302,362	—

Cash and cash equivalents at the end of the period	$1,078,708	$302,362

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

NON-CASH TRANSACTIONS:
Common stock subject to possible redemption	$97,301,671	$—

The accompanying notes are an integral part of these financial statements

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 and 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Proficient Alpha Acquisition Corp. (the “Company”) is a blank check company incorporated in Nevada on July 27, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company may, subject to certain limitations, pursue a business combination target with operations or prospects in the financial services sector in China, including Hong Kong, Macau and mainland China.

As of September 30, 2019, the Company had not yet commenced operations. All activity through September 30, 2019 relates to the Company’s formation and its initial public offering (“IPO”), which is described below.

The registration statement for the Company’s IPO was declared effective on May 29, 2019. On June 3, 2019, the Company consummated its IPO of 10,000,000 units (“Units”). Each Unit consists of one share of common stock, $0.001 par value per share (“Common Stock”), one warrant (“Public Warrant”) to purchase one share of Common Stock at an exercise price of $11.50 per share, and one right (“Right”) to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Pursuant to the Underwriting Agreement, the Company granted the underwriters in the IPO (the “Underwriters”) a 30-day option to purchase up to 1,500,000 additional Units solely to cover over-allotments, if any (the “Over-Allotment Option”); and simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company, which is described in Note 4.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 5,375,000 warrants (“Placement Warrants”) at a price of $1.00 per Placement Warrant, generating total proceeds of $5,375,000, which is described in Note 5.

Following the closing of the IPO on June 3, 2019, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations, as described below.

Transaction costs amounted to $6,625,439, consisting of cash of $2,875,000 of underwriting fees and $315,120 of IPO costs, the fair value of 92,000 shares issued and 920,000 warrants granted to the Underwriters in total amount of $3,435,319 pursuant to the Underwriting Agreement. In addition, $2,177,380 of cash was held outside of the Trust Account and is available for working capital purposes (see Note 10).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their shares of Common Stock upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 and 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 9) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will have until June 3, 2020 (or December 3, 2020 if the Company extends the period to consummate a Business Combination by the full amount) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Common Stock sold as part of the Units in the IPO (the “Public Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account net of interest that may be used by the Company to pay its taxes payable and for dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the cases of clauses (ii) and (iii) to the Company’s obligations under Nevada law to provide for claims of creditors and other requirements of applicable law.

The Initial Stockholders have agreed to (i) waive any and all right, title, interest or claim of any kind the Initial Stockholders may have in the future in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; (ii) waive any right to exercise conversion rights with respect to any shares of the Common Stock or Founder’s Common Stock owned or to be owned by the Initial Stockholders, directly or indirectly, whether such shares be part of the Founder’s Common Stock or shares of Common Stock purchased by the Initial Stockholders in the IPO or in the aftermarket, and each agrees not to seek conversion with respect to such shares in connection with any vote to approve a Business Combination or to sell any such shares in a tender offer undertaken by the Company in connection with a Business Combination; and (iii) not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time, prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to convert their shares of Common Stock upon such approval in accordance with such Article Sixth thereof. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, each of the Initial Stockholders agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 and 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, Mr. Shih-Chung Chou, our sponsor has agreed that he will be personally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. Additionally, the agreement entered into by our sponsor specifically provides for two exceptions to the indemnity he has given: he will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the Underwriters of this offering against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked our sponsor to reserve for such indemnification obligations. The Company will seek to reduce the possibility that Mr. Shih-Chung Chou will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s balance sheet with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2019, the Company had cash of $1,078,708.

As of September 30, 2019, the Company had escrow deposit of $800,000 in an escrow account setup for a non-binding letter of intent with a potential target company for an initial business combination between the Company and such potential target company.

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. The Company’s Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2019, 9,730,167 shares of Common Stock subject to possible redemption in amount of $97,301,671 is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO. Offering costs amounting to $6,625,439, consisting of cash of $2,875,000 of underwriting fees and $315,120 of IPO costs, the fair value of 92,000 shares issued and 920,000 warrants granted to the Underwriters in total amount of $3,435,319 pursuant to the Underwriting Agreement, which were charged to stockholders’ equity upon the completion of the IPO (see Note 10).

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

In assessing realizable deferred tax assets, management assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

history, a valuation allowance is established. The Company adjusts the valuation allowance in the period management determines it is more likely than not that net deferred tax assets will or will not be realized. As of September 30, 2018, the Company reversed all previously recorded valuation allowances. As of December 31, 2019, after review of the deferred tax asset and valuation allowance in accordance with ASC 740, management determined that it is more likely than not that the Company will fully realize all of its deferred tax asset and no valuation allowance was needed.

As of September 30, 2019 and 2018, the Company did not recognize any assets or liabilities relative to uncertain tax positions. Interest or penalties, if any, will be recognized in income tax expense. Since there are no significant unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest. Tax positions are positions taken in a previously filed tax return or positions expected to be taken in a future tax return that are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements.

The Company reflects tax benefits, only if it is more likely than not that the Company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it is measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. Management does not believe that there are any uncertain tax positions at September 30, 2019 and 2018.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income/loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period The Company applies the two-class method in calculating earnings per share. 9,730,167 shares of common stock subject to possible redemption at September 30, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the IPO and private placement to purchase 5,375,000 warrants and (2) warrants to purchase 920,000 shares of common stock granted to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods.

Reconciliation of net income per common share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended September 30, 2019	For the period from July 27, 2018 (Inception) to September 30, 2018
Net income	$190,391	$(113,016)
Less: Income attributable to common stock subject to redemption	(783,189)	—
Adjusted net loss	(592,798)	(113,016)

Weighted average shares outstanding, basic and diluted	3,483,676	2,500,000

Basic and diluted net loss per common share	$(0.17)	$(0.05)

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of September 30, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s balance sheet.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 3. GOVERNMENT SECURITIES HELD IN TRUST ACCOUNT

At September 30, 2019, the assets of $115,925,644 held in the Trust Account were substantially held in U.S. Treasury Bills with maturity of six months. Management elects to measure the government securities at fair value in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 825 “Financial Instruments”. Any changes in fair value of the government securities are recognized in net income. Impairment of government securities is recognized in earnings when a decline in value has occurred that is deemed to be other than temporary, and the current fair value becomes the new cost basis for the securities.

NOTE 4. INITIAL PUBLIC OFFERING

The registration statement for the Company’s IPO was declared effective on May 29, 2019. On June 3, 2019, the Company consummated its IPO of 10,000,000 Units. Each Unit consists of one share of Common Stock, one Public Warrant to purchase one share of Common Stock at an exercise price of $11.50 per share, and one Right to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Pursuant to the Underwriting Agreement, the Company granted the Underwriters in the IPO a 30-day Over-Allotment Option to purchase up to 1,500,000 additional Units solely to cover over-allotments, if any; and simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company (see Note 10).

Following the IPO and the exercise of the Over-Allotment Option in full, a total of $115,000,000 was placed in the Trust Account. Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO of which underwriting fees of $2,875,000 and IPO costs of $315,120 were paid by cash, resulting in the net of $111,809,880 was included in the additional paid-in capital.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the Private Placement of 5,375,000 Placement Warrants at a price of $1.00 per Placement Warrant, generating total proceeds of $5,375,000. The Placement Warrants, which were purchased by Mr. Shih-Chung Chou (the “Sponsor”), are substantially similar to the Public Warrants, except that if held by the Sponsor or his permitted transferees, the Placement Warrants (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) are, subject to certain limited exceptions, subject to transfer restrictions until 30 days following the consummation of the Company’s initial Business Combination. If the Placement Warrants are held by holders other than Sponsor or his permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the Public Warrants. The proceeds from the Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Warrants and all underlying securities will expire worthless.

NOTE 6. PREPAID EXPENSES

As of September 30, 2019, the Company had prepaid expenses of $105,000 in connection with the prepayment for D&O insurance, which was $35,000 per quarter.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 7. ACCRUED EXPENSES

As of September 30, 2019, the Company had accrued expenses of $38,344, of which $15,000 was due to the legal fee for corporate compliance, and $23,334 was in connection with the accrued compensation to the Company’s independent directors. Pursuant to the executed offer letters, the Company agreed to pay the Company’s independent directors, respectively, $2,000 in cash per month starting from August 1, 2018, plus 25,000 – 50,000 shares of Common Stock, which will be issued within 10 days after the completion date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $30,000 at its fair value and amortized pro rata within 18 months. Total 150,000 shares of Common Stock to independent directors are not issued within 10 days after the completion date of the initial Business Combination. Accordingly, the Company recorded $23,334 as accrued expenses.

NOTE 8. INCOME TAXES

The Company accounts for its deferred tax assets and liabilities, including excess tax benefits of share-based payments, based on the tax ordering of deductions to be used on its tax returns. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities is as follows:

	September 30, 2019	September 30, 2018
Deferred tax assets:
Net operating loss carryforwards	$—	$22,603
Total deferred tax assets	—	22,603
Less: Valuation allowance	—	—
Net deferred tax assets	$—	$22,603

During the period from July 27, 2018 (inception) through September 30, 2018, the Company maintained a valuation allowance equal to the potential benefit of the net deferred tax assets as it was more likely than not that such assets would not be realized. During the year ended September 30, 2018, the Company re-evaluated the realization of its net deferred tax assets and determined that such assets were likely to be fully realized. As such, during the period from July 27, 2018 (inception) through September 30, 2018, the Company reversed its previously recognized valuation allowance of $22,603 and recorded a related income tax benefit of $22,603.

Significant components of the (provision) benefit for income tax as follows:

	September 30, 2019	September 30, 2018
Current	$—	$22,603
Deferred	22,603	—
Change in valuation allowance	—	—
Provision for income taxes	$22,603	$22,603

The Company is subject to federal taxes and no state taxes in the State of Nevada. A reconciliation of the Company’s effective income tax rate to the federal statutory rate is as follows:

	September 30, 2019	September 30, 2018
Federal income tax expense at the statutory rate (20%)	$41,946	$—
State income taxes, net of federal benefit	—	—
Permanent differences	—	—
Change in valuation allowance	(22,603)	22,603
Provision for income taxes	$19,343	$(22,603)

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 9. RELATED PARTY TRANSACTIONS

Founder Shares

As of September 30, 2019, 2,875,000 shares of the Company were issued to the stockholders prior to the date of the prospectus (“Founders”) for an aggregate amount of $575,000, including cash of $555,000 and $20,000 prepaid expenses to the management of the Company. The 2,875,000 Founder Shares include an aggregate of up 375,000 shares held by the sponsor subject to forfeiture to the extent that the Underwriters’ Over-Allotment Option is not exercised in full or in part, so that the Founders will own 20% of the Company’s issued and outstanding shares after the IPO. Simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, so the 375,000 shares held by the sponsor were no longer subject to forfeiture. During the period from July 27, 2018 (inception) through September 30, 2018, the Company received the cash of $372,500 from founders shares, and recorded subscription receivable related to founder shares in amount of $182,500 as of September 30, 2018, which was collected in full during the year ended September 30, 2019.

Simultaneously with the closing of the IPO, the Founder Shares were placed into an escrow account maintained in New York, New York by American Stock Transfer& Trust Company LLC, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of our initial Business Combination or (ii) the date on which the closing price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of our initial Business Combination, or earlier, in either case, if, subsequent to our initial Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our officers, directors, consultants, advisors or their affiliates, (ii) to an entity’s members, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial Business Combination, or (vii) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

Our Founders have agreed to (i) waive any and all right, title, interest or claim of any kind our Founders may have in the future in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; (ii) waive any right to exercise conversion rights with respect to any shares of the Common Stock or Founder’s Common Stock owned or to be owned by our Founders, directly or indirectly, whether such shares be part of the Founder’s Shares or shares of Common Stock purchased by our Founders in the IPO or in the aftermarket, and each agrees not to seek conversion with respect to such shares in connection with any vote to approve a Business Combination or to sell any such shares in a tender offer undertaken by the Company in connection with a Business Combination; and (iii) not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Articles of Incorporation, as the same may be amended from time to time, prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to convert their shares of Common Stock upon such approval in accordance with such Article Sixth thereof. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, each of the Founders agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 9. RELATED PARTY TRANSACTIONS (cont.)

Accrued Compensation

As of September 30, 2019, the Company had $19,074 due to related parties in connection with the accrued compensation to the Company’s management and directors. Pursuant to the executed offer letters, the Company agreed to pay the Company’s Co-Chief Executive Officer and Chief Financial Officer, $2,000 and $5,000 in cash per month starting from February 1, 2019 and August 1, 2018, respectively, and 50,000 Founder Shares each, and agreed to pay the Company’s director $2,000 in cash per month starting from August 1, 2018, plus 100,000 shares of Common Stock, which will be issued within 10 days after the completion date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $40,000 at its fair value and amortized pro rata within 18 months. Total 100,000 founder shares to Co-Chief Executive Officer and Chief Financial Officer were issued and the 100,000 shares to Director are not issued within 10 days after the completion date of the initial Business Combination.

On March 20, 2019, the Company entered into an offer letter with our President, pursuant to which, the Company agreed to issue to the Company’s President 50,000 shares of Common Stock for his services during a period of 18 months starting from March 20, 2019. The 50,000 shares will be issued within 10 days after the completion date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $10,000 at its fair value and amortized pro rata within 18 months.

Accordingly, the Company recognized stock-based compensation of $13,333 and $2,222 during the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, respectively. The Company recognized compensation expenses of $16,852 and $2,222 during the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, respectively, which was included in the accrued expenses — related parties as of September 30, 2019. The unrecognized stock-based compensation was $4,444 as of September 30, 2019.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on May 29, 2019, the holders of the Founder Shares, Placement Warrants (and their underlying securities), and all of the Working Capital Warrants (and their underlying securities) (“Registrable Securities”) are entitled to registration rights. The holders of a majority of these Registrable Securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the shares of Common Stock are to be released from escrow. The holders of a majority of the Placement Warrants and Working Capital Warrants (in each case, including the underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Any demand for a Registration (“Demand Registration”) shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within 10 days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration shall so notify the Company within ten (10) days after the receipt by the holder of the notice from the Company. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 10. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriters Agreement

The Company granted the Underwriters a 30-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. Simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company.

The Underwriters were paid a cash underwriting discount of two and one-half percent (2.5%) of the gross proceeds of the IPO and exercise of the Over-Allotment Option, or $2,875,000.

As additional consideration, the Company issued to the Underwriters on June 3, 2019 a number of shares of Common Stock equal to 0.8% of the shares of Common Stock contained in the Units sold in the Offering, or 92,000 shares (excluding any shares of Common Stock underlying the Warrants and the Rights contained in the Units) (the “Representative’s Shares”). The Underwriters agreed not to transfer, assign or sell any of the Representative’s Shares without the Company’s prior written consent until the completion of the Business Combination. The Underwriters agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within 12 months from June 3, 2019, the closing date of the IPO (the “Closing Date”) (or up to 18 months from the Closing Date if the Company extends the period of time to consummate a Business Combination). There are significant restrictions against transferring the Representative’s Shares during the first six (6) months after the Closing Date. Based on the IPO price of $10.00 per Unit, the fair value of the 92,000 shares of Common Stock was $920,000, which was an expense of the IPO resulting in a charge directly to stockholders’ equity upon the completion of the IPO.

As additional consideration, the Company granted the Underwriters on June 3, 2019 a warrant (the “Representative’s Warrant”) for the purchase of 8.0% of the shares of Common Stock contained in the Units sold in the Offering, or 920,000 warrants (excluding any shares of Common Stock underlying the Warrants and the Rights contained in the Units) (the “Representative’s Warrant Shares”). The Representative’s Warrants shall be exercisable, in whole or in part, commencing the later of (i) the closing of the Business Combination, or (ii) one-year from the Effective Date, and expiring five (5) years from the Effective Date, for cash or on a cashless basis, at an initial exercise price of $12.00 per Representative’s Warrant Share, which is equal to 120% of the IPO price of a Unit. There are significant restrictions against transferring the Representative’s Warrants during the first six (6) months after the Effective Date. The Company accounted for the 920,000 warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $2,515,319 (or $2.73 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.83% and (3) expected life of five years. The Representative’s Warrants and the shares of Common Stock underlying Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 360-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s Conduct Rules. Additionally, the Representative’s Warrants may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grants to holders demand and “piggy back” rights for a period of seven years from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of Common Stock at a price below its exercise price.

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 10. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. (“IBS”) as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay IBS a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds received by the Company from the sale of the Units in the IPO that are not redeemed by stockholders in connection with the initial Business Combination completed by the Company (the “Fee”); provided the minimum Fee shall not be less than $1,500,000. The Fee shall be due and payable at the closing of the Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable. At the Closing, the Company shall reimburse IBS for all reasonable and documented costs and expenses incurred by IBS (including reasonable fees and disbursements of counsel) in connection with the performance of the services set forth in the Business Combination Marketing Agreement; provided, however, any costs and/or expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval will not be unreasonably withheld. The expenses and costs will be charged at cost without markup.

NOTE 11. STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of Preferred Stock, par value of $0.0001 each, with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of September 30, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue a total of 150,000,000 shares of Common Stock, par value of $0.0001 each. Holders of the Company’s common stock are entitled to one vote for each share. As of September 30, 2019 and 2018, there were 4,736,833 and 2,875,000 shares of common stock issued and outstanding (excluding 9,730,167 and -0- shares of common stock subject to possible redemption), respectively.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 11. STOCKHOLDER’S EQUITY (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•        If, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Placement Warrants and the Common Stock issuable upon the exercise of the Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation, and the following:

If, in connection with the closing of the Business Combination, (x) the Company issues additional shares of Common Stock or securities of the Company which are convertible into, or exchangeable or exercisable for, shares of Common Stock, at an issue price or effective issue price of less than $9.20 per share of Common Stock, with such issue price or effective issue price to be determined in good faith by the Board of Directors of the Company (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Common Stock of the Company issued prior to the IPO and held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share of Common Stock, the exercise price of Public Warrants and Placement Warrants shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the warrants. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 12. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 AND 2018

NOTE 12. FAIR VALUE MEASUREMENTS (cont.)

the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2019	September 30, 2018
Assets:
Government securities held in Trust Account	1	$115,925,644	$—

NOTE 13. CREDIT ARRANGEMENT

On July 24, 2019, the Company, and Shih-Chung Chou, the sponsor of the Company (the “Sponsor”), entered into an unsecured promissory note (the “Note”) for a principal amount of up to $800,000 to be used by the Company for working capital purposes. Pursuant to the terms of the Note, the Sponsor will loan to the Company up to a total of $800,000, in the event that the Company’s cash held outside of its trust account is less than $150,000. The Note bears no interest and is repayable in full upon the earlier of the consummation of the Company’s initial business combination and the date of the winding up of the Company.

NOTE 14. SUBSEQUENT EVENTS

On October 2, 2019, the escrow deposit of $800,000 was released by the escrow agent and returned to the Company due to the termination of the non-binding Letter of Intent with a potential target company for an initial business combination, dated July 18, 2019, entered into by the Company and such potential target company.

Report of Independent Registered Public Accounting Firm

To the Board of Director and
Shareholders of Lion Financial Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lion Financial Group Limited and its subsidiaries (the Group) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Group’s auditor since 2019.

New York, New York

April 24, 2020

Lion Financial Group Limited
Consolidated Balance SheetS

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$6,388,978	$3,116,209
Restricted cash – Bank balances held on behalf of customers	2,192,201	3,991,949
Securities owned, at fair value	180,201	1,107,233
Derivatives, at fair value	194,110	—
Receivables from broker-dealers and clearing organizations	20,409	842,045
Receivables from broker-dealers and clearing organizations – customer accounts	1,664,552	5,566,745
Commissions receivable	88,560	157,004
Short-term loans receivable	1,637,310	—
Prepaids, deposits and other	676,355	470,707
Fixed assets, net	73,688	105,964
Intangible asset	67,964	63,847
Other assets	233,343	251,058
Deferred taxes	677	—
Total assets	$13,418,348	$15,672,761

Liabilities and Equity
Liabilities
Payables to customers	$3,853,693	$9,551,219
Commissions payable	29,439	125,668
Dividends payable	385,901	—
Other payables	417,445	205,519
Short-term borrowings	1,412,570	—
Short-term borrowings from related party	128,415	—
Derivatives, at fair value	—	20,287
Deferred taxes	—	1,150
Total liabilities	6,227,463	9,903,843

Commitments and Contingencies

Equity
Share Capital – 50,000 ordinary shares authorized, 50,000 and 100 shares issued and outstanding as of December 31, 2019 and 2018 respectively – no par value	$7,605,743	$12,503,755
Subscription receivable from shareholder	—	(3,022,606)
Retained earnings (accumulated deficit)	(376,903)	(3,598,639)
Accumulated other comprehensive income (losses)	(37,955)	(113,592)
Total equity	7,190,885	5,768,918
Total liabilities and equity	$13,418,348	$15,672,761

The accompanying notes are an integral part of the consolidated financial statements.

Lion Financial Group Limited
Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year ended December 31,
	2019	2018
Revenues
Insurance brokerage commissions	$2,648,119	$5,375,531
Securities brokerage commissions	2,210,915	2,025,650
Market making commissions and fees	11,056,431	—
Trading gains (losses)	1,782,750	(897,812)
Interest and other	828,635	64,894
	18,526,850	6,568,263

Expenses
Commissions	3,355,205	5,471,602
Compensation	2,430,636	1,639,288
Occupancy	591,936	548,331
Depreciation	52,852	32,743
Interest	731,812	118
Communication and technology	823,433	588,353
General and administrative	692,648	539,773
Professional fees	761,238	227,998
Marketing	55,378	195,933
Services fees	384,840	53,592
Payment service charge	355,585	—
Other operating	10,463	15,406
	10,246,026	9,313,137

Income (loss) before income taxes	8,280,824	(2,744,874)
Income tax expense	(64,472)	(26,334)
Net income (loss)	$8,216,352	$(2,771,208)

Other comprehensive income (loss)

Foreign currency translation adjustment	75,637	(24,749)

Comprehensive income (loss)	$8,291,989	$(2,795,957)

Earnings (loss) per share – basic and dilutive	$164.3	$(55.4)

Weighted average number of ordinary shares (See Note 2)	50,000	50,000

The accompanying notes are an integral part of the consolidated financial statements.

Lion Financial Group Limited
consolidated Statements of Changes in Equity

	Share Capital (no par value)	Subscription Receivable from shareholder	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total
Balance at January 1, 2018	$12,503,755	$(8,437,688)	$(827,431)	$(88,843)	$3,149,793
Subscription payments	—	5,415,082	—	—	5,415,082
Net loss	—	—	(2,771,208)	—	(2,771,208)
Other comprehensive loss	—	—	—	(24,749)	(24,749)
Balance at December 31, 2018	$12,503,755	$(3,022,606)	$(3,598,639)	$(113,592)	$5,768,918

Return of capital	(4,898,012)	3,022,606	—	—	(1,875,406)
Dividends declared	—	—	(4,994,616)	—	(4,994,616)
Net income	—	—	8,216,352	—	8,216,352
Other comprehensive income	—	—	—	75,637	75,637
Balance at December 31, 2019	$7,605,743	$—	$(376,903)	$(37,955)	$7,190,885

The accompanying noted are an integral part of the consolidated financial statements.

Lion Financial Group Limited
Consolidated Statements of Cash Flows

	Year ended December 31,
	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$8,216,352	$(2,771,208)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	52,852	32,743
Deferred taxes	(1,827)	(628)
Gain on forgiveness of debt (Note 6)	(25,528)	—
(Increase) decrease in operating assets
Securities owned	927,032	(1,107,233)
Receivables from broker-dealers and clearing organizations	821,636	(816,457)
Receivables from broker-dealers and clearing organizations – customer accounts	3,902,193	(4,659,177)
Commissions receivable	68,444	187,226
Prepaids, deposits and other assets	(187,933)	323,392
Increase (decrease) in operating liabilities
Payables to broker-dealers and clearing organizations	—	(8,625)
Payables to customers	(5,697,526)	8,033,193
Commissions payable	(96,229)	(343,000)
Taxes payable	—	(76,276)
Other payables	211,926	8,910
Derivative assets and liabilities	(214,397)	20,287
Net cash provided by (used in) operating activities	7,976,995	(1,176,853)

Net Cash Used in Investing Activities
Purchases of fixed assets	(20,576)	(62,586)
Acquisition of trademarks	(4,117)	—
Advances to shareholder	(6,484,121)	—
Advances to unrelated parties	(19,108,159)	—
Issuance of short-term loan receivable	(1,637,310)	—
Net cash used in investing activities	(27,254,283)	(62,586)

Net Cash Provided by Financing Activities
Short-term borrowings	21,047,260	—
Repayment on short-term borrowings	(382,917)	—
Subscription payments from shareholder	—	5,415,082
Advances from shareholder	7,679,131	484,601
Repayment of advances to shareholder	(7,679,131)	(484,601)
Net cash provided by financing activities	20,664,343	5,415,082

Effect of Exchange Rate Changes on Cash and Restricted Cash	85,966	(24,616)

Net Change in Cash and Restricted Cash	1,473,021	4,151,027
Cash and Restricted Cash – Beginning of Period	7,108,158	2,957,131
Cash and Restricted Cash – End of Period	$8,581,179	$7,108,158

Noncash Investing and Financing Activities
Settlement of short-term loans receivable and borrowings	$19,120,332	$—
Return of capital through reduction in subscription receivable	$3,022,606	$—
Return of capital through reduction in due from shareholder	$1,875,406	$—
Dividends made through reduction in due from shareholder	$4,608,715	$—
Dividends declared and payable at year-end	$385,901	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$729,504	$—
Cash paid for income taxes	$1,521	$180,689

The accompanying noted are an integral part of the consolidated financial statements.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 1 — Organization and Nature of Business

Lion Financial Group Limited (the “Company”) is a limited liability company incorporated in the British Virgin Islands on June 16, 2015. The registered office of the Company is located at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

The Company and its subsidiaries (the “Group”) provide securities, futures and derivatives brokerage services, insurance brokerage services and market maker trading services.

The Group generates commission revenues by enabling its customers to trade in securities, futures and derivative markets throughout the world. The Group’s trading customers consist of corporate clients, individual traders and retail investors primarily located in People’s Republic of China (“PRC”) and Southeast Asia, although its trading platform allows it to serve customers worldwide.

The Group also generates commission revenues by providing insurance brokerage services to high-net-worth individuals primarily located in the PRC.

In May 2019, the Group began to serve as the counterparty to its customers in derivative transactions. This predominantly occurs when a customer utilizes a contract for difference (CFD). CFDs allow for the exchange of the difference in value of a particular asset such as a currency pair between the time at which a contract is opened and the time at which it is closed. If the trades of one customer can be used to naturally offset the trades of another customer, the Group will act as the market maker to offer liquidity and pricing to both customers. When such an offsetting is not available, the Group may choose to use its own trades to offset the trades of its customer.

In 2019, the Group had two trading customers account for 35% of its total revenue; and in 2018, the Group had one trading customer account for 10% of its total revenues. In 2019 and 2018, one clearing broker accounted for 43% and 16%, respectively, of the Group’s total commissions expense.

In 2019 and 2018, the Group placed 72% (10% of total revenue in 2019) and 79% (65% of total revenue in 2018), respectively, of its insurance brokerage sales with one insurance provider.

The subsidiaries of the Company include a participant of the Stock Exchange of Hong Kong Limited (“SEHK”) and Hong Kong Securities Clearing Company Limited (“HKSCC”), remote trading member of Singapore Exchange Limited (“SGX”), and member of the Professional Insurance Brokers Association Limited (“PIBA”); possess the licenses issued by Hong Kong Securities and Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities, Type 2 Dealing in Futures Contracts, Type 4 Advising on Securities, Type 5 Advising on Futures Contracts, and Type 9 Asset Management, and the full license issued by Cayman Islands Monetary Authority (“CIMA”) to carry out securities investment business including Broker Dealer and Market Maker.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 1 — Organization and Nature of Business (cont.)

Details of the Company’s subsidiaries as of December 31, 2019 and 2018 are as follows:

Company name	Date of incorporation	Place of incorporation or establishment	Ownership interest	Principal activities
Lion Wealth Management Limited	February 16, 2017	British Virgin Islands	100%	Investment holdings
Lion International Securities Group Limited	May 20, 2016	Hong Kong	100%	Securities brokerage
Lion Futures Limited	May 20, 2016	Hong Kong	100%	Futures brokerage
Lion Foreign Exchange Limited	May 20, 2016	Hong Kong	100%	Dormant
Lion Asset Management Limited (F/K/A Lion Capital Management Limited)	May 20, 2016	Hong Kong	100%	Asset management
Bluesoft Limited (Terminated in 2019)	May 20, 2016	Hong Kong	100%	Dormant
BC Wealth Management Limited	October 14, 2014	Hong Kong	100%	Insurance brokerage
Lion Wealth Limited	October 4, 2018	Hong Kong	100%	Dormant
Lion Brokers Limited	May 2, 2017	Cayman Islands	100%	Broker Dealer and Market Maker
Lion Investment Fund SPC	June 11, 2019	Cayman Islands	100%	Dormant
Lion International Financial (Singapore) Pte LTD	July 26, 2019	Singapore	100%	Dormant

Note 2 — Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in consolidation.

Translation of Foreign Currencies

The functional currency is the U.S. dollar for the Group’s Cayman Island operations and the Hong Kong dollar for all other Group operations. The Group’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2 — Significant Accounting Policies (cont.)

exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less, that are not segregated and deposited for regulatory purposes.

The Group maintains its cash in bank deposit accounts which at times may exceed insured limits. The Group has not experienced any losses in such accounts. Management believes that the Group is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash — Bank Balances Held on Behalf of Customers

The Group maintains segregated trust accounts with licensed banks to hold customer funds in accordance with the relevant legislation. The Group has classified customer funds as bank balances held on behalf of customers with a corresponding payable to customers in the liabilities section of the consolidated balance sheets.

Securities Owned and Derivatives

Securities transactions are recorded on the trade date, as if they had settled.

Securities, futures and derivative positions are recorded at fair value in accordance with FASB ASC 820, Fair Value Measurement. See Notes 5 and 9 for more information on derivatives.

Receivables

Receivables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. Receivables from broker-dealers and clearing organizations as presented in the consolidated balance sheets represent such receivables arising from the Group’s proprietary trading activities. Receivables from broker-dealers and clearing organizations - customer accounts as presented in the consolidated balance sheets represent such receivables related to the Group’s customer trading activities.

Commissions receivable as presented in the consolidated balance sheets represent trading commissions due and amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement. As of December 31, 2019, and 2018, commission receivables were related to insurance brokerage business.

Fixed Assets and Depreciation

Furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2 — Significant Accounting Policies (cont.)

Intangible Assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Group’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of Hong Kong Limited (the “SEHK”) and trademarks registered in Singapore. Management has determined that such assets have indefinite useful lives and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Payables

Payables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house payables typically represent amounts due on pending trades and are payable on demand. Payables to broker-dealers and clearing organizations as presented in the consolidated balance sheets represent such payables arising from the Group’s proprietary trading activities. Payables to customers as presented in the consolidated balance sheets represent such payables related to the Group’s customer trading activities as well as the bank balances held on behalf of customers.

Commissions payable mainly represent amounts owed to referral sources outside of the Group for transactions referred based on the terms of the underlying agreements. As of December 31, 2019 and 2018, commissions payable were both related to the insurance brokerage business.

Commissions Expenses

Commissions expense related to security and derivative transactions are recorded on a trade date basis. Commissions expense on insurance products are recognized on the closing date of a transaction as determined by the terms of the relevant contract and insurance policy.

Earnings (Losses) per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Earnings (losses) per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods. In accordance with SAB Topic 4.D and ASC 260-10-55-12, weighted average shares were retrospectively stated for the 49,900 ordinary shares issued on November 7, 2019 (See Note 7). At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2 — Significant Accounting Policies (cont.)

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group presents any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transactions for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The adoption of ASU No. 2016-01 as of January 1, 2018 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right of-use asset and a lease liability for the majority of its leases (other than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Since the Company is not a U.S. broker dealer, it does not qualify as a public business entity. For private companies, the standard is effective for fiscal years beginning after December 15, 2020. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, the Group will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 3 — Revenue Recognition

In May 2014, the Financial Accounting Standards Board (’‘FASB’’) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a comprehensive new revenue recognition model designed to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Group elected to early adopt ASC 606 beginning January 1, 2017 and assessed its contracts with customers under the new standard.

Significant Judgments

Revenue from contracts with customers include commission income from securities, futures and derivative brokerage, market making trading and insurance brokerage. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 3 — Revenue Recognition (cont.)

obligations are identified; when to recognize revenue based on the appropriate measure of progress under the contract; whether revenue should be presented gross or net of certain costs; and whether constraints on variable consideration should be applied due to uncertain future events.

Commissions

The Group earns fees and commissions from securities, futures and derivatives brokerage services and CFD trading services when the Group acts as a market maker. Each time a customer executes a securities, futures, derivative or CFD transaction, commissions and fees are earned. Commissions and related clearing fees and expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon and the risks and rewards of ownership have been transferred to/from the customer. The Group charges securities brokerage commissions and market making commissions based on amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products or services the Group offers.

The Group also earns commission income arising from insurance brokerage services which are recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to the insurance provider.

The following table presents revenue from contracts with customers, in accordance with ASC Topic 606, by major source and geographic region:

	Year ended December 31,
	2019	2018
Insurance brokerage commissions	$2,648,119	$5,375,531
Securities brokerage commissions	2,210,915	2,025,650
Market making commissions and fees	11,056,431	—
Total revenue from contracts with customers	$15,915,465	$7,401,181

Hong Kong	$4,859,034	$7,401,181
Cayman Islands	11,056,431	—
	$15,915,465	$7,401,181

All of the Group’s revenues from contracts with customers are recognized at a point in time.

Trading Gains and Losses, Interest and Other

Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

Trading gains and losses consist of realized and unrealized gains and losses from various securities, futures and derivative transactions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis.

Interest and other income primarily consist of interests earned on bank deposit and short-term loans the Group extends to unrelated third parties, and also include interest rate difference between currency pairs the Group holds resulting from rolling over foreign exchange positions from CFD trading services, advisory service fee, gain from forgiveness of debts, and dividend income etc.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 4 — Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets and statements of cash flows.

	December 31,
	2019	2018
Cash	$6,388,978	$3,116,209
Restricted Cash	2,192,201	3,991,949
Total cash and restricted cash presented in the consolidated statements of cash flows	$8,581,179	$7,108,158

Restricted cash includes bank balances held on behalf of customers (See Note 2 for further information).

Note 5 — Fair Value

Fair Value Hierarchy

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

•        Level 2 are inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly or indirectly.

•        Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to the Group’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 5 — Fair Value (cont.)

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of the Group’s OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

The following table presents the Group’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis at December 31, 2019 and 2018.

At December 31, 2019

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Listed equity securities	$180,201	$—	$—	$180,201
Derivatives	—	194,110	—	194,110
	$180,201	$194,110	$—	$374,311

At December 31, 2018

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Listed equity securities	$1,107,233	$—	$—	$1,107,233

Liabilities
Derivatives	$—	$(20,287)	$—	$(20,287)

There were no transfers between level 1 and level 2 during either year.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 5 — Fair Value (cont.)

The following table presents the carrying values and estimated fair values of financial assets and liabilities, excluding financial instruments that are carried at fair value on a recurring basis, and information is provided on their classification within the fair value hierarchy.

At December 31, 2019

	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
Assets
Cash and cash equivalents	$6,388,978	$6,388,978	$—	$—	$6,388,978
Bank balances held on behalf of customers	2,192,201	2,192,201	—	—	2,192,201
Receivables from broker-dealers and clearing organizations	20,409	—	20,409	—	20,409
Receivables from broker-dealers and clearing organizations – customer accounts	1,664,552	—	1,664,552	—	1,664,552
Commissions receivable	88,560	—	88,560	—	88,560
	$10,354,700	$8,581,179	$1,773,521	$—	$10,354,700

Liabilities
Payables to customers	$3,853,693	$—	$3,853,693	$—	$3,853,693
Commissions payable	29,439	—	29,439	—	29,439
Dividends payable	385,901	—	385,901	—	385,901
Other payables	417,445	—	417,445	—	417,445
Short-term borrowings	1,412,570	—	1,412,570	—	1,412,570
Short-term borrowings from related party	128,415	—	128,415	—	128,415
	$6,227,463	$—	$6,227,463	$—	$6,227,463

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 5 — Fair Value (cont.)

At December 31, 2018

	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
Assets
Cash and cash equivalents	$3,116,209	$3,116,209	$—	$—	$3,116,209
Bank balances held on behalf of customers	3,991,949	3,991,949	—	—	3,991,949
Receivables from broker-dealers and clearing organizations	842,045	—	842,045	—	842,045
Receivables from broker-dealers and clearing organizations – customer accounts	5,566,745	—	5,566,745	—	5,566,745
Commissions receivable	157,004	—	157,004	—	157,004
	$13,673,952	$7,108,158	$6,565,794	$—	$13,673,952

Liabilities
Payables to customers	$9,551,219	$—	$9,551,219	$—	$9,551,219
Commissions payable	125,668	—	125,668	—	125,668
Other payables	205,519	—	205,519	—	205,519
	$9,882,406	$—	$9,882,406	$—	$9,882,406

Note 6 — Short-term Loans Receivable and Short-term Borrowings

Short-term Loans Receivable

On December 20, 2019, the Group issued notes receivable in an aggregate of $1,626,375 to an unrelated party. The notes are due June 20, 2020 and accrue interest at a rate of 6% per annum.

Short-term Borrowings

In August and September 2019, Lion Wealth Limited (“LWL”) obtained short-term borrowings in an aggregate of $20,409,250 from China Tonghai Financial Limited with an interest rate of 13% per annum and due on December 5, 2019. Lion Financial Group Limited acts as the corporate guarantor and the guarantee is a continuing guarantee and extends to the ultimate balance of all borrowings. The majority of the proceeds from the short-term borrowings were used to provide short-term advances to unrelated entities in an aggregate of $19,108,159, at an interest rate of 15% per annum and with due dates ranging from November 27, 2019 to December 5, 2019. Substantially all outstanding amounts were settled in November and December of 2019, resulting in a gain from forgiveness of debts of approximately $26,000 and the remaining outstanding short-term borrowings in the amount of $1,284,155 were extended from December 5, 2019 to March 5, 2020. On March 5, 2020, LWL entered into a supplemental loan agreement with China Tonghai Financial Limited to further extend the repayment of this remaining outstanding amount of $1,284,155 from March 5, 2020 to April 6, 2020. On April 8, 2020, LWL repaid $292,717 and obtained a 45-day extension to further extend the repayment of the remaining outstanding amount of $991,438 from April 6, 2020 to May 21, 2020. For the year ended December 31, 2019, interest income and interest expense under the arrangement totaled approximately $768,000 and $714,000, respectively.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 6 — Short-term Loans Receivable and Short-term Borrowings (cont.)

In September 2019, Lion Financial Group Limited obtained short-term borrowings with an unrelated third-party lender at an interest rate of 12% per annum in the amount $510,230 which were guaranteed by shareholder. As of December 31, 2019, the remaining balance of such unrelated party borrowing was $128,415 which was subsequently fully repaid by January 3, 2020. For the year ended December 31, 2019, interest expense on this loan was approximately $15,000.

In November 2019, LWL obtained short-term borrowings from a related party in the amount of $128,415 with an interest rate of 12% per annum due on February 6, 2020. As of December 31, 2019, the remaining balance of such borrowing was $128,415 which was subsequently fully repaid by January 3, 2020. For the year ended December 31, 2019, interest expense on the loan was approximately $2,000.

Note 7 — Equity

At December 31, 2019 and 2018, the Company has issued and outstanding 50,000 and 100, respectively of its authorized ordinary shares. On November 7, 2019, the sole shareholder was issued the remaining 49,900 of the 50,000 ordinary shares authorized by the Company with no consideration paid. The shares have no par value. As of December 31, 2019, a single shareholder owns 100% of the Company’s outstanding shares which were initially financed with subscription receivable from the shareholder recorded as a reduction to equity. The shareholder has been making subscription payments based on the capital needs. As of December 31, 2019 and 2018, subscription receivable from shareholder was zero and $3,022,606, respectively. See description below.

On November 22, 2019, the Company returned $4,898,012 of capital by reducing the remaining subscription receivable from shareholder of $3,022,606 to zero and offsetting the due from shareholder balance by $1,875,406.

On December 5, 2019 and December 31, 2019, the Company declared dividends in the amounts of $2,554,712 and $2,439,904, respectively, which were utilized to reduce the remaining due from shareholder of $4,608,715 to zero, resulting in dividends payable of $385,901 included in the consolidated balance sheet as of December 31, 2019.

Note 8 — Related Parties

The Group received subscription payments from its sole shareholder to meet the capital needs, which were reflected in the consolidated statements of changes in equity. In addition, the sole shareholder also funded the Group’s working capital needs and the Group repaid and provided advances to the shareholder from time to time, which were recorded in due from or due to shareholder included in the consolidated balance sheets. Any advances received from and made to the shareholder are non-interest bearing and due on demand.

During the year ended December 31, 2019, the shareholder did not make payments towards the subscription receivable; the Group received and fully repaid the advances from shareholder for working capital needs in an aggregate of $7,679,131, and provided advances to shareholder in an aggregate of $6,484,121 accounted for as due from shareholder. As a result of the return of capital and dividends declared as described in Note 7, both subscription receivable and due from shareholder were reduced to zero, with dividends payable of $385,901 included in the consolidated balance sheet as of December 31, 2019.

During the year ended December 31, 2018, the Group received subscription payments of $5,415,082 from shareholder; the Group received the advances from shareholder for working capital needs in an aggregate of $484,601 and fully repaid the advances to shareholder. As of December 31, 2018, subscription receivable from shareholder was $3,022,606, and due from shareholder was zero.

Also see Note 6 for a description of a short-term loan received from a related party in November 2019.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 9 — Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter derivative financial instruments, principally CFDs are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

The Group does not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to these financial instruments.

As discussed in Note 1, the Group’s derivative trading activity primarily relates to situations where it assumes the role of a market maker or a counter party in its customers’ CFD transactions. If the trades of one customer can be used to naturally hedge and offset the trades of another customer, the Group will act as the market maker to offer liquidity and pricing to both customers. When such an offsetting is not available, the Group may choose to use its own trades to hedge and offset the trades of its customer.

The contractual amounts related to CFDs reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of the Group’s risk. The credit risk for the CFDs is limited to the unrealized fair value gains (losses) recorded in the balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

A summary of the Group’s open derivative positions at December 31, 2019 is as follows:

Description	Number of Open Positions	Fair Value of Asset	Fair Value of Liability	Net Amount
Market Maker Positions
Foreign Currency CFDs	442	$117,004	$(100)	$116,904
Gold CFDs	90	64,635	(3,690)	60,945
Crude Oil CFDs	63	15,011	(720)	14,291
Other	11	2,300	(330)	1,970
		$198,950	$(4,840)	$194,110

A summary of the Group’s open derivative positions at December 31, 2018 is as follows:

Description	Number of Open Positions	Fair Value of Asset	Fair Value of Liability	Net Amount
Foreign Currency CFD’s	454	$59,032	$(79,319)	$(20,287)

Offsetting Arrangements

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheets if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Concentrations of Credit Risk

The Group is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, individuals, and other financial institutions. In the event counterparties do not fulfill their obligations, the Group may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Group’s policy to review, as necessary, the credit standing of each counterparty.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 10 — Income Taxes

The current and deferred portions of the income tax expense (benefit) included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	Year ended December 31,
	2019	2018
Current	$66,299	$26,962
Deferred	(1,827)	(628)
	$64,472	$26,334

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Group’s income tax expense is shown in the following table:

	Year ended December 31,
	2019	2018
Income tax expense (benefit) at applicable statutory rate(1)	$1,345,164	$(473,951)
Nondeductible expenses	20,345	16,618
(Income) loss not subject to tax(2)	(1,716,553)	313,015
Current year change in valuation allowance	406,506	195,420
Other	9,010	(24,768)
Reported income taxes	$64,472	$26,334

____________

(1)      The applicable statutory rate applied is based on the profits tax rates in Hong Kong. Effective for tax years ended on or after December 31, 2018, the applicable tax rate was 8.25% on the first HK $2,000,000 of assessable profits and 16.5% on any assessable profits above that threshold. The 8.25% tax rate can only be utilized by one entity in a controlled group. All other Hong Kong entities in the Group utilize the 16.5% tax rate. The Singapore entity within the Group has an applicable tax rate of 17.0%.

(2)      The Group also has entities domiciled in the British Virgin Islands and the Cayman Islands, but such entities are not subject to income or capital gains taxes.

Significant components of the Group’s deferred tax assets (liabilities) are presented below:

	December 31,
	2019	2018
Deferred tax asset
Accrued employee benefits	$1,195	$—
Net operating loss carryforwards	808,450	401,944
Less: Valuation allowance	(808,450)	(401,944)
Net deferred tax asset	1,195	—

Deferred tax liability
Fixed assets	(518)	(1,150)
Deferred tax liability, net	$677	$(1,150)

Management has applied a valuation allowance to the total amount of deferred tax assets based on the determination that it is more likely than not that some portion of the deferred tax asset will not be realized. This determination was based on the historic and estimated future profitability of the entities to which the deferred tax assets relate. The tax rules in Hong Kong do not allow the Group to file on a consolidated basis.

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 11 — Commitments

The Group leases certain office premises under non-cancelable leases. Rent expenses under operating leases for the years ended 2019 and 2018 were $591,936 and $548,331, respectively.

Future minimum payments under non-cancelable operating leases were as follows at December 31, 2019:

At December 31, 2019
Year ending:
2020	$337,834
2021	87,903
2022	72,865
2023	3,699
$501,301

Note 12 — Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission, the Insurance Authority (Hong Kong) and the Cayman Islands Monetary Authority (CIMA) that the Company’s subsidiaries were required to maintain as of December 31, 2019 and the actual amounts of capital that were maintained.

Entity Name	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Excess Net Capital	Percent of Requirement Maintained
Lion International Securities Group Limited	$385,245	$1,107,110	$721,865	287%
Lion Futures Limited	385,245	895,077	509,832	232%
Lion Capital Management Limited	12,842	54,185	41,343	422%
BC Wealth Management Limited	12,842	206,430	193,588	1607%
Lion Brokers Limited	840,267	3,616,599	2,776,332	430%
Total	$1,636,441	$5,879,401	$4,242,960	359%

Note 13 — Segment Reporting

ASC 280, Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has three primary operating segments (1) investment and derivative brokerage services, (2) insurance brokerage services and (3) market making trading services. The Group’s investment and derivative brokerage segment generates commissions income by enabling customers to trade in securities, futures and derivative markets throughout the world. The Group’s insurance brokerage segment generates commissions by providing insurance brokerage services to high-net-worth individuals. The Group engages in market making activities where it serves as the counterparty to its customers in derivative transactions. The Group experiences trading gains and losses from such market making

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 13 — Segment Reporting (cont.)

activities. The other segment houses the Group’s proprietary trading activities in investment securities, futures and derivatives, manages the deployment of capital throughout the group, and also includes executive management functions and corporate overhead.

	Securities, futures and derivative brokerage services	Insurance brokerage services	Market making trading	Other	Total
Year ended December 31, 2019
Revenue	$2,215,867	$2,648,141	$12,843,574	$819,268	$18,526,850

Commissions	1,526,852	1,506,223	322,130	—	3,355,205
Compensation	1,154,378	334,964	—	941,294	2,430,636
Occupancy	202,467	198,637	1,200	189,632	591,936
Depreciation	26,845	4,087	—	21,920	52,852
Interest	—	—	—	731,812	731,812
Communication and technology	469,818	7,269	343,556	2,790	823,433
General and administrative	72,403	69,765	140,598	409,882	692,648
Professional fees	7,369	702	118,929	634,238	761,238
Marketing	2,608	—	51,714	1,056	55,378
Service fees	—	—	119,711	265,129	384,840
Payment service charge	—	—	355,585	—	355,585
Other operating expenses	5,739	—	—	4,724	10,463
	3,468,479	2,121,647	1,453,423	3,202,477	10,246,026
Income (loss) from operations	$(1,252,612)	$526,494	$11,390,151	$(2,383,209)	$8,280,824
Total segment assets	$4,823,056	$352,376	$5,307,525	$2,935,390	$13,418,348

Year ended December 31, 2018
Revenue	$2,066,354	$5,378,679	$—	$(876,770)	$6,568,263

Commissions	1,293,577	4,157,668	—	20,357	5,471,602
Compensation	882,887	363,523	—	392,878	1,639,288
Occupancy	420,732	1,021	—	126,578	548,331
Depreciation	26,487	4,086	—	2,170	32,743
Interest	—	—	—	118	118
Communication and technology	505,152	4,596	—	78,605	588,353
General and administrative	85,208	93,880	—	360,685	539,773
Professional fees	21,081	28,710	—	178,207	227,998
Marketing	8,736	185,019	—	2,178	195,933
Service fees	—	—	—	53,592	53,592
Other operating expenses	3,063	1,359	—	10,984	15,406
	3,246,923	4,839,862	—	1,226,352	9,313,137
Income (loss) from operations	$(1,180,569)	$538,817	$—	$(2,103,122)	$(2,744,874)
Total segment assets	$12,243,072	$370,114	$—	$3,059,575	$15,672,761

LION FINANCIAL GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 14 — Subsequent Events

Management has considered subsequent events through April 24, 2020, which was the date these consolidated financial statements were issued. The Group began offering total return swap (TRS) trading services to customers in early 2020; and have entered into International Swaps and Derivatives Association (“ISDA”) master agreements and related supplementary agreements with two of the top five swap traders in China. The Group borrows the funds that are lent to TRS trading customers from third-party business partners and the Group earns the spread over the interest rate of the loans from such business partners.

On March 10, 2020, the Group entered into the Business Combination Agreement (the “Transaction”) by and among Proficient Alpha Acquisition Corp., a Nevada corporation and special purpose acquisition company (“Proficient”), the Group, Merger Sub, Shih-Chung Chou and Lion Financial Group Limited (“Pubco”). Following the Transaction, each of Proficient and the Group will become a wholly-owned subsidiary of Pubco. The Transaction closing is subject to customary conditions. The value of the Pubco shares to be issued to the Group’s shareholders at the closing will be based on an enterprise value of the Group of $125 million, subject to adjustments based on the Group’s net working capital, net indebtedness, unpaid transaction expenses as of the closing. As part of the transaction, 45% of the Pubco shares being issued to the Group’s shareholders in the form of Pubco Class B stock will be placed into escrow, with 15% to be used to satisfy post-closing purchase price adjustments and indemnification claims and 30% subject to vesting upon the Group satisfying certain net income milestones. All cash remaining in Proficient at the closing of the Transaction after paying off transaction expenses and Proficient liabilities is expected to be used for the Group’s growth.

In December 2019, COVID-19 emerged and has subsequently spread worldwide. In March 2020, the World Health Organization has declared COVID-19 as a pandemic. As of the date of issuance of the financial statements, COVID-19 has already begun to significantly impact the Group’s futures and insurance brokerage businesses as new or existing customers may not be able to travel to Hong Kong to open new futures trading accounts or purchase insurance products. The Group does not expect to see a material COVID -19 impact on market making business based on the Group’s results of operations for the first quarter of 2020. No impairments were recorded as of the consolidated balance sheet date, as the carrying amounts of the Group’s assets are expected to be recoverable; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, the Group cannot reasonably estimate the related financial impact to the Group’s future financial results given the uncertainties surrounding the duration of the outbreak. The Group continues to monitor the impact of the COVID-19 outbreak closely.

Report of Independent Registered Public Accounting Firm

To the Board of Director and
Shareholders of Lion Financial Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lion Financial Group Limited and its subsidiaries (the Group) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Group’s auditor since 2019.

New York, New York

March 20, 2020

Lion Financial Group Limited

CONSOLIDATEd Balance SheetS

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$3,116,209	$2,337,161
Restricted cash – Bank balances held on behalf of customers	3,991,949	619,970
Securities owned, at fair value	1,107,233	—
Receivables from broker-dealers and clearing organizations	842,045	25,588
Receivables from broker-dealers and clearing organizations – customer accounts	5,566,745	907,568
Commissions receivable	157,004	344,230
Other receivable	—	645,048
Prepaids and deposits	470,707	268,987
Fixed assets, net	105,964	76,121
Intangible asset	63,847	63,980
Other assets	251,058	131,122
Total assets	$15,672,761	$5,419,775

Liabilities and Equity
Liabilities
Payables to broker-dealer and clearing organizations	$—	$8,625
Payables to customers	9,551,219	1,518,026
Commissions payable	125,668	468,668
Other payables	205,519	196,609
Derivatives, at fair value	20,287	—
Taxes payable	—	76,276
Deferred taxes	1,150	1,778
Total liabilities	9,903,843	2,269,982

Commitments and Contingencies

Equity
Share Capital – 50,000 ordinary shares authorized 100 shares issued and outstanding – no par value	$12,503,755	$12,503,755
Receivable from shareholder	(3,022,606)	(8,437,688)
Retained earnings (accumulated deficit)	(3,598,639)	(827,431)
Accumulated other comprehensive income (losses)	(113,592)	(88,843)
Total equity	5,768,918	3,149,793
Total liabilities and equity	$15,672,761	$5,419,775

The accompanying notes are an integral part of the consolidated financial statements.

LION FINANCIAL GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2018	2017
Revenues
Insurance brokerage commissions	$5,375,531	$9,591,989
Securities brokerage commissions	2,025,650	267,902
Trading gains (losses)	(897,812)	—
Interest and other	64,894	31,720
	6,568,263	9,891,611
Expenses
Commissions	5,471,602	8,221,372
Compensation	1,639,288	1,211,785
Occupancy	548,331	502,120
Depreciation	32,743	19,416
Interest	118	36,665
Communication and technology	588,353	144,156
General and administrative	539,773	272,682
Professional fees	227,998	59,038
Marketing	195,933	47,028
Services fees	53,592	—
Other operating	15,406	9,068
	9,313,137	10,523,330
Income (loss) before income taxes	(2,744,874)	(631,719)
Income tax expense	(26,334)	(102,936)
Net income (loss)	$(2,771,208)	$(734,655)
Other comprehensive income (loss)
Foreign currency translation adjustment	(24,749)	(95,125)
Comprehensive income (loss)	$(2,795,957)	$(829,780)
Earnings (loss) per share – basic and dilutive	$(55.4)	$(14.7)
Weighted average number of ordinary shares (See Note 2)	50,000	50,000

The accompanying notes are an integral part of the consolidated financial statements.

LION FINANCIAL GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share Capital (no par value)	Receivable from Shareholder	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total
Balance at January 1, 2017	$12,631,715	$(11,795,120)	$(92,776)	$6,282	$750,101
Reorganization payment	(127,960)	—	—	—	(127,960)
Subscription payments	—	3,357,432	—	—	3,357,432
Net loss	—	—	(734,655)	—	(734,655)
Other comprehensive income (loss)	—	—	—	(95,125)	(95,125)
Balance at December 31, 2017	$12,503,755	$(8,437,688)	$(827,431)	$(88,843)	$3,149,793

Subscription payments	—	5,415,082	—	—	5,415,082
Net loss	—	—	(2,771,208)	—	(2,771,208)
Other comprehensive income (loss)	—	—	—	(24,749)	(24,749)
Balance at December 31, 2018	$12,503,755	$(3,022,606)	$(3,598,639)	$(113,592)	$5,768,918

The accompanying notes are an integral part of the consolidated financial statements.

LION FINANCIAL GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(2,771,208)	$(734,655)
Adjustments to reconcile net income (loss) to net cash(used in) provided by operating activities:
Depreciation	32,743	19,416
Deferred taxes	(628)	1,778
(Increase) decrease in operating assets
Securities owned	(1,107,233)	—
Receivables from broker-dealers and clearing organizations	(816,457)	(25,588)
Receivables from broker-dealers and clearing organizations – customer accounts	(4,659,177)	(907,568)
Commissions receivable	187,226	(40,863)
Prepaids, deposits and other assets	323,392	(340,931)
Increase (decrease) in operating liabilities
Payables to broker-dealers and clearing organizations	(8,625)	8,625
Payables to customers	8,033,193	1,518,026
Commissions payable	(343,000)	1,320,618
Taxes payable	(76,276)	72,508
Other payables	8,910	(442,405)
Derivatives	20,287	—
Net cash (used in) provided by operating activities	(1,176,853)	448,961
Net Cash Used in Investing Activities —
Purchases of fixed assets	(62,586)	(75,401)
Reorganization payment for acquisition of BCWM	—	(127,960)
Net cash used in investing activities	(62,586)	(203,361)
Cash Flows from Financing Activities
Repayments on short-term borrowings	—	(999,440)
Subscription payments from shareholder	5,415,082	1,839,283
Advances from shareholder	484,601	1,845,884
Payments to shareholder	(484,601)	(1,845,884)
Net cash provided by financing activities	5,415,082	839,843
Effect of Exchange Rate Changes on Cash and Restricted Cash	(24,616)	(95,125)
Net Change in Cash and Restricted Cash	4,151,027	990,318
Cash and Restricted Cash – Beginning of Period	2,957,131	1,966,813
Cash and Restricted Cash – End of Period	$7,108,158	$2,957,131
Noncash Investing and Financing Activities
Decrease in commissions payable through subscription payments	$—	$1,518,149
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$36,665
Cash paid for income taxes	$180,689	$28,404

The accompanying notes are an integral part of the consolidated financial statements.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 1 — Organization and Nature of Business

Lion Financial Group Limited (the “Company”) is a limited liability company incorporated in the British Virgin Islands on June 16, 2015. The registered office of the Company is located at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

The Company and its subsidiaries (the “Group”) provide securities, futures and derivatives brokerage services (beginning in 2017) and insurance brokerage services. The Group generates commission revenues by enabling its customers to trade in securities, futures and derivative markets throughout the world. The Group’s trading customers consist of corporate clients, individual traders and retail investors primarily located in the People’s Republic of China (“PRC”) and Southeast Asia, although its trading platform allows it to serve customers worldwide. The Group also generates commission revenues by providing insurance brokerage services to high-net-worth individuals primarily located in the PRC.

In 2018 and 2017, the Group placed 79% and 87%, respectively, of its insurance brokerage sales with one insurance provider.

In 2018, the Group had one customer account for 37% of its securities brokerage revenues and 10% of its total revenues. In 2018, one clearing broker accounted for 16% of the Group’s total commissions expense.

In August of 2018, the Group obtained a license in the Cayman Islands to conduct broker dealer and market making trading activities. This new business segment began operations in May of 2019.

The subsidiaries of the Company include a participant of the Stock Exchange of Hong Kong Limited (“SEHK”) and Hong Kong Securities Clearing Company Limited (“HKSCC”), remote trading member of Singapore Exchange Limited (“SGX”), and member of the Professional Insurance Brokers Association Limited (“PIBA”); possess the licenses issued by Hong Kong Securities and Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities, Type 2 Dealing in Futures Contracts, Type 4 Advising on Securities, Type 5 Advising on Futures Contracts, and Type 9 Asset Management, and the full license issued by Cayman Islands Monetary Authority (“CIMA”) to carry out securities investment business including Broker Dealer and Market Maker.

Pursuant to a corporate reorganization (the “Reorganization”), the Company became the holding company of BC Wealth Management Limited on July 13, 2017. The Reorganization involved incorporation of a new subsidiary of the Company, Lion Wealth Management Limited, on June 15, 2017, which then acquired BC Wealth Management Limited (“BCWM”) on July 13, 2017 for $127,960 of consideration paid in 2017. The acquiror and acquiree are both entities under the common control of Mr. Jian Wang, the sole director and shareholder of the Company. The consideration was recorded with an offsetting adjustment to equity in the consolidated statement of changes in equity in accordance with ASC 805-50-25-2B.

In accordance with Accounting Standard Codification (“ASC”) 805-50-05-5 and ASC 805-50-30-5, the Reorganization was accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interest, using historical costs. As a result of the reorganization, the consolidated statements of operations and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of the Group are prepared as if the current group structure had been in existence throughout the years presented in which the common control exists.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 1 — Organization and Nature of Business (cont.)

Details of the Company’s subsidiaries as of December 31, 2018 and 2017 are as follows:

Company name	Date of incorporation	Place of incorporation or establishment	Ownership interest	Principal activities
Lion Wealth Management Limited	February 16, 2017	British Virgin Islands	100%	Investment holdings
Lion International Securities Group Limited	May 20, 2016	Hong Kong	100%	Securities brokerage
Lion Futures Limited	May 20, 2016	Hong Kong	100%	Futures brokerage
Lion Foreign Exchange Limited	May 20, 2016	Hong Kong	100%	Dormant
Lion Asset Management Limited (F/K/A Lion Capital Management Limited)	May 20, 2016	Hong Kong	100%	Asset management
Bluesoft Limited	May 20, 2016	Hong Kong	100%	Dormant
BC Wealth Management Limited	October 14, 2014	Hong Kong	100%	Insurance brokerage
Lion Wealth Limited	October 4, 2018	Hong Kong	100%	Dormant
Lion Brokers Limited	May 2, 2017	Cayman Islands	100%	Broker Dealer and Market Maker
Lion Capital Management Limited (Terminated in 2018)	March 30, 2017	Cayman Islands	100%	Dormant
Golden Lion Fund SPC (Terminated in 2018)	March 30, 2017	Cayman Islands	100%	Dormant

Note 2 — Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full-on consolidation.

Translation of Foreign Currencies

The functional currency is the U.S. dollar for the Group’s Cayman Island operations and the Hong Kong dollar for all other Group operations. The Group’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less, that are not segregated and deposited for regulatory purposes.

The Group maintains its cash in bank deposit accounts which at times may exceed insured limits. The Group has not experienced any losses in such accounts. Management believes that the Group is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash — Bank Balances Held on Behalf of Customers

The Group maintains segregated trust accounts with licensed banks to hold customer funds in accordance with the relevant legislation. The Group has classified customer funds as bank balances held on behalf of customers with a corresponding payable to customers in the liabilities section of the consolidated balance sheets.

Securities Owned

Securities transactions are recorded on the trade date, as if they had settled.

Securities, futures and derivative positions are recorded at fair value in accordance with FASB ASC 820, Fair Value Measurement. See Notes 5 and 8 for more information on futures and derivatives.

Receivables

Receivables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. Receivables from broker-dealers and clearing organizations as presented in the consolidated balance sheet represent such receivables arising from the Group’s proprietary trading activities. Receivables from broker-dealers and clearing organization — customer accounts as presented in the consolidated balance sheet represent such receivables related to the Group’s customer trading activities.

Commissions receivable as presented in the consolidated balance sheet represent amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement.

Fixed Assets and Depreciation

Furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

Intangible Assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Group’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 2 — Significant Accounting Policies (cont.)

Hong Kong Limited (the “SEHK”). Management has determined that such assets have indefinite useful lives and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Payables

Payables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house payables typically represent amounts due on pending trades and are payable on demand. Payable to broker-dealers and clearing organizations as presented in the consolidated balance sheet represent such payables arising from the Group’s trading activities.

Payables to customers as presented in the consolidated balance sheet represent such payables related to the Group’s customer trading activities as well as the bank balances held on behalf of customers.

Commissions payable represent amounts owed to referral sources outside of the Group for transactions referred based on the terms of the underlying agreements.

Commissions Expenses

Commissions expense related to security and derivative transactions are recorded on a trade date basis. Commissions expense on insurance products are recognized on the closing date of a transaction as determined by the terms of the relevant contract and insurance policy.

Earnings (Losses) per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods. In accordance with SAB Topic 4.D and ASC 260-10-55-12, weighted average shares were retrospectively stated for the 49,900 ordinary shares issued on November 7, 2019 (see Note 13). At December 31, 2018, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group presents any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (’‘FASB’’) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a comprehensive new revenue recognition model designed to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The Group elected to early adopt ASC 606 beginning January 1, 2017 and assessed its contracts with customers under the new standard. The adoption of ASC 606 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings on January 1, 2017.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transactions for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The adoption of ASU No. 2016-01 as of January 1, 2018 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash” (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and early adoption is permitted in any interim or annual period. The Group elected to early adopt ASU 2016-18 retrospectively on January 1, 2017, and as a result, the consolidated statements of cash flows now present restricted cash in the beginning and ending balances of cash and restricted cash.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right-of-use asset and a lease liability for the majority of its leases (other than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, the Group will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 3 — Revenue Recognition

Significant Judgments

Revenue from contracts with customers include commission income from securities, futures and derivative brokerage services as well as insurance brokerage services. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of progress under the contract; whether revenue should be presented gross or net of certain costs; and whether constraints on variable consideration should be applied due to uncertain future events.

Commissions

Each time a customer executes a securities, futures or derivative transaction, a commission is earned. Commissions and related clearing expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon and the risks and rewards of ownership have been transferred to/from the customer.

Commission income arising from insurance brokerage services is recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to the insurance provider.

The following table presents revenue from contracts with customers, in accordance with ASC Topic 606, by major source:

	Year ended December 31,
	2018	2017
Insurance brokerage commissions	$5,375,531	$9,591,989
Securities brokerage commissions	2,025,650	267,902
Total revenue from contracts with customers	$7,401,181	$9,859,891

All of the Group’s revenue from contracts with customers is earned in Hong Kong and recognized at a point in time.

Trading Gains and Losses

Trading gains and losses consist of realized and unrealized gains and losses from various securities, futures and derivative transactions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis. Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

Note 4 — Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets with the total of the same such amounts presented in the consolidated statements of cash flows.

	December 31,
	2018	2017
Cash	$3,116,209	$2,337,161
Restricted Cash	3,991,949	619,970
Total cash and restricted cash presented in the consolidated statement of cash flows	$7,108,158	$2,957,131

Restricted cash includes bank balances held on behalf of customers (See Note 2 for further information).

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 5 — Fair Value

Fair Value Hierarchy

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

•        Level 2 are inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly or indirectly.

•        Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to the Group’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of the Groups’ OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 5 — Fair Value (cont.)

The following table presents the Group’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis at December 31, 2018. There were no such assets or liabilities at December 31, 2017.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Listed equity securities	$1,107,233	$—	$—	$1,107,233
Liabilities
Derivatives	$—	$(20,287)	$—	$(20,287)

There were no transfers between level 1 and level 2 during the year.

The following table presents the carrying values and estimated fair values of financial assets and liabilities, excluding financial instruments that are carried at fair value on a recurring basis, and information is provided on their classification within the fair value hierarchy.

At December 31, 2018

	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
Assets
Cash and cash equivalents	$3,116,209	$3,116,209	$—	$—	$3,116,209
Bank balances held on behalf of customers	3,991,949	3,991,949	—	—	3,991,949
Receivables from broker-dealers and clearing organizations	842,045	—	842,045	—	842,045
Receivables from broker-dealers and clearing organizations – customer accounts	5,566,745	—	5,566,745	—	5,566,745
Commissions receivable	157,004	—	157,004	—	157,004
	$13,673,952	$7,108,158	$6,565,794	$—	$13,673,952

Liabilities
Payables to customers	$9,551,219	$—	$9,551,219	$—	$9,551,219
Commissions payable	125,668	—	125,668	—	125,668
Other payables	205,519	—	205,519	—	205,519
	$9,882,406	$—	$9,882,406	$—	$9,882,406

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 5 — Fair Value (cont.)

At December 31, 2017

	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
Assets
Cash and cash equivalents	$2,337,161	$2,337,161	$—	$—	$2,337,161
Bank balances held on behalf of customers	619,970	619,970	—	—	619,970
Receivables from broker-dealers and clearing organizations	25,588	—	25,588	—	25,588
Receivables from broker-dealers and clearing organizations – customer accounts	907,568	—	907,568	—	907,568
Commissions receivable	344,230	—	344,230	—	344,230
Other receivable	645,048	—	645,048	—	645,048
	$4,879,565	$2,957,131	$1,922,434	$—	$4,879,565

Liabilities
Payables to broker-dealer and clearing organizations	$8,625	$—	$8,625	$—	$8,625
Payables to customers	1,518,026	—	1,518,026	—	1,518,026
Commissions payable	468,668	—	468,668	—	468,668
Other payables	196,609	—	196,609	—	196,609
	$2,191,928	$—	$2,191,928	$—	$2,191,928

Note 6 — Equity

At December 31, 2017 and 2018, the Company has issued and outstanding 100 shares of its 50,000 authorized ordinary shares. The shares have no par value. A single shareholder owns 100% of the Company’s outstanding shares which were initially financed with a receivable due from the shareholder. The shareholder has been making subscription payments based on the capital needs.

Note 7 — Related Parties

In addition to the payments received from the shareholder described above, the shareholder also funds the Group’s working capital needs from time to time. The funding received from the shareholder and the repayments of such advances are presented separately in the financing section of the consolidated statements of cash flows as advances from shareholder and payments to shareholder. Any advances received from the shareholder are non-interest bearing.

Note 8 — Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter derivative financial instruments, principally CFD’s are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 8 — Derivatives (cont.)

The Group does not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to these financial instruments.

During 2018, the Group’s derivative trading activity primarily related to proprietary trading on its own accounts.

The contractual amounts related to CFD’s reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of the Group’s risk. The credit risk for the CFD’s is limited to the unrealized fair valuation gains (losses) recorded in the balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

The Group did not have any open derivative positions at December 31, 2017.

A summary of the Group’s open derivative positions at December 31, 2018 is as follows:

Description	Number of Open Positions	Fair Value of Asset	Fair Value of Liability	Net Amount
Foreign Currency CFD’s	454	$59,032	$(79,319)	$(20,287)

Offsetting Arrangements

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheets if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Concentrations of Credit Risk

The Group is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Group’s policy to review, as necessary, the credit standing of each counterparty.

Note 9 — Income Taxes

The current and deferred portions of the income tax expense (benefit) included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	Year ended December 31,
	2018	2017
Current	$26,962	$101,158
Deferred	(628)	1,778
	$26,334	$102,936

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 9 — Income Taxes (cont.)

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Group’s income tax expense is shown in the following table:

	Year ended December 31,
	2018	2017
Income tax expense (benefit) at applicable statutory rate(1)	$(473,951)	$(104,233)
Nondeductible expenses	16,618	5,586
Income (loss) not subject to tax(2)	313,015	23,596
Current year change in valuation allowance	195,420	175,692
Other	(24,768)	2,295
Reported income taxes	$26,334	$102,936

____________

(1)      The applicable statutory rate applied is based on the profits tax rates in Hong Kong. Effective for tax years ending on or after December 31, 2018, the applicable tax rate was 8.25% on the first 2,000,000 HKD of assessable profits and 16.5% on any assessable profits above that threshold. The 8.25% tax rate can only be utilized by one entity in a controlled group. All other entities in the Group utilize the 16.5% tax rate. Prior to this change, the applicable tax rates was 16.5% on all assessable profits.

(2)      The Group also has entities domiciled in the British Virgin Islands and the Cayman Islands, but such entities are not subject to income or capital gains taxes.

Significant components of the Group’s deferred tax assets (liabilities) are presented below:

	December 31,
	2018	2017
Deferred tax asset
Net operating loss carryforwards	$401,944	$206,524
Less: Valuation allowance	(401,944)	(206,524)
Net deferred tax asset	—	—
Deferred tax liability
Fixed assets	(1,150)	(1,778)
Deferred tax liability, net	$(1,150)	$(1,778)

Management has applied a valuation to the total amount of deferred tax assets based on the determination that it is more likely than not that some portion of the deferred tax asset will not be realized. This determination was based on the historic and estimated future profitability of the entities to which the deferred tax assets relate. The tax rules in Hong Kong do not allow the Group to file on a consolidated basis.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 10 — Commitments

The Group leases certain office premises under non-cancelable leases. Rent expenses under operating leases for the years ended 2018 and 2017 were $548,331 and $502,120, respectively.

Future minimum payments under non-cancelable operating leases were as follows at December 31, 2018:

At December 31, 2018
Year ending:
2019	$519,391
2020	367,772
2021	87,876
2022	72,191
2023	3,698
$1,050,928

Note 11 — Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission, the Insurance Authority (Hong Kong) and the Cayman Islands Monetary Authority (CIMA) that our subsidiaries were required to maintain as of December 31, 2018 and the actual amounts of capital that were maintained.

Entity Name	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Excess Net Capital	Percent of Requirement Maintained
Lion International Securities Group Limited	$383,081	$1,192,039	$808,959	311%
Lion Futures Limited	383,081	984,387	601,306	257%
Lion Capital Management Limited	12,769	172,867	160,098	1354%
BC Wealth Management Limited	12,769	628,693	615,924	4924%
Lion Brokers Limited	399,078	488,835	89,757	122%
Total	$1,190,778	$3,466,821	$2,276,043	291%

Note 12 — Segment Reporting

ASC 280, Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has two primary operating segments (1) investment and derivative brokerage services and (2) insurance brokerage services. The Group’s investment and derivative brokerage segment generates commissions income by enabling customers to trade in securities, futures and derivative markets throughout the world. The Group’s insurance brokerage segment generates commissions by providing insurance brokerage services to high-net-worth individuals. The other segment houses the Group’s proprietary trading activities in investment securities, futures and derivatives, manages the deployment of capital throughout the group, and also includes executive management functions and corporate overhead.

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 12 — Segment Reporting (cont.)

	Securities, futures and derivative brokerage services	Insurance brokerage services	Other	Total
Year ended December 31, 2018
Revenue	$2,066,354	$5,378,679	$(876,770)	$6,568,263

Commissions	1,293,577	4,157,668	20,357	5,471,602
Compensation	882,887	363,523	392,878	1,639,288
Occupancy	420,732	1,021	126,578	548,331
Depreciation	26,487	4,086	2,170	32,743
Interest	—	—	118	118
Communication and technology	505,152	4,596	78,605	588,353
General and administrative	85,208	93,880	360,685	539,773
Professional fees	21,081	28,710	178,207	227,998
Marketing	8,736	185,019	2,178	195,933
Service fees	—	—	53,592	53,592
Other operating expenses	3,063	1,359	10,984	15,406
	3,246,923	4,839,862	1,226,352	9,313,137
Income (loss) from operations	$(1,180,569)	$538,817	$(2,103,122)	$(2,744,874)
Total segment assets	$12,243,072	$370,114	$3,059,575	$15,672,761

Year ended December 31, 2017
Revenue	$268,252	$9,623,359	$—	$9,891,611

Commissions	180,250	8,041,122	—	8,221,372
Compensation	449,309	545,915	216,561	1,211,785
Occupancy	205,996	285,086	11,038	502,120
Depreciation	15,254	4,109	53	19,416
Interest	—	—	36,665	36,665
Communication and technology	135,901	6,368	1,887	144,156
General and administrative	69,966	123,557	79,159	272,682
Professional fees	15,572	19,263	24,203	59,038
Marketing	2,491	44,537	—	47,028
Service fees	—	—	—	—
Other operating expenses	—	—	9,068	9,068
	1,074,739	9,069,957	378,634	10,523,330
Income (loss) from operations	$(806,487)	$553,402	$(378,634)	$(631,719)
Total segment assets	$3,663,359	$1,510,534	$245,882	$5,419,775

LION FINANCIAL GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 13 — Subsequent Events

Management has considered subsequent events through March 20, 2020, which was the date these consolidated financial statements were issued.

In August and September 2019, Lion Wealth Limited (“LWL”) obtained short-term borrowings in an aggregate of $20,409,250 from China Tonghai Financial Limited with an interest rate of 13% per annum and due on December 5, 2019. Lion Financial Group Limited acts as the corporate guarantor and the guarantee is a continuing guarantee and extends to the ultimate balance of all borrowings. The majority of the proceeds from the short-term borrowings were used to provide short-term advances to unrelated entities in an aggregate of $19,108,159, at an interest rate of 15% per annum and with due dates ranging from November 27, 2019 to December 5, 2019. Substantially all outstanding amounts were settled in November and December of 2019, resulting in a gain from forgiveness of debts of approximately $26,000 and the remaining outstanding short-term borrowings in the amount of $1,275,578 were extended from December 5, 2019 to March 5, 2020. On March 5, 2020, LWL entered a supplemental loan agreement with China Tonghai Financial Limited to further extend the repayment of the remaining outstanding in the amount of $1,275,578 from March 5, 2020 to April 6, 2020.

In September 2019, Lion Financial Group Limited obtained short-term borrowings with an unrelated third-party lender at an interest rate of 12% per annum in the amount $510,230 which were guaranteed by shareholder and fully repaid by January 3, 2020.

On November 7, 2019, the sole shareholder was issued the remaining 49,900 of the 50,000 ordinary shares authorized by the Company with no consideration paid.

On November 22, 2019, the Company reduced share capital by $4,855,796 by reducing the subscription receivable from shareholder.

On December 5, 2019 and December 31, 2019, the Company declared dividends in the amounts of $2,554,712 and $2,438,567, respectively.

On December 20, 2019, the Company issued notes receivable in an aggregate of $1,626,375 to an unrelated party. The note is due June 20, 2020 and accrues interest at a rate of 6% per annum.

The Group began offering total return swap (TRS) trading services to customers in early 2020, and have entered into International Swaps and Derivatives Association (“ISDA”) master agreements and related supplementary agreements with two of the top five swap traders in China. The Group borrows the funds that are lent to TRS trading customers from third-party business partners and the Group earns the spread over the interest rate of the loans from such business partners.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director and
Shareholder of Lion Group Holding Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Lion Group Holding Ltd. (the “Company”) as of February 29, 2020, and the related statements of operations and comprehensive loss, changes in shareholder’s deficit, and cash flows for the period from February 11, 2020 (inception) through February 29, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 29, 2020, and the results of its operations and its cash flows for the period from February 11, 2020 through February 29, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2020.

New York, New York

March 20, 2020

LION GROUP HOLDING LTD.
BALANCE SHEET
FEBRUARY 29, 2020

Liabilities and Shareholder’s Deficit
Current liabilities
Accrued Expenses	$4,724
Total liabilities	4,724

Shareholder’s Deficit
Share Capital – $0.0001 par value; 500,000,000 shares authorized; 1 share issued and outstanding	0
Share Subscription Receivable	(0)
Accumulated deficit	(4,724)
Total shareholder’s deficit	(4,724)
Total Liabilities and Shareholder’s Deficit	$—

The accompanying notes are an integral part of the financial statements.

LION GROUP HOLDING LTD.
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the period from February 11, 2020 (Inception) through February 29, 2020

Formation costs	$4,724
Net loss and comprehensive loss	$(4,724)

Basic and diluted weighted average shares outstanding	1
Basic and diluted net loss per ordinary share	$(4,724)

The accompanying notes are an integral part of the financial statements.

LION GROUP HOLDING LTD.
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH FEBRUARY 29, 2020

	Ordinary Shares		Share Subscription Receivable	Accumulated Deficit	Shareholder’s Deficit
	Shares	Par Value
Balance as of February 11, 2020 (Inception)		$—	$—	$—	$—
Ordinary share issued	1	0	(0)	—	—
Net loss for the period	—	—	—	(4,724)	(4,724)
Balance as of February 29, 2020	1	$0	$(0)	$(4,724)	$(4,724)

The accompanying notes are an integral part of the financial statements.

LION GROUP HOLDING LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH FEBRUARY 29, 2020

Cash flows from operating activities:
Net loss	$(4,724)
Adjustments to reconcile net loss to net cash used in operating activities:	—
Changes in current liabilities:	4,724
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of the period	—
Cash, end of year	$—

Supplemental disclosure of cash flow information:
Non-cash financing transactions:
Stock issued for subscription receivable	$0.0001

The accompanying notes are an integral part of the financial statements.

LION GROUP HOLDING LTD.
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Lion Group Holding Ltd. (the “Company”) is a Cayman Island exempted company incorporated on February 11, 2020. The Company’s registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

On March 10, 2020, the Company entered into a Business Combination Agreement with Lion Mergerco I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Sub”) which will be established before the business combination, Proficient Alpha Acquisition Corp., a Nevada corporation (“PAAC”), Shih-Chung Chou, an individual (solely in the capacity as PAAC’s Representative), and Lion Financial Group Limited, a British Virgin Island corporation (“Lion”) (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, PAAC will merge with the Merger Sub, with PAAC continuing as the surviving entity and with holders of PAAC securities receiving securities of the Company. PAAC will become a wholly-owned subsidiary of the Company. The Company will acquire all of the issued and outstanding ordinary shares of Lion from Lion’s shareholders in exchange for ordinary shares of the Company, with Lion becoming a wholly-owned subsidiary of the Company.

The Company has selected December 31 as its fiscal year end.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles as in effect in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

LION GROUP HOLDING LTD.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Functional and reporting currency

The financial statements are presented in US dollars, which is the Company’s functional currency. All financial information presented in US dollars has been rounded to the nearest dollar amount, unless otherwise stated.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Accordingly, actual results could differ from the Company’s estimates.

Income taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 11, 2020, the evaluation was performed for upcoming 2020 tax year which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The provision for income taxes was deemed to be immaterial for the period from February 11, 2020 (inception) through February 29, 2020.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding for the period, excluding ordinary shares subject to forfeiture.

LION GROUP HOLDING LTD.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At February 29, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings (loss) of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period.

For the period from February 11, 2020 (Inception) through February 29, 2020
Numerator:
Net loss	$(4,724)
Denominator:
Denominator for basic earnings per share – Weighted average common stock issued and outstanding during the period	1
Denominator for diluted earnings per share	1
Basic loss per share	$(4,724)
Diluted loss per share	$(4,724)

Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 20, 2020, the date that the financial statements were available to be issued. Based upon this review, other than as described in Note 4 the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. SHARE CAPITAL

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share each. There is no limit on the number of shares of any class which the Company is authorized to issue. On February 11, 2020, the Company issued one ordinary share to its founder, Lion at par value $0.0001. As of February 29, 2020, the Company had not yet received payment for the share. Accordingly, at February 29, 2020, the $0.0001 payment due to the Company is recorded as share subscription receivable in the shareholder’s equity section of the accompanying balance sheet.

4. SUBSEQUENT EVENTS

On March 10, 2020, the Company entered into the Business Combination Agreement by and among PAAC, the Company, Merger Sub, Shih-Chung Chou and Lion Financial Group Limited (the “Merger”).

Consummation of the Merger is subject to customary and other closing conditions, including regulatory approvals and approval by PAAC’s shareholders. There is no guarantee that the closing conditions will be met. More information on these conditions will be included in the preliminary proxy statement/prospectus that the Company intends to file with the Securities and Exchange Commission.

Pursuant to the Merger, the Company is expected to issue an aggregate of 300,000 shares of common stock to PAAC’s Chief Executive Officer, President and Secretary, and certain members of PAAC’s board of directors within 10 days following the Merger.

Lion Group HOLDING LTD.
cONDENSED Consolidated Balance SheetS

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$8,111,409	$6,388,978
Restricted cash – Bank balances held on behalf of customers	1,470,486	2,192,201
Securities owned, at fair value	9,424	180,201
Derivatives, at fair value	11,069	194,110
Receivables from broker-dealers and clearing organizations	18,703	20,409
Receivables from broker-dealers and clearing organizations – customer accounts	2,182,623	1,664,552
Commissions receivable	60,839	88,560
Short-term loans receivable	2,087,593	1,637,310
Other receivable	306,368	166,064
Prepaids,deposits and other	452,385	510,291
Fixed assets, net	53,186	73,688
Intangible asset	86,762	67,964
Other assets	219,558	233,343
Deferred taxes	198	677
Total assets	$15,070,603	$13,418,348

Liabilities and Equity
Liabilities
Payables to customers	$3,044,689	$3,853,693
Payable to broker-dealers	607,132	—
Commissions payable	16,953	29,439
Dividends payable	—	385,901
Other payables	1,149,637	417,445
Short-term borrowings	621,101	1,412,570
Short-term borrowings from related party	—	128,415
Total liabilities	5,439,512	6,227,463
Commitments and Contingencies

Equity
Preferred shares, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	$—	$—
Class A ordinary shares, $0.0001 par value, 300,000,000 shares authorized, 7,647,962 and 3,140,388 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively(i)	765	314
Class B ordinary shares, $0.0001 par value, 150,000,000 shares authorized, 9,751,214 and 3,949,993 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively(i)	975	395
Additional paid in capital(i)	7,649,772	7,605,034
Retained earnings (accumulated deficit)	1,996,974	(376,903)
Accumulated other comprehensive income (losses)	(17,395)	(37,955)
Total equity	9,631,091	7,190,885
Total liabilities and equity	$15,070,603	$13,418,348

____________

(i)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 1.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Lion Group HOLDING LTD.
CONDENSED Consolidated Statements of Operations and Comprehensive Income
(UNAUDITED)

	Six Months Ended June 30,
	2020	2019
Revenues
Insurance brokerage commissions	$638,574	$1,820,214
Futures and securities brokerage commissions	565,517	1,457,232
Market making commissions and fees	2,717,614	3,840,917
Trading gains (losses)	2,337,607	739,060
Interest and other	171,204	149,818
	6,430,516	8,007,241

Expenses
Commissions	762,061	2,275,430
Compensation	1,486,160	1,017,639
Occupancy	323,224	236,701
Communication and technology	469,662	365,576
General and administrative	292,788	320,507
Professional fees	153,853	62,622
Services fees	231,785	164,414
Interest	79,343	979
Depreciation	21,992	24,312
Marketing	199,948	248
Other operating	32,502	23,686
	4,053,318	4,492,114

Income before income taxes	2,377,198	3,515,127
Income tax expense	(3,321)	(59,993)
Net income	$2,373,877	$3,455,134

Other comprehensive income
Foreign currency translation adjustment	20,560	(39,839)
Comprehensive income	$2,394,437	$3,415,295
Earnings per share – basic and dilutive(i)	$0.32	$0.49
Weighted average number of ordinary shares(i)	7,461,884	7,090,381

____________

(i)      Share and per share data have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 1

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Lion Group HOLDING LTD.
CONDENSED consolidated Statements of Changes in Equity
(UNAUDITED)

	Class A Ordinary Shares(i)		Class B Ordinary Shares(i)		Additional Paid in Capital(i)	Receivable from Shareholder	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	3,140,388	$314	3,949,993	$395	$7,605,034	$—	$(376,903)	$(37,955)	$7,190,885
Effect of reverse recapitalization, net of costs	3,357,574	336	5,801,221	580	44,853	—	—	—	45,769
Conversion of rights to ordinary shares upon the reverse recapitalization	1,150,000	115	—	—	(115)	—	—	—	—
Net income	—	—	—	—	—	—	2,373,877	—	2,373,877
Other comprehensive income	—	—	—	—	—	—	—	20,560	20,560
Balance at June 30, 2020	7,647,962	$765	9,751,214	$975	$7,649,772	$—	$1,996,974	$(17,395)	$9,631,091

Balance at January 1, 2019	3,140,388	$314	3,949,993	$395	$12,503,046	$(3,022,606)	$(3,598,639)	$(113,592)	$5,768,918
Net income	—	—	—	—	—	—	3,455,134	—	3,455,134
Other comprehensive income	—	—	—	—	—	—	—	(39,839)	(39,839)
Balance at June 30, 2019	3,140,388	$314	3,949,993	$395	$12,503,046	$(3,022,606)	$(143,505)	$(153,431)	$9,184,213

____________

(i)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 1

The accompanying noted are an integral part of the unaudited condensed consolidated financial statements.

Lion Group HOLDING LTD.
CONDENSED Consolidated Statements of Cash Flows
(UNAUDITED)

	Six months ended June 30,
	2020	2019
Cash Flows from Operating Activities
Net income	$2,373,877	$3,455,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,992	24,312
Deferred taxes	479	1,960
(Increase) decrease in operating assets
Securities owned	170,777	759,404
Derivatives assets	183,041	—
Receivables from broker-dealers and clearing organizations	1,706	540,382
Receivables from broker-dealers and clearing organizations – customer accounts	(518,071)	761,404
Commissions receivable	27,721	43,046
Prepaids, deposits and other assets	(88,761)	(142,378)
Increase (decrease) in operating liabilities
Payables to customers	(809,003)	(1,938,207)
Payables to broker-dealers	607,132	—
Commissions payable	(12,486)	(73,178)
Other payables	102,931	32,257
Derivatives liabilities	—	725,274
Net cash provided by operating activities	2,061,335	4,189,410

Net Cash Used in Investing Activities
Purchases of fixed assets	—	(9,832)
Acquisition of Trademarks	(5,188)	—
Short term loans receivable	(442,485)	—
Net cash used in investing activities	(447,673)	(9,832)

Cash Flows from Financing Activities
Cash acquired in the reverse recapitalizaiton	2,476,198	—
Payments for reverse recapitalization and ordinary shares issuance costs	(1,802,105)	—
Dividends paid	(385,901)	—
Repayment of Short-term borrowings	(791,469)	—
Repayment of Short-term borrowings from related party	(128,415)	—
Advances from shareholder	1,426,107	1,500,567
Repayment of advances to shareholder	(1,426,107)	(1,500,567)
Advances to shareholder	—	(4,432,953)
Net cash used in financing activities	(631,692)	(4,432,953)

Effect of Exchange Rate Changes on Cash and Restricted Cash	18,746	(39,997)
Net Change in Cash and Restricted Cash	1,000,716	(293,372)
Cash and Restricted Cash – Beginning of Period	8,581,179	7,108,158
Cash and Restricted Cash – End of Period	$9,581,895	$6,814,786

Noncash Investing and Financing Activities
Net liabilities acquired in the reverse recapitalization	$57,754	$—
Increase in payables for ordinary shares isssuance costs	$570,571	$—
Transfer from other assets to intangible assets	$13,287	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$73,168	$—
Cash paid for income taxes	$—	$1,520

The accompanying noted are an integral part of the unaudited condensed consolidated financial statements.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 1 — Organization and Principal Activities

Lion Group Holding Ltd. (the “Company”, “Lion” or “LGHL”) is a company with limited liability registered as an exempted company in the Cayman Islands. The Company’s registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1- 9009, Cayman Islands. The Company’s principal executive office is located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong.

The Company and its subsidiaries (collectively referred to as the “Group”) provide securities, futures and derivatives brokerage services, insurance brokerage services and market maker trading services. As a result of the transaction described below, the Company’s ordinary shares and warrants started to be traded on the NASDAQ Capital Market under the ticker symbols LGHL and LGHLW, respectively on June 17, 2020. Each American Depositary Shares (“ADSs”) of the Company represents one Class A ordinary share.

Reverse Recapitalization

The Company was incorporated on February 11, 2020 for the sole purpose of consummating the business combination described further below. A business combination agreement dated March 10, 2020, as amended and restated on May 12, 2020 (the “Business Combination Agreement”), was entered into by and among the Company, Proficient Alpha Acquisition Corp., a Nevada corporation (“PAAC”), Lion MergerCo I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands (“LFGL”), each of the holders of LFGL’s outstanding capital shares (collectively, the “Sellers”) and the other parties thereto, which, among other things, provides for (a) the merger of Merger Sub with and into PAAC (the “Merger”), with PAAC surviving the Merger and the stockholders of PAAC becoming equity holders of the Company and (b) immediately prior to the effectiveness of the Merger, the exchange of 100% of the outstanding ordinary shares of LFGL by the Sellers for capital shares of the Company, (c) adoption of the Company’s amended and restated memorandum and articles of association, and (d) appointment of the members of the Company board of directors after the closing of the Merger (collectively, the “Business Combination”).

The Exchange Consideration is equal to without duplication (i) $125,000,000, plus (or minus, if negative) (ii) LFGL’s net working capital less a target net working capital of $815,000, minus (ii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of LFGL and its subsidiaries, and minus (iii) the amount of any unpaid transaction expenses of LFGL, with each LGHL ordinary share issued to the Sellers valued at a price per share equal the price at which each share of PAAC common stock is redeemed, i.e. $10.185 per share; except that 30% of the Exchange Shares otherwise issuable to the Sellers at the closing is set aside in escrow until released upon the satisfaction of certain financial milestones and 15% of the Exchange Shares otherwise issuable to the Sellers at the Closing is set aside in escrow to satisfy post-closing purchase price adjustments and indemnification claims.

On June 16, 2020, the Company consummated the Business Combination pursuant to the terms of the Business Combination Agreement (the “Closing”) and each of PAAC and LFGL became a wholly-owned subsidiary of the Company and the Company became a new public company owned by the prior stockholders of PAAC and the prior shareholders of LFGL, where each outstanding share of PAAC common stock has been exchanged for one Class A ordinary share of the Company, each outstanding warrant of PAAC has been exchanged for one warrant of the Company and each outstanding right of PAAC has been exchanged for one-tenth of one Class A ordinary share of the Company, resulting in 4,507,574 Class A ordinary shares being issued to PAAC and 17,795,000 warrants being issued to PAAC stockholders; and where the Company acquired all of the issued and outstanding shares of LFGL, i.e. 50,000 ordinary shares of LFGL from each of LFGL shareholders, in exchange for 12,891,602 ordinary shares (including 3,140,388 Class A and 9,751,214 Class B, “Exchange Shares”) of the Company.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 1 — Organization and Principal Activities (cont.)

The business combination was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles. Under this method of accounting, LGHL and PAAC are treated as the “acquired” company for financial reporting purpose. This determination was primarily based on LFGL comprising the ongoing operations of the combined company, LFGL’s senior management comprising the senior management of the combined company, and LFGL’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, LFGL is deemed the accounting acquirer in the transaction. The transaction is not a business combination because neither PAAC nor LGHL was a business under ASC 805. Consequently, the transaction is treated as the equivalent of LFGL issuing stock for the net monetary assets of PAAC, accompanied by a recapitalization of LFGL. Accordingly, the consolidated assets, liabilities and results of operations of LFGL are the historical financial statements of the combined company, and LGHL and PAAC’s assets, liabilities and results of operations are consolidated with LFGL beginning on June 16, 2020.

The consolidated financial statements are prepared as a continuation of the financial statements of LFGL, the acquirer and predecessor, with retrospective adjustments to give effect of the reverse recapitalization. The equity is restated using the exchange ratio of 141.81 established in the reverse recapitalization transaction, which is 7,090,381 (the number of Exchange Shares excluding Escrow Shares, see below) divided by 50,000, to reflect the equity structure of the legal acquirer, LGHL. Earnings per share is retrospectively restated using the historical weighted-average number of ordinary shares outstanding multiplied by the exchange ratio.

The par value of ordinary shares was adjusted retrospectively from $0 to $709, and the difference of $709 was adjusted retrospectively as additional paid-in capital as of January 1, 2019. The consolidated statements of changes in equity for the six months ended June 30, 2020 and 2019 were also adjusted retrospectively to reflect this change. The weighted average number of ordinary shares outstanding used in computing earnings per share - basic and diluted was adjusted retrospectively from 50,000 to 7,090,381 for the six months ended June 30, 2019. The earnings per share before and after the retrospective adjustments are as follows.

	Six Months Ended June 30, 2019
	Before adjustment	After adjustment
Earnings per share – basic and dilutive	$69.10	$0.49

Upon the consummation of the reverse recapitalization, the assets and liabilities of PAAC were recognized at fair value. The fair value of cash and short-term liabilities acquired approximates their historical costs due to their short maturity. After the redemption of ordinary shares of PAAC before the closing of the business combination, the net assets acquired by the Company were in the amount of $2,418,444, which were recorded as an increase in additional paid-in capital. Assets and liabilities of PAAC upon the consummation of the reverse recapitalization are as follows:

Cash	$2,476,198
Prepaid expenses and other current assets	209
Accrued expenses	(57,963)
Net assets acquired by LGHL as of June 16, 2020	$2,418,444

During six months ended June 30, 2020, the Group incurred approximately $2.4 million of transaction costs for legal, accounting and consulting services directly associated with the reverse recapitalization. In accordance with SEC reporting guidance with regards to an operating company’s reverse acquisition with a nonoperating company having some cash, transaction costs incurred for the reverse acquisition, such as legal fees, investment banking fees and the

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 1 — Organization and Principal Activities (cont.)

like, may be charged directly to equity to the extent of the cash received, while all costs in excess of cash received should be charged to expense. Accordingly, the Group charged transaction costs of approximately $2.4 million to additional paid in capital in the consolidated financial statements.

1,933,740 Class B ordinary shares being 15% of the Exchange Shares (“Indemnity Escrow Shares”) otherwise issuable to LFGL shareholders are set aside in escrow for a period of 24 months after the closing to satisfy any post-closing purchase price adjustment and indemnification claims prescribed in the Business Combination Agreement. Additionally, 3,876,481 Class B ordinary shares being 30% of the Exchange Shares (the “Earnout Escrow Shares”, together with any dividends, distributions or other income on the Earnout Escrow Shares, the “Earnout Escrow Property”) otherwise issuable to LFGL shareholders are set aside in escrow until released upon the satisfaction of certain financial milestones below:

•        In the event that the net income for the calendar year ended December 31, 2021 (the “2021 Net Income”), as set forth in LGHL’s audited financial statements, is equal to or greater than $19,000,000 (the “First Net Income Target”), then, the Class B Sellers’ rights to 50% of the Earnout Escrow Property (the “First Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2021 Net Income is less than the First Net Income Target, but is equal to or greater than $9,500,000, then the Sellers’ rights to 50% of the First Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the First Half Earnout Property will be forfeited.

•        In the event that the net income for the calendar year ended December 31, 2022 (the “2022 Net Income”), as set forth in LGHL’s audited financial statements, is equal to or greater than $21,850,000 (the “Second Net Income Target”), then the Class B Sellers’ rights to the remaining Earnout Escrow Property (after giving effect to any forfeitures for the 2021 calendar year, the “Second Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2022 Net Income is less than the Second Net Income Target, but is equal to or greater than $10,925,000, then the Class B Sellers’ rights to 50% of the Second Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Half Earnout Property will be forfeited.

Principal Activities

The Group generates commission revenues by enabling its customers to trade in securities, futures and derivative markets throughout the world. The Group’s trading customers consist of corporate clients, individual traders and retail investors primarily located in People’s Republic of China (“PRC”) and Southeast Asia, although its trading platform allows it to serve customers worldwide.

The Group also generates commission revenues by providing insurance brokerage services to high-net-worth individuals primarily located in the PRC.

In May 2019, the Group began to serve as the counterparty to its customers in derivative transactions. This predominantly occurs when a customer utilizes a contract for difference (CFD). CFDs allow for the exchange of the difference in value of a particular asset such as a currency pair between the time at which a contract is opened and the time at which it is closed. If the trades of one customer can be used to naturally offset the trades of another customer, the Group will act as the market maker to offer liquidity and pricing to both customers. When such an offsetting is not available, the Group may choose to use its own trades to offset the trades of its customer, and the Group may also act as a broker in arranging trades between the customer and third-party market makers.

The Group began offering total return swap (TRS) trading services to customers in early 2020. The Group has entered into International Swaps and Derivatives Association (ISDA) master agreements and related supplementary agreements with two of the top five swap traders in China. The Group is currently offering A-shares (shares that are

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 1 — Organization and Principal Activities (cont.)

denominated in Renminbi and traded in the Shanghai Stock Exchange and Shenzhen Stock Exchange) and Hong Kong stock basket linked TRS, which provides international investors seeking to invest in China stock market with higher leverage compared with buying A-share stocks directly. The Group earns income from the spread on interest rate loans provided to TRS trading customers and loans borrowed from its business partners. In addition, the Group also receives commission fees from customers for trades made through the TRS trading service.

For the first six months of 2020, the Group had three trading customers account for 38.9% of its total revenue; and for the first six months of 2019, the Group had two trading customers account for 44.2% of its total revenues. For the first six months of 2020 and 2019, one clearing broker accounted for 55.3% and 32.8%, respectively, of the Group’s total commissions expense.

For the first six months of 2020 and 2019, the Group placed 77.1% (less than 10% of total revenue for the first six months of 2020) and 73.6% (17.1% of total revenue for the first six months of 2019), respectively, of its insurance brokerage sales with one insurance provider.

The subsidiaries of the Company include a participant of the Stock Exchange of Hong Kong Limited (“SEHK”) and Hong Kong Securities Clearing Company Limited (“HKSCC”), remote trading member of Singapore Exchange Limited (“SGX”), and member of the Professional Insurance Brokers Association Limited (“PIBA”); possess the licenses issued by Hong Kong Securities and Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities, Type 2 Dealing in Futures Contracts, Type 4 Advising on Securities, Type 5 Advising on Futures Contracts, and Type 9 Asset Management, and the full license issued by Cayman Islands Monetary Authority (“CIMA”) to carry out securities investment business including Broker Dealer and Market Maker.

COVID-19

In December 2019, COVID-19 emerged and has subsequently spread worldwide. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Like most companies, Lion’s various business lines have been adversely impacted by COVID-19. CFD trading volume and futures contract volumes decreased significantly compared to the same period of prior year, which was mainly attributable to economic and financial impact brought about by COVID-19 on the Group’s customers, causing a decrease in both their willingness to trade and make investments as well as their disposable income allocated making such transactions. Furthermore, customers’ concerns about future unpredictability also caused their trading activity to decline, impacting our CFD trading business in particular. In addition, travel restrictions in Hong Kong caused cancellations and prevented management from attending branding, business promotion, and exhibition activities, which limited the opportunities to acquire new customers. Meanwhile, the Group’s futures and insurance brokerage businesses were negatively affected as new or existing customers may not be able to travel to Hong Kong to open new futures trading accounts or purchase insurance products. No impairments were recorded as of the consolidated balance sheet date, as the carrying amounts of the Group’s assets are expected to be recoverable; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, the Group cannot reasonably estimate the related financial impact to the Group’s future financial results given the uncertainties surrounding the duration of the outbreak. The Group continues to monitor the impact of the COVID-19 outbreak closely.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 1 — Organization and Principal Activities (cont.)

Details of the Company’s subsidiaries as of June 30, 2020 are as follows:

Company name	Date of Incorporation or acquisition	Place of incorporation or establishment	Ownership interest	Principal activities
Lion Financial Group Limited	June 16, 2015	British Virgin Islands	100%	Investment holding
Lion Wealth Management Limited	February 16, 2017	British Virgin Islands	100%	Investment holding
Lion International Securities Group Limited	May 20, 2016	Hong Kong	100%	Securities brokerage
Lion Futures Limited	May 20, 2016	Hong Kong	100%	Futures brokerage
Lion Foreign Exchange Limited	May 20, 2016	Hong Kong	100%	Dormant
Lion Asset Management Limited (F/K/A Lion Capital Management Limited)	May 20, 2016	Hong Kong	100%	Asset management
BC Wealth Management Limited	October 14, 2014	Hong Kong	100%	Insurance brokerage
Lion Wealth Limited	October 4, 2018	Hong Kong	100%	Marketing and support service
Lion Brokers Limited	May 2, 2017	Cayman Islands	100%	Broker Dealer and Market Maker
Lion Investment Fund SPC	June 11, 2019	Cayman Islands	100%	Dormant
Lion International Financial (Singapore) Pte LTD	July 26,2019	Singapore	100%	Dormant
Proficient Alpha Acquisition Corp.	June 16, 2020	Nevada, USA	100%	Dormant

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to fairly present the financial statements for the interim periods. The condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. Results for the interim periods are not necessarily indicative of results to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with LFGL’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2019.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 2 — Significant Accounting Policies (cont.)

in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in consolidation.

Translation of Foreign Currencies

The functional currency is the U.S. dollar for the Group’s Cayman Island operations and the Hong Kong dollar for all other Group operations. The Group’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less, that are not segregated and deposited for regulatory purposes.

The Group maintains its cash in bank deposit accounts which at times may exceed insured limits. The Group has not experienced any losses in such accounts. Management believes that the Group is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash — Cash Balances Held on Behalf of Customers

The Group maintains segregated trust accounts with licensed banks or payment platform to hold customer funds in accordance with the relevant legislation. The Group has classified customer funds as bank balances held on behalf of customers with a corresponding payable to customers in the liabilities section of the consolidated balance sheets.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 2 — Significant Accounting Policies (cont.)

Securities Owned and Derivatives

Securities transactions are recorded on the trade date, as if they had settled.

Securities, futures and derivative positions are recorded at fair value in accordance with FASB ASC 820, Fair Value Measurement. See Notes 5 and 9 for more information on derivatives.

Receivables

Receivables arise from the business of dealing in investment securities, futures and derivatives and include the amounts due on brokerage transactions on a trade-date basis. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. Receivables from broker-dealers and clearing organizations as presented in the consolidated balance sheets represent such receivables arising from the Group’s proprietary trading activities.

Receivables from broker-dealers and clearing organizations - customer accounts as presented in the consolidated balance sheets represent such receivables related to the Group’s customer trading activities, including receivables arising from customers’ trading activities in A-shares in connection with the Group’s TRS trading service.

Commissions receivable as presented in the consolidated balance sheets represent trading commissions due and amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement. As of June 30, 2020, and December 31, 2019, commission receivables were related to insurance brokerage business.

Fixed Assets and Depreciation

Furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

Intangible Assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Group’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of Hong Kong Limited (the “SEHK”) and trademarks registered in Singapore and Hong Kong. Management has determined that such assets have indefinite useful lives and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Payables

Payables arise from the business of dealing in investment securities, futures and derivatives. The Group borrows loans from business partners at benchmark interest rate plus a fixed spread, and immediately lent to TRS trading service customers. Loans borrowed for TRS trading services are included in the payables to broker-dealers.

Payables to customers as presented in the consolidated balance sheets represent such payables related to the Group’s customer trading activities as well as the cash balances held on behalf of customers.

Commissions payable mainly represent amounts owed to referral sources outside of the Group for transactions referred based on the terms of the underlying agreements. As of June 30, 2020, and December 31, 2019, commissions payable were both related to the insurance brokerage business.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 2 — Significant Accounting Policies (cont.)

Commissions Expenses

Commissions expense related to security and derivative transactions are recorded on a trade date basis. Commissions expense on insurance products are recognized on the closing date of a transaction as determined by the terms of the relevant contract and insurance policy.

Earnings (Losses) per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Earnings (losses) per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods except that it does not include ordinary shares subject to forfeiture or cancellation. Diluted net income per share is computed using the weighted average number of ordinary shares and, if dilutive, potential ordinary shares outstanding during the period. Potentially dilutive securities have been excluded from the computation of diluted net income per share if their inclusion is anti-dilutive. Potential ordinary shares consist of the incremental ordinary shares issuable upon the exercise of stock options, warrants, and unvested restricted shares. The dilutive effect of outstanding stock options, warrants, and restricted shares is reflected in diluted earnings per share by application of the treasury stock method and the if-converted method, respectively. During the six months ended June 30, 2020 and 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The 1,933,740 Indemnity Escrow Shares and 3,876,481 Earnout Escrow Shares are considered contingently returnable shares and therefore are excluded from the computation of basic and diluted earnings per share. During the six months ended June 30, 2020 and 2019 (on a retroactively adjusted basis), warrants to purchase ordinary shares that could potentially dilute earnings per share in the future and were excluded from the computation of diluted earnings per share because to do so would have been antidilutive were 17,795,000 shares each.

Reclassification

Certain prior periods amounts have been reclassified to be comparable to the current period presentation. The reclassification has no effect on previously reported net assets or net income (loss).

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group presents any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right of-use asset and a lease liability for the majority of its leases (other

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 2 — Significant Accounting Policies (cont.)

than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Since the Company is not a U.S. broker dealer, it does not qualify as a public business entity. In June 2020, the FASB issued ASU No. 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities”. Under the ASU, private companies may apply the new leases standard for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, the Group will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

In June 2016, FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual rights to receive cash. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For private companies, the ASU on credit losses will take effect for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). In May 2019, FASB issued ASU No.2019-05, Financial instrument — Credit Losses (Topic 326), Targeted Transition Relief, which provides an irrevocably fair value option to elect for eligible instruments. In November 2019, FASB issued ASU 2019-11 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which clarified and improved various aspects of ASU 2016-13. In November 2019, FASB issued ASU 2019-10 to amend private companies, not-for-profit organizations, and certain small public companies effective date on its credit losses (CECL) standards to fiscal years beginning after December 15, 2022 and interim periods therein. The Group has evaluated the effect of the adoption of this ASU and does not expect there will be significant impact on its consolidated financial statements from the adoption of the new guidance.

Note 3 — Revenue Recognition

Under ASC Topic 606 Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services is transferred to customers in exchange for an amount that reflects the consideration the Group expects to be entitled to in return for transferring those goods or services.

Significant Judgments

Revenue from contracts with customers include commission income from securities, futures and derivative brokerage, market making trading and insurance brokerage. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of progress under the contract; whether revenue should be presented gross or net of certain costs; and whether constraints on variable consideration should be applied due to uncertain future events.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 3 — Revenue Recognition (cont.)

Commissions

The Group earns fees and commissions from securities, futures and derivatives brokerage services and CFD trading services when the Group acts as a market maker. Each time a customer executes a securities, futures, derivative or CFD transaction, commissions and fees are earned. Commissions and related clearing fees and expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon and the risks and rewards of ownership have been transferred to/from the customer. The Group charges securities brokerage commissions and market making commissions based on amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products or services the Group offers.

The Group also earns commission income arising from insurance brokerage services which are recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to the insurance provider.

The following table presents revenue from contracts with customers, in accordance with ASC Topic 606, by major source and geographic region:

	Six Months Ended June 30,
	2020	2019
Insurance brokerage commissions	$638,574	$1,820,214
Futures and securities brokerage commissions	565,517	1,457,232
Market making commissions and fees	2,717,614	3,840,917
Total revenue from contracts with customers	$3,921,705	$7,118,363

Hong Kong	$1,204,091	$3,277,446
Cayman Islands	2,717,614	3,840,917
	$3,921,705	$7,118,363

All of the Group’s revenues from contracts with customers are recognized at a point in time.

Trading Gains (Losses), Interest Income and Other

Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

Trading gains (losses) consist of realized and unrealized gains (losses) derived from (i) managed portfolio trading positions where the Group act as counterparty to customers’ trades, (ii) marking up the bid/offer spreads on customers’ CFD transactions and (iii) interest rate difference between currency pairs the Group hold resulting from rolling over currency positions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis.

Interest income primarily consist of interests earned on bank deposit and short-term loans the Group extends to unrelated third parties, and interest earned from loans provided to TRS trading customers, which are recorded on an accrual basis. Interest income is recognized as it accrued using the effective interest method.

Other income primarily consists of advisory service fee, government subsidy and other miscellaneous charges from customers etc.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 4 — Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets and statements of cash flows.

	June 30,
	2020	2019
Cash	$8,111,409	$4,005,213
Restricted Cash	1,470,486	2,809,573
Total cash and restricted cash presented in the consolidated statement of cash flows	$9,581,895	$6,814,786

Restricted cash includes cash balances held on behalf of customers (See Note 2 for further information).

Note 5 — Fair Value

Fair Value Hierarchy

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

•        Level 2 are inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly or indirectly.

•        Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to the Group’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 5 — Fair Value (cont.)

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of the Group’s OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

The following table presents the Group’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019.

At June 30, 2020 (Unaudited)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Listed equity securities	$9,424	$—	$—	$9,424
Derivatives	—	11,069	—	11,069
	$9,424	$11,069	$—	$20,493

At December 31, 2019

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Listed equity securities	$180,201	$—	$—	$180,201
Derivatives	—	194,110	—	194,110
	$180,201	$194,110	$—	$374,311

There were no transfers between level 1 and level 2 during either year.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 5 — Fair Value (cont.)

The following table presents the carrying values and estimated fair values of financial assets and liabilities, excluding financial instruments that are carried at fair value on a recurring basis, and information is provided on their classification within the fair value hierarchy.

At June 30, 2020 (Unaudited)

	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
Assets
Cash and cash equivalents	$8,111,409	$8,111,409	$—	$—	$8,111,409
Bank balances held on behalf of customers	1,470,486	1,470,486	—	—	1,470,486
Receivables from broker-dealers and clearing organizations	18,703	—	18,703	—	18,703
Receivables from broker-dealers and clearing organizations – customer accounts	2,182,623	—	2,182,623	—	2,182,623
Short-term loans receivable	2,087,593	—	2,087,593	—	2,087,593
Commissions receivable	60,839	—	60,839	—	60,839
Other receivable	306,368	—	306,368	—	306,368
	$14,238,021	$9,581,895	$4,349,758	$—	$14,238,021

Liabilities
Payables to customers	$3,044,689	$—	$3,044,689	$—	$3,044,689
Payable to broker-dealers	607,132	—	607,132	—	607,132
Commissions payable	16,953	—	16,953	—	16,953
Other payables	1,149,637	—	1,149,637	—	1,149,637
Short-term borrowings	621,101	—	621,101	—	621,101
	$5,439,512	$—	$5,439,512	$—	$5,439,512

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 5 — Fair Value (cont.)

At December 31, 2019

	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
Assets
Cash and cash equivalents	$6,388,978	$6,388,978	$—	$—	$6,388,978
Bank balances held on behalf of customers	2,192,201	2,192,201	—	—	2,192,201
Receivables from broker-dealers and clearing organizations	20,409	—	20,409	—	20,409
Receivables from broker-dealers and clearing organizations – customer accounts	1,664,552	—	1,664,552	—	1,664,552
Short-term loans receivable	1,637,310	—	1,637,310	—	1,637,310
Commissions receivable	88,560	—	88,560	—	88,560
Other receivable	166,064	—	166,064	—	166,064
	$12,158,074	$8,581,179	$3,576,895	$—	$12,158,074

Liabilities
Payables to customers	$3,853,693	$—	$3,853,693	$—	$3,853,693
Commissions payable	29,439	—	29,439	—	29,439
Dividends payable	385,901	—	385,901		385,901
Other payables	417,445	—	417,445	—	417,445
Short-term borrowings	1,412,570	—	1,412,570		1,412,570
Short-term borrowings from related party	128,415	—	128,415	—	128,415
	$6,227,463	$—	$6,227,463	$—	$6,227,463

Note 6 — Short-term Loans Receivable and Short-term Borrowings

Short-term Loans Receivable

On December 20, 2019, the Group issued notes receivable in an aggregate of approximately $1,626,000 to an unrelated party. The notes are due June 20, 2020 and accrue interest at a rate of 6% per annum. On June 20, 2020, the notes were extended to December 20, 2020 and the loans and all accrued interest thereon shall be repaid on the new repayment date. For six month ended June 30, 2020, interest income earned on these notes were approximately $49,000.

In June, 2020, the Group entered into loan agreements in the aggregate principal amount of $442,000 to two unrelated parties. Both loans are due in six months accrue interest at a rate of 6% per annum. For six month ended June 30, 2020, interest income earned on these notes were approximately $1,500.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 6 — Short-term Loans Receivable and Short-term Borrowings (cont.)

Short-term Borrowings

In August and September 2019, Lion Wealth Limited (“LWL”) obtained short-term borrowings in an aggregate of $20,409,250 from China Tonghai Financial Limited (“Tonghai”) with an interest rate of 13% per annum and due on December 5, 2019. Lion Financial Group Limited acts as the corporate guarantor and the guarantee is a continuing guarantee and extends to the ultimate balance of all borrowings. The majority of the proceeds from the short-term borrowings were then advanced to four unrelated entities (collectively, the “Borrowers”) under four separate loan agreements in an aggregate of $19,108,159, at an interest rate of 15% per annum and with due dates ranging from November 27, 2019 to December 5, 2019. On December 5, 2019, LWL entered into a Deed of Novation with Tonghai and a new debtor, Xiao Bin Trading Company Limited (“Xiao Bin”), whereby LWL transferred all of its rights and obligations pertaining to $19.1 million of the borrowings under its original borrowing agreement with Tonghai to Xiao Bin. The remaining $1.3 million under the original borrowing agreement which was not novated was included in the line “Short-term Borrowings” in the consolidated balance sheet as of December 31, 2019. Simultaneous to this novation agreement, LWL entered into four separate Deeds of Novation with Xiao Bin, as the new creditor, and the four Borrowers to transfer all of LWL’s rights and obligations under the four original loan agreements totaling $19.1 million to Xiao Bin. The Group offset legal rights resulting from the Deed of Novation with Tonghai and the four Deeds of Novation with the Borrowers in the amount of $19.1 million. Since only the rights and obligations were transferred and no cash transactions were made, the settlement was properly accounted for as noncash transaction. As a result, a gain from forgiveness of debts of approximately $26,000 was recognized and the remaining outstanding short-term borrowings in the amount of $1,284,155 were extended from December 5, 2019 to March 5, 2020.

On March 5, 2020, LWL entered into a supplemental loan agreement with China Tonghai Financial Limited to further extend the repayment of this remaining outstanding amount of $1,284,155 from March 5, 2020 to April 6, 2020. On April 8 and June 23, 2020, LWL made repayments in the aggregate of approximately $663,000, and obtained grace periods to further extend the repayment of the remaining outstanding amount of $621,000 to August 31, 2020. For the six months ended June 30, 2020, interest expense incurred on the remaining outstanding balance totaled approximately $71,000.

In September 2019, Lion Financial Group Limited obtained short-term borrowings with an unrelated third-party lender at an interest rate of 12% per annum in the amount $510,230 which were guaranteed by shareholder. As of December 31, 2019, the remaining balance of such unrelated party borrowing was $128,415 which was subsequently fully repaid by January 3, 2020.

In November 2019, LWL obtained short-term borrowings from a related party in the amount of $128,415 with an interest rate of 12% per annum due on February 6, 2020. As of December 31, 2019, the remaining balance of such borrowing was $128,415 which was subsequently fully repaid by January 3, 2020.

Note 7 — Equity

Ordinary Shares and Preferred Shares

The Company is authorized to issue (i) 450,000,000 ordinary shares, $0.0001 par value per share, divided into 300,000,000 Class A Ordinary Shares and 150,000,000 Class B Ordinary Shares, and (ii) 50,000,000 preferred shares, $0.0001 par value per share. As of June 16, 2020, subsequent to the closing of the Business Combination, there were 17,399,176 ordinary shares outstanding, including 7,647,962 Class A ordinary shares and 9,751,214 Class B ordinary shares, and no preferred shares outstanding. There were also 17,795,000 publicly traded warrants outstanding, each exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 7 — Equity (cont.)

The shareholders of Class A ordinary shares and Class B ordinary shares have the same rights except for the voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary share under any circumstance; and each Class B ordinary share is entitled to ten votes, and is convertible into one Class A ordinary share at any time by the holder thereof, subject to adjustments for any subdivision or combination.

Warrants

Upon the Closing, each outstanding warrant of PAAC automatically represents the right to purchase one Class A Ordinary Share in the form of the Company’s ADSs in lieu of one ordinary share of PAAC at a price of $11.50 per share or $11.50 per ADS, subject to adjustment as discussed below. However, no warrants issued in exchange for PAAC’s Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Class A Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if the Company called the warrants for Redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Class A Ordinary Shares traded in the form of ADSs for the ten (10) trading days ending on the trading day prior to the date of exercise. The Company warrants became exercisable thirty (30) days after the Closing and will expire on the fifth anniversary of the Closing.

The Company’s warrants issued in exchange for PAAC’s private warrants are identical to warrants issued in exchange for the PAAC’s Public Warrants, except that such private warrants will be exercisable for cash (even if a registration statement covering the Class A Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by PAAC’s initial purchasers or their affiliates.

The Company may call the warrants for Redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of Redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Company’s ADSs equals or exceeds $18.00 per ADS, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of Redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Class A Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of Redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of Redemption. On and after the Redemption date, a record holder of a warrant will have no further rights except to receive the Redemption price for such holder’s warrant upon surrender of such warrant.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 7 — Equity (cont.)

The Redemption criteria for the Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our Redemption call, the Redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company calls the warrants for Redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the Class A Ordinary Shares traded in the form of the Company’s ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of Redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Class A Ordinary Shares at the time the warrants are called for Redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Class A Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A Ordinary Shares at a price below their respective exercise prices.

Note 8 — Related Parties

The Group received subscription payments from its then sole shareholder prior to Business Combination to meet the capital needs, which were reflected in the consolidated statements of changes in equity. In addition, the sole shareholder also funded the Group’s working capital needs and the Group repaid and provided advances to the shareholder from time to time, which were recorded in due from or due to shareholder included in the consolidated balance sheets. Any advances received from and made to the shareholder are non-interest bearing and due on demand.

Prior to the Closing, an individual shareholder owns 100% of the LFGL’s outstanding shares which were initially financed with subscription receivable from the shareholder recorded as a reduction to equity. The shareholder has been making subscription payments based on the capital needs. As of January 1, 2019, subscription receivable from shareholder was $3,022,606.

During six months ended June 30, 2019, the shareholder did not make payments towards the subscription receivable; the Group received and fully repaid the advances from shareholder for working capital needs in an aggregate of approximately $1,501,000, and provided advances to shareholder in an aggregate of approximately $4,433,000 accounted for as due from shareholder.

During six months ended June 30, 2020, dividends paid to the individual shareholder were $385,901; the Group received and fully repaid the advances from shareholder for working capital needs in an aggregate of approximately $1,426,000.

Also see Note 6 for a description of a short-term loan received from a related party in November 2019.

Note 9 — Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter derivative financial instruments, principally CFDs are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 9 — Derivatives (cont.)

The Group does not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to these financial instruments.

As discussed in Note 1, the Group’s derivative trading activity primarily relates to situations where it assumes the role of a market maker or a counter party in its customers’ CFD transactions. If the trades of one customer can be used to naturally hedge and offset the trades of another customer, the Group will act as the market maker to offer liquidity and pricing to both customers. When such an offsetting is not available, the Group may choose to use its own trades to hedge and offset the trades of its customer.

The contractual amounts related to CFDs reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of the Group’s risk. The credit risk for the CFDs is limited to the unrealized fair value gains (losses) recorded in the balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

A summary of the Group’s open derivative positions at June 30, 2020 (Unaudited) is as follows:

June 30, 2020

Description	Number of Open Positions	Fair Value of Asset	Fair Value of Liability	Net Amount
Market Maker Positions
Gold CFD’s	80	$11,797	$(2,472)	$9,325
Other	36	2,296	(552)	1,744
		$14,093	$(3,024)	$11,069

A summary of the Group’s open derivative positions at December 31, 2019 is as follows:

Description	Number of Open Positions	Fair Value of Asset	Fair Value of Liability	Net Amount
Market Maker Positions
Foreign Currency CFDs	442	$117,004	$(100)	$116,904
Gold CFDs	90	64,635	(3,690)	60,945
Crude Oil CFDs	63	15,011	(720)	14,291
Other	11	2,300	(330)	1,970
		$198,950	$(4,840)	$194,110

Offsetting Arrangements

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheets if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Concentrations of Credit Risk

The Group is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, individuals, and other financial institutions. In the event counterparties do not fulfill their obligations, the Group may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Group’s policy to review, as necessary, the credit standing of each counterparty.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 10 — Income Taxes

The current and deferred portions of the income tax expense included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	Six Months Ended June 30,
	2020 (Unaudited)	2019 (Unaudited)
Current	$2,842	$58,038
Deferred	479	1,955
	$3,321	$59,993

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Group’s income tax expense is shown in the following table:

	Six Months Ended June 30,
	2020 (Unaudited)	2019 (Unaudited)
Income tax expense (benefit) at applicable statutory rate(1)	$9,738	$544,962
Nondeductible expenses	5,090	4,992
(Income) loss not subject to tax(2)	(323,006)	(642,193)
Current year change in valuation allowance	311,499	140,398
Other	—	11,834
Reported income taxes	$3,321	$59,993

____________

(1)      The applicable statutory rate applied is based on the profits tax rates in Hong Kong. Effective for tax years ended on or after December 31, 2018, the applicable tax rate was 8.25% on the first HK $2,000,000 of assessable profits and 16.5% on any assessable profits above that threshold. The 8.25% tax rate can only be utilized by one entity in a controlled group. All other Hong Kong entities in the Group utilize the 16.5% tax rate. The Singapore entity within the Group has an applicable tax rate of 17.0%.

(2)      The Group also has entities domiciled in the British Virgin Islands and the Cayman Islands, but such entities are not subject to income or capital gains taxes.

Significant components of the Group’s deferred tax assets (liabilities) are presented below:

	June 30, 2020 (Unaudited)	December 31, 2019
Deferred tax asset
Accrued employee benefits	$735	$1,195
Net operating loss carryforwards	1,119,949	808,450
Less: Valuation allowance	(1,119,949)	(808,450)
Net deferred tax asset	735	1,195

Deferred tax liability
Fixed assets	(537)	(518)
Deferred tax assets, net	$198	$677

Management has applied a valuation allowance to the total amount of deferred tax assets based on the determination that it is more likely than not that some portion of the deferred tax asset will not be realized. This determination was based on the historic and estimated future profitability of the entities to which the deferred tax assets relate. The tax rules in Hong Kong do not allow the Group to file on a consolidated basis.

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 11 — Commitments

The Group leases certain office premises under non-cancelable leases. Rent expenses under operating leases for six months ended June 30, 2020 and 2019 were approximately $323,000 and $237,000, respectively.

Future minimum payments under non-cancelable operating leases were as follows at June 30, 2020:

Year Ended December 31,
2020	$274,035
2021	234,340
2022	144,544
2023	3,734
$656,653

Note 12 — Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission, the Insurance Authority (Hong Kong) and the Cayman Islands Monetary Authority (CIMA) that the Company’s subsidiaries were required to maintain as of June 30, 2020 and the actual amounts of capital that were maintained.

Entity Name	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Excess Net Capital	Percent of requirement Maintained
Lion International Securities Group Limited	$387,081	$1,077,577	$690,496	278%
Lion Futures Limited	387,081	830,743	443,662	215%
Lion Asset Management Limited	12,903	36,757	23,854	285%
BC Wealth Management Limited	12,903	253,570	240,667	1965%
Lion Broker Limited (Cayman)	428,781	8,413,627	7,984,845	1962%
Total	$1,228,749	$10,612,274	$9,383,524	864%

Note 13 — Segment Reporting

ASC 280, Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has three primary operating segments (1) futures and securities brokerage services, (2) insurance brokerage services and (3) market making trading (CFD trading) services. The Group’s futures and securities brokerage segment generates commissions income by enabling customers to trade in futures and securities markets throughout the world. The Group’s insurance brokerage segment generates commissions by providing insurance brokerage services to high-net-worth individuals. The Group engages in market making (CFD trading) activities where it serves as the counterparty to its customers in derivative transactions. The Group experiences trading gains and losses from

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 13 — Segment Reporting (cont.)

such market making (CFD trading) activities. The other segment houses the Group’s proprietary trading activities in investment securities, futures and derivatives, manages the deployment of capital throughout the group, and also includes executive management functions and corporate overhead.

	Futures and securities brokerage services	Insurance brokerage services	Market making trading (CFD trading)	Other	Total
Six months ended June 30, 2020
Revenue	$617,242	$638,574	5,126,239	$48,461	$6,430,516

Commissions	387,439	315,083	59,539	—	762,061
Compensation	607,139	135,312	—	743,709	1,486,160
Occupancy	3,119	142,052	3,600	174,453	323,224
Communication and technology	208,672	2,393	257,311	1,286	469,662
General and administrative	34,396	24,502	105,853	128,037	292,788
Professional fees	800	—	112,506	40,547	153,853
Service fees	—	—	119,379	112,406	231,785
Interest	—	—	4,989	74,354	79,343
Depreciation	10,484	—	—	11,508	21,992
Marketing	222	222	105,013	94,491	199,948
Other operating expenses	3,847	—	19,309	9,346	32,502
	1,256,118	619,564	787,499	1,390,137	4,053,318
Income (loss) from operations	$(638,876)	$19,010	$4,338,740	$(1,341,676)	$2,377,198
Total segment assets	$3,793,041	$214,252	$7,987,408	$3,075,902	$15,070,603

Six months ended June 30, 2019
Revenue	$1,461,652	$1,820,214	$4,703,195	$22,180	$8,007,241

Commissions	982,402	1,032,955	260,073	—	2,275,430
Compensation	599,070	177,570	—	240,999	1,017,639
Occupancy	193,583	25,521	—	17,597	236,701
Communication and technology	228,876	—	135,580	1,120	365,576
General and administrative	83,274	37,281	26,680	173,272	320,507
Professional fees	5,026	2,231	38,446	16,919	62,622
Service fees	—	—	12,538	151,876	164,414
Interest	979	—	—	—	979
Depreciation	13,827	—	—	10,485	24,312
Marketing	248	—	—	—	248
Other operating expenses	2,576	—	4,878	16,232	23,686
	2,109,861	1,275,558	478,195	628,500	4,492,114
Income (loss) from operations	$(648,209)	$544,656	$4,225,000	$(606,320)	$3,515,127
Total segment assets	$8,503,320	$353,481	$3,862,557	$683,852	$13,403,210

Lion Group HOLDING LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

Note 14 — Subsequent Events

Management has considered subsequent events through August 21, 2020, which was the date these consolidated financial statements were issued.

On July 24, 2020, the Company issued an aggregate of 300,000 Class A ordinary shares, represented by ADSs to PAAC’s prior directors and officers in an amount of approximately $60,000, which were granted in 2019 and fully earned upon Business Combination.

On August 1, 2020, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (the “Investors”), pursuant to which, the Investors have committed to purchase from the Company, and the Company agreed to issue ADSs at US$3.00 per ADS for an aggregate purchase price of US$3 million, with an option for an additional US$1 million. The Company also agreed to issue to the Investors (i) upon each closing additional ADSs will be issued as an origination fee, the aggregate amount of which will be 200,000 ADSs, and (ii) additional ADSs as compensation to the Investors should the trading price of the Company’s ADSs decrease below US$3.00 for certain periods as set forth in the Securities Purchase Agreement. In connection with the Investors’ purchase of Company’s ADSs, the Company further agreed to issue to the Investors warrants to purchase our ADS at US$3.00 per ADS. Such warrants shall be exercisable for a period of three years from the issuance date. On August 3, 2020, the first tranche of $1 million was closed in exchange for issuance of an aggregate of 333,334 ADSs. In addition, an aggregate of 50,000 ADSs were issued as origination fee.